AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 24, 1997
                                                      REGISTRATION NO. 333-19861

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                               BANK UNITED CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                 6711                               13-3528556
   (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)               IDENTIFICATION NO.)

                                                               JONATHON K. HEFFRON, ESQ.
       3200 SOUTHWEST FREEWAY                         EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
             SUITE 1600                                    3200 SOUTHWEST FREEWAY, SUITE 1600
          HOUSTON, TX 77027                                        HOUSTON, TX 77027
           (713) 543-6500                                            (713) 543-6958
  (ADDRESS, INCLUDING ZIP CODE, AND                (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
   TELEPHONE NUMBER, INCLUDING AREA                NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
    CODE, OF REGISTRANT'S PRINCIPAL
          EXECUTIVE OFFICES)

                            ------------------------

                                   COPIES TO:
       JOHN R. BRANTLEY, ESQ.                      PETER H. DARROW, ESQ.
    BRACEWELL & PATTERSON, L.L.P.            CLEARY, GOTTLIEB, STEEN & HAMILTON
   2900 SOUTH TOWER PENNZOIL PLACE                   ONE LIBERTY PLAZA
      HOUSTON, TEXAS 77002-2781                   NEW YORK, NEW YORK 10006

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] __________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(e) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

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                                          PROPOSED MAXIMUM       AMOUNT OF
       TITLE OF EACH CLASS OF                AGGREGATE          REGISTRATION
     SECURITIES TO BE REGISTERED         OFFERING PRICE(1)          FEE
--------------------------------------------------------------------------------
% Subordinated Notes due 2007               $220,000,000          $66,668
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(1) Estimated solely for the purpose of calculating the registration fee.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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*                                                                            *
*   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A    *
*   REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED       *
*   WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT    *
*   BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE          *
*   REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT      *
*   CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR   *
*   SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH   *
*   OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR   *
*   QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.               *
*                                                                            *
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                  SUBJECT TO COMPLETION, DATED APRIL 24, 1997

PROSPECTUS
                                  $220,000,000

                                BANK UNITED CORP.

                          % Subordinated Notes Due 2007

     The   % Subordinated Notes due 2007 (the "Notes") are being offered (the
"Offering") by Bank United Corp. (the "Company"). Interest on the Notes will
be paid semi-annually on            and            of each year and on the
maturity date of the Notes. The Notes will be unsecured and will be subordinate in right of payment to all Senior Indebtedness and, in the event of bankruptcy, Other Financial Obligations of the Company as described herein under "Description of Notes -- Subordination".

     The Notes may not be redeemed prior to their maturity. Payment of the principal of the Notes may be accelerated only in the case of certain events involving the bankruptcy, insolvency, reorganization, receivership or similar proceedings of the Company or its subsidiary, Bank United, a federally chartered savings bank (the "Bank"). There is no right of acceleration upon a default in the payment of principal or interest on the Notes or in the event of a breach in the performance of any covenant of the Company. The Notes will be effectively subordinated to all existing and future liabilities of the Bank and the Company's other subsidiaries and to all existing and future preferred stock of the Bank. As of December 31, 1996, the Bank had $185.5 million of preferred stock outstanding. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and Liquidity" and "Description of Notes". As of December 31, 1996, there was, in the aggregate, $5.2 billion of total indebtedness of the Company and its consolidated subsidiaries outstanding, of which $5.0 billion was Senior Indebtedness.

     A portion of the net proceeds of the Offering will be used to repurchase and retire the $115 million outstanding principal amount of the Company's 8.05% Senior Notes due May 15, 1998 (the "Senior Notes"), and to pay related costs and expenses, pursuant to the tender offer described herein (the "Tender Offer"). See "The Tender Offer". Net proceeds of the Offering in excess of amounts necessary to repurchase the Senior Notes and to pay related costs and expenses will be contributed to the Bank to enhance the equity capital of the Bank. The Bank will use the proceeds of such investment for general corporate purposes, which may include the acquisition of the stock or assets of financial institutions and the funding of internal growth. See "Use of Proceeds".

     As of December 31, 1996, after giving pro forma effect to the Offering and the Tender Offer as set forth under "Capitalization", the Company would have had approximately $4.9 billion of Senior Indebtedness outstanding.

  SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS
               THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS
                          IN THE NOTES OFFERED HEREBY.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION (THE "COMMISSION"), THE FEDERAL DEPOSIT INSURANCE
      CORPORATION ("FDIC"), THE OFFICE OF THRIFT SUPERVISION (THE "OTS") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION, THE FDIC, THE OTS
         OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

THE NOTES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS
    OF A BANK OR SAVINGS ASSOCIATION, AND ARE NOT INSURED BY THE FDIC OR ANY
                           OTHER GOVERNMENTAL AGENCY.

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                                 PRICE TO        UNDERWRITING       PROCEEDS TO
                                PUBLIC(1)        DISCOUNT(2)         COMPANY(3)
--------------------------------------------------------------------------------
Per Note                              %                 %                  %
--------------------------------------------------------------------------------
Total                           $                 $                  $
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(1) Plus accrued interest, if any, on the Notes from date of issuance.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".

(3) Before deducting expenses payable by the Company, estimated at $       .

     The Notes are being offered subject to prior sale, when, as and if delivered to and accepted by the Underwriters. It is expected that delivery of Notes will be made in book-entry form through the facilities of The Depository
Trust Company on or about                         , 1997.

Smith Barney Inc.
                               Lehman Brothers
                                                             Merrill Lynch & Co.

                                BANKING NETWORK

                             [MAP SHOWING LOCATIONS
                          OF THE COMPANY'S OPERATIONS]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICES OF THE NOTES, INCLUDING OVERALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS, AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION, DEFINITIONS AND FINANCIAL STATEMENTS APPEARING ELSEWHERE HEREIN. INVESTORS SHOULD CAREFULLY REVIEW THE ENTIRE PROSPECTUS. THE FISCAL YEAR FOR BANK UNITED CORP. AND ITS SUBSIDIARY, BANK UNITED, A FEDERALLY CHARTERED SAVINGS BANK (THE "BANK"), ENDS SEPTEMBER 30, AND, UNLESS OTHERWISE INDICATED, REFERENCES TO PARTICULAR YEARS ARE TO FISCAL YEARS ENDING SEPTEMBER 30 OF THE YEAR INDICATED. AS USED HEREIN, THE TERM "COMPANY" REFERS TO BANK UNITED CORP. AND ITS PREDECESSORS, AND ITS CONSOLIDATED SUBSIDIARIES, UNLESS OTHERWISE INDICATED OR THE CONTEXT OTHERWISE REQUIRES.

                                  THE COMPANY

     The Company is a broad-based financial services provider to consumers and businesses in Texas and other selected regional markets throughout the United States. The Company operates a 70 branch community banking network in Texas, and a branch in Phoenix, Arizona, which together serve nearly 202,000 households and businesses, nine commercial banking offices and a network of mortgage offices. At December 31, 1996, the Company had assets of $11.1 billion, deposits of $5.0 billion and stockholders' equity of $545.1 million, and was the largest publicly traded depository institution headquartered in Texas, in terms of both assets and deposits.

     The Company was incorporated in Delaware on December 19, 1988 as USAT Holdings Inc. and became the holding company for the Bank upon the Bank's formation on December 30, 1988. The Bank is a federally chartered savings bank, the deposits of which are insured by the Savings Association Insurance Fund (the "SAIF") which is administered by the FDIC. In December 1996, the Company formed a new, wholly owned, Delaware subsidiary, BNKU Holdings, Inc. ("Holdings"). After acquiring all the common stock of Holdings, the Company contributed all the common stock of the Bank to Holdings, and Holdings assumed the obligations of the Company's $115 million 8.05% senior notes due May 15, 1998. As a result of these transactions, Holdings is the sole subsidiary of the Company and the Bank is the sole subsidiary of Holdings. In conjunction with the formation of Holdings, the Company's headquarters were relocated from Uniondale, New York to Houston, Texas. The Company's address is 3200 Southwest Freeway, Houston, TX 77027, and its phone number is (713) 543-6500.

                               BUSINESS STRATEGY

     After initially obtaining assets and deposits through the acquisition of failed thrifts and from the Resolution Trust Corporation (the "RTC"), the Company's operating strategy historically emphasized traditional single family mortgage lending and deposit gathering activities, with a focus on minimizing interest rate and credit risk while maximizing the net value of the Company's assets and liabilities. Over the past few years, however, the Company's management has pursued a strategy designed to reduce its reliance on its single family mortgage lending by developing higher margin consumer and commercial lending lines of business. During this time, the Company has engaged in more aggressive marketing campaigns and increased its portfolio of multi-family, residential construction, consumer and commercial loans and the level of lower cost transaction and commercial deposit accounts. While the pursuit of this strategy entails risks different to those present in traditional single family mortgage lending, the Company believes it has taken appropriate measures to manage these risks adequately. To manage potential credit risk, the Company has developed comprehensive credit approval and underwriting policies and procedures for these lines of business. To offset operational and competitive risk, the Company has hired experienced commercial bank professionals, trained other personnel to manage and staff these businesses, and closely monitors the conduct and performance of the business. In addition to its efforts to increase originations of commercial and consumer loans, the Company has been increasing the retention of higher yielding single family and multi-family mortgage loans that, in the past, may have been sold or securitized. The Company intends to continue to pursue additional expansion opportunities, including acquisitions, while maintaining adequate capitalization. See "Risk Factors -- Evolution of Business" and "Business -- Community Banking Group" and " -- Commercial
Banking Group".

     On January 17, 1997, the Company sold all of its 61 retail mortgage origination offices located outside of Texas, its El Paso retail origination office and four of its twelve wholesale lending offices, and related administrative and support functions, to National City Mortgage Co. ("NCM").
The Company retained its network of retail origination branches in Texas, except for the El Paso office, and continues to conduct its wholesale origination business in several western states. The assets sold were transferred to NCM on February 1, 1997.

                              OPERATIONAL OVERVIEW

     The Company's operating structure reflects its current strategy, with four business groups.

     -- COMMUNITY BANKING GROUP. The Community Banking Group's principal activities include deposit gathering, consumer lending, small-business banking and investment product sales. The Community Banking Group, which has marketed itself under the name "Bank United" since 1993, operates a 71 branch community banking network, a 24-hour telephone banking center and a 68-unit ATM network, which together serve as the platform for the Company's consumer and small business banking activities. The community banking branch network includes 37 branches in the greater Houston area, 29 branches in the Dallas/Ft. Worth Metroplex and two branches each in Austin and San Antonio as well as a branch and credit card processing center in Phoenix, Arizona. Through its branch network, the Company maintains approximately 442,000 accounts with an estimated 202,000 households and businesses. See "Business -- Community Banking Group".

     -- COMMERCIAL BANKING GROUP. The Commercial Banking Group provides credit and a variety of cash management and other services to real estate and related businesses. Business is solicited in Texas and in targeted regional markets throughout the United States. The Commercial Banking Group is expanding its products and industry specialties to include health care lending and other commercial and industrial loan products. See "Business -- Commercial Banking Group".

     -- FINANCIAL MARKETS GROUP. The Financial Markets Group manages the Company's asset portfolio activities, including loan acquisition, wholesale mortgage originations and management and the securitization of loans. Additionally, under the supervision of the Asset and Liability Committee (the "ALCO"), the Financial Markets Group is responsible for the Company's investment portfolio, for interest rate risk hedging strategies, and for securing funding sources other than consumer and commercial deposits. See "Business -- Financial Markets Group".

     -- MORTGAGE BANKING GROUP. The Mortgage Banking Group was principally engaged in three activities prior to February 1, 1997: retail mortgage originations, wholesale mortgage originations and mortgage servicing. The Mortgage Banking Group operates under the name "Bank United Mortgage". The Mortgage Banking Group currently services first mortgage loans for single family residences for both the Company's portfolio and for investors. The Company's servicing portfolio at December 31, 1996 was $13.2 billion. On January 17, 1997, the Company sold all of its 61 retail mortgage origination offices located outside of Texas, its one office located in El Paso, Texas, four of its twelve wholesale lending offices, and related administrative and support functions, to NCM. The Company's sale of these businesses was consistent with its commitment to advance its strategic focus on traditional community and commercial banking products and services. The Company intends to continue its mortgage origination capability in Texas through its 70 branch locations in the state and will retain certain units of its mortgage business, including its mortgage servicing business. The Company does not expect the sale to have a material adverse effect on its financial condition or results of operation. The assets sold were transferred to NCM on February 1, 1997. See "Business -- Mortgage Banking Group".

                           BACKGROUND OF THE COMPANY
  HISTORY

     The Company was organized, and through June 17, 1996 the Company was operated, as a subsidiary of Hyperion Holdings Inc., a Delaware corporation ("Hyperion Holdings"). During that period, all of the outstanding shares of Hyperion Holdings were owned by Hyperion Partners L.P., a Delaware Limited Partnership ("Hyperion Partners"). The general partner of Hyperion Partners is indirectly controlled by three individuals, including Lewis S. Ranieri, who from the Company's organization in 1988 has served as Chairman of the Board of the Company and, until July 15, 1996, also as President and Chief Executive Officer ("CEO") of the Company and Chairman of the Board of the Bank.

     During June 1996, the Company was restructured (the "Restructuring") to simplify the ownership structure of the Company in order to facilitate financial and tax reporting, marketing of the Class A Common Stock and management of the Company's operations. In August 1996, the Company completed a public offering of 12,075,000 shares of Class A Common Stock (the "August Offering"). Of the 12,075,000 shares sold, 910,694 were sold by the Company, with the balance sold by certain selling stockholders. Since the August Offering, the Class A Common Stock has been listed on the The Nasdaq Stock Market's National Market (the "NASDAQ") under the symbol "BNKU". In January 1997, the Company filed a registration statement covering the sale of 10,208,610 shares of Class A Common Stock which may be sold by certain of the Company's stockholders from time to time following the expiration of lock-up agreements to which the shares are subject, the first of which expired on February 10, 1997. Pursuant to such registration statement, certain stockholders sold 4.3 million shares in a public offering on February 10, 1997.

  MANAGEMENT

     Day-to-day operations of the Bank are directed by Barry C. Burkholder, Chairman of the Board of the Bank and President and CEO of both the Bank and the Company, who brings over 20 years of commercial banking experience to the Bank, with specific experience in consumer banking, mortgage banking and related areas. The executive management group of the Bank consists of seven individuals who have more than 20 years of related industry experience, the majority of which comes from commercial banking. See "Management". Lewis S. Ranieri, who has over 20 years of investment experience with particular expertise in the field of mortgage-backed securities ("MBS"), serves as Chairman of the Board of the Company and as a director of the Bank and provides strategic and managerial advice to the Company. See "Risk Factors -- Dependence on Key Personnel" and "Security Ownership of Certain Beneficial Owners and
Management -- Certain Relationships and Related Transactions".

  FUTURE TAX BENEFITS

     In connection with the acquisition from the Federal Savings and Loan Insurance Corporation ("FSLIC") of certain of the assets and the assumption of all the deposits and certain other liabilities of United Savings Association of Texas ("Old USAT"), an insolvent thrift (the "Acquisition"), and the related Assistance Agreement (as defined herein), the Company succeeded to and recorded substantial net operating loss carryforwards ("NOLs"), which have resulted in certain tax benefits. As of December 31, 1996, the Company had NOLs of $817 million available to reduce taxable income in future years. The Company's ability to utilize these NOLs may be limited in certain circumstances. See "Risk Factors -- Limitations on Use of Tax Losses", "Capitalization" and
Note 14 to the Consolidated Financial Statements. Pursuant to the Tax Benefits Agreement (as defined herein), the Bank is required to pay to the FSLIC Resolution Trust Fund (the "FRF") a specified portion of net tax benefits obtained through the taxable year ending nearest to September 30, 2003. See "Regulation -- Taxation -- FSLIC Assistance".

  CLAIMS RELATED TO FORBEARANCE AGREEMENT

     In connection with the Acquisition, the Federal Home Loan Bank Board (the "FHLBB") approved a forbearance letter, issued on February 15, 1989 (the "Forbearance Agreement") pursuant to which the FSLIC agreed to waive or forbear from the enforcement of certain regulatory provisions with respect to regulatory capital requirements, liquidity requirements, accounting requirements and other matters. Although the Bank has not had to rely on these forbearances or waivers, the OTS has taken the position that the capital standards subsequently prescribed in the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") apply to all savings institutions, including those institutions, such as the Bank, that had been operating under previously granted capital and accounting forbearances, and that FIRREA eliminated these forbearances. The position of the OTS has adversely affected the Bank by curtailing the growth and reducing the leverage contemplated by the terms of the Forbearance Agreement.

     In 1995, the Bank, the Company, and Hyperion Partners (collectively, "Plaintiffs") filed suit against the United States in the Court of Federal Claims for alleged failures of the United States to abide by the terms of the Forbearance Agreement. The Company currently expects the trial of its case to commence during the first quarter of fiscal 1998. While the Company expects the Plaintiffs' claims for damages to exceed $200 million, the Company is unable to predict the outcome of the suit and the amount of judgment for damages, if any, that may be awarded. The Company and the Bank have entered into an agreement with Hyperion Partners acknowledging that the Company and the Bank are entitled to receive 85% of the amount, if any, recovered as a result of the settlement of or a judgment on such claims, and that Hyperion Partners is entitled to receive 15% of such amount. The agreement was approved by the disinterested directors of the Company. The Company is also unable to predict the timing of the resolution of its claims. Consequently, no assurances can be given as to the results of this suit. See "Legal Proceedings".

                                THE TENDER OFFER

     A portion of the net proceeds of the Offering will be used by the Company to finance an offer to purchase all of the outstanding Senior Notes pursuant to the Tender Offer and, in connection therewith, to seek consents from holders of the Senior Notes to amend the indenture pursuant to which the Senior Notes were issued to delete substantially all of the restrictive covenants contained therein. The Tender Offer is conditioned upon there having been validly tendered (and not withdrawn) not less than a majority in aggregate principal amount of the $115 million principal amount of Senior Notes outstanding, receipt of consents of holders of the Senior Notes necessary to approve the amendments described above, completion of the sale of the Notes pursuant to the Offering, and certain other customary conditions. See "The Tender Offer" and "Use of Proceeds".

                                  THE OFFERING

Issuer................................ The issuer of the Notes is Bank
                                       United Corp., a Delaware corporation
                                       and the ultimate parent company of
                                       Bank United, a federally chartered
                                       savings bank.
Securities Offered.................... $220,000,000 aggregate principal
                                       amount of   % Subordinated Notes due
                                       2007 (the "Notes") to be issued
                                       under an indenture dated
                                                         , 1997, between the
                                       Company and The Bank of New York, as
                                       trustee (the "Indenture").
Maturity Date......................... The Notes mature on
                                                         , 2007.
Interest Payment Dates................              and                   of
                                       each year, commencing             , 1997.
Redemption............................ The Notes may not be redeemed prior to their maturity and no sinking fund
                                       is provided for the Notes.
Ranking and Holding Company
  Structure........................... The Notes will be unsecured obligations of the Company and
                                       subordinate in right of payment to
                                       Senior Indebtedness and, in the event
                                       of bankruptcy, Other Financial
                                       Obligations of the Company, in the
                                       manner and to the extent described
                                       herein. The Notes will be effectively
                                       subordinated to all existing and
                                       future liabilities of the Company's
                                       subsidiaries, including all existing
                                       and future preferred stock issued by
                                       the Bank and the Bank's obligations
                                       to its depositors and its obligations
                                       to its trade and other general and
                                       secured creditors. The terms of the
                                       Notes will not limit incurrence by
                                       the Company or its subsidiaries of
                                       additional liabilities or
                                       indebtedness, including Senior
                                       Indebtedness and Other Financial
                                       Obligations. At December 31, 1996,
                                       after giving pro forma effect to the
                                       Offering and the Tender Offer as set
                                       forth under "Capitalization", the
                                       Company and its consolidated
                                       subsidiaries, including the Bank,
                                       would have had outstanding
                                       approximately $5.3 billion of total
                                       indebtedness, of which $4.9 billion
                                       would have been Senior Indebtedness.
                                       See "Description of Notes".
Events of Default/Limited Right of
  Acceleration........................ Upon the occurrence of certain events involving the bankruptcy, insol-
                                       vency, reorganization, receivership
                                       or similar proceedings of the Com-
                                       pany or the Bank, either the Trustee
                                       or the holders of not less than 25%
                                       in aggregate principal amount of the
                                       outstanding Notes may declare the
                                       principal of the Notes, together with
                                       any accrued and unpaid interest, to
                                       be immediately due and payable. The
                                       Notes do not otherwise provide for
                                       any right of acceleration of the
                                       payment of principal thereof. See
                                       "Description of Notes -- Events of
                                       Default and Waiver Thereof" and
                                       " -- Limited Right of
                                       Acceleration".
Certain Covenants..................... The Indenture contains certain covenants with respect to, among
                                       other things, (i) maintenance of
                                       status of bank/thrift subsidiaries as
                                       insured depository institutions; (ii)
                                       restrictions on dividends by bank or
                                       thrift in excess of applicable
                                       regulatory minimum capital
                                       requirements; and (iii)
                                       consolidation, merger or sale of
                                       assets. However, there is no right of
                                       acceleration in the case of a breach
                                       in the performance of any covenant of
                                       the Company. See "Description of
                                       Notes".
Risk Factors.......................... Holding Company Structure;
                                       Restrictions on Ability of
                                       Subsidiaries to Pay Dividends;
                                       General Business Risks; Evolution of
                                       Business; Interest Rate Risk;
                                       Competition; Funding and Liquidity;
                                       Concentration of Loan Portfolio;
                                       Active Purchaser of Loan Portfolios;
                                       Limitations on Use of Tax Losses;
                                       Regulation; Federal Programs;
                                       Dependence on Key Personnel;
                                       Liability Under Representations and
                                       Warranties and Other Credit Risks;
                                       Litigation; and Absence of a Public
                                       Market for the Notes.
Use of Proceeds....................... Up to $         to purchase and
                                       retire the Senior Notes pursuant to
                                       the Tender Offer, and to pay related
                                       costs and expenses; and up to
                                       $         to enhance the equity
                                       capital of the Bank. The Bank will
                                       use the proceeds of such investment
                                       for general corporate purposes, which
                                       may include the acquisition of the
                                       stock or assets of financial institu-
                                       tions and the funding of internal
                                       growth. See "The Tender Offer" and
                                       "Use of Proceeds".

                              RECENT DEVELOPMENTS

     The following sets forth selected financial data for the periods indicated. The selected consolidated financial data as of and for the three and six months ended March 31, 1997 and 1996, respectively, are derived from the unaudited consolidated financial statements of the Company, which in the opinion of management, contain all adjustments (consisting only of normal recurring adjustments), which are necessary for a fair presentation of the results for such periods. The information set forth below should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The results of operations for the six months ended March 31, 1997 are not necessarily indicative of the results of operations to be obtained for the entire fiscal year.

                                            AT                AT
                                         MARCH 31,       SEPTEMBER 30,
                                           1997              1996
                                       -------------     -------------
                                           (DOLLARS IN THOUSANDS)
STATEMENT OF FINANCIAL CONDITION
DATA:
     Total assets....................  $  11,002,625      $10,712,377
     Loans...........................      8,032,142        7,519,488
     Deposits........................      5,065,804        5,147,945
     Borrowings(1)...................      4,829,455        4,437,672
     Minority interest: Bank
     Preferred Stock.................        185,500          185,500
     Total stockholders' equity......        568,897          531,043

                                       FOR THE THREE MONTHS    FOR THE SIX MONTHS
                                          ENDED MARCH 31,        ENDED MARCH 31,
                                       --------------------  ----------------------
                                         1997       1996        1997        1996
                                       ---------  ---------  ----------  ----------
                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
     Net interest income.............  $  66,504  $  54,888  $  132,289  $  111,932
     Provisions for credit losses....      4,305      3,181      11,219       5,850
     Non-interest expense............     50,108     50,012     103,186      99,304
     Non-interest income.............     31,355     27,687      61,021      54,609
     Income before income taxes and
     minority interest...............     43,446     29,382      78,905      61,387
     Net income......................     22,103     12,675      39,366      26,759
     Earnings per common share(4)....       0.70       0.41        1.25        0.87

                                       FOR THE THREE MONTHS    FOR THE SIX MONTHS
                                         ENDED MARCH 31,        ENDED MARCH 31,
                                       --------------------  ----------------------
                                         1997       1996        1997        1996
                                       ---------  ---------  ----------  ----------
                                                  (DOLLARS IN THOUSANDS)
OTHER DATA:
     Operating earnings(2)(3)........  $  38,500  $  26,259  $   72,378  $   55,039

                                                              AT OR FOR THE
                                                             SIX MONTHS ENDED
                                                            -------------------
                                                            MARCH 31,  MARCH 31,
                                                              1997       1996
                                                            --------   --------
CERTAIN RATIOS(5):
     Return on average assets ............................      0.90%      0.63%
     Return on average common equity .....................     14.36      10.43
     Stockholders' equity to assets ......................      5.17       4.67
     Tangible stockholders' equity to tangible assets ....      5.06       4.48
     Net yield on interest-earning assets ................      2.58       2.04
     Non-interest expenses to average total assets .......      1.91       1.72
     Efficiency ratio(6) .................................     54.24      60.16
     Allowance for credit losses to net nonaccrual loans .     49.44      38.00
     Allowance for credit losses to total loans ..........      0.54       0.46
     Net loan charge-offs to average loans ...............      0.19       0.15
     Nonperforming assets to total assets ................      1.08       1.10
REGULATORY CAPITAL RATIOS OF THE BANK:
     Tangible capital ....................................      6.87       6.88
     Core capital ........................................      6.93       6.96
     Total risk-based capital ............................     12.68      14.20
------------
(1) Includes FHLB advances, securities sold under agreements to repurchase and long-term borrowings.

(2) Operating earnings represent net income, including net gains (losses) on the sales of single family servicing rights and single family warehouse loans, before taxes and minority interest and excludes net gains (losses) on securities, MBS, and other loans. Management believes operating earnings, as defined, reflects the revenues and expenses of the Company's business segments and facilitates trend analysis as it excludes transactions that are typically considered opportunistic and not part of the routine core business operations of the Company. Operating earnings is provided as other data and should not be considered an alternative to net income as an indicator of the Company's operating performance or to cash flow as a measure of liquidity.

(3) Excludes a one-time gain on sale of mortgage offices recorded in March 1997. See "Management's Discussion and Analysis of Financial Condition and
    Results of Operations -- Mortgage Banking Restructure."

(4) Earnings per common share represent net income (adjusted for earnings on the common stock equivalents attributable to the Warrant) by the weighted average number of common shares outstanding. Per share results have been restated to reflect an 1,800 to one stock conversion effective June 1996 in connection with the Restructuring. See Note 16 to the Consolidated Financial Statements.

(5) Ratio, yield and rate information are based on weighted average daily balances for the six months ended March 31, 1997 and 1996, with the exception of return on average common equity which is based on average monthly balances. Interim rates and yields are annualized.

(6) Efficiency ratio represents non-interest expenses (excluding goodwill amortization) divided by net interest income plus non-interest income, excluding net gains (losses) on securities, MBS, and other loans and excluding the non-recurring gain on sale of mortgage offices.

     Net income was $22.1 million for the three months ended March 31, 1997, compared to $12.7 million for the three months ended March 31, 1996. Net income was $39.4 million for the six months ended March 31, 1997, compared to $26.8 million for the six months ended March 31, 1996. The increase in net income during the three months ended March 31, 1997, compared to the same period in the prior year reflects the result of the changing mix of assets to higher yielding commercial and consumer portfolios and a reduction in the amount of lower yielding single family mortgages, lower funding costs, and the sale of the Company's retail mortgage origination network outside of Texas.

     Total assets were $11.0 billion at March 31, 1997, reflecting a $290.2 million increase from September 30, 1996. The majority of the increase occurred in the commercial and consumer loan portfolios, funded primarily with FHLB advances and reverse repurchase agreements.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table presents summary selected historical consolidated financial data of the Company. The information set forth below should be read in conjunction with the consolidated financial statements of the Company and the Notes thereto set forth elsewhere herein (the "Consolidated Financial Statements") and "Management's Discussion and Analysis of Financial Condition and Results of Operations". The statement of operations data set forth below for each of the three years ended September 30, 1996 and the statement of financial condition data at September 30, 1996 and 1995 are derived from, and are qualified by reference to, the audited Consolidated Financial Statements. The statement of operations data set forth below for the years ended September 30, 1993 and 1992 and the statement of financial condition data at September 30, 1994, 1993 and 1992 are derived from the Company's audited consolidated financial statements. Information at or for the three months ended December 31, 1996 and 1995 is not audited, but, in the opinion of management, includes all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of operations and financial condition for those periods. Results of operations for the three months ended December 31, 1996 are not necessarily indicative of the results that may be expected for the entire fiscal year.

                                             AT OR FOR THE
                                          THREE MONTHS ENDED
                                              DECEMBER 31,                        AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                        ------------------------  ------------------------------------------------------------------
                                           1996         1995          1996          1995         1994          1993          1992
                                        -----------  -----------  ------------   -----------  -----------   -----------   ----------
                                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF FINANCIAL
  CONDITION DATA
Total assets ..................  $11,059,646   $11,593,362   $ 10,712,377    $11,983,534   $ 8,910,161    $ 8,440,556    $6,255,283
Loans .........................    7,957,010     7,921,583      7,519,488      8,260,240     5,046,174      4,862,379     4,101,716
Mortgage-backed securities ....    1,592,184     2,237,959      1,657,908      2,398,263     2,828,903      2,175,925       833,425
Deposits ......................    4,999,286     5,036,752      5,147,945      5,182,220     4,764,204      4,839,388     4,910,760
Federal Home Loan
  Bank advances(1) ............    3,860,461     4,347,977      3,490,386      4,383,895     2,620,329      2,185,445       632,345
Securities sold under
  agreements to repurchase
  and federal funds
  purchased ...................    1,038,086       938,000        832,286      1,172,533       553,000        310,000          --
Long-term debt(1) .............      115,000       115,000        115,000        115,000       115,000        115,000       106,090
Minority interest --
  Bank Preferred Stock(2) .....      185,500       185,500        185,500        185,500        85,500         85,500          --
Total stockholders' equity ....      545,148       513,515        531,043        496,103       451,362        389,203       232,373

STATEMENT OF OPERATIONS DATA
Interest income ...............  $   199,103   $   217,785   $    812,312    $   746,759   $   494,706    $   482,490    $  502,854
Interest expense ..............      133,318       160,741        584,778        552,760       320,924        300,831       348,291
                                 -----------   -----------   ------------    -----------   -----------    -----------    ----------
    Net interest income .......       65,785        57,044        227,534        193,999       173,782        181,659       154,563
Provision for credit losses ...        6,914         2,669         16,469         24,293         6,997          4,083        21,133
                                 -----------   -----------   ------------    -----------   -----------    -----------    ----------
    Net interest income
      after provision for
      credit losses ...........       58,871        54,375        211,065        169,706       166,785        177,576       133,430
Non-interest income ...........       29,666        26,922        110,036        114,981       118,889        146,691       103,790
Non-interest expense ..........       53,078        49,292        253,265        194,576       199,593        201,964       180,415
                                 -----------   -----------   ------------    -----------   -----------    -----------    ----------
    Income before income
      taxes, minority
      interest and
      extraordinary loss ......       35,459        32,005         67,836         90,111        86,081        122,303        56,805
Income tax expense (benefit) ..       13,633        13,134        (75,765)        37,415       (31,899)       (26,153)          200
Less minority interest(2)(3) ..        4,563         4,787         24,666         10,977         9,010          6,537          --
Extraordinary loss(4) .........         --            --             --             --            --           14,549          --
                                 -----------   -----------   ------------    -----------   -----------    -----------    ----------
    Net income ................  $    17,263   $    14,084   $    118,935    $    41,719   $   108,970    $   127,370    $   56,605
                                 ===========   ===========   ============    ===========   ===========    ===========    ==========

                                             AT OR FOR THE
                                          THREE MONTHS ENDED
                                              DECEMBER 31,                        AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                        ------------------------  ------------------------------------------------------------------
                                           1996         1995          1996          1995         1994          1993          1992
                                        -----------  -----------  ------------   -----------  -----------   -----------   ----------
                                                                   (DOLLARS IN THOUSANDS)
CERTAIN RATIOS AND OTHER DATA(5)
Operating earnings(6) .........  $    33,878   $    28,780   $    114,659    $    91,295   $    75,514    $    77,105    $   50,024
Return on average assets(7) ...         0.80%         0.64%          1.28%          0.50%         1.42%          1.83%         0.89%
Return on average common
  equity ......................        12.67         11.08          23.06           8.80         26.32          44.87         28.18
Stockholders' equity to
  assets ......................         4.93          4.43           4.96           4.14          5.07           4.61          3.71
Tangible stockholders'
  equity to tangible
  assets ......................         4.79          4.22           4.81           3.93          4.68           4.14          2.58
Net yield on interest-earning
  assets(8) ...................         2.63          2.10           2.10           1.92          2.20           2.61          2.60
Non-interest expense to
  average total assets ........         1.95          1.67           2.26           1.86          2.41           2.76          2.85
Efficiency ratio(9) ...........        55.48         59.24          74.97          59.50         66.38          65.11         63.98
Allowance for credit losses
  to net nonaccrual loans .....        48.38         40.07          44.24          48.74         30.73          71.71         74.04
Allowance for credit losses
  to total loans ..............         0.54          0.47           0.52           0.44          0.46           0.61          0.68
Net loan charge-offs to
  average loans ...............         0.16          0.10           0.17           0.16          0.30           0.05          0.07
Nonperforming assets to total
  assets ......................         1.12          1.02           1.12           0.84          1.09           0.72          0.89
Regulatory capital ratios
  of the Bank(10)
    Tangible capital ..........         6.63          6.53           6.57           6.20          6.01           6.17          4.24
    Core capital ..............         6.69          6.61           6.64           6.29          6.17           6.43          5.04
    Total risk-based capital ..        12.74         13.97          13.09          13.45         14.02          14.87         12.19
Number of community banking
  branches ....................           71            67             70             65            62             62            65
Number of commercial banking
  origination offices .........            9             9              9              9             5              3             2
Number of mortgage banking
  origination offices .........           81           119             85            122           145            109            93
Single family servicing
  portfolio ...................  $13,237,225   $12,133,603   $ 13,246,848    $12,532,472   $ 8,920,760    $ 8,073,226    $7,187,000
Single family
  originations(11) ............      682,401       971,809   $  3,762,198    $ 3,447,250   $ 5,484,111    $ 6,737,762    $6,118,363
Net income available
  for Bank's common stock .....       19,147        16,910   $    115,943    $    52,108   $   116,108    $   157,134    $   74,505
Ratio of earnings to fixed
  charges(12) .................        1.26x         1.20x          1.11x          1.16x         1.26x          1.40x         1.16x
Ratio of earnings to
  combined fixed charges
  and Bank Preferred Stock
  Dividends(12) ...............         1.20          1.14           1.06           1.13          1.21           1.35          1.16

------------
 (1) Long-term debt is comprised of Senior Notes and other long-term debt. Long-term debt excludes Federal Home Loan Bank ("FHLB") advances with maturities greater than one year. FHLB advances with maturities greater than one year were $2,047,493 and $1,075,916 as of December 31, 1996 and 1995, respectively, and were $926,291, $1,992,010, $782,129, $708,945, and
     $55,445 at September 30, 1996, 1995, 1994, 1993, and 1992, respectively.
     See Note 9 to the Consolidated Financial Statements.

 (2) During fiscal 1993, the Bank issued its 10.12% Noncumulative Preferred Stock, Series A, and, during fiscal 1995, the Bank issued its 9.60% Noncumulative Preferred Stock, Series B (the Preferred Stock, Series A and Series B, is collectively referred to as the "Bank Preferred Stock").
     None of the shares of Bank Preferred Stock are owned by the Company. All of the outstanding shares of common stock of the Bank are owned by Holdings, a wholly owned subsidiary of the Company.

 (3) In connection with the Acquisition, the Bank issued to the FDIC, as manager of the FRF (the "FDIC-FRF"), a warrant to acquire 158,823 shares of common stock of the Bank at an exercise price of $0.01 per share (the "Warrant"). Payments in lieu of dividends were related to the Warrant. In August 1996, the FDIC-FRF surrendered a portion of the Warrant for a cash payment of $6.1 million, exercised the remainder of the Warrant and immediately exchanged the shares of common stock of the Bank it received for 1,503,560 shares of Common Stock of the Company. The FDIC-FRF sold all of these shares in the August Offering. See "Business -- The Assistance Agreement -- Warrant Agreement".

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

 (4) Reflects costs and charges associated with the repayment of the note payable to a related party and the 15.75% Notes (as defined, see "Management's Discussion and Analysis -- Capital Resources and Liquidity -- Notes Payable") and the issuance of the Senior Notes.

 (5) Ratio, yield, and rate information are based on weighted average daily balances for the three months ended December 31, 1996 and 1995 and fiscal 1996, 1995, 1994, and 1993 and average monthly balances for prior periods, with the exception of return on average common equity, which is based on average monthly balances for all periods presented. Interim rates are annualized.

 (6) Operating earnings represents income, including net gains (losses) on the sales of single family servicing rights and single family warehouse loans, before taxes, minority interest, and extraordinary loss and excludes net gains (losses) on securities, MBS, and other loans, and excludes certain non-recurring items in fiscal 1996. See "Management's Discussion and Analysis -- Discussion of Results of Operations" and
     "Business -- General".

 (7) Return on average assets represents income before minority interest and extraordinary loss, divided by average total assets.

 (8) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

 (9) Efficiency ratio represents non-interest expenses (excluding goodwill amortization), divided by net interest income plus non-interest income, excluding net gains (losses) on securities, MBS, and other loans.

(10) Regulatory capital ratios presented are those of the Bank. No regulatory capital ratios are presented for the Company because there are no such applicable requirements for savings and loan holding companies such as the Company. For a discussion of the regulatory capital requirements applicable to the Bank, see "Regulation -- Safety and Soundness
     Regulations -- Capital Requirements".

(11) Includes $27.4 million, $35.7 million, $129.0 million, $135.3 million, $100.3 million, $116.5 million, and $127.0 million of brokered and purchased loans for the three months ended December 31, 1996 and 1995, and for fiscal 1996, 1995, 1994, 1993, and 1992, respectively.

(12) For purposes of computing the ratio of earnings to fixed charges, and the ratio of earnings to combined fixed charges and Bank Preferred Stock dividends, "earnings" represent the pre-tax income from continuing operations plus fixed charges, net of interest capitalized and dividends paid on the Bank's Preferred Stock. "Fixed charges" represent interest (whether expensed or capitalized), the amortization of total debt and that portion of rentals considered to be representative of the interest factor (deemed to be one-third of rentals).

                                  RISK FACTORS

     Investment in the Notes involves certain risks. Prospective purchasers should carefully consider the following risk factors, in addition to the other information included in this Prospectus, when evaluating the Company and its business in making an investment decision.

HOLDING COMPANY STRUCTURE; RESTRICTIONS ON ABILITY OF SUBSIDIARIES TO PAY DIVIDENDS

     The Company, through Holdings, owns all the outstanding common stock of the Bank. As a holding company without significant assets other than its indirect ownership of all of the common stock of the Bank, the Company's ability to meet its cash obligations, including debt service on the Notes, is dependent upon the payment of dividends by the Bank on its common stock. The declaration of dividends by the Bank is subject to the discretion of the Board of Directors of the Bank, the terms of the Bank Preferred Stock, and applicable regulatory requirements. While it is the present intention of the Board of Directors of the Bank to declare dividends in an amount sufficient to provide the Company (through Holdings) with the cash flow necessary to meet its debt service obligations in respect of the Notes, no assurance can be given that circumstances which would limit or preclude the declaration of such dividends will not exist in the future.

     The Notes will be subordinated obligations of the Company and will rank junior to all Senior Indebtedness (as defined) of the Company. The Notes also will rank junior to all Other Financial Obligations (as defined) in the circumstances described in the Indenture and will be effectively subordinated to all indebtedness and other liabilities and commitments (including deposits, trade payables, lease obligations and obligations to holders of preferred stock) of the Company's subsidiaries, including the Bank. Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors.

     The Bank currently has outstanding 7,420,000 shares of the Bank Preferred Stock, with an aggregate liquidation preference of $185.5 million. The annual dividend obligation on the Bank Preferred Stock is approximately $18.25 million. While the Bank Preferred Stock is noncumulative, dividends may not be paid on the Bank Common Stock if full dividends on the Bank Preferred Stock have not been paid for the four most recent quarterly dividend periods. The Bank is currently in compliance with this requirement. The ability of the Company to make payments on the Notes is contingent on the Bank having sufficient dividend capacity under applicable regulatory guidelines to pay both the amount of such dividends to the Company (through Holdings), plus full dividends on the Bank Preferred Stock. If for any reason the Bank failed to declare and pay full dividends on the Bank Preferred Stock, the Company would not receive any cash dividends from Holdings, from which the Company could pay debt service on the Notes, until four full quarterly dividends on the Bank Preferred Stock had been paid. Unless an alternative source of funding for the Company were secured, as to which there can be no assurance and for which no arrangements have been made, this would likely result in a default by the Company in payment on the Notes. See "Description of Notes -- Events of Default and Waiver Thereof".

     As of December 31, 1996, the Bank would have been permitted to pay $167.1 million of dividends on its capital stock without prior approval of the OTS. See "Regulation -- Capital Requirements -- Capital Distributions", "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Capital Resources and Liquidity" and Notes 11, 15 and 16 to the Consolidated Financial Statements. If the Company were to undergo an Ownership Change (as defined herein), this amount would be significantly reduced. See
"-- Limitations on Use of Tax Losses".

GENERAL BUSINESS RISKS

     The Company's business is subject to various material business risks. For example, changes in prevailing interest rates can have significant effects on the Company's business. Some of the risks to which the Company's business are subject may become more acute in periods of economic slowdown or recession. During such periods, payment delinquencies and foreclosures generally increase and could result in an increased incidence of claims and legal actions against the Company. In addition, such conditions could lead to a potential decline in demand for the Company's products and services.

EVOLUTION OF BUSINESS

     The Company's strategy in recent years has been to emphasize and grow its Community Banking Group and Commercial Banking Group and to reduce the significance over time of its single family mortgage lending business. See "Prospectus Summary -- Business Strategy". The Community Banking Group and the Commercial Banking Group are expected to continue to represent a growing portion of the Company's business. This strategic shift has occurred at a time of increasing competitive pressures in the mortgage banking business. Community and commercial banking activities, while potentially more profitable, generally entail a greater degree of credit risk than does single family lending, the historical focus of the Company. Specifically, the performance of commercial, construction and small business loans is more sensitive to regional and local economic conditions. Collateral valuation requires more detailed analysis and is more variable than single family mortgage lending. Loan balances for these types of loans are typically larger than those for single family mortgage loans and, thus, when there are defaults and losses, they can be greater on a per loan basis than those for residential mortgages. Similarly, loss levels are more difficult to predict. Commercial and community banking typically includes a greater amount of unsecured lending, which presents different risks than secured residential mortgage lending. The sources of repayment are not related to collateral and can be more difficult to understand and pursue. Similarly, loan default prevention and collection for commercial and community banking also can be more complex and difficult than that for single family mortgage lending. For example, business loans are not typically made with standardized loan documents. Thus, the opportunity for mistakes and documentation risks are increased. Moreover, a liquid secondary market for most types of commercial and business loans does not exist. The operational, interest rate, and competitive risks associated with commercial and community banking are different than those for single family mortgage lending and require skills and experience of management and staff different than that for single family mortgage lending. When evaluating such credits, more factors need to be considered. Management must be more knowledgeable of a wider variety of business enterprises and industries that borrow money. Intensive, ongoing customer contact is required, as well as complex analysis of financial statements at the time of loan approval and on an ongoing basis. Servicing these customers requires closer monitoring and more individualized analysis than does single family mortgage lending. Commercial and community banking pricing is very competitive and more subjective than that for single family mortgage lending.

INTEREST RATE RISK

     The Company's net interest income is the differential or "spread" between the interest earned on loans and investments and the interest paid on deposits, borrowings and notes payable. The Company has traditionally managed its business to limit its overall exposure to changes in interest rates; however, under the Company Board's current policies, management has more latitude to increase the Company's interest rate sensitivity position within certain limits. See "Prospectus Summary -- Business Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations". As a result, changes in market interest rates may have a greater impact on the Company's financial performance in the future than they have had historically. See "Business -- Asset and Liability Management".

     An increase in the general level of interest rates may affect the Company's net interest spread due to the periodic caps which limit the interest rate change on the Company's MBS and loans that pay interest at adjustable rates. Additionally, an increase in interest rates may, among other things, reduce the demand for loans and the Company's ability to originate loans. A decrease in the general level of interest rates may affect the Company through, among other things, increased prepayments on its loan and servicing portfolios and increased competition for deposits. Accordingly, changes in the level of market interest rates affect the Company's net interest spread, loan origination volume, loan and servicing portfolios, and the overall results of the Company.

COMPETITION

     The Company experiences substantial competition both in attracting and retaining deposits and in making loans. Its most direct competition for deposits historically has come from other thrift institutions, commercial banks and credit unions doing business in the Houston and Dallas/Ft. Worth metropolitan areas. The Company competes primarily with seven commercial banks and five thrift institutions, all of which have a substantial presence in the same markets as the Company. In addition, as with all banking organizations, the Company has experienced increasing competition from nonbanking sources. For example, the Company also competes for funds with full service and discount broker-dealers and with other investment alternatives, such as mutual funds and corporate and governmental debt securities. The Company's competition for loans comes principally from other thrift institutions, commercial banks, mortgage banking companies, consumer finance companies, insurance companies and other institutional lenders. The Company and its peers compete primarily on the basis of the price at which products are offered and on customer service. A number of institutions with which the Company competes for deposits and loans have significantly greater assets and capital than the Company and some also may have significantly lower deposit insurance costs. See "Business -- Competition".

FUNDING AND LIQUIDITY

     In recent years, the Company has relied primarily on collateralized borrowings, borrowings from FHLB of Dallas ("FHLB Dallas") and borrowings on securities sold under agreements to repurchase ("reverse repurchase agreements") to fund its asset growth. At December 31, 1996, such borrowings funded 44% of the Company's assets. The Company's collateralized borrowings have an average maturity of approximately six months.

     The Company borrows funds from the FHLB Dallas under a security and pledge agreement that restricts the amount of such borrowings to 65% of fully disbursed single family loans, unless assets are physically pledged to the FHLB Dallas, not to exceed 45% of total assets in any event. At December 31, 1996, the amounts available under these restrictions were $4.2 billion and $5.0 billion, respectively, $3.9 billion of which had been advanced at December 31, 1996.

     The Company's ability to borrow on reverse repurchase agreements is limited to the amount and market value of collateral that is available to collateralize through reverse repurchase agreements. At December 31, 1996, the Company had $1.2 billion in such collateral, $1.0 billion of which was collateralizing such reverse repurchase agreements. See "-- Interest Rate Risk". There can be no assurance that the Company will continue to be able to arrange collateralized borrowings or other borrowing arrangements to fund continued growth in its assets.

CONCENTRATION OF LOAN PORTFOLIO

     The Company's current single family mortgage loan portfolio is concentrated in certain geographical regions, particularly California. The performance of such loans may be affected by changes in local economic and business conditions. The California economy since the early 1990s has experienced an economic recession, although the economy has not shown signs of further deterioration. Unfavorable or worsened economic conditions throughout California could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Loan Portfolio".

ACTIVE PURCHASER OF LOAN PORTFOLIOS

     The Company has been an active purchaser and securitizer of residential mortgage loans originated by other financial institutions. See
"Business -- Financial Markets Group". While the Company intends to continue to pursue this strategy on a selective basis, no assurance can be given as to the continued availability of portfolio acquisition opportunities or the Company's ability to obtain such portfolios on favorable terms.

     When purchased by the Company, loan portfolios generally do not contain delinquent or defaulted loans and may contain loans that have been outstanding for a relatively short period of time. Consequently, the delinquency and loss experience of the Company's loan portfolios to date are not necessarily indicative of future results.

LIMITATIONS ON USE OF TAX LOSSES

     As of December 31, 1996, the Company had NOLs of $817 million available to reduce taxable income in future years. Such tax deductions would be subject to significant limitation under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code") if the Company undergoes an ownership change (as defined herein, an "Ownership Change"). In the event of an Ownership Change,
Section 382 of the Code imposes an annual limitation on the amount of taxable income a corporation may offset with NOLs and certain recognized built-in losses. The limitation imposed by Section 382 of the Code for any post-change year would be determined by multiplying the value of the Company's stock (including both common stock and preferred stock) at the time of the Ownership Change by the applicable long-term tax exempt rate (which was 5.64% for December 1996). Any unused annual limitation may be carried over to later years, and the limitation may under certain circumstances be increased by the built-in gains in assets held by the Company at the time of the change that are recognized in the five-year period after the change. Under current conditions, if an Ownership Change were to occur, the Company's annual NOL utilization would be limited to approximately $51.7 million. If the Company were to undergo an Ownership Change, a portion of the $101.7 million tax benefit recognized in the fiscal year ended September 30, 1996 would be required to be reversed, with a corresponding charge to earnings. The amount of the charge to earnings would decline as the Company utilizes its NOLs. See "Regulation -- Taxation -- Net Operating Loss Limitations" for a description of the events that would constitute an Ownership Change.

     Although the Company has attempted to protect against a future Ownership Change that is not initiated by the Company by imposing in the Company's Restated Certificate of Incorporation (the "Certificate") and the Company's By-Laws (the "By-Laws") limitations on disqualifying transfers at any time during the three years following the August Offering, these restrictions are incomplete since the Company cannot, consistent with NASDAQ requirements, prevent the settlement of transactions through NASDAQ, and because the prohibitions do not limit transactions in the securities of the holders of 5% of the Common Stock that could give rise to ownership shifts within the meaning of the applicable Section 382 rules. Moreover, the Board of Directors of the Company retains the discretion to waive these limitations or to take certain other actions that could trigger an Ownership Change, including through the issuance of additional shares of Common Stock in subsequent public or private offerings or through subsequent merger or acquisition transactions.

     Because the Company has utilized a substantial portion of its available ownership limitation in connection with the August Offering, the Company may not be able to engage in significant transactions that would create a further shift in ownership within the meaning of Section 382 of the Code within the three-year period following the August Offering without triggering an Ownership Change. There can be no assurance that future actions on the part of the Company's stockholders or the Company itself will not result in the occurrence of an Ownership Change. See "Regulation -- Taxation -- Net Operating Loss Limitations".

REGULATION

     Both the Company, as a savings and loan holding company, and the Bank, as a federal stock savings bank, are subject to significant regulation. Statutes and regulations now affecting the Company and the Bank, respectively, may be changed at any time, and the interpretation of these statutes and regulations by examining authorities is also subject to change. There can be no assurance that future changes in the regulations or in their interpretation will not adversely affect the business of the Company. As a savings and loan holding company, the Company is subject to regulation and examination by the OTS. As a federal savings bank, the Bank is subject to examination from time to time by the OTS, its primary regulator, and the FDIC, as administrator of the Bank Insurance Fund (the "BIF") and the SAIF. There can be no assurance that the OTS or the FDIC will not, as a result of such examinations or otherwise, impose various requirements or regulatory sanctions upon the Bank or the Company, respectively. See "Regulation". If the Company were to become subject to regulation as a bank holding company by the Board of Governors of the Federal Reserve Systems (the "Board of Governors"), whether as a result of the consolidation into the Board of Governors of all regulatory powers over financial institutions or some other occurrence, the Company would become subject to capital requirements and limitations on the types of business activities in which it may engage that are not currently applicable to it as a savings and loan holding company. If this were to occur, the Company believes that it would be permitted to continue its activities and operations substantially as currently conducted and that the Notes would constitute Tier 2 Capital, as currently defined by the regulations of the Board of Governors.

FEDERAL PROGRAMS

     The continuation of programs administered by the Federal National Mortgage Association (the "FNMA"), the Federal Home Loan Mortgage Corporation (the "FHLMC") and the Government National Mortgage Association (the "GNMA"), which facilitate the issuance of MBS, as well as the Company's continued eligibility to participate in such programs, enhances the Company's ability to generate funds by sales of mortgage loans or MBS. A portion of the Company's business is also dependent upon the continuation of various programs administered by the Federal Housing Administration (the "FHA"), which insures mortgage loans, and the Department of Veterans' Affairs (the "VA"), which partially guarantees mortgage loans.

DEPENDENCE ON KEY PERSONNEL

     The Company and the Bank are managed by a small number of senior management and operating personnel, the loss of certain of whom could have a material adverse effect on the Company. See "Management" for detailed information on the Company's management and directors. The key employees of the Company are Messrs. Burkholder, Nocella, Heffron and Coben. The Company does not maintain key person insurance for any of these individuals. The primary retention vehicles used by the Company are employment agreements or letters and participation in the Executive Management Compensation Program and the 1996 Stock Incentive Plan.

     Lewis S. Ranieri serves as non-executive Chairman of the Company Board and a director of the Bank. At the time of the August Offering, the Company entered into a three-year consulting agreement with Mr. Lewis Ranieri, under which Mr. Ranieri provides strategic and managerial advice to the Company in addition to his continuing role as non-executive Chairman of the Company and a director of the Bank. While the Company has entered into a consulting agreement with Mr. Ranieri, he may devote a substantial amount of time to other business ventures, including activities which are competitive with the Company, through Hyperion Partners II L.P., a Delaware limited partnership ("Hyperion Partners II") and its affiliates and otherwise. While the Company does not believe that the loss of Mr. Ranieri's services would have a material adverse effect on the day-to-day operations of the Company, the loss of the perspective afforded by Mr. Ranieri's market experience, contacts and insight would be difficult for the Company to replace. In addition, three other directors of the Company, Ms. Sloan, Mr. Shay and Mr. Golush, also have an economic interest in Hyperion Partners II. See "Security Ownership of Certain Beneficial Owners and Management -- Certain Relationships and Transactions".

LIABILITY UNDER REPRESENTATIONS AND WARRANTIES AND OTHER CREDIT RISKS

     In the ordinary course of business, the Company has liability under representations and warranties made to purchasers and insurers of mortgage loans and to purchasers of mortgage servicing rights ("MSRs"). In connection with MSRs that the Company purchases, it may have liability as a successor to third-party originators' representations and warranties. Under certain circumstances, the Company may become liable for the unpaid principal and interest on defaulted loans if there has been a breach of representations or warranties. In the case of any mortgage loans found to be defective with respect to representations or warranties made or succeeded to by the Company, the Company may be required to repurchase such mortgage loans, with any subsequent loss on resale or foreclosure being borne by the Company. The Company's losses from breaches of representations and warranties have not been material to date.

LITIGATION

     The operations of financial institutions, such as the Company, are subject to substantial statutory and regulatory compliance obligations. These requirements are complex, and even inadvertent noncompliance could result in liability. During the past several years, numerous individual claims and purported consumer class action claims were commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions, alleging violations of various statutory and regulatory provisions relating to mortgage lending and servicing, including the Truth in Lending Act (the "TILA"), the Real Estate Settlement Procedures Act (the "RESPA"), the
Equal Credit Opportunity Act (the "ECOA"), the Fair Housing Act (the "FH
Act") and various state laws. The Bank has had asserted against it one putative class action claim under the RESPA and three separate putative class action claims involving the Bank's loan servicing practices. Management does not expect these claims, in the aggregate, to have a material adverse impact on the Company's financial condition, results of operation, or liquidity.

     Maxxam, Inc. ("Maxxam") filed a petition for review in the United States Court of Appeals for the Fifth Circuit and a motion to intervene in the U.S. District Court for the Southern District of Texas, each challenging the December 30, 1988 order of the FSLIC approving the Acquisition. See "The
Company -- History".

Maxxam contended that it should have been selected as the winning bidder. In its brief to the Court of Appeals, Maxxam asserted that the court should order the OTS "to award Bank United to Maxxam" and that the Company would bear no harm in that event because it is entitled to full indemnification by the FDIC-FRF pursuant to the Assistance Agreement (as defined). On December 10, 1996, the Fifth Circuit Court, in a PER CURIAM opinion and order, affirmed the order approving the Acquisition in all respects, and Maxxam did not file an appeal to the Supreme Court of the United States within the applicable time limit. See "Legal Proceedings -- Maxxam, Inc.".

ABSENCE OF A PUBLIC MARKET FOR THE NOTES

     There can be no assurance as to the liquidity of any market for the Notes that may develop, the ability of holders of the Notes to sell their Notes, or the prices at which holders of the Notes would be able to sell their Notes. If such market were to exist, the Notes could trade at prices higher or lower than their initial public offering price, depending on a variety of factors, including prevailing interest rates, the Company's operating results and the market for similar securities. The Underwriters have advised the Company that they currently intend to make a market in the Notes. However, the Underwriters are not obligated to do so, and any market making activity with respect to the Notes may be suspended or discontinued at any time without notice. The Company does not intend to apply for listing of the Notes on any securities exchange.

                                  THE COMPANY
GENERAL

     The Company is a broad-based financial services provider to consumers and businesses in Texas and other selected regional markets throughout the United States. The Company currently operates a 70 branch community banking network in Texas and a branch in Phoenix, Arizona serving nearly 202,000 households and businesses, nine commercial banking offices and a network of mortgage offices. At December 31, 1996, the Company had assets of $11.1 billion, deposits of $5.0 billion and stockholders' equity of $545.1 million, and was the largest publicly traded depository institution headquartered in Texas, in terms of both assets and deposits.

     The Bank is a federally chartered savings bank, the deposits of which are insured by the SAIF, which is administered by the FDIC. In December 1996, the Company formed a new, wholly owned, Delaware subsidiary, Holdings. After acquiring all the common stock of Holdings, the Company contributed all the common stock of the Bank to Holdings, and Holdings assumed the obligations of the Company's Senior Notes. As a result of these transactions, Holdings is the sole direct subsidiary of the Company and the Bank is the sole direct subsidiary of Holdings. In conjunction with the formation of Holdings, the Company's corporate headquarters were relocated from Uniondale, New York to Houston, Texas.

HISTORY

     The Company was incorporated in Delaware on December 19, 1988 as USAT Holdings Inc. and became the holding company for the Bank upon the Bank's formation on December 30, 1988. In the Acquisition, the Company initially acquired from the FSLIC certain of the assets and assumed all the deposits and certain other liabilities of Old USAT, an insolvent thrift. In connection with the Acquisition, the Company entered into an agreement which, among other things, provided for federal financial assistance to the Bank (the "Assistance Agreement"). On December 23, 1993, the Company and the FDIC entered into an agreement providing for the termination of the Assistance Agreement. See "Business -- The Assistance Agreement".

     Immediately after the Acquisition, the Bank operated 19 banking branches, primarily in the greater Houston metropolitan area, with no significant loan origination capabilities. Through both acquisitions and internal growth, the Bank has substantially expanded its Texas community banking branch network, built a nationwide mortgage banking business, and established itself as a provider of a broad array of financial products, including commercial banking services and products. In 1990, 1991, and 1992, the Bank entered into various agreements with the RTC, whereby the Bank purchased assets approximating $1.2 billion and assumed certain liabilities, primarily deposit liabilities approximating $4.3 billion, of six thrift institutions in RTC receivership. In connection with these acquisitions, the Bank received cash from the RTC. The amount of cash received from the RTC was based on the amount by which the sum of the liabilities assumed exceeded the sum of the market values of the assets purchased, less a purchase premium. As a result of federal legislation, the RTC no longer exists. In 1990, the Bank consummated its agreement to purchase certain assets and assume certain liabilities relating to the loan origination operations of Commonwealth Mortgage of America, L.P. Since July 1992, and particularly in 1994, the Bank has entered into agreements to purchase several mortgage origination networks. The Company intends to continue to pursue additional community and commercial banking expansion opportunities, including through acquisitions, while maintaining adequate capitalization.

     Through June 17, 1996 the Company was operated as a subsidiary of Hyperion Holdings. During that period, all of the outstanding shares of Hyperion Holdings were owned by Hyperion Partners. The general partner of Hyperion Partners is indirectly controlled by three individuals, including Lewis S. Ranieri, who, from December 1988, has served as Chairman of the Company Board and, until July 15, 1996, also as President and CEO of the Company and Chairman of the Board of the Bank. Subsequent to the completion of the Restructuring and the August Offering, the Company's Class A Common Stock has been listed on the NASDAQ under the symbol "BNKU".

                                USE OF PROCEEDS

     The net proceeds of the Offering are estimated to be $   million. The
Company will use up to $   million of the net proceeds of the Offering to
purchase and retire all of the Senior Notes that are tendered to and accepted by the Company pursuant to the Tender Offer, and to pay related costs and expenses. The Senior Notes bear interest at 8.05% per annum and mature on May 15, 1998. As of December 31, 1996, $115 million aggregate principal amount of Senior Notes were outstanding. The consideration offered for the Senior Notes tendered pursuant to the Tender Offer, including the consent payment discussed under "The Tender Offer" below, would be $1,014.92 per $1,000 principal amount, based upon the April 23, 1997 yield of the 6 1/8% U.S. Treasury Note due May 15, 1998, plus accrued interest up to but not including the purchase date for the Tender Offer. See "The Tender Offer." If less than all of the Senior Notes are tendered to and purchased by the Company, after the Tender Offer the Company may acquire additional Senior Notes in the open market or in privately negotiated transactions, and may use proceeds of the Offering for such purposes. The Company will use the remainder of the net proceeds of the Offering to enhance the equity capital of the Bank. The Bank will use the proceeds of such investment for general corporate purposes, which may include the acquisition of the stock or assets of financial institutions and the funding of internal growth.

                                THE TENDER OFFER

     The Company has offered to purchase all the outstanding Senior Notes pursuant to an Offer to Purchase dated March 12, 1997, as supplemented by the Supplement dated April 22, 1997 (the "Offer to Purchase"). The purchase price to be paid for each $1,000 principal amount of Senior Notes tendered will be based upon a fixed spread of 37.5 basis points over the yield on the 6 1/8% U.S. Treasury Note due May 15, 1998 as of 2:00 p.m. New York City time on May 2, 1997 (unless the Tender Offer is extended), plus accrued and unpaid interest up to, but not including, the payment date for the Tender Offer. At 2:00 p.m. New York City time on April 23, 1997, the yield on the 6 1/8% U.S. Treasury Note due May 15, 1998 was 6.136%. The Company also seeks consents from holders of the Senior Notes to amend the Indenture pursuant to which the Senior Notes were issued (the "Senior Notes Indenture") to delete substantially all of the restrictive covenants contained therein (the "Proposed Amendments"), which will be evidenced by a supplement to the Senior Notes Indenture to become effective upon consummation of the Tender Offer (the "Supplemental Indenture"). The Company is offering to pay each holder who validly consents to the Proposed Amendments on or prior to the business day following the later of March 25, 1997 or the first date thereafter that the Company receives duly executed consents from holders representing a majority in principal amount of the Senior Notes outstanding, a consent payment in cash equal to $5.00 per $1,000 principal amount of Senior Notes for which consents have been validly delivered if, but only if, the Senior Notes are accepted for payment pursuant to the terms of Tender Offer. As of April 24, 1997, $114.5 million of the Senior Notes had been tendered and consents received. The Tender Offer will expire on May 7, 1997, unless extended by the Company. The Tender Offer is conditioned upon there having been validly tendered (and not withdrawn) not less than a majority in aggregate principal amount of the Senior Notes outstanding, receipt of consents of holders of the Senior Notes necessary to approve the Proposed Amendments, completion of the sale of the Notes pursuant to the Offering, and certain other customary conditions. See "Capitalization" and "Use of Proceeds".

                                 CAPITALIZATION

     The following table sets forth the historical consolidated capitalization of the Company at December 31, 1996, and as adjusted to reflect the consummation of the Offering and the application of the net proceeds thereof (estimated to be
approximately $     million), assuming the repurchase and retirement of the
Senior Notes pursuant to the Tender Offer, including the consent payment, at a price of $1,014.92 per $1,000 principal amount based upon the yield of the 6 1/8% U.S. Treasury Note due May 15, 1998 as of April 23, 1997, plus accrued interest up to, but not including the purchase date for the Tender Offer. See "Use of Proceeds" and "The Tender Offer". In addition to the long-term debt of the Company reflected below, at December 31, 1996, the Bank had long-term borrowings consisting of deposits, FHLB advances, and certain other funding liabilities incurred in the ordinary course of business. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Capital Resources and Liquidity" and Notes 8, 9, 10 and 11 to the Consolidated Financial Statements.

                                            AT DECEMBER 31, 1996
                                        -----------------------------
                                        HISTORICAL       AS ADJUSTED
                                        -----------      ------------
                                           (DOLLARS IN THOUSANDS)
Long-term debt(1):
     Senior Notes....................   $   115,000       $       500(2)
     Notes...........................       --                220,000
                                        -----------      ------------
Total long-term debt.................       115,000           220,500
                                        -----------      ------------
Minority Interest -- Bank Preferred
  Stock(3)...........................       185,500           185,500
Stockholders' equity:
     Preferred stock(4)..............       --                --
     Common stock....................           316               316
     Paid-in capital.................       129,286           129,286
     Retained earnings...............       416,514
     Unrealized gains (losses) on
       securities and mortgage-backed
       securities available for sale,
       net of tax....................          (968)             (968)
                                        -----------      ------------
     Total stockholders' equity......       545,148
                                        -----------      ------------
          Total consolidated
            capitalization...........   $   845,648       $
                                        ===========      ============
Ratio of equity to assets............          4.93%                %
Ratio of tangible equity to tangible
  assets.............................          4.79%                %
Total shares of Class A and B common
  stock outstanding..................    31,595,596        31,595,596
Book value per common share..........         17.25
Tangible book value per share........         16.76
Regulatory capital of the Bank(5)
     Tangible capital
          Amount.....................   $   725,244       $
          Ratio......................          6.63%                %
     Core capital
          Amount.....................   $   732,820       $
          Ratio......................          6.69%                %
     Total risk-based capital
          Amount.....................   $   776,407       $
          Ratio......................         12.74%                %

------------
(1) Excludes FHLB advances with maturities greater than one year of $2,047,493 at December 31, 1996 and as adjusted.

(2) The Tender Offer is conditioned upon there having been validly tendered and not withdrawn a majority (approximately $58.7 million) of the outstanding principal amount of Senior Notes. At April 23, 1997, $114.5 million of the Senior Notes had been validly tendered.

(3) Minority interest consists of $185.5 million stated value of the Bank Preferred Stock. See Note 16 to the Consolidated Financial Statements.

(4) The Company had 10,000,000 shares of Preferred Stock authorized, none of which were issued as of December 31, 1996.

(5) As a savings and loan holding company, the Company is not subject to the capital requirements applicable to bank holding companies and contained in regulations promulgated by the Board of Governors under the Bank Holding Company Act of 1956 ("BHCA"). If the Company had been a bank holding company at December 31, 1996, however, after giving pro forma effect to the issuance and sale of the Notes, (a) its Tier 1 and Total Capital ratios as of that date would have approximated 10.02% or $610.8 million ( %, or
    $       as adjusted) and 10.73% or $654.3 million (  %, or $       as
    adjusted), respectively, and (b) its leverage ratio would have approximated 5.58% ( % as adjusted).

                      RATIOS OF EARNINGS TO FIXED CHARGES

     "Fixed charges" includes interest (whether expensed or capitalized), the amortization of total debt and that portion (deemed to be one-third) of rental expense considered to be representative of the interest factor. "Earnings", for purposes of the ratios, includes consolidated pre-tax income, plus fixed charges as described above, net of capitalized interest and dividends paid on the Bank's Preferred Stock.

                               BANK UNITED CORP.
                              CONSOLIDATED RATIOS

                                       FOR THE THREE
                                       MONTHS ENDED        FOR THE YEAR ENDED SEPTEMBER 30,
                                       DECEMBER 31,      ------------------------------------
                                           1996          1996    1995    1994    1993    1992
                                      ---------------    ----    ----    ----    ----    ----
Ratio of earnings to fixed charges
     Actual..........................       1.26         1.11    1.16    1.26    1.40    1.16
     Pro forma(1)....................
Ratio of earnings to combined fixed
  charges and Bank Preferred Stock
  dividends
     Actual..........................       1.20         1.06    1.13    1.21    1.35    1.16
     Pro forma(1)....................

------------
(1) Adjusted for the issuance of the Notes offered hereby and the application of a portion of the net proceeds thereof to the purchase of the existing Senior Notes as of the first day of the period reflected.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following selected consolidated financial and other data as of and for each of the years in the five-year period ended September 30, 1996 are derived from the Company's audited Consolidated Financial Statements. The information set forth below should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations". The Consolidated Statements of Financial Condition as of September 30, 1996 and 1995, and the Consolidated Statements of Operations for each of the years in the three year period ended September 30, 1996, and the report thereon of Deloitte & Touche LLP are included elsewhere in this Prospectus. The selected consolidated financial and other data as of and for the three months ended December 31, 1996 and 1995 are not audited, but, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments), necessary for a fair presentation of operations and financial condition for those periods. Results of operations for the three months ended December 31, 1996 are not necessarily indicative of the results that may be expected for the entire fiscal year.

                                               AT DECEMBER 31,                   AT SEPTEMBER 30,
                                       ------------------------------   -------------------------------
                                            1996            1995             1996             1995
                                       --------------  --------------   --------------   --------------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
SUMMARY OF FINANCIAL CONDITION
ASSETS
Cash and cash equivalents ...........  $      132,816  $      210,861   $      119,523   $      112,931
Securities purchased under agreements
  to resell and federal
  funds sold ........................         582,236         558,686          674,249          471,052
Trading account assets ..............           1,174           1,102            1,149            1,081
Securities ..........................          64,277          51,633           64,544          116,013
Mortgage-backed securities ..........       1,592,184       2,237,959        1,657,908        2,398,263
Loans ...............................       7,957,010       7,921,583        7,519,488        8,260,240
Covered Assets and related
assets(1) ...........................            --              --               --               --
All other assets ....................         729,949         611,538          675,516          623,954
                                       --------------  --------------   --------------   --------------
        Total assets ................  $   11,059,646  $   11,593,362   $   10,712,377   $   11,983,534
                                       ==============  ==============   ==============   ==============
LIABILITIES, MINORITY INTEREST, AND
  STOCKHOLDERS' EQUITY
Deposits ............................  $    4,999,286  $    5,036,752   $    5,147,945   $    5,182,220
Federal Home Loan Bank advances(2) ..       3,860,461       4,347,977        3,490,386        4,383,895
Securities sold under agreements to
  repurchase and federal funds
  purchased .........................       1,038,086         938,000          832,286        1,172,533
Note payable to related party .......            --              --               --               --
Long-term debt ("15.75% Notes") .....            --              --               --               --
Senior Notes ........................         115,000         115,000          115,000          115,000
All other liabilities ...............         316,165         456,618          410,217          448,283
                                       --------------  --------------   --------------   --------------
        Total liabilities ...........      10,328,998      10,894,347        9,995,834       11,301,931
                                       --------------  --------------   --------------   --------------
Minority interest -- Bank Preferred
  Stock(3) ..........................         185,500         185,500          185,500          185,500
        Total stockholders' equity ..         545,148         513,515          531,043          496,103
                                       --------------  --------------   --------------   --------------
          Total liabilities,
            minority interest,
            and stockholders'
            equity(4) ...............  $   11,059,646  $   11,593,362   $   10,712,377   $   11,983,534
                                       ==============  ==============   ==============   ==============

                                                          AT SEPTEMBER 30,
                                       --------------------------------------------------
                                             1994              1993            1992
                                         --------------   --------------   --------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
SUMMARY OF FINANCIAL CONDITION
ASSETS
Cash and cash equivalents ...........    $       76,938   $       65,388   $       94,723
Securities purchased under agreements
  to resell and federal
  funds sold ........................           358,710          547,988          206,000
Trading account assets ..............             1,011            1,006           94,691
Securities ..........................           114,115           43,430            4,909
Mortgage-backed securities ..........         2,828,903        2,175,925          833,425
Loans ...............................         5,046,174        4,862,379        4,101,716
Covered Assets and related
assets(1) ...........................              --            392,511          610,901
All other assets ....................           484,310          351,929          308,918
                                         --------------   --------------   --------------
        Total assets ................    $    8,910,161   $    8,440,556   $    6,255,283
                                         ==============   ==============   ==============
LIABILITIES, MINORITY INTEREST, AND
  STOCKHOLDERS' EQUITY
Deposits ............................    $    4,764,204   $    4,839,388   $    4,910,760
Federal Home Loan Bank advances(2) ..         2,620,329        2,185,445          632,345
Securities sold under agreements to
  repurchase and federal funds
  purchased .........................           553,000          310,000             --
Note payable to related party .......              --               --              4,090
Long-term debt ("15.75% Notes") .....              --               --            102,000
Senior Notes ........................           115,000          115,000             --
All other liabilities ...............           320,766          516,020          373,715
                                         --------------   --------------   --------------
        Total liabilities ...........         8,373,299        7,965,853        6,022,910
                                         --------------   --------------   --------------
Minority interest -- Bank Preferred
  Stock(3) ..........................            85,500           85,500             --
        Total stockholders' equity ..           451,362          389,203          232,373
                                         --------------   --------------   --------------
          Total liabilities,
            minority interest,
            and stockholders'
            equity(4) ...............    $    8,910,161   $    8,440,556   $    6,255,283
                                         ==============   ==============   ==============

                                                   AT OR
                                               FOR THE THREE
                                                MONTHS ENDED                  AT OR FOR THE YEAR
                                                DECEMBER 31,                  ENDED SEPTEMBER 30,
                                       ------------------------------   -------------------------------
                                            1996            1995             1996             1995
                                       --------------  --------------   --------------   --------------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
SUMMARY OF OPERATIONS
Interest income .....................  $      199,103  $      217,785   $      812,312   $      746,759
Interest expense ....................         133,318         160,741          584,778          552,760
                                       --------------  --------------   --------------   --------------
    Net interest income .............          65,785          57,044          227,534          193,999
Provision for credit losses .........           6,914           2,669           16,469           24,293
                                       --------------  --------------   --------------   --------------
    Net interest income after
      provision for credit losses ...          58,871          54,375          211,065          169,706
Non-interest income
    Net gains (losses)
        Sales of single family
          servicing rights and single
          family warehouse loans ....          10,489          10,063           43,074           60,495
        Securities and
          mortgage-backed
          securities ................             641             (36)           4,002               26
        Other loans .................             940           3,261            3,189           (1,210)
    Loan servicing fees and
      charges .......................          12,684          10,461           44,230           43,508
    Other ...........................           4,912           3,173           15,541           12,162
                                       --------------  --------------   --------------   --------------
    Total non-interest income .......          29,666          26,922          110,036          114,981
                                       --------------  --------------   --------------   --------------
Non-interest expense
    Compensation and benefits .......          19,975          20,411           87,640           83,520
    SAIF deposit insurance
      premiums ......................           2,957           3,044           45,690           11,428
    Amortization of intangibles .....           5,824           4,760           20,432           21,856
    Restructuring charges ...........            --              --             10,681             --
    Other ...........................          24,322          21,077           88,822           77,772
                                       --------------  --------------   --------------   --------------
    Total non-interest expense ......          53,078          49,292          253,265          194,576
                                       --------------  --------------   --------------   --------------
    Income before income taxes,
      minority interest, and
      extraordinary loss ............          35,459          32,005           67,836           90,111
Income tax expense (benefit) ........          13,633          13,134          (75,765)          37,415
                                       --------------  --------------   --------------   --------------
    Income before minority interest
      and extraordinary loss ........          21,826          18,871          143,601           52,696
Less minority interest
    Bank Preferred Stock
      dividends(3) ..................           4,563           4,563           18,253           10,600
    Payments in lieu of
      dividends(5) ..................            --               224            6,413              377
                                       --------------  --------------   --------------   --------------
    Income before extraordinary
      loss ..........................          17,263          14,084          118,935           41,719
Extraordinary loss(6) ...............            --              --               --               --
                                       --------------  --------------   --------------   --------------
    Net income(7) ...................  $       17,263  $       14,084   $      118,935   $       41,719
                                       ==============  ==============   ==============   ==============
    Net income applicable to common
      shares ........................  $       17,263  $       13,144   $      113,327   $       38,824
                                       ==============  ==============   ==============   ==============
Earnings per common share(8)
    Income before extraordinary
      loss ..........................  $         0.55  $         0.46   $         3.87   $         1.35
    Extraordinary loss ..............            --              --               --               --
                                       --------------  --------------   --------------   --------------
    Net income ......................  $         0.55  $         0.46   $         3.87   $         1.35
                                       ==============  ==============   ==============   ==============
Book value per common share(8) ......  $        17.25  $        17.79   $        16.81   $        17.19
Average number of common shares
  outstanding(8) ....................          31,596          28,863           29,260           28,863

CERTAIN RATIOS AND OTHER DATA(9)
Operating earnings(10) ..............  $       33,878  $       28,780   $      114,659   $       91,295
Regulatory capital ratios of the
  Bank(11)
    Tangible capital ................            6.63%           6.53%            6.57%            6.20%
    Core capital ....................            6.69            6.61             6.64             6.29
    Total risk-based capital ........           12.74           13.97            13.09            13.45
Return on average assets(12) ........            0.80            0.64             1.28             0.50
Return on average common equity .....           12.67           11.08            23.06             8.80
Stockholders' equity to assets ......            4.93            4.43             4.96             4.14
Tangible stockholders' equity to
  tangible assets ...................            4.79            4.22             4.81             3.93
Net yield on interest-earning
  assets(13) ........................            2.63            2.10             2.10             1.92
Interest rate spread(13) ............            2.35            1.75             1.78             1.61

                                             AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                        ------------------------------------------------
                                            1994              1993            1992
                                        --------------   --------------   --------------
                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
SUMMARY OF OPERATIONS
Interest income .....................   $      494,706   $      482,490   $      502,854
Interest expense ....................          320,924          300,831          348,291
                                        --------------   --------------   --------------
    Net interest income .............          173,782          181,659          154,563
Provision for credit losses .........            6,997            4,083           21,133
                                        --------------   --------------   --------------
    Net interest income after
      provision for credit losses ...          166,785          177,576          133,430
Non-interest income
    Net gains (losses)
        Sales of single family
          servicing rights and single
          family warehouse loans ....           63,286           67,403           67,223
        Securities and
          mortgage-backed
          securities ................           10,404           43,702            2,022
        Other loans .................              163            1,496            4,759
    Loan servicing fees and
      charges .......................           31,741           21,780           20,823
    Other ...........................           13,295           12,310            8,963
                                        --------------   --------------   --------------
    Total non-interest income .......          118,889          146,691          103,790
                                        --------------   --------------   --------------
Non-interest expense
    Compensation and benefits .......           86,504           81,472           69,476
    SAIF deposit insurance
      premiums ......................           11,329           10,162           11,101
    Amortization of intangibles .....           18,247           24,469           22,832
    Restructuring charges ...........             --               --               --
    Other ...........................           83,513           85,861           77,006
                                        --------------   --------------   --------------
    Total non-interest expense ......          199,593          201,964          180,415
                                        --------------   --------------   --------------
    Income before income taxes,
      minority interest, and
      extraordinary loss ............           86,081          122,303           56,805
Income tax expense (benefit) ........          (31,899)         (26,153)             200
                                        --------------   --------------   --------------
    Income before minority interest
      and extraordinary loss ........          117,980          148,456           56,605
Less minority interest
    Bank Preferred Stock
      dividends(3) ..................            8,653            6,537             --
    Payments in lieu of
      dividends(5) ..................              357             --               --
                                        --------------   --------------   --------------
    Income before extraordinary
      loss ..........................          108,970          141,919           56,605
Extraordinary loss(6) ...............             --             14,549             --
                                        --------------   --------------   --------------
    Net income(7) ...................   $      108,970   $      127,370   $       56,605
                                        ==============   ==============   ==============
    Net income applicable to common
      shares ........................   $      102,519   $      118,640   $       52,406
                                        ==============   ==============   ==============
Earnings per common share(8)
    Income before extraordinary
      loss ..........................   $         3.55   $         4.61   $         1.85
    Extraordinary loss ..............             --               0.50             --
                                        --------------   --------------   --------------
    Net income ......................   $         3.55   $         4.11   $         1.85
                                        ==============   ==============   ==============
Book value per common share(8) ......   $        15.64   $        13.48   $         8.19
Average number of common shares
  outstanding(8) ....................           28,863           28,863           28,366

CERTAIN RATIOS AND OTHER DATA(9)
Operating earnings(10) ..............   $       75,514   $       77,105   $       50,024
Regulatory capital ratios of the
  Bank(11)
    Tangible capital ................             6.01%            6.17%            4.24%
    Core capital ....................             6.17             6.43             5.04
    Total risk-based capital ........            14.02            14.87            12.19
Return on average assets(12) ........             1.42             1.83             0.89
Return on average common equity .....            26.32            44.87            28.18
Stockholders' equity to assets ......             5.07             4.61             3.71
Tangible stockholders' equity to
  tangible assets ...................             4.68             4.14             2.58
Net yield on interest-earning
  assets(13) ........................             2.20             2.61             2.60
Interest rate spread(13) ............             1.95             2.41             2.54

                                                   AT OR
                                               FOR THE THREE
                                                MONTHS ENDED                  AT OR FOR THE YEAR
                                                DECEMBER 31,                  ENDED SEPTEMBER 30,
                                       ------------------------------   -------------------------------
                                            1996            1995             1996             1995
                                       --------------  --------------   --------------   --------------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
CERTAIN RATIOS AND OTHER
  DATA -- CONTINUED(9)
Average interest-earning assets to
  average interest-bearing
  liabilities .......................            1.06            1.06             1.06             1.06
Non-interest expense to average total
  assets ............................            1.95%           1.67%            2.26%            1.86%
Net operating expense ratio(14) .....            0.86            0.76             1.28             0.76
Efficiency ratio(15) ................           55.48           59.24            74.97            59.50
Nonperforming assets to total
  assets ............................            1.12            1.02             1.12             0.84
Net nonaccrual loans to total
  loans .............................            1.12            1.17             1.19             0.91
Allowance for credit losses to net
  nonaccrual loans ..................           48.38           40.07            44.24            48.74
Allowance for credit losses to
  nonperforming assets ..............           35.14           31.52            32.95            36.65
Allowance for credit losses to total
  loans .............................            0.54            0.47             0.52             0.44
Net loan charge-offs to average
  loans .............................            0.16            0.10             0.17             0.16
Full-time equivalent employees ......           2,251           2,629            2,310            2,663
Number of community banking
  branches ..........................              71              67               70               65
Number of commercial banking
  origination offices ...............               9               9                9                9
Number of mortgage banking
  origination offices ...............              81             119               85              122
Single family servicing portfolio ...  $   13,237,225  $   12,133,603   $   13,246,848   $   12,532,472
Single family originations(16) ......         682,401         971,809        3,762,198        3,447,250
Net income available for Bank's
  common stock ......................          19,147          16,910          115,943           52,108
Ratio of earnings to fixed
  charges(17) .......................           1.26x           1.20x            1.11x            1.16x
Ratio of earnings to combined fixed
  charges and Bank Preferred Stock
  dividends(17) .....................            1.20            1.14             1.06             1.13

                                             AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                        ------------------------------------------------
                                            1994              1993            1992
                                        --------------   --------------   --------------
                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
CERTAIN RATIOS AND OTHER
  DATA -- CONTINUED(9)
Average interest-earning assets to
  average interest-bearing
  liabilities .......................              1.06             1.04             1.01
Non-interest expense to average total
  assets ............................              2.41%            2.76%            2.85%
Net operating expense ratio(14) .....              0.97             0.76             1.21
Efficiency ratio(15) ................             66.38            65.11            63.98
Nonperforming assets to total
  assets ............................              1.09             0.72             0.89
Net nonaccrual loans to total
  loans .............................              1.51             0.85             0.92
Allowance for credit losses to net
  nonaccrual loans ..................             30.73            71.71            74.04
Allowance for credit losses to
  nonperforming assets ..............             24.18            49.28            50.54
Allowance for credit losses to total
  loans .............................              0.46             0.61             0.68
Net loan charge-offs to average
  loans .............................              0.30             0.05             0.07
Full-time equivalent employees ......             2,894            3,122            2,720
Number of community banking
  branches ..........................                62               62               65
Number of commercial banking
  origination offices ...............                 5                3                2
Number of mortgage banking
  origination offices ...............               145              109               93
Single family servicing portfolio ...    $    8,920,760   $    8,073,226   $    7,187,000
Single family originations(16) ......         5,484,111        6,737,762        6,118,363
Net income available for Bank's
  common stock ......................           116,108          157,134           74,505
Ratio of earnings to fixed
  charges(17) .......................             1.26x            1.40x            1.16x
Ratio of earnings to combined fixed
  charges and Bank Preferred Stock
  dividends(17) .....................              1.21             1.35             1.16

------------
 (1) Reflects assets governed under the Assistance Agreement between the Bank and the FRF. See "Business -- The Assistance Agreement".

 (2) FHLB advances with maturities greater than one year were $2,047,493 and $1,075,916 as of December 31, 1996 and 1995, respectively. FHLB advances with maturities greater than one year were $926,291, $1,992,010, $782,129, $708,945, and $55,445 at September 30, 1996, 1995, 1994, 1993, and 1992,
     respectively. See Note 9 to the Consolidated Financial Statements.

 (3) During fiscal 1993, the Bank issued Bank Preferred Stock, Series A, and during fiscal 1995, the Bank issued Bank Preferred Stock, Series B. None of the shares of Bank Preferred Stock are owned by the Company. All of the outstanding shares of common stock of the Bank are owned by Holdings, a wholly owned subsidiary of the Company.

 (4) In August 1996, the Company filed a registration statement with the Commission and 12,075,000 shares of Class A Common Stock were sold to the public. The Company sold 910,694 shares and certain stockholders sold 11,164,306 shares. See "Management's Discussion and Analysis -- Capital Resources and Liquidity -- Capital" and Note 16 to the Consolidated Financial Statements.

 (5) In connection with the Acquisition, the Bank issued to the FDIC-FRF the Warrant to acquire 158,823 shares of Common Stock of the Bank at an exercise price of $0.01 per share. Payments in lieu of dividends related to the Warrant. In August 1996, the FDIC-FRF surrendered a portion of the Warrant for a cash payment of $6.1 million, exercised the remainder of the Warrant and immediately exchanged the shares of Common Stock of the Bank it received for 1,503,560 shares of Common Stock of the Company. The FDIC-FRF sold all of these shares in the August Offering. See "Business -- The Assistance Agreement -- Warrant Agreement".

 (6) Reflects costs and charges associated with the repayment of the note payable to related party and the 15.75% Notes (as defined, see "Management's Discussion and Analysis -- Capital Resources and Liquidity -- Notes Payable") and the issuance of the Senior Notes.

 (7) Net income for fiscal 1994, 1993, and 1992 included $23.1 million, $9.3 million, and $32.1 million, respectively, of financial assistance payments received from the FRF. No such payments were received during fiscal 1997, 1996 or 1995 as a result of the termination of the Assistance Agreement in December 1993. See "Business -- The Assistance Agreement".

 (8) Earnings per common share represents net income (adjusted for earnings on the common stock equivalents attributable to the Bank's Warrant) divided by the weighted average number of common shares outstanding. Per share results have been restated to reflect an 1,800 to one common stock conversion in June 1996. See Notes 1 and 16 to the Consolidated Financial Statements.

 (9) Ratio, yield, and rate information are based on weighted average daily balances for the three months ended December 31, 1996 and for fiscal 1996, 1995, 1994, and 1993 and average monthly balances for prior periods, with the exception of return on average common equity, which is based on average monthly balances for all periods presented. Interim periods are annualized.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(10) Operating earnings represents income, including net gains (losses) on the sales of single family servicing rights and single family warehouse loans, before taxes, minority interest, and extraordinary loss and excludes net gains (losses) on securities, MBS, and other loans and excludes certain non-recurring items in fiscal 1996. See "Business -- General."

(11) Regulatory capital ratios presented are those of the Bank. No regulatory capital ratios are presented for the Company because there are no such applicable requirements for savings and loan holding companies such as the Company. For a discussion of the regulatory capital requirements applicable to the Bank, see "Regulation -- Safety and Soundness
     Regulations -- Capital Requirements".

(12) Return on average assets represents income before minority interest and extraordinary loss, divided by average total assets.

(13) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets. Interest rate spread represents the difference between the average yield on interest-earning assets and the average rate on interest-bearing liabilities.

(14) Net operating expense ratio represents total non-interest expense less total non-interest income as a percentage of average assets for each period.

(15) Efficiency ratio represents non-interest expenses (excluding goodwill amortization), divided by net interest income plus non-interest income, excluding net gains (losses) on securities, MBS, and other loans.

(16) Includes $27.4 million, $35.7 million, $129.0 million, $135.3 million, $100.3 million, $116.5 million, and $127.0 million of brokered and purchased loans for the three months ended December 31, 1996 and 1995 and for fiscal 1996, 1995, 1994, 1993, and 1992, respectively.

(17) For purposes of computing the ratio of earnings to fixed charges, and the ratio of earnings to combined fixed charges and Bank Preferred Stock dividends, "earnings" represent the pre-tax income from continuing operations plus fixed charges, net of interest capitalized and dividends paid on the Bank's Preferred Stock. "Fixed charges" represent interest (whether expensed or capitalized), the amortization of total debt and that portion of rentals considered to be representative of the interest factor (deemed to be one-third of rentals).

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

DISCUSSION OF RESULTS OF OPERATIONS

  OVERVIEW.

     THREE MONTHS ENDED DECEMBER 31, 1996 COMPARED TO THE THREE MONTHS ENDED DECEMBER 31, 1995. Net income was $17.3 million ($0.55 per share) for the three months ended December 31, 1996, compared to $14.1 million ($0.46 per share) for the three months ended December 31, 1995, reflecting a 23% increase. Operating earnings were $33.9 million and $28.8 million for the same periods. Operating earnings includes net income before taxes and minority interest and excludes net gains (losses) on securities, MBS, and other loans. Management believes operating earnings reflects the revenues and expenses of the Company's business segments and facilitates trend analysis as it excludes transactions that are typically considered opportunistic or non-recurring and not part of the routine core business operations of the Company. Operating earnings is provided as other data and should not be considered an alternative to net income as an indicator of the Company's operating performance or to cash flow as a measure of liquidity. The increase in net income and operating earnings reflected an increase in net interest income and higher loan servicing fees and charges, partially offset by an increase in the provision for credit losses and increased non-interest expenses.

     1996 COMPARED TO 1995. Net income was $118.9 million ($3.87 per share) for fiscal 1996, compared to $41.7 million ($1.35 per share) for fiscal 1995. The increase was primarily due to the recognition of a $101.7 million ($3.33 per share) tax benefit for the expected utilization of NOLs. No such benefits were recorded during fiscal 1995. Net income for fiscal 1996, excluding the $101.7 million tax benefit and certain non-recurring charges discussed below, was $56.4 million ($1.82 per share) compared to $41.7 million ($1.35 per share) in the prior year. Higher levels of interest-earning assets and an increase in the yield on interest-earning assets contributed to the increase in net income, partially offset by lower gains on sales of single family MSRs and single family warehouse loans and increased expenses attributable to the minority interests. The single family loan servicing portfolio increased to $13.2 billion at September 30, 1996.

     Results for fiscal 1996 included several non-recurring charges: (i) a one-time SAIF assessment charge of $33.7 million ($20.7 million after tax or $0.67 per share); (ii) charges totalling $12.5 million ($7.8 million after tax or $0.25 per share) relating to the restructuring of and items associated with the mortgage origination business; (iii) $7.8 million of compensation expense ($4.8 million after tax or $0.16 per share) relating to a management compensation program adopted in connection with the August Offering; and (iv) a $5.9 million contractual payment ($0.20 per share) to previous minority interests.

     Operating earnings, were $114.7 million for fiscal 1996, compared to $91.3 million for fiscal 1995, a 26% increase. Operating earnings represent income, including net gains (losses) on the sales of single family servicing rights and single family warehouse loans, before taxes and minority interest, and excludes net gains (losses) on securities, MBS, and other loans. Operating earnings for fiscal 1996 exclude a one-time SAIF assessment charge of $33.7 million, compensation expense of $7.8 million related to the adoption of a management compensation program, and charges totalling $12.5 million related to the Mortgage Banking Group because these items are considered non-recurring. See "-- Mortgage Banking Restructuring" and Notes 13, 15, and 18 to the Consolidated Financial Statements.

     1995 COMPARED TO 1994. Net income was $41.7 million ($1.35 per share) for fiscal 1995, compared to $109.0 million ($3.55 per share) for fiscal 1994. The decrease primarily reflects the effect of a tax benefit of $58.2 million ($1.90 per share) recognized in fiscal 1994 for the expected utilization of NOLs under Statement of Financial Accounting Standard ("SFAS") No. 109, a lower net interest-rate spread, lower gains on sales of securities and MBS, and higher provisions for credit losses in fiscal 1995. Net income for fiscal 1995 was favorably impacted by the effect of higher levels of interest-earning assets during fiscal 1995 compared to fiscal 1994 and an increase in the single family servicing portfolio. The single family servicing portfolio increased to $12.5 billion at September 30, 1995 compared to $8.9 billion at September 30, 1994, contributing to increased loan servicing fees and charges during fiscal 1995.

     Operating earnings were $91.3 million for fiscal 1995, compared to $75.5 million for fiscal 1994. This increase primarily reflects the higher levels of interest-earning assets and increased loan servicing fees and charges, partially offset by higher provisions for credit losses.

     The following table sets forth a reconciliation of Bank and Company net income.

                                       FOR THE THREE MONTHS
                                        ENDED DECEMBER 31,    FOR THE YEAR ENDED SEPTEMBER 30,
                                       --------------------  -----------------------------------
                                         1996       1995        1996         1995        1994
                                       ---------  ---------  -----------  ----------  ----------
                                                            (IN THOUSANDS)
BANK
Net income...........................  $  23,710  $  21,473  $   134,196  $   62,708  $  124,761
Preferred stock dividends............     (4,563)    (4,563)     (18,253)    (10,600)     (8,653)
                                       ---------  ---------  -----------  ----------  ----------
  Net income available for Bank's
     common stock....................     19,147     16,910      115,943      52,108     116,108
Dividends to Company(1)..............     --         (3,810)    (109,011)     (6,409)    (11,435)
Dividends to Holdings................     (4,723)        --      --           --          --
Payments in lieu of dividends(1).....     --           (224)      (6,413)       (377)       (357)
                                       ---------  ---------  -----------  ----------  ----------
  Undistributed income of Bank.......     14,424     12,876          519      45,322     104,316
                                       ---------  ---------  -----------  ----------  ----------
COMPANY AND HOLDINGS
Dividends from Bank..................      4,723      3,810      109,011       6,409      11,435
Interest expense.....................     (2,311)    (2,584)     (10,353)    (10,407)    (10,177)
Income tax benefit(2)................      1,151        246       20,898       1,397       5,299
Other expense, net...................       (724)      (264)      (1,140)     (1,002)     (1,903)
                                       ---------  ---------  -----------  ----------  ----------
  Net income (loss) of Company
     without including undistributed
     income of Bank..................      2,839      1,208      118,416      (3,603)      4,654
                                       ---------  ---------  -----------  ----------  ----------
  Consolidated net income............  $  17,263  $  14,084  $   118,935  $   41,719  $  108,970
                                       =========  =========  ===========  ==========  ==========

------------
(1) In May 1996, the Bank paid a $100 million dividend on the common stock of the Bank and paid $5.9 million in lieu of dividends to the FDIC-FRF. See "Business -- Assistance Agreement -- Warrant Agreement".

(2) During fiscal 1996, the Company recognized a tax benefit for the expected utilization of NOLs against future taxable income. See " -- Income Taxes".

  MORTGAGE BANKING RESTRUCTURING

     The Company has been in the process of evaluating its strategic alternatives with respect to its mortgage banking business in order to mitigate the negative effect on profitability resulting from increased competition in the loan origination business. Increased competition has resulted in the Company receiving lower fees and lower rates on originated loans. Additionally, profitability is impacted by fluctuations in the volume of originations due to changes in market interest rates. The Company implemented a profitability improvement program in an effort to reduce the amount of fixed charges necessary to operate its loan origination business in response to lower levels of fee revenue and to reduce the volume of staff necessary to process loan applications and to complete the loan origination process. As a result of the office closures, workforce reductions, and related actions taken in connection with the plan, the Company recorded a $10.7 million restructuring charge and recorded $1.8 million of other expenses related to the mortgage origination business in June 1996. The restructuring charge includes estimated costs for severance and other benefits of $800,000, asset write-downs of $5.3 million, lease termination costs of $3.4 million, and other costs of $1.2 million. The non-cash write-off of $5.3 million reflects $3.5 million of goodwill and $1.8 million of fixed assets and leasehold improvements written off in connection with the closed production offices. On January 17, 1997, the Company sold all of its 61 retail mortgage origination offices located outside of Texas, its one office located in El Paso, four of its twelve wholesale lending offices, and related administrative and support functions, to NCM. The Company's sale of these businesses was consistent with its commitment to advance its strategic focus on traditional community and commercial banking products and services. The Company intends to continue its mortgage origination capability in Texas through its 70 branch locations in the state and will retain certain units of its mortgage business, including its mortgage servicing business. The Company does not expect the sale to have a material adverse effect on its financial condition or results of operation. The assets sold were transferred to NCM on February 1, 1997.

  NET INTEREST INCOME

     Net interest income is based on the relative amounts of interest-earning assets and interest-bearing liabilities and the spread between the yields earned on assets and rates paid on liabilities. The net interest-rate spread is affected by changes in general market interest rates, including changes in the relationship between short- and long-term interest rates (the yield curve), the effects of periodic caps on the Company's adjustable-rate mortgage and MBS portfolios and the interest rate sensitivity position or "gap". The Company has traditionally managed its business to limit its overall exposure to changes in interest rates. However, under current policies of the Company's Board of Directors, management has been given some latitude to increase the Company's interest rate sensitivity position within certain limits if, in management's judgment, that will enhance profitability. As a result, changes in market interest rates may have a greater impact on the Company's financial performance in the future than they have had historically. See "Business -- General" and "Business -- Asset and Liability Management".

     The Company enters into certain financial instruments with off-balance-sheet risk in the ordinary course of business to reduce its exposure to changes in interest rates. The Company does not enter into instruments such as leveraged derivatives or structured notes. The financial instruments used for hedging interest rate risk include interest rate swaps, caps, floors, financial options, financial futures contracts, and forward delivery contracts. A hedge is an attempt to reduce risk by creating a relationship whereby any losses on the hedged asset or liability are expected to be offset in whole or in part by gains on the hedging financial instrument. Thus, market risk resulting from a particular off-balance-sheet instrument is normally offset by other on or off-balance-sheet transactions. See Note 12 to the Consolidated Financial Statements.

                      AVERAGE BALANCES AND AVERAGE YIELDS

                                                                                                              FOR THE YEAR ENDED
                                                      FOR THE THREE MONTHS ENDED DECEMBER 31,                    SEPTEMBER 30,
                                             ------------------------------------------------------------   ------------------------
                                                        1996                              1995                        1996
                                             ---------------------------   ------------------------------   ------------------------
                                               AVERAGE             YIELD/    AVERAGE                YIELD/     AVERAGE
                                               BALANCE    INTEREST RATE(2)   BALANCE     INTEREST   RATE(2)    BALANCE    INTEREST
                                             -----------  --------  ----   -----------  -----------  ----   -----------  -----------
                                                                           (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS
  Short-term interest-earning assets ......  $   634,129  $  9,343  5.77%  $   450,470  $     7,181  6.24%  $   668,657  $    39,302
  Trading account assets ..................        1,186        17  5.73         1,119           16  5.72         1,154           67
  Securities ..............................       75,534       963  5.06       113,995        1,443  5.02        76,637        3,917
  Mortgage-backed securities ..............    1,612,074    26,816  6.65     2,278,177       38,178  6.70     1,968,230      128,143
  Loans(1) ................................    7,724,234   159,264  8.24     8,253,639      167,293  8.11     7,889,828      627,940
  FHLB stock ..............................      183,361     2,700  5.84       226,072        3,674  6.45       213,242       12,943
  Covered Assets and related assets .......         --        --    --            --           --    --            --           --
                                             -----------  --------  ----   -----------  -----------  ----   -----------  -----------
    TOTAL INTEREST-EARNING ASSETS .........   10,230,518   199,103  7.77    11,323,472      217,785  7.69    10,817,748      812,312
Non-interest-earning assets ...............      543,404                       392,908                          411,683
                                             -----------                   -----------                      -----------
    Total assets ..........................  $10,773,922                   $11,716,380                      $11,229,431
                                             ===========                   ===========                      ===========
INTEREST-BEARING LIABILITIES
  Deposits
    Transaction accounts ..................  $   219,128       577  1.04   $   224,748          814  1.44   $   218,859        2,593
    Insured money fund accounts ...........    1,406,525    19,653  5.54     1,337,505       17,117  5.08     1,464,577       69,100
    Savings accounts ......................      130,966       806  2.44       143,970          982  2.71       138,007        3,598
    Certificates of deposit ...............    3,353,494    45,688  5.41     3,433,447       52,913  6.11     3,244,291      196,929
                                             -----------  --------  ----   -----------  -----------  ----   -----------  -----------
      Total deposits ......................    5,110,113    66,724  5.18     5,139,670       71,826  5.54     5,065,734      272,220
                                             -----------  --------  ----   -----------  -----------  ----   -----------  -----------
  FHLB advances ...........................    3,599,127    51,924  5.65     4,376,559       70,785  6.33     4,073,297      247,093
  Reverse repurchase agreements and
    federal funds purchased ...............      872,321    12,359  5.54     1,027,475       15,526  5.91       955,708       55,112
  Senior Notes ............................      115,000     2,311  8.05       115,000        2,604  9.05       115,000       10,353
  Other ...................................         --        --    --            --           --    --            --           --
                                             -----------  --------  ----   -----------  -----------  ----   -----------  -----------
    TOTAL INTEREST-BEARING
      LIABILITIES .........................    9,696,561   133,318  5.42    10,658,704      160,741  5.94    10,209,739      584,778
  Non-interest-bearing liabilities and
    stockholders' equity ..................    1,077,361                     1,057,676                        1,019,692
                                             -----------  --------         -----------  -----------         -----------  -----------
    Total liabilities and stockholders'
      equity ..............................  $10,773,922                   $11,716,380                      $11,229,431
                                             ===========                   ===========                      ===========
Net interest income/interest rate
  spread ..................................               $ 65,785  2.35%               $    57,044  1.75%               $   227,534
                                                          ========  ====                ===========  ====                ===========
Net yield on interest-earning assets ......                         2.63%                            2.10%
                                                                    ====                             ====
Ratio of average interest-earning assets
  to average interest-bearing
  liabilities .............................         1.06                          1.06                             1.06
                                             ===========                   ===========                      ===========

                                                                             FOR THE YEAR ENDED SEPTEMBER 30,
                                                     -------------------------------------------------------------------------------
                                                      1996                   1995                                 1994
                                                     ------    --------------------------------    ---------------------------------
                                                     YIELD/      AVERAGE                 YIELD/     AVERAGE                   YIELD/
                                                      RATE       BALANCE      INTEREST    RATE      BALANCE      INTEREST      RATE
                                                      ----     -----------    --------    ----     ----------    ---------     ----
                                                                           (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS
  Short-term interest-earning assets .............    5.88%    $   466,276    $ 29,675    6.36%    $  461,530    $  19,019     4.12%
  Trading account assets .........................    5.81           1,079          62    5.75          1,026         (144)
  Securities .....................................    5.11         116,934       5,893    5.04        108,751        5,007     4.60
  Mortgage-backed securities .....................    6.51       2,618,990     173,155    6.61      2,595,163      151,972     5.86
  Loans(1) .......................................    7.96       6,707,868     526,528    7.85      4,524,158      308,804     6.83
  FHLB stock .....................................    6.07         180,416      11,446    6.34        132,277        5,558     4.20
  Covered Assets and related assets ..............    --              --          --      --           74,547        4,490     6.02
                                                      ----     -----------    --------    ----     ----------    ---------     ----
    TOTAL INTEREST-EARNING ASSETS ................    7.51      10,091,563     746,759    7.40      7,897,452      494,706     6.26
Non-interest-earning assets ......................                 345,500                            386,175
                                                               -----------                         ----------
    Total assets .................................             $10,437,063                         $8,283,627
                                                               ===========                         ==========
INTEREST-BEARING LIABILITIES
  Deposits
    Transaction accounts .........................    1.18     $   225,799       3,384    1.50     $  237,537        3,753     1.58
    Insured money fund accounts ..................    4.72       1,032,873      57,848    5.60        582,126       18,508     3.18
    Savings accounts .............................    2.61         171,308       4,715    2.75        284,885        7,311     2.57
    Certificates of deposit ......................    6.07       3,560,420     198,419    5.57      3,662,043      179,462     4.90
                                                      ----     -----------    --------    ----     ----------    ---------     ----
      Total deposits .............................    5.37       4,990,400     264,366    5.30      4,766,591      209,034     4.39
                                                      ----     -----------    --------    ----     ----------    ---------     ----
  FHLB advances ..................................    6.07       3,560,844     224,767    6.31      2,285,630       91,060     3.98
  Reverse repurchase agreements and
    federal funds purchased ......................    5.77         888,453      53,220    5.99        274,666       10,574     3.85
  Senior Notes ...................................    9.00         115,000      10,407    9.05        115,000       10,177     8.85
  Other ..........................................    --              --          --      --            3,350           79     2.36
                                                      ----     -----------    --------    ----     ----------    ---------     ----
    TOTAL INTEREST-BEARING
      LIABILITIES ................................    5.73       9,554,697     552,760    5.79      7,445,237      320,924     4.31
  Non-interest-bearing liabilities and
    stockholders' equity .........................                 882,366                            838,390
                                                               -----------    --------             ----------    ---------
    Total liabilities and stockholders'
      equity .....................................             $10,437,063                         $8,283,627
                                                               ===========                         ==========
Net interest income/interest rate
  spread .........................................    1.78%                   $193,999    1.61%                  $ 173,782     1.95%
                                                      ====                    ========    ====                   =========     ====
Net yield on interest-earning assets .............    2.10%                               1.92%                                2.20%
                                                      ====                                ====                                 ====
Ratio of average interest-earning assets
  to average interest-bearing
  liabilities ....................................                    1.06                               1.06
                                                               ===========                         ==========

------------
(1) Includes nonaccrual loans.
(2) Annualized.

     The following table analyzes net interest income in terms of changes in the volume of interest-earning assets and interest-bearing liabilities and changes in yields and rates. The table reflects the extent to which changes in the interest income and interest expense are attributable to changes in volume (changes in volume multiplied by prior year rate) and changes in rate (changes in rate multiplied by prior year volume). Changes attributable to the combined impact of volume and rate have been allocated proportionately to changes due to volume and changes due to rate.

                              RATE/VOLUME ANALYSIS

                                         FOR THE THREE MONTHS ENDED
                                                DECEMBER 31,                      FOR THE YEAR ENDED SEPTEMBER 30,
                                       -------------------------------  -----------------------------------------------------
                                                1996 VS. 1995                    1996 VS. 1995              1995 VS. 1994
                                       -------------------------------  -------------------------------  --------------------
                                        VOLUME      RATE        NET      VOLUME      RATE        NET      VOLUME      RATE
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                           (IN THOUSANDS)
INTEREST INCOME
  Short-term interest-earning
    assets...........................  $   2,738  $    (576) $   2,162  $  12,015  $  (2,388) $   9,627  $     198  $  10,458
  Trading account assets.............          1     --              1          4          1          5         (7)       213
  Securities.........................       (491)        11       (480)    (2,057)        81     (1,976)       390        496
  Mortgage-backed securities.........    (11,079)      (283)   (11,362)   (42,429)    (2,583)   (45,012)     1,418     19,765
  Loans..............................    (10,715)     2,686     (8,029)    93,941      7,471    101,412    166,278     51,446
  FHLB stock.........................       (649)      (325)      (974)     2,002       (505)     1,497      2,453      3,435
  Covered assets and related
    assets...........................     --         --         --         --         --         --         (4,490)    --
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
        Total........................    (20,195)     1,513    (18,682)    63,476      2,077     65,553    166,240     85,813
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
INTEREST EXPENSE
  Deposits...........................       (415)    (4,687)    (5,102)     4,189      3,665      7,854     10,219     45,113
  FHLB advances......................    (10,294)    (8,567)   (18,861)    31,178     (8,852)    22,326     65,246     68,461
  Reverse repurchase agreements and
    federal funds purchased..........     (2,238)      (929)    (3,167)     3,906     (2,014)     1,892     34,151      8,495
  Senior Notes.......................     --           (293)      (293)    --            (54)       (54)    --            230
  Other..............................     --         --         --         --         --         --            (79)    --
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
        Total........................    (12,947)   (14,476)   (27,423)    39,273     (7,255)    32,018    109,537    122,299
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
NET CHANGE IN NET INTEREST INCOME....  $  (7,248) $  15,989  $   8,741  $  24,203  $   9,332  $  33,535  $  56,703  $ (36,486)
                                       =========  =========  =========  =========  =========  =========  =========  =========

                            FOR THE YEAR ENDED SEPTEMBER 30,
                            --------------------------------
                                     1995 VS. 1994
                                     -------------
                                          NET
                                       ---------
INTEREST INCOME
  Short-term interest-earning
    assets...........................  $  10,656
  Trading account assets.............        206
  Securities.........................        886
  Mortgage-backed securities.........     21,183
  Loans..............................    217,724
  FHLB stock.........................      5,888
  Covered assets and related
    assets...........................     (4,490)
                                       ---------
        Total........................    252,053
                                       ---------
INTEREST EXPENSE
  Deposits...........................     55,332
  FHLB advances......................    133,707
  Reverse repurchase agreements and
    federal funds purchased..........     42,646
  Senior Notes.......................        230
  Other..............................        (79)
                                       ---------
        Total........................    231,836
                                       ---------
NET CHANGE IN NET INTEREST INCOME....  $  20,217
                                       =========

     THREE MONTHS ENDED DECEMBER 31, 1996 COMPARED TO THE THREE MONTHS ENDED DECEMBER 31, 1995. Net interest income was $65.8 million for the three months ended December 31, 1996, compared to $57.0 million for the three months ended December 31, 1995, reflecting an $8.8 million, or 15% increase. This increase is attributable to a 53 basis point increase in the net yield on interest-earning assets ("net yield"), partially offset by a $1.1 billion decrease in average interest-earning assets.

     During the three months ended December 31, 1996, the yield on interest-earning assets increased 8 basis points and the cost of funds decreased 52 basis points as compared to the three months ended December 31, 1995, resulting in an increase in the net yield, to 2.63% from 2.10% for the same periods. The net yield was positively impacted by the recognition of $4.1 million and $1.5 million of non-accretable discounts during the three months ended December 31, 1996 and 1995. These discounts initially related to potential credit risks on bulk purchases of single family loans and increased the yield on interest-earning assets by 16 basis points and 5 basis points in the respective periods. Upon obtaining sufficient seasoning, payoffs, and stabilized delinquencies, a portion of these discounts were recognized into income. Excluding the effects of these loan discounts, the net yield increased 44 basis points, to 2.48% during the three months ended December 31, 1996, from 2.04% during the three months ended December 31, 1995.

     During the three months ended December 31, 1996, average short-term market interest rates declined as compared to the year ago quarter, resulting in declines in the adjusted yield on interest-earning assets and the cost of funds. The adjusted yield on interest-earning assets declined at a slower rate than the decrease in the cost of funds, due to the lessening of the impact of periodic caps on adjustable-rate loans and adjustable-rate MBSs during the current quarter compared to the year ago quarter.

     The decrease in average interest-earning assets is reflected in the loan and MBS portfolios, primarily due to sales and principal repayments.

     1996 COMPARED TO 1995. Net interest income increased $33.5 million or 17% to $227.5 million for fiscal 1996, compared to $194.0 million for fiscal 1995. The increase in net interest income is primarily attributable to a $726.2 million, or 7%, increase in average interest-earning assets and a 18 basis point increase in the net yield.

     Interest-earning assets are primarily comprised of single family mortgage loans and MBS. Interest-bearing liabilities primarily include deposits and FHLB advances. The increase in average interest-earning assets during fiscal 1996 can be principally attributed to two single family loan purchases during the second half of fiscal 1995, approximating $1.9 billion. The increase in average interest-earning assets was funded primarily with FHLB advances and reverse repurchase agreements.

     Approximately 78% of the Company's interest-earning assets at September 30, 1996 were adjustable-rate assets, a portion of which are tied to indices that normally lag the changes in market interest rates. Substantially all of the Company's adjustable-rate assets are subject to periodic and/or lifetime interest rate caps. Periodic caps limit the amount by which the interest rate on a particular mortgage loan may increase at its next interest rate reset date. In a rising-rate environment, the interest rate spread may be negatively impacted when the repricing of interest-earning assets is limited by caps on periodic interest rate adjustments, compared to market interest rate movements.

     During fiscal 1995, the periodic caps on loans and MBS with adjustable rates limited the increase in income relative to the cost of deposits and borrowings, as average market interest rates increased during fiscal 1995. The net interest rate spread for fiscal 1996 reflects an improvement over fiscal 1995 due to a lessening of the impact of caps. As of September 30, 1996, substantially all of the mortgages subject to caps would have no limitation on their next scheduled rate reset due to the level of market interest rates and the related reset margin being less than the current coupon rate on the mortgage loan plus the applicable periodic cap limitation. The net interest rate spread was also positively impacted during fiscal 1996 due to higher yields earned on loans purchased in the later part of fiscal 1995.

     1995 COMPARED TO 1994. Net interest income increased $20.2 million, or 12%, to $194.0 million for fiscal 1995, compared to $173.8 million for fiscal 1994. Average interest-earning assets increased $2.2 billion, or 28%, during the period, principally attributable to single family loan purchases during the second half of fiscal 1995. The increase in average interest-earning assets was funded primarily with FHLB advances and reverse repurchase agreements. Increased net interest income resulting from higher volumes of interest-earning assets was offset, to some extent, by unfavorable changes in the net spread between the yield on interest-earning assets and the cost of funds. The net interest rate spread decreased 34 basis points as a result of the rapid rise in market interest rates during the early part of fiscal 1995. Increases in market interest rates and the effect of lagging rate indices and caps on adjustable-rate assets and the sale of higher yielding assets in fiscal 1994 all contributed to the drop in the net yield.

  PROVISION FOR CREDIT LOSSES

     THREE MONTHS ENDED DECEMBER 31, 1996 COMPARED TO THREE MONTHS ENDED DECEMBER 31, 1995. The provision for credit losses increased to $6.9 million for the three months ended December 31, 1996 from $2.7 million for the three months ended December 31, 1995. The increased provision resulted from single family loan purchases as well as changes in the composition of the loan portfolio. Single family loan purchases were $353 million and $93 million for the quarters ended December 31, 1996 and 1995. The commercial and consumer loan portfolios increased 81% and 87%, respectively, from December 31, 1995 to December 31, 1996. See "-- Asset Quality" and Note 5 to the Consolidated Financial Statements.

     1996 COMPARED TO 1995. The provision for credit losses decreased to $16.5 million for fiscal 1996 down from $24.3 million for fiscal 1995. Decreased loan purchases during fiscal 1996 resulted in lower single family provisions of $6.8 million for fiscal 1996 compared to $18.5 million for fiscal 1995. Consumer loan provisions increased to $7.8 million for fiscal 1996, compared to $4.2 million for fiscal 1995, reflecting increased losses and charge-offs on the unsecured line of credit portfolio. See "-- Asset Quality" and Note 5 to the Consolidated Financial Statements.

     1995 COMPARED TO 1994. The provision for credit losses increased to $24.3 million for fiscal 1995 compared to $7.0 million for fiscal 1994. This increase primarily resulted from provisions on single family loans, which totalled $18.5 million for fiscal 1995 compared to $2.4 million for fiscal 1994. The single family loan portfolio increased to $7.1 billion at September 30, 1995 from $4.2 billion at September 30, 1994, which included loan purchases totalling $2.7 billion and originations retained for portfolio of $1.0 billion during fiscal 1995. The growth in the consumer lending business and loss experience on the unsecured consumer line of credit portfolio also increased consumer provisions to $4.2 million for fiscal 1995, from $2.8 million for fiscal 1994. Consumer loans increased to $123.1 million at September 30, 1995, from $108.2 million at September 30, 1994, while consumer charge-offs increased to $2.8 million for fiscal 1995, from $1.3 million for fiscal 1994. See "-- Asset Quality" and
Note 5 to the Consolidated Financial Statements.

     NON-INTEREST INCOME

     Non-interest income includes gains from sales of single family servicing rights and single family warehouse loans, gains (losses) on securities and MBS, gains (losses) on other loans, loan servicing fees and charges, and other fees and charges.

                              NON-INTEREST INCOME

                                           FOR THE THREE
                                            MONTHS ENDED
                                            DECEMBER 31,           FOR THE YEAR ENDED SEPTEMBER 30,
                                       ----------------------  ----------------------------------------
                                          1996        1995         1996          1995          1994
                                       ----------  ----------  ------------  ------------  ------------
                                                                (IN THOUSANDS)
NON-INTEREST INCOME
  Net gains (losses)
     Sales of single family servicing
       rights........................  $    1,735  $   --      $      4,678  $     34,080  $     67,198
     Single family warehouse loans...       8,754      10,063        38,396        26,415        (3,912)
                                       ----------  ----------  ------------  ------------  ------------
                                           10,489      10,063        43,074        60,495        63,286
     Securities and mortgage-backed
       securities....................         641         (36)        4,002            26        10,404
     Other loans.....................         940       3,261         3,189        (1,210)          163
  Loan servicing fees and charges....      12,684      10,461        44,230        43,508        31,741
  Other..............................       4,912       3,173        15,541        12,162        13,295
                                       ----------  ----------  ------------  ------------  ------------
          Total non-interest
            income...................  $   29,666  $   26,922  $    110,036  $    114,981  $    118,889
                                       ==========  ==========  ============  ============  ============
PRINCIPAL SOLD
  MSRs...............................  $   40,910  $  222,387  $  1,488,885  $  2,854,114  $  4,521,491
  Single family warehouse loans......     498,469     820,595     2,984,211     2,100,662     4,786,413

     THREE MONTHS ENDED DECEMBER 31, 1996 COMPARED TO THE THREE MONTHS ENDED DECEMBER 31, 1995. Non-interest income was $29.7 million for the three months ended December 31, 1996 compared to $26.9 million for the three months ended December 31, 1995, an increase of $2.8 million. Loan servicing fees and charges increased $2.2 million, or 21%, to $12.7 million for the three months ended December 31, 1996, from $10.5 million for the three months ended December 31, 1995. This increase reflects a larger portfolio of single family loans serviced for others of $9.5 billion at December 31, 1996, compared to $8.2 billion at December 31, 1995. Net gains (losses) declined $1.2 million, or 9%, to $12.1 million during the three months ended December 31, 1996, compared to $13.3 million during the prior year quarter. This decrease primarily reflects a decrease in gains on sales of single family and multi-family portfolio loans. See " -- Discussion of Financial Condition".

     1996 COMPARED TO 1995. Non-interest income was $110.0 million for fiscal 1996 compared to $115.0 million for fiscal 1995, a decrease of $5.0 million. During fiscal 1996 and 1995, $1.5 billion and $2.9 billion, respectively, of single family MSRs were sold. The decrease in single family MSR sales during fiscal 1996 reflects management's decision to retain a greater portion of MSRs in response to the implementation of SFAS No. 122, "Accounting for Mortgage Servicing Rights, an Amendment of Financial Accounting Standards Board Statement No. 65". See "Business -- Loan Servicing Portfolio". Fiscal 1995 included substantial gains on sales of servicing rights originated in prior years. Gains on sales of single family warehouse loans were $38.4 million during fiscal 1996, compared to $26.4 million during fiscal 1995, reflecting an increase in the volume of single family warehouse loans sold. Excluding gains from sales of single family MSRs and single family warehouse loans, non-interest income increased $12.5 million in fiscal 1996 compared to fiscal 1995, primarily due to increased gains on sales of securities and MBS and other loans.

     Net gains on securities and MBS were $4.0 million and $26,000 for fiscal 1996 and 1995, respectively. During fiscal 1996, the net gains on MBS were from the sale of $293.0 million of MBS. See " -- Discussion of Financial
Condition".

     Net gains (losses) on other loans were $3.2 million and $(1.2) million for fiscal 1996 and 1995, respectively. During fiscal 1996, the Company sold $98.1 million of single family loans held by the Financial Markets Group for a gain of $608,000 and $178.4 million of multi-family loans for a gain of $2.7 million. See " -- Discussion of Financial Condition".

     During fiscal 1996, loan servicing fees and charges increased $722,000, or 2% from the prior year. This increase is due primarily to an increase in the portfolio of single family servicing for others, $9.5 billion at September 30, 1996 compared to $8.5 billion at September 30, 1995. Offsetting this increase was a decrease in the average service fee rate due to a change in the mix of the portfolio.

     Other non-interest income was $15.5 million in fiscal 1996 compared to $12.2 million in fiscal 1995. The increase was primarily due to growth in mutual fund and annuity sales. The growth in the sale of these products reflected the low interest rate environment, more experienced salespeople, and increased marketing of those products.

     1995 COMPARED TO 1994. Non-interest income was $115.0 million for fiscal 1995, a $3.9 million decrease from $118.9 million for fiscal 1994. This decrease is attributable, in part, to a $2.8 million decrease in gains on sales of single family MSRs and single family warehouse loans which were $60.5 million and $63.3 million for fiscal 1995 and 1994, respectively.

     In September 1995, the Company adopted SFAS No. 122, effective October 1, 1994. This statement requires that, among other things, the book value of mortgage loans be allocated at the time of origination between the MSRs and the related loans, provided there is a plan to sell or securitize such loans. With the implementation of SFAS No. 122, the original cost basis of the loan is allocated between the loan and the MSRs, thus increasing the gains on sales of loans and reducing the gains on sales of MSRs.

     The implementation of SFAS No. 122 resulted in the capitalization of $28.7 million of originated MSRs during fiscal 1995 and an increase to net income and stockholders' equity of $9.8 million. This implementation also had the effect of decreasing the gains on sales of single family MSRs by $17.7 million and increasing the gains on single family warehouse loans by $34.6 million. Excluding the effects of implementing SFAS No. 122, the gains on sales of single family MSRs and the gains (losses) on single family warehouse loans would have been $51.8 million and $(8.2) million, respectively. In accordance with the requirements of SFAS No. 122, the prior year amounts were not restated.

     Excluding the effects of SFAS No. 122 in fiscal 1995, the gains on single family MSRs were $51.8 million, compared to $67.2 million for fiscal 1994. During fiscal 1995, single family MSRs were sold at an average premium of 181 basis points, compared to 149 basis points during fiscal 1994. The average premiums on MSRs sold in fiscal 1994 were lower compared to fiscal 1995, reflecting the lower interest rate environment during the first half of fiscal 1994. The rise in market interest rates during the second half of fiscal 1994, and continuing through the beginning of fiscal 1995 had a positive effect on the average premiums on servicing rights sold, reflecting an increase in the value of the servicing portfolio due to actual and anticipated declines in prepayments. The increase in interest rates during the second half of fiscal 1994 and during fiscal 1995 also resulted in a decrease in originations. The decrease in originations and the retention of a greater proportion of originated loans for the Company's own portfolio decreased the volume of MSRs available for sale during fiscal 1995.

     Excluding the effects of SFAS No. 122 in fiscal 1995, the losses on single family warehouse loans were $(8.2) million in fiscal 1995 and $(3.9) million in 1994. Increased losses in fiscal 1995 reflect the increasingly competitive pricing in the market during that period.

     Net gains on securities and MBS were $26,000 and $10.4 million for fiscal 1995 and 1994, respectively. The gains in fiscal 1994 primarily relate to the sale of $213.0 million of MBS created when the Company securitized single family loans from its own portfolio.

     Loan servicing fees and charges increased $11.8 million, or 37%, during fiscal 1995 compared to fiscal 1994. The increase was due primarily to an increase in the portfolio of single family servicing for others and an increase in the average fees collected on those loans due to a change in the composition of that portfolio. The portfolio of single family servicing for others increased to $8.5 billion at September 30, 1995, compared to $6.2 billion at September 30, 1994, primarily due to loan originations and purchases of MSRs. See " -- Discussion of Financial Condition". The increase in the single family loan servicing portfolio during fiscal 1995 includes $3.4 billion of loans associated with MSRs purchased in fiscal 1994 that were not transferred to the Company until fiscal 1995 and were not included in the portfolio as of September 30, 1994. See Note 6 to the Consolidated Financial Statements.

  NON-INTEREST EXPENSE

     Non-interest expense was comprised of the following significant items:

                              NON-INTEREST EXPENSE

                                          FOR THE THREE
                                           MONTHS ENDED
                                           DECEMBER 31,       FOR THE YEAR ENDED SEPTEMBER 30,
                                       --------------------  ----------------------------------
                                         1996       1995        1996        1995        1994
                                       ---------  ---------  ----------  ----------  ----------
                                                            (IN THOUSANDS)
Compensation and benefits............  $  19,975  $  20,411  $   87,640  $   83,520  $   86,504
Occupancy............................      4,255      4,626      18,415      18,713      17,196
Data processing......................      3,801      3,970      16,196      16,360      15,821
Advertising and marketing............      2,255      1,471       8,025       9,262      10,796
Amortization of intangibles..........      5,824      4,760      20,432      21,856      18,247
SAIF deposit insurance premiums......      2,957      3,044      45,690      11,428      11,329
Furniture and equipment..............      1,219      1,580       6,121       6,428       6,810
Restructuring charges................     --         --          10,681      --          --
Other................................     12,792      9,430      40,065      27,009      32,890
                                       ---------  ---------  ----------  ----------  ----------
     Total non-interest expense......  $  53,078  $  49,292  $  253,265  $  194,576  $  199,593
                                       =========  =========  ==========  ==========  ==========

     THREE MONTHS ENDED DECEMBER 31, 1996 COMPARED TO THE THREE MONTHS ENDED DECEMBER 31, 1995. Non-interest expense was $53.1 million for the three months ended December 31, 1996 and $49.3 million for the three months ended December 31, 1995, or 1.97% and 1.68%, respectively, of average total assets for those same periods. The increase in non-interest expense reflects increased advertising costs, legal expense, and amortization of intangibles. Advertising costs increased due to a new advertising campaign introduced during the first quarter of fiscal 1997. Legal expense, which is included in other non-interest expense, increased during the three months ended December 31, 1996 as compared to the year ago quarter due to costs associated with the Bank's supervisory goodwill and forbearance litigation. See "Legal Proceedings". The increase in amortization of intangibles resulted from the purchase of single family mortgage servicing rights during the three months ended December 31, 1996. Offsetting the above items was a decrease in compensation and benefits, reflecting a drop in average full-time equivalent employees to 2,276 for the three months ended December 31, 1996, from 2,651 for the three months ended December 31, 1995. The number of average full-time equivalent employees decreased as a result of the restructuring of the mortgage origination business of the mortgage banking segment. See "-- Mortgage Banking Restructure".

     1996 COMPARED TO 1995. Non-interest expense was $253.3 million for fiscal 1996 and $194.6 million for fiscal 1995, or 2.26% and 1.86%, respectively, of average total assets for those same periods. Non-interest expense for fiscal 1996 included several non-recurring items including $7.8 million in compensation expense, $33.7 million in SAIF deposit insurance premiums, and a $10.7 million restructuring charge. Excluding these non-recurring items, non-interest expense was $201.1 million for fiscal 1996 compared to $194.6 million for fiscal 1995, or 1.79% and 1.86%, respectively, of average total assets for those same periods. The $7.8 million compensation charge related to a management compensation program adopted in June 1996 in connection with the August Offering. This program provided, among other things, for a cash bonus and the award of Company common stock to certain executives and officers of the Company. See Note 13 to the Consolidated Financial Statements. Excluding the $7.8 million charge, compensation and benefits decreased to $79.8 million in fiscal 1996 compared to $83.5 million in fiscal 1995. This decrease reflects a decrease in the number of average full-time equivalent employees to 2,548 for fiscal 1996, from 2,729 for fiscal 1995. The $33.7 million SAIF deposit insurance premium charge reflects a one-time assessment on all SAIF-insured deposits aimed at fully-capitalizing the SAIF. The United States Congress passed legislation that was signed into law on September 30, 1996 that mandated this assessment, which was set at 65.7 basis points of SAIF-assessable deposits at March 31, 1995. See "Regulation -- Safety and Soundness Regulations -- Charter, Supervision, and Examination -- Insurance Assessments". The $10.7 million restructuring charge is discussed above in " -- Mortgage Banking Restructure". During fiscal 1996 and 1995, $878,000 and $11.2 million, respectively, of gains on sales of Real Estate Owned ("REO") properties were recognized and included in other non-interest expense.

     1995 COMPARED TO 1994. Non-interest expense was $194.6 million for fiscal 1995 compared to $199.6 million for fiscal 1994, or 1.86% and 2.41%, respectively, of average total assets for those periods. Compensation and benefits were $83.5 million for fiscal 1995 and $86.5 million for fiscal 1994, or 43% of total non-interest expense for both of these periods. Advertising expenses were lower during fiscal 1995 reflecting the introduction of community banking products in the prior year. During fiscal 1995 and 1994, $11.2 million and $5.8 million, respectively, of gains on sales of REO properties were recognized and included in other non-interest expense. Amortization of intangibles increased in fiscal 1995, reflecting increased amortization of MSRs due to servicing acquisitions.

  INCOME TAXES

     Bank United Corp. is a savings and loan holding company (the "Parent Company"), Holdings is a wholly owned, Delaware subsidiary, and the Bank is a federal savings bank. The provision for income taxes is comprised of current federal income taxes, deferred federal income taxes, state income taxes, and payments due in lieu of taxes. The provision for income taxes was an expense of $13.6 million and $13.1 million for the three months ended December 31, 1996 and 1995, respectively, a net benefit of $75.8 million for fiscal 1996, an expense of $37.4 million for fiscal 1995, and a net benefit of $31.9 million in fiscal 1994. In June 1996, the Certificate of Incorporation and By-Laws were restated with the intent to preserve certain beneficial tax attributes limiting the disposition of certain common stock and other interests in the Parent Company by certain of its stockholders. The preservation of certain tax attributes allowed the recognition of tax benefits in June 1996 for the expected utilization of NOLs. These tax benefits were not recognized in prior periods due to limitations on the utilization of NOLs if an Ownership Change had occurred. In June 1996, the Parent Company and the Bank entered into a tax sharing agreement. This agreement resulted in the recognition of a tax benefit for the expected utilization of the Company's NOLs by the Bank. As a result of the tax sharing agreement and the restatement of the Certificate of Incorporation and By-laws, a total tax benefit of $101.7 million was recognized in fiscal 1996 as a reduction of income tax expense and an increase in the net deferred tax asset. No tax benefits were recorded in fiscal 1995 or the three months ended December 31, 1995 due to limitations on NOLs if an Ownership Change had occurred. During fiscal 1994, tax benefits of $58.2 million were recorded due to the expected utilization of NOLs against future taxable income. See
"Regulation -- Taxation" and Note 14 to the Consolidated Financial Statements.

     As of December 31, 1996, future taxable income of $657 million would fully utilize the net deferred tax asset. The Company earned taxable income of $130 million in fiscal 1995 and estimates taxable income of $80 million for fiscal 1996.

  MINORITY INTEREST

     Dividends on Bank Preferred Stock paid by the Bank increased to $18.3 million for fiscal 1996 from $10.6 million for fiscal 1995, due to the Bank's issuance of Bank Preferred Stock, Series B during the fourth quarter of fiscal 1995. These shares are not owned by the Company and, accordingly, are reflected as minority interest in the Consolidated Financial Statements. Payments in lieu of dividends increased during fiscal 1996 due to the contractual payment of $5.9 million made to the FDIC-FRF in connection with the declaration of a $100 million dividend on the common stock of the Bank. See "Business -- The Assistance Agreement -- Warrant Agreement" and Note 16 to the Consolidated Financial Statements.

DISCUSSION OF CHANGES IN FINANCIAL CONDITION

  OVERVIEW

     The Company is a broad-based financial services provider to consumers and businesses in Texas and other selected regional markets throughout the United States. Historically, the Company focused on traditional single family mortgage lending and deposit gathering, as well as retail and wholesale mortgage banking activities. Over the past few years, however, the Company's management has pursued a strategy designed to reduce the Bank's reliance on its single family mortgage lending by developing potentially higher margin community banking and commercial banking lines of business. During this time, the Company has engaged in more aggressive marketing campaigns and has increased its originations and retention of commercial and consumer loans and increased the level of lower cost transaction and commercial deposit accounts. While the pursuit of this strategy entails risks different from and in addition to those found in single family mortgage lending, the Company believes it has taken appropriate measures to manage these risks adequately. To manage potential credit risk, the Company has developed comprehensive credit approval and underwriting policies and procedures for these lines of business. To offset operational and competitive risk, the Company has hired experienced commercial bank professionals, trained other personnel to manage and staff these businesses, and has closely monitored the conduct and performance of the businesses. In addition to its efforts to increase originations of commercial and consumer loans, the Company plans to increase the retention of higher-yielding single family and multi-family mortgage loans that, in the past, may have otherwise been sold or securitized. The Company intends to continue to pursue additional expansion opportunities, including through acquisitions, while maintaining adequate capital.

     The following table reflects activity in the MBS portfolio.

                           MORTGAGE-BACKED SECURITIES

                                              FOR THE THREE
                                              MONTHS ENDED
                                              DECEMBER 31,              FOR THE YEAR ENDED SEPTEMBER 30,
                                       ---------------------------  ----------------------------------------
                                           1996          1995           1996          1995          1994
                                       ------------  -------------  ------------  ------------  ------------
                                                                  (IN THOUSANDS)
HELD TO MATURITY
Beginning balance....................  $    630,048  $   2,051,304  $  2,051,304  $  2,394,978  $    358,896
  Loans securitized..................       --            --             --            --            906,652
  Purchases..........................       --               3,841         3,841        38,515        83,854
  Net change in unrealized gains
     (losses) before tax.............           398          1,439         2,841           162       (10,202)
  Sales..............................       --            --             --            --            (38,252)
  Repayments.........................       (19,258)      (107,578)     (178,926)     (390,364)     (162,328)
  Transfers..........................       --          (1,244,945)   (1,244,945)      --          1,260,971
  Other..............................          (820)          (481)       (4,067)        8,013        (4,613)
                                       ------------  -------------  ------------  ------------  ------------
Ending balance.......................  $    610,368  $     703,580  $    630,048  $  2,051,304  $  2,394,978
                                       ============  =============  ============  ============  ============
AVAILABLE FOR SALE
Beginning balance....................  $  1,027,860  $     346,959  $    346,959  $    433,925  $  1,817,029
  Loans securitized..................       --            --             --            --            275,520
  Purchases..........................       --            --             --                230       583,444
  Net change in unrealized gains
     (losses) before tax.............         1,465          3,416         3,660         8,415       (61,613)
  Sales..............................       --             (58,874)     (292,990)      (77,610)     (174,702)
  Repayments.........................       (47,374)        (2,615)     (272,059)      (16,346)     (760,111)
  Transfers..........................       --           1,244,945     1,244,945       --         (1,260,971)
  Other..............................          (135)           548        (2,655)       (1,655)       15,329
                                       ------------  -------------  ------------  ------------  ------------
Ending balance.......................  $    981,816  $   1,534,379  $  1,027,860  $    346,959  $    433,925
                                       ============  =============  ============  ============  ============

     The unrealized gains on the MBS held to maturity portfolio were $3.3 million at December 31, 1996, $2.2 million at September 30, 1996, $14.5 million at September 30, 1995, and $1.8 million at September 30, 1994. The unrealized losses on the MBS held to maturity portfolio were $20.4 million at December 31, 1996, $23.0 million at September 30, 1996, $34.6 million at September 30, 1995, and $56.0 million at September 30, 1994. The changes in the unrealized gains and losses in the MBS held to maturity portfolio relate to changes in market conditions relating to MBS. At December 31, 1996, the Company's MBS held to maturity portfolio was comprised primarily of privately-issued and credit-enhanced MBS, of which 99% were rated AA/Aa or higher by the Standard & Poor's Corporation or Moody's Investor Services, Inc., respectively. These ratings and the individual MBS are reviewed monthly to ensure that no credit deterioration has occurred. At December 31, 1996, none of the MBS in the held to maturity portfolio were on credit watch for possible downgrading by either of the rating agencies. See "Business -- Investment Portfolio."

     The following table reflects activity in the loan portfolio.

                                     LOANS

                                       FOR THE THREE MONTHS ENDED
                                              DECEMBER 31,              FOR THE YEAR ENDED SEPTEMBER 30,
                                       --------------------------  -------------------------------------------
                                           1996          1995          1996           1995           1994
                                       ------------  ------------  -------------  -------------  -------------
                                                            (IN THOUSANDS)
HELD TO MATURITY
Beginning balance....................  $  7,227,153  $  7,763,676  $   7,763,676  $   4,780,328  $   3,434,440
  Originations
     Single family...................       159,519       190,271        818,563      1,012,771      1,319,020
     Single family construction......       196,974       105,625        554,260        239,481        133,609
     Consumer........................        23,768        24,304        125,596         99,249         94,153
     Multi-family, commercial real
       estate, and small business....       130,333        59,140        248,185        246,131        207,546
  Purchases
     Single family...................       338,066        70,357        140,583      2,640,755      1,312,827
     Consumer........................        41,626       --            --                   68         24,982
     Multi-family, commercial real
       estate and small business.....        76,426         7,927          7,927         17,270         68,466
  Net change in mortgage banker
     finance line of credit..........       103,210        32,431         30,481        (38,124)      (238,223)
  Repayments.........................      (600,832)     (532,707)    (2,298,915)    (1,188,489)      (807,574)
  Securitized loans sold or
     transferred.....................       --            --            --             --           (1,125,050)
  Transfers from (to) held for
     sale............................            46      (178,690)      (104,235)           805        398,645
  Sales..............................        (9,755)      --              (4,420)       (34,865)       (26,930)
  Other..............................       (19,417)       (6,836)       (54,548)       (11,704)       (15,583)
                                       ------------  ------------  -------------  -------------  -------------
Ending balance.......................  $  7,667,117  $  7,535,498  $   7,227,153  $   7,763,676  $   4,780,328
                                       ============  ============  =============  =============  =============
HELD FOR SALE
Beginning balance....................  $    292,335  $    496,564  $     496,564  $     265,846  $   1,427,939
  Originations
     Single family...................       490,233       737,428      2,783,446      2,213,553      4,105,530
     Multi-family, commercial real
       estate, and small business....         2,334        25,854         88,861         61,505         23,449
  Purchases
     Single family...................        14,486        22,819         85,715         65,103         60,900
     Multi-family, commercial real
       estate, and small business....        76,408       --              57,594         38,823       --
  Repayments.........................        (2,922)       (1,992)       (15,581)        (3,667)       (54,846)
  Securitized loans sold or
     transferred(1)..................      (490,516)     (728,455)    (2,669,406)    (1,864,313)    (4,470,275)
  Transfers (to) from held to
     maturity........................           (46)      178,690        104,235           (805)      (398,645)
  Sales..............................       (92,910)     (342,710)      (642,559)      (273,747)      (430,342)
  Other..............................           491        (2,113)         3,466         (5,734)         2,136
                                       ------------  ------------  -------------  -------------  -------------
Ending balance.......................  $    289,893  $    386,085  $     292,335  $     496,564  $     265,846
                                       ============  ============  =============  =============  =============

------------
(1) Includes $441.4 million, $728.5 million, $2.6 billion, $1.9 billion, and $4.4 billion of loans securitized by the Mortgage Banking Group and sold to third parties during the three months ended December 31, 1996 and 1995, and fiscal 1996, 1995, and 1994, respectively.

     1997 ACTIVITY. Total assets increased during the three months ended December 31, 1996 by $347.3 million, or 3%, to $11.1 billion. The majority of the increase occurred in the loan portfolio, principally due to purchases and originations, funded primarily with FHLB advances and reverse repurchase agreements.

     Securities purchased under agreements to resell ("repurchase agreements") and federal funds sold decreased $92.0 million, contributing to the funding of loan purchases and originations.

     During the first quarter of fiscal 1997, $76.4 million of small business loans were purchased, a portion of which were pooled into securities totalling $44.3 million and sold for a gain of $362,000.

     Commercial loans, which include single family construction, multi-family, assisted living facilities, small business and MBF line of credit loans, increased $314.8 million, or 32%, during the three months ended December 31, 1996, primarily reflecting purchases and originations. Additionally, the Company had $874.8 million and $705.0 million of outstanding commercial loan commitments that had not been funded as of December 31, 1996 and 1995, respectively. This increase is consistent with the Company's strategy to reduce its reliance on single family mortgage lending by developing higher margin commercial and consumer lending lines of business. The Company recently added healthcare loans to its portfolio. During the three months ended December 31, 1996, the Company originated $33.4 million of such loans.

     Single family loans increased during the three months ended December 31, 1996 despite lower originations and principal repayments. Purchases of single family loans increased during the three months ended December 31, 1996 as compared to the year ago quarter in an effort to offset the effect of principal repayments in that portfolio. Single family loan originations decreased, reflecting a decline in mortgage refinance activity due to higher average market interest rates during the three months ended December 31, 1996 as compared to the three months ended December 31, 1995. Refinancings approximated $168.4 million and $300.2 million, or 25% and 31%, respectively, of total loan originations during these periods. During the three months ended December 31, 1996, $159.5 million of single family loan originations were retained for portfolio, as compared to $190.3 million during the three months ended December 31, 1995.

     During the three months ended December 31, 1996, the Company sold $9.8 million of single family loans held by the banking operations segment for a gain of $867,000, compared to sales of $93.7 million of single family loans held by the banking operations segment for a gain of $1.5 million and $150.5 million of multi-family loans for a gain of $2.3 million during the three months ended December 31, 1995.

     Mortgage servicing rights increased $28.7 million to $152.1 at December 31, 1996, compared to $123.4 million at September 30, 1996. During the three months ended December 31, 1996, the Company purchased servicing rights associated with $1.1 billion in single family loans at a premium of $20.9 million. The Company also entered into a contract to purchase servicing rights associated with $3.8 billion in loans for a premium of $60.8 million. The purchase is expected to close during the second quarter of fiscal 1997. A deposit of $11.6 million was paid and is included in other assets on the Statements of Financial Condition as of December 31, 1996.

     Deposits decreased $148.7 million, or 3%, during the three months ended December 31, 1996 primarily due to maturities of consumer certificates of deposit ("CDs") that were not renewed.

     In the aggregate, FHLB advances, reverse repurchase agreements, and federal funds purchased increased $575.9 million during the three months ended December 31, 1996 primarily to fund loan purchases and originations.

     1996 ACTIVITY. Total assets decreased by $1.3 billion, or 11%, to $10.7 billion at September 30, 1996 down from $12.0 billion at September 30, 1995. This decrease primarily resulted from loan and MBS sales and repayments.

     Repurchase agreements and federal funds sold increased to $674.2 million at September 30, 1996 from $471.1 million at September 30, 1995. The increase primarily reflects the Company's decision to borrow and invest funds at a positive spread on a short-term basis.

     Securities decreased $51.5 million, to $64.5 million at September 30, 1996 from $116.0 million at September 30, 1995 reflecting the purchase of $22.4 million and the sale of $96.5 million in securities. During fiscal 1996, $58.0 million of Small Business Administration ("SBA") loans were purchased, a portion of which were pooled into securities totalling $30.5 million. At September 30, 1996, $6.5 million of the securities created remain in the Company's portfolio.

     MBS decreased $740.4 million during fiscal 1996, primarily due to sales and repayments. During fiscal 1996, the Company sold $293.0 million in MBS for a gain of $2.7 million, compared to $77.6 million in sales for a gain of $16,000 during fiscal 1995. The increase in repayments resulted from a decline in market interest rates.

     In November 1995, the Financial Accounting Standards Board ("FASB") issued "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities". This implementation guide provided the Company the opportunity to reassess the appropriateness of the classification of its securities, and provided that reclassifications of securities from the held to maturity category resulting from this one-time reassessment would not call into question the intent to hold other securities to maturity in the future. During the first quarter of fiscal 1996, the Company reassessed its securities portfolios and reclassified $1.2 billion in MBS from the held to maturity portfolio to the available for sale portfolio. An unrealized gain of $4.2 million before tax, or $2.6 million after tax, was recorded in stockholders' equity as a result of this transfer. At September 30, 1996 and 1995, the Company had unrealized losses on securities and MBS available for sale, net of tax, of $2.2 million and $6.6 million, respectively. See Note 4 to the Consolidated Financial Statements.

     The increase in single family loan originations during fiscal 1996 resulted from a decline in market interest rates in comparison to a year ago. The decline in market interest rates prompted borrowers to refinance their mortgages at lower rates of interest, resulting in an increase in repayments as well as in single family mortgage loan originations. Refinancings approximated $1.2 billion and $600.6 million, or 31% and 17% of total single family mortgage loan originations during fiscal 1996 and 1995, respectively. Multi-family, commercial real estate, and business credit loan originations increased $29.4 million during fiscal 1996 as compared to fiscal 1995. The increase in multi-family, commercial real estate, and business credit loan originations, as well as the increase in residential construction loan originations during fiscal 1996, as compared to fiscal 1995, reflects the geographic expansion of the offering of these products. Increased consumer loan originations during fiscal 1996 as compared to fiscal 1995 are primarily due to increased home improvement loan originations resulting from increased marketing efforts.

     As a result of the decline in market interest rates during fiscal 1996, the MBF (as defined herein) line of credit portfolio increased $30.5 million to $139.9 million at September 30, 1996.

     Single family loan purchases were $226.3 million during fiscal 1996, compared to $2.7 billion during fiscal 1995. The decrease in purchases reflects a decrease in products available at attractive yields.

     During fiscal 1996, total loans decreased $740.8 million, primarily due to sales and repayments. During this period, the Company sold $98.1 million of single family portfolio loans for a gain of $608,000 and $178.4 million of multi-family loans for a gain of $2.7 million.

     MSRs increased $48.3 million to $123.4 million at September 30, 1996 from $75.1 million at September 30, 1995. During fiscal 1996, the Company purchased servicing rights associated with $1.2 billion of single family loans at a premium of $23.5 million.

     In the aggregate, FHLB advances, reverse repurchase agreements, and federal funds purchased decreased $1.3 billion to $4.3 billion at September 30, 1996 from $5.6 billion at September 30, 1995, reflecting a reduction in the Company's asset base.

     The decrease in deposits is primarily due to maturities of consumer and wholesale CDs that were not renewed. These decreases were partially offset by increased consumer checking and insured money fund deposits, reflecting the Company's emphasis on high levels of customer service and innovative products.

     1995 ACTIVITY. Total assets increased to $12.0 billion at September 30, 1995 from $8.9 billion at September 30, 1994, reflecting an increase of $3.1 billion. The majority of this increase occurred in the loan portfolio, primarily as a result of single family adjustable-rate loan originations retained for the Company's portfolio and purchases of single family loans.

     Repurchase agreements and federal funds sold increased to $471.1 million at September 30, 1995 from $358.7 million at September 30, 1994. The increase primarily reflected the Company's decision to borrow and invest funds on a short-term basis.

     MBS decreased $430.6 million during fiscal 1995, primarily due to repayments of $406.7 million. The decrease in purchases to $38.7 million for fiscal 1995 from $667.3 million for fiscal 1994 reflected lower yields available in the marketplace on MBS during fiscal 1995. The decreased volume of MBS sales, to $77.6 million for fiscal 1995 as compared to $213.0 million during fiscal 1994, primarily resulted from reduced sales of securitized assets. There were no loans securitized during fiscal 1995, as compared to $1.2 billion securitized during fiscal 1994. The $515.7 million decrease in repayments for fiscal 1995, as compared to fiscal 1994, reflected rising interest rates beginning in the second half of fiscal 1994.

     At September 30, 1995 and 1994, unrealized losses on securities and MBS available for sale, net of tax, were $6.6 million and $13.4 million, respectively. The decrease resulted principally from a decline in market prices due to increased interest rates in the second half of fiscal 1994 and prepayments of certain high yielding securities. See Note 4 to the Consolidated Financial Statements.

     During fiscal 1995, loans increased $3.2 billion, primarily as a result of the retention of single family adjustable-rate loan originations for the Company's portfolio and purchases of single family loans.

     While the total loan portfolio increased, single family loan originations decreased $2.2 billion, or 41%, in fiscal 1995 compared to fiscal 1994 and $1.2 billion, or 18%, in fiscal 1994 compared to fiscal 1993. The decrease in single family loan originations during fiscal 1995 and 1994 can be attributed to higher interest rates during those periods leading to a decline in mortgage loan refinance activity during fiscal 1995 and 1994. Refinancings approximated $600.6 million and $2.0 billion, or 17% and 37%, respectively, of total originations in fiscal 1995 and 1994. Despite lower origination volumes, the Company retained a greater percentage of originations for its portfolio due to an increase in the proportion of adjustable-rate loans as compared to fixed-rate loans originated by the Mortgage Banking Group. During fiscal 1995, 30% of single family loan originations were retained for portfolio, as compared to 24% in fiscal 1994. The higher market interest rates also resulted in a decline in the MBF line of credit portfolio.

     During fiscal 1994 and 1995, despite the decline in single family mortgage loan originations, the Company's single family loan portfolio increased as a result of purchases from third parties. While purchases of single family loans increased during these periods, purchases of MBS decreased. During fiscal 1995, yields on loan purchases were higher than yields on MBS purchased. During fiscal 1995, $2.7 billion of single family loans yielding 8.46% were purchased, including a $1.3 billion purchase consisting of adjustable-rate loans, compared to $38.7 million of MBS purchased at a yield of 5.93%.

     Increased single family residential construction, multi-family, and commercial real estate loan originations in fiscal 1995 reflect geographic expansion of the offering of these products.

     Total deposits increased $418.0 million, to $5.2 billion at September 30, 1995, from $4.8 billion at September 30, 1994. The majority of the increase is due to an increase in commercial deposits from MBF customers, reflecting the Company's effort to build its customer base for this type of deposit.

     In the aggregate, FHLB advances, reverse repurchase agreements, and federal funds purchased increased to $5.6 billion at September 30, 1995 from $3.2 billion at September 30, 1994, primarily to fund asset originations and purchases. In connection with the increase in FHLB advances, FHLB stock was purchased to maintain the required balance of such stock. The Bank was in compliance with such stock requirements at September 30, 1995.

     During fiscal 1995, the Bank issued the Bank Preferred Stock, Series B. Costs incurred in connection with the stock issuance were recorded as a reduction to paid-in capital. The Bank's total capital was increased by $96.2 million as a result of this offering.

ASSET QUALITY

     The Company is exposed to certain credit risks related to the value of the collateral that secures loans held in its portfolio and the ability of borrowers to repay their loans during the term thereof. The Company has a Credit

Committee comprised of senior officers, that continually monitors the loan and REO portfolios for potential problems and reports to the Board of Directors at regularly scheduled meetings. The Company also has established an Asset Classification Committee comprised of senior management. This committee reviews the classification of assets and reviews the allowance for credit losses. This committee reviews all assets and periodically reports its findings directly to the Board of Directors. The Company also has an Asset Review Department, the function of which is to provide to the Board of Directors an independent ongoing review and evaluation of the quality of assets.

     Nonperforming assets consist of nonaccrual loans and REO (at fair value, less estimated costs to sell). Loans are usually placed on nonaccrual status when the loan is past due 90 days or more, or the ability of a borrower to repay principal and interest is in doubt. At September 30, 1994 and 1993, nonaccrual loans included $5.7 million and $9.0 million, respectively, of single family loans 90 days delinquent that were subject to government guaranty and upon which interest continued to accrue. There were no such loans at December 31, 1996, September 30, 1996, 1995, and 1992. At September 30, 1995, single family nonaccrual loans included $10.2 million of loans which were contractually current pursuant to the borrowers' court-approved bankruptcy plans. At December 31, 1996 and September 30, 1996, $9.8 million and $10.6 million, respectively, of such loans were excluded from single family nonaccrual loans.

                              NONPERFORMING ASSETS

                                             AT                             AT SEPTEMBER 30,
                                        DECEMBER 31,   ----------------------------------------------------------
                                            1996          1996        1995        1994        1993        1992
                                        ------------   ----------  ----------  ----------  ----------  ----------
                                                                     (IN THOUSANDS)
NONACCRUAL LOANS
     Single family(1)................     $ 88,817     $   92,187  $   83,954  $   85,722  $   61,451  $   60,209
     Single family construction......       --             --             505      --          --             672
     Consumer........................        1,362          1,039         563         506         427      --
     Multi-family....................           22            144         213       3,802       3,233      --
     Commercial real estate and small
       business......................          183            350      --           2,342      --          --
                                        ------------   ----------  ----------  ----------  ----------  ----------
                                            90,384         93,720      85,235      92,372      65,111      60,881
                                        ------------   ----------  ----------  ----------  ----------  ----------
DISCOUNTS
     Accretable(2)...................         (277)          (286)       (560)       (669)       (781)     (1,524)
     Non-accretable(3)...............         (133)        (3,791)     (9,167)    (15,384)    (22,684)    (21,250)
                                        ------------   ----------  ----------  ----------  ----------  ----------
                                              (410)        (4,077)     (9,727)    (16,053)    (23,465)    (22,774)
                                        ------------   ----------  ----------  ----------  ----------  ----------
          Net nonaccrual loans.......       89,974         89,643      75,508      76,319      41,646      38,107
REO, primarily single family
  properties.........................       33,909         30,730      24,904      20,684      18,954      17,722
                                        ------------   ----------  ----------  ----------  ----------  ----------
          Total nonperforming
            assets...................     $123,883     $  120,373  $  100,412  $   97,003  $   60,600  $   55,829
                                        ============   ==========  ==========  ==========  ==========  ==========

------------
(1) Originated single family nonaccrual loans to total single family nonaccrual loans were 33.21%, 33.04%, 20.64%, and 13.66% at December 31, 1996,
    September 30, 1996, 1995, and 1994, respectively.

(2) Accretable discount arises principally from the purchase of performing single family residential loans in the secondary market. The discount in effect functions principally as an additional reserve by lowering the book value of the outstanding loans. If the accretable discount is included with the allowance for credit losses, the resulting ratio of the allowance for credit losses to total loans would have been 0.66% and 0.73% at December 31, 1996 and September 30, 1996, respectively.

(3) The loan principal amount related to the non-accretable discounts were $196,000, $29.5 million, $33.7 million, $60.2 million, $41.4 million, and
    $43.1 million at December 31, 1996 and September 30, 1996, 1995, 1994, 1993,
    and 1992, respectively.

                         SELECTED ASSET QUALITY RATIOS

                                      AT OR FOR
                                         THE
                                     THREE MONTHS
                                        ENDED              AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                     DECEMBER 31,   -----------------------------------------------------
                                         1996         1996       1995       1994       1993       1992
                                     ------------   ---------  ---------  ---------  ---------  ---------
Allowance for credit losses to net
  nonaccrual loans
     Single family...................     35.59%        32.46%     39.74%     22.70%     39.69%     41.61%
     Total...........................     48.38         44.24      48.74      30.73      71.71      74.04
Allowance for credit losses to
  nonperforming assets...............     35.14         32.95      36.65      24.18      49.28      50.54
Allowance for credit losses and
  non-accretable discounts to net
  nonaccrual loans...................     48.53         48.47      60.88      50.89     126.18     129.80
Allowance for credit losses to total
  loans..............................      0.54          0.52       0.44       0.46       0.61       0.68
Nonperforming assets to total
  assets.............................      1.12          1.12       0.84       1.09       0.72       0.89
Net nonaccrual loans to total
  loans..............................      1.12          1.19       0.91       1.51       0.85       0.92
Nonperforming assets to total loans
  and REO............................      1.54          1.59       1.21       1.91       1.23       1.35
Net loan charge-offs to average
  loans --
  Annualized
     Single family...................      0.12          0.12       0.08       0.04       0.05       0.07
     Total...........................      0.16          0.17       0.16       0.30       0.05       0.07

             PORTFOLIO OF GROSS NONACCRUAL LOANS BY STATE AND TYPE
                              AT DECEMBER 31, 1996

                                                                               % OF
       STATE                           SINGLE FAMILY    OTHER      TOTAL       TOTAL
-------------------------------------  -------------    ------   ---------     ------
                                                       (IN THOUSANDS)
California...........................     $52,353       $   24   $  52,377      57.94%
Florida..............................       7,488           98       7,586       8.39
Texas................................       4,088        1,349       5,437       6.02
Illinois.............................       4,564         --         4,564       5.05
New York.............................       3,125         --         3,125       3.46
New Jersey...........................       2,255         --         2,255       2.49
Pennsylvania.........................       2,157         --         2,157       2.39
Minnesota............................       1,288         --         1,288       1.43
Virginia.............................       1,270         --         1,270       1.41
Maryland.............................       1,236         --         1,236       1.37
Connecticut..........................       1,086         --         1,086       1.20
Other................................       7,907           96       8,003       8.85
                                       -------------    ------   ---------     ------
     Total...........................     $88,817       $1,567   $  90,384     100.00%
                                       =============    ======   =========     ======
     % of Total......................       98.27%        1.73%     100.00%
                                       =============    ======   =========

     The allowance for credit losses to net nonaccrual loans decreased from a five year high of 74.04% at September 30, 1992 to 48.74% at September 30, 1995. The decrease in the ratio resulted from the charge-off of $10.1 million in fiscal 1994 and $3.4 million in fiscal 1995 related to a single large commercial real estate loan which reduced the amount of the reserve. The ratio decreased to 44.24% at September 30, 1996 primarily due to loan originations and purchases in the latter half of 1995. The ratio increased to 48.38% at December 31, 1996 primarily due to increased provisions caused by single family purchases as well as changes in the composition of the loan portfolio.

     The allowance for credit losses to net nonaccrual loans was 44.24% at September 30, 1996 and 48.74% at September 30, 1995. This compares to ratios for peer institutions (thrifts with assets over $5.0 billion) of 87.36% and 81.66% at September 30, 1996 and 1995, respectively. The Company's charge-off ratios were 0.17% and 0.16% in fiscal 1996 and 1995, respectively, compared to 0.54% and 0.54% for the twelve months ended September 30, 1996 and 1995, respectively, for peer institutions. Because 98% of the Company's nonaccrual loans at December 31, 1996 are single family mortgages, its allowance is lower than is typical of its peers. The Company believes that because of its underwriting standards and substantial purchase discounts, historical charge-offs on its single family loans have been lower in the aggregate than the corresponding aggregate net gains from the sales of the underlying collateral. The Company believes that its allowance levels approximate the allowances for future potential losses. At September 30, 1996 and 1995 the Company's single family loan portfolio represented 81.2% and 84.7%, respectively, of gross loans outstanding compared to 73.45% and 72.22% for peer institutions.

     Nonperforming assets increased $3.5 million, or 3%, to $123.9 million at December 31, 1996 compared to $120.4 million at September 30, 1996. Single family nonaccrual loans decreased $3.4 million primarily from loans being foreclosed on and transferred to REO. The portion of the purchase discount attributable to potential credit risk on certain acquired single family loans is treated as non-accretable discount. The Company believes that these purchase discounts have been historically sufficient to cover losses from these portfolios and to provide a market rate of return. These non-accretable discounts are recognized as part of income upon obtaining sufficient seasoning, payoffs, and stabilizing delinquencies. The non-accretable discount on nonaccrual loans decreased $3.7 million to $133,000 at December 31, 1996 from $3.8 million at September 30, 1996. This decrease primarily resulted from recognition of a portion of the non-accretable discounts as part of income. REO increased $3.2 million to $33.9 million at December 31, 1996 from $30.7 million at September 30, 1996. In March 1997, the Company entered into an agreement to sell $37.7 million in nonperforming single family loans, subject to satisfying certain document requirements. The loan sale closed in April 1997.

     Nonperforming assets increased $20.0 million to $120.4 million at September 30, 1996 from $100.4 million at September 30, 1995. The single family nonaccrual loans increased $8.2 million, reflecting, in part, the effects of the loan purchases which occurred in the second half of 1995. The non-accretable discount on nonaccrual loans decreased $5.4 million to $3.8 million at September 30, 1996 from $9.2 million at September 30, 1995. This decrease resulted primarily from loan sales and loans being foreclosed upon and transferred to REO. At September 30, 1996, total non-accretable discount was $7.1 million, of which $3.8 million related to nonaccrual loans. The non-accretable discount will reduce future REO losses. REO increased $5.8 million to $30.7 million at September 30, 1996 from $24.9 million at September 30, 1995. This increase primarily resulted from higher levels of delinquencies on a larger loan portfolio.

     Nonperforming assets increased $3.4 million to $100.4 million at September 30, 1995 from $97.0 million at September 30, 1994. The multi-family and commercial real estate nonaccrual loans decreased $5.9 million from September 30, 1994. This decrease resulted primarily from loans being paid in full, and improvement in performance and cash flows. The non-accretable discount decreased $6.2 million to $9.2 million at September 30, 1995 from $15.4 million at September 30, 1994. This decrease resulted primarily from loans being foreclosed upon and transferred to REO. REO increased $4.2 million to $24.9 million at September 30, 1995 from $20.7 million at September 30, 1994. This increase resulted primarily from increased volumes in the single family portfolio.

     The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures, an amendment of SFAS No. 114", effective October 1, 1995. These statements address the accounting by creditors for impairment of certain loans. They apply to all creditors and to all loans, uncollateralized as well as collateralized, except for large groups of small-balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at lower of cost or fair value, leases and debt securities. These statements apply to all loans that are restructured in a troubled debt restructuring involving a modification of terms. Loans within the scope of these statements are considered impaired when, based on current information and events, it is probable that all principal and interest amounts due will not be collected in accordance with the contractual terms of the loans. At December 31, 1996 and September 30, 1996, the recorded investment in impaired loans, pursuant to SFAS No. 114, totalled $3.6 million and $3.9 million, respectively. There was no allowance for credit losses determined in accordance with SFAS No. 114 related to these impaired loans because the measured values of the loans exceeded the recorded investments in the loans.

     Criticized and classified assets are identified pursuant to management's asset classification policy, which was established in accordance with regulatory guidelines.

             RECONCILIATION OF CRITICIZED AND CLASSIFIED ASSETS TO
                              NONPERFORMING ASSETS
                              AT DECEMBER 31, 1996

                                           NONPERFORMING    PERFORMING     TOTAL
                                           -------------    ----------   ----------
                                                        (IN THOUSANDS)
Criticized assets
  Special Mention
     Single family construction.........     $ --            $    205    $      205
     Multi-family.......................       --              12,510        12,510
     Commercial real estate and small
       business.........................       --               1,357         1,357
                                           -------------    ----------   ----------
          Total criticized assets.......       --              14,072        14,072
                                           -------------    ----------   ----------
Classified
  Substandard
     Single family......................        88,817         --            88,817
     Single family construction.........       --                 273           273
     Consumer...........................         1,251         --             1,251
     Multi-family.......................       --              13,803        13,803
     Commercial real estate and small
       business.........................           183          2,518         2,701
     Real estate owned..................        33,909         --            33,909
                                           -------------    ----------   ----------
                                               124,160         16,594       140,754
  Doubtful
     Multi-family.......................       --                 333           333
     Commercial real estate and small
       business.........................       --              --            --
                                           -------------    ----------   ----------
                                               --                 333           333
  Loss..................................       --              --            --
          Total classified assets.......       124,160         16,927       141,087
                                           -------------    ----------   ----------
          Total criticized and
            classified assets...........     $ 124,160       $ 30,999    $  155,159
                                           =============    ==========   ==========
          Total classified assets as a %
            of total gross loans........                                       1.76%
          Total allowance for credit
            losses as a % of total
            classified assets...........                                      30.85%

     The allowance for credit losses is established based on management's periodic evaluation of the loan portfolio and considers such factors as historical loss experience, delinquency status, identification of adverse situations that may affect the ability of obligors to repay, known and inherent risks in the portfolio, assessment of economic conditions, regulatory policies, and the estimated value of the underlying collateral, if any. Although the credit management systems have resulted in a very low loss experience, there can be no assurance that such results will continue in the future. The allowance for credit losses is based principally on delinquency status and historical loss experience.

     The following table presents the allowance for credit losses. See Note 5 to the Consolidated Financial Statements for activity in the allowance for credit losses by loan type.

                          ALLOWANCE FOR CREDIT LOSSES

                                          FOR THE THREE MONTHS
                                                 ENDED           FOR THE YEAR ENDED SEPTEMBER
                                              DECEMBER 31,                    30,
                                          --------------------  -------------------------------
                                            1996       1995       1996       1995       1994
                                          ---------  ---------  ---------  ---------  ---------
                                                             (IN THOUSANDS)
Beginning balance.......................  $  39,660  $  36,801  $  36,801  $  23,454  $  29,864
     Provision..........................      6,914      2,669     16,469     24,293      6,997
     Charge-offs net of recoveries......     (3,042)    (2,141)   (13,610)   (10,946)   (13,407)
                                          ---------  ---------  ---------  ---------  ---------
Ending balance..........................  $  43,532  $  37,329  $  39,660  $  36,801  $  23,454
                                          =========  =========  =========  =========  =========

                   ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES

                                         AT DECEMBER 31,            AT SEPTEMBER 30,
                                       --------------------  -------------------------------
                                         1996       1995       1996       1995       1994
                                       ---------  ---------  ---------  ---------  ---------
                                                          (IN THOUSANDS)
Single family........................  $  31,514  $  29,911  $  28,645  $  29,594  $  15,905
Single family construction...........        918        413        693        361        399
Consumer.............................      5,041      3,412      5,219      3,247      1,822
Multi-family.........................      4,752      2,802      4,118      2,855      2,329
Multi-family construction............        232        222        232        199        127
Commercial real estate and small
  business...........................        544        121        314         97      2,112
Mortgage banker finance line of
  credit.............................        523        410        412        410        684
Single family warehouse..............          8         38         27         38         76
                                       ---------  ---------  ---------  ---------  ---------
     Total...........................  $  43,532  $  37,329  $  39,660  $  36,801  $  23,454
                                       =========  =========  =========  =========  =========

     The allowance for credit losses increased to $43.5 million at December 31, 1996 from $39.7 million at September 30, 1996. The increased allowance for credit losses resulted from single family purchases as well as changes in the composition of the loan portfolio. Single family loan purchases were $353 million for the three months ended December 31, 1996. The commercial and consumer loan portfolios increased 33% and 24%, respectively, from September 30, 1996 to December 31, 1996.

     The allowance for credit losses increased to $39.7 million at September 30, 1996 from $36.8 million at September 30, 1995. The single family allowance for credit losses decreased to $28.6 million at September 30, 1996 from $29.6 million at September 30, 1995. This decrease primarily resulted from a reduced level of single family loans as repayments exceeded originations. The consumer allowance for credit losses increased to $5.2 million at September 30, 1996 from $3.2 million at September 30, 1995. This increase primarily resulted from increased losses related to the unsecured line of credit portfolio. The multi-family allowance for credit losses increased to $4.1 million at September 30, 1996 from $2.9 million at September 30, 1995. This increase primarily resulted from an increase in the multi-family held to maturity portfolio.

     The allowance for credit losses increased to $36.8 million at September 30, 1995 from $23.5 million at September 30, 1994. The single family allowance for credit losses increased to $29.6 million at September 30, 1995 from $15.9 million at September 30, 1994. This increase primarily resulted from an increase in the single family loan portfolio to $7.1 billion at September 30, 1995 from $4.2 billion at September 30, 1994 due to purchases of $2.7 billion during fiscal 1995 and additional originations retained for portfolio of $1.0 billion. The consumer allowance for credit losses increased to $3.2 million at September 30, 1995 from $1.8 million at September 30, 1994, reflecting increased losses related to the unsecured consumer line of credit portfolio.

     The Company charges-off loans, other than consumer loans, when all attempts have been exhausted to resolve any outstanding loan or legal issues. For consumer loans, all loans are charged-off when they contractually become 120 days delinquent.

     The components of charge-offs and recoveries by property type for the periods indicated are as follows:

                              NET LOAN CHARGE-OFFS

                                          FOR THE THREE
                                           MONTHS ENDED
                                           DECEMBER 31,       FOR THE YEAR ENDED SEPTEMBER 30,
                                       --------------------  ----------------------------------
                                         1996       1995        1996        1995        1994
                                       ---------  ---------  ----------  ----------  ----------
                                                            (IN THOUSANDS)
CHARGE-OFFS
     Single family...................  $  (1,884) $    (951) $   (7,751) $   (4,840) $   (1,722)
     Consumer........................     (1,212)    (1,254)     (5,995)     (2,847)     (1,365)
     Multi-family....................     --         --          --          --            (233)
     Commercial real estate and small
       business......................     --         --             (39)     (3,389)    (10,145)
     Single family warehouse.........     --         --          --              (2)     --
                                       ---------  ---------  ----------  ----------  ----------
          Total charge-offs..........     (3,096)    (2,205)    (13,785)    (11,078)    (13,465)
                                       ---------  ---------  ----------  ----------  ----------
RECOVERIES
     Single family...................         16         18          31          36          20
     Consumer........................         38         46         144          94          38
     Multi-family....................     --         --          --               2      --
                                       ---------  ---------  ----------  ----------  ----------
          Total recoveries...........         54         64         175         132          58
                                       ---------  ---------  ----------  ----------  ----------
          Total net charge-offs......  $  (3,042) $  (2,141) $  (13,610) $  (10,946) $  (13,407)
                                       =========  =========  ==========  ==========  ==========
          Net loan charge-offs to
            average loans............       0.16%      0.10%       0.17%       0.16%       0.30%

     Net loan charge-offs for all loan types increased to $3.0 million for the three months ended December 31, 1996 from $2.2 million for the three months ended December 31, 1995. The loan portfolio consists primarily of single family mortgage loans. Net charge-offs on the single family portfolio increased to $1.9 million for the three months ended December 31, 1996 from $900,000 for the three months ended December 31, 1995. This resulted in annualized net charge-offs as a percentage of single family loans on average of 0.12% and 0.05%, respectively, for the three months ended December 31, 1996 and 1995.

     Net loan charge-offs for all loan types increased to $13.6 million for fiscal 1996 from $10.9 million for fiscal 1995. The loan portfolio consists primarily of single family mortgage loans. Net charge-offs on the single family portfolio increased to $7.7 million for fiscal 1996 from $4.8 million for fiscal 1995. This resulted in net charge-offs as a percentage of single family loans on average of 0.12% and 0.08%, respectively, for fiscal 1996 and 1995. Net single family REO gains of $17.6 million exceeded net single family charge-offs of $16.4 million for the four years ended September 30, 1996. REO gains have historically been significant because of discounts attributable to the original loan purchases. Net charge-offs on the consumer loan portfolio increased to $5.9 million for fiscal 1996 from $2.8 million for fiscal 1995. The increase primarily relates to the unsecured consumer line of credit portfolio.

     Net loan charge-offs for all loans decreased to $10.9 million for fiscal 1995 compared to $13.4 million for fiscal 1994. Net charge-offs on the commercial real estate and business credit portfolio decreased to $3.4 million for fiscal 1995 compared to $10.1 million for fiscal 1994. The charge-offs in fiscal 1994 resulted primarily from a $10.1 million charge-off related to a single commercial real estate loan. The charge-offs in fiscal 1995 included an additional $3.4 million charge related to the sale of the single commercial real estate loan. Excluding the commercial real estate loan charge-offs, net charge-offs to average loans outstanding would have been $7.5 million and $3.3 million or 0.11% and 0.07%, respectively, for fiscal 1995 compared to fiscal 1994. Net charge-offs on the single family portfolio increased to $4.8 million for fiscal 1995 compared to $1.7 million for fiscal 1994. This resulted in net charge-offs as a percentage of single family loans on average of 0.08% and 0.04%, respectively, for fiscal 1995 compared to fiscal 1994. Net charge-offs on the consumer loan portfolio increased to

$2.8 million for fiscal 1995 compared to $1.3 million for fiscal 1994. This increase primarily relates to the unsecured consumer line of credit portfolio.

     The only credit product that has had charge-offs higher than its original formula reserves is the unsecured consumer line of credit, which was first offered in fiscal 1993. This product has loans outstanding at December 31, 1996 of $47.9 million, for which allowances for credit losses were recently increased from 4% to 6% of loans outstanding. Due to the initial growth and loss experience in this portfolio, underwriting, approval and collection processes were modified. Net of charge-offs, the portfolio has had positive net interest income after loss provisions. The Company believes that its current formula reserve policy is appropriate for this product.

CAPITAL RESOURCES AND LIQUIDITY

     Liquidity refers to the ability or the financial flexibility to manage future cash flows to meet the needs of depositors and borrowers and fund operations on a timely and cost-effective basis. The Bank is required by the OTS to maintain average daily balances of liquid assets and short-term liquid assets in amounts equal to 5% and 1%, respectively, of net withdrawable deposits, and borrowings payable on demand or with remaining maturities of one year or less. The Bank's average daily liquidity ratio for December 1996 was 5.19%, and the average short-term liquidity ratio for December 1996 was 2.51%.

     The primary sources of funds consist of deposits, advances from the FHLB, reverse repurchase agreements, principal repayments on loans and MBS, and proceeds from the issuance of Bank Preferred Stock and the Senior Notes. Liquidity may also be provided from other sources including investments in short-term high credit quality instruments. At December 31, 1996, these instruments generally comprised repurchase agreements, federal funds sold, trading account assets, and MBS and securities available for sale. These instruments totalled $1.6 billion at December 31, 1996, and $1.8 billion, $933.2 million, and $905.4 million at September 30, 1996, 1995, and 1994, respectively. Funding resources are principally used to meet ongoing commitments to fund deposit withdrawals, repay borrowings, fund existing and continuing loan commitments, and maintain liquidity. See Notes 8, 9, 10, and 12 to the Consolidated Financial Statements.

     In December 1996, the Company contributed all of the outstanding stock of its subsidiary, the Bank, to Holdings, and Holdings assumed the obligations of the Senior Notes. The Company has no significant assets other than its equity in Holdings and the Company's ability to pay dividends on its common stock and to meet its other cash obligations is dependent upon the receipt of dividends from Holdings. Holdings' ability to pay dividends to the Company is dependent on the extent to which it receives common stock dividends from the Bank. The declaration of dividends by the Bank on all classes of its capital stock is subject to the discretion of the Board of Directors of the Bank, the terms of the Bank Preferred Stock, applicable regulatory requirements, and compliance with the covenants of the Senior Notes. See Note 21 to the Consolidated Financial Statements.

     The Bank currently has outstanding 7,420,000 shares of the Bank Preferred Stock, stated value $25 per share or $185.5 million in the aggregate. Total aggregate annual dividend requirements on the Bank Preferred Stock are $18.25 million. While the Bank Preferred Stock is noncumulative, common stock dividends may not be paid by the Bank if full dividends on the Bank Preferred Stock have not been paid for the four most recent quarterly dividend periods. Thus, if for any reason the Bank failed to declare and pay full quarterly dividends on the Bank Preferred Stock, Holdings would not receive any cash dividends from the Bank until four full quarterly dividends on the Bank Preferred Stock had been paid. While it is the present intention of the Board of Directors of the Bank to declare dividends in an amount sufficient to provide the cash flow necessary to meet debt service obligations in respect of the Notes and any Senior Notes that remain outstanding after the Tender Offer, and to pay dividends to the holders of the Company's common stock, subject to applicable regulatory restrictions, no assurance can be given that circumstances which would limit or preclude the declaration of such dividends will not exist in the future. At December 31, 1996, the Bank had $167.1 million of available capacity for the payment of dividends on its capital stock without prior approval of the OTS, and at January 1, 1997 the Company had available capacity for the payment of $74.5 million of dividends on its capital stock under the covenants of the Senior Notes. See "Regulation -- Safety and Soundness Regulations -- Capital
Requirements -- Capital Distributions" and Notes 11, 15, and 16 to the Consolidated Financial Statements.

     DEPOSITS

     Deposits have provided the Company with a source of relatively stable and low cost funds. Average deposits funded 47% of average total assets for the three months ended December 31, 1996, 45% of average total assets for fiscal 1996, 48% for fiscal 1995, and 58% for fiscal 1994. The relationship of the Company's deposits to its average assets has decreased over the past three years, while overall deposit levels have remained constant. This change in the relationship of deposit funding is due to the opportunities for leverage created by increased capital raised through the issuance of the Bank Preferred Stock in 1993 and 1995 and earnings retained by the Company. Additionally, other financial instrument opportunities available to consumers, who have traditionally invested in bank deposit products, have become more widely used as an alternative to deposit products.

     The following table reflects net activity in the Company's deposit accounts:

                            DEPOSIT ACCOUNT ACTIVITY

                                            FOR THE THREE
                                             MONTHS ENDED
                                             DECEMBER 31,          FOR THE YEAR ENDED SEPTEMBER 30,
                                       ------------------------  -------------------------------------
                                          1996         1995         1996         1995         1994
                                       -----------  -----------  -----------  -----------  -----------
                                                               (IN THOUSANDS)
Consumer accounts
     Checking accounts (including
       interest-bearing and
       non-interest bearing).........  $    37,940  $    29,529  $    43,541  $     4,984  $     5,467
     Savings accounts................          522       (2,909)     (17,762)     (83,089)     (97,286)
     Money market accounts...........       51,985        8,096      171,064      (24,028)      (1,275)
     Time deposits...................     (187,357)     (44,281)    (231,656)      35,425     (389,465)
                                       -----------  -----------  -----------  -----------  -----------
          Total consumer activity....      (96,910)      (9,565)     (34,813)     (66,708)    (482,559)
Commercial deposits..................      (52,200)    (148,962)     (45,682)     482,726      384,387
Wholesale deposits...................      (42,848)     (30,641)    (125,859)    (157,019)    (108,196)
                                       -----------  -----------  -----------  -----------  -----------
          Total activity before
            interest credited........     (191,958)    (189,168)    (206,354)     258,999     (206,368)
Interest credited....................       43,299       43,700      172,079      159,017      131,184
                                       -----------  -----------  -----------  -----------  -----------
          Net change in deposits.....  $  (148,659) $  (145,468) $   (34,275) $   418,016  $   (75,184)
                                       ===========  ===========  ===========  ===========  ===========

     The Company has historically utilized CDs to compete for consumer deposits. Beginning in 1995, the Company's strategy has been to increase checking and money market deposit accounts which are the core relationships that provide a stable source of funding for the Company. As a complement to this strategy, the Company continues to offer traditional deposit products, such as savings accounts and CDs. See Note 8 to the Consolidated Financial Statements.

     The Company offers cash management services to its MBF customers. These services are commercial deposit accounts comprised of (i) operating accounts of MBF customers, (ii) escrow deposits, and (iii) principal and interest payments on the loans serviced by the MBF customers. At December 31, 1996, September 30, 1996, 1995, and 1994, these deposits totalled $833.0 million, $879.3 million, $911.8 million, and $402.5 million, respectively. The Company also raises wholesale deposits from institutional customers through its Financial Markets Group. These deposits tend to be interest rate sensitive and are subject to withdrawal if the rates paid on these deposits are not competitive with other market rates. While the Company does not generally solicit brokered deposits, the Company may accept brokered deposits when permitted by regulation and available at favorable rates.

     BORROWINGS

     The Company relies upon borrowings, primarily collateralized borrowings such as advances from the FHLB and reverse repurchase agreements, to fund its assets. Borrowings were the primary source of funds for the recent asset growth and accounted for 42% of the funding of average assets for the three months ended December 31, 1996, 45% for fiscal 1996, 43% for fiscal 1995, and 31% for fiscal 1994. Fixed and adjustable-rate advances are obtained from the FHLB Dallas under a security and pledge agreement that restricts the amount of borrowings to the greater of a percentage of (i) fully disbursed single family loans, unless assets are physically pledged to the FHLB Dallas, and (ii) total assets. At December 31, 1996, these limitations were 65% and 45%, respectively. The Company's ability to borrow on reverse repurchase agreements is limited to the amount and market value of collateral that is available to collateralize those reverse repurchase agreements. At December 31, 1996, the Company had $1.2 billion in such collateral, $1.0 billion of which was collateralizing such reverse repurchase agreements. See Notes 9 and 10 to the Consolidated Financial Statements.

     NOTES PAYABLE

     In May 1993, the Company issued $115 million of Senior Notes at an initial rate of 8.05% and repaid long-term debt (the "15.75% Notes") and a note payable to a related party. The interest rate on the Senior Notes was subject to increase in certain circumstances and the PER ANNUM interest rate was increased to 8.55% in October 1993, and to 9.05% in February 1994. The Senior Notes mature on May 15, 1998. An exchange offer ("Exchange Offer") was consummated in August 1996, which satisfied the condition of the Senior Notes pursuant to which the interest rate on the Senior Notes reverted from 9.05% to 8.05% PER ANNUM in September 1996. See Note 11 to the Consolidated Financial Statements. The Company has commenced the Tender Offer for the Senior Notes. See "The Tender Offer".

     COMMITMENTS

     At December 31, 1996, the Company had mandatory forward delivery contracts for single family loans of $256.7 million and had warehouse loans and commitments to originate single family mortgage loans (the "mortgage pipeline") of $244.5 million and $133.1 million, respectively, available to fill these contracts. At December 31, 1996 the Company had $1.1 billion of commitments to extend credit. Because such commitments may expire without being drawn upon, the commitments do not necessarily represent future cash requirements. Scheduled maturities of CDs and borrowings (including advances from the FHLB and reverse repurchase agreements) during the twelve months following December 31, 1996, total $1.2 billion and $2.9 billion, respectively. Management believes that the Company has adequate resources to fund all of its commitments.

     CAPITAL

     On May 6, 1996, the Bank paid a $100 million dividend to the Company on the common stock of the Bank and on the same day, the Company paid a dividend on its common stock in the amount of $100 million.

     Prior to June 1996, the Company was a subsidiary of Hyperion Holdings, which in turn was a subsidiary of Hyperion Partners. In June 1996, the following actions were taken: (i) Hyperion Holdings exhanged shares of a newly created class of its nonvoting common stock for certain shares of its voting common stock held by Hyperion Partners; (ii) Hyperion Partners then distributed the Hyperion Holdings common stock owned by it to its limited and general partners in accordance with the terms of the limited partnership agreement of Hyperion Partners (the "Distribution") and (iii) following the Distribution, Hyperion Holdings was merged with and into the Company (the "Merger"). As a result of the Merger, the common stockholders of Hyperion Holdings (i.e. the limited and general partners of Hyperion Partners) received shares of Class A voting and Class B nonvoting common stock of the Company. As of the date of the Merger, Hyperion Holdings had no significant assets, liabilities or business other than its investment in the Company. The Merger was accounted for in a manner similar to a pooling of interests. Due to the immaterial nature of the assets, liabilities, and operations of Hyperion Holdings prior to the Merger, prior period results were not restated.

     Prior to June 1996, the Company had 13,238 shares of Class A and 2,797 shares of Class C Common Stock, $0.01 par value per share (the "Class C Common Stock"), outstanding. The June 1996 Merger and Restructuring discussed above included a 1,800 to one stock conversion and the conversion of all Class C and certain Class A shares to Class B shares. The Class C shares were then cancelled. Also in June 1996, 318,342 shares of Class B Common Stock, $0.01 par value per share (the "Class B Common Stock"), with restrictions on its transferability for a period of three years from its issuance ("Restricted Stock") were awarded as part of the management compensation program. See Note 13 to the Consolidated Financial Statements.

     In August 1996, the Company filed a registration statement with the Commission and 12,075,000 shares of the Company Class A Common Stock were sold to the public. The Company sold 910,694 shares and selling stockholders sold 11,164,306 shares. The net proceeds to the Company, proceeds to the general partners and limited partners of Hyperion Partners, and three other entities with which an affiliate of Hyperion has a fiduciary relationship (the "Selling Stockholders"), and the underwriting discount were $14.0 million, $210.4 million, and $13.9 million, respectively. The net proceeds to the Company from the August Offering was contributed to the capital of the Bank in the first quarter of fiscal 1997 for general corporate purposes.

     Concurrent with the execution of the Assistance Agreement, the Bank and the FSLIC entered into the warrant agreement ("Warrant Agreement"), dated December 30, 1988, pursuant to which the FSLIC was granted the Warrant to purchase up to 158,823 shares of common stock of the Bank at an exercise price of $0.01 per share. In August 1996, the FDIC surrendered a portion of the Warrant for a cash payment of $6.1 million and exercised the remainder of the Warrant. The FDIC immediately exchanged the shares of common stock of the Bank it received for 1,503,560 shares of Common Stock. The FDIC sold all of the 1,503,560 shares of Common Stock of the Company in the August Offering.

     At September 30, 1996, after the 1,800 to one stock conversion, the issuance of Restricted Stock, the August Offering, and the Warrant conversion, the Company had a total of 31,595,596 shares of Common Stock (par value $0.01) outstanding as follows: Class A (voting) -- 27,735,934 shares and Class B (nonvoting) -- 3,859,622 shares. At December 31, 1996, following the conversion of 618,342 shares of Class B to Class A, the Company had 28,354,276 shares of Class A and 3,241,320 shares of Class B Common Stock outstanding. The authorized stock of the Company consists of the following: Class A Common
Stock -- 40,000,000 shares, Class B Common Stock -- 40,000,000 shares, and preferred stock -- 10,000,000 shares. Class B Common Stock may be converted to Class A Common Stock subject to certain restrictions.

     In December 1996, the Company contributed all of the outstanding common stock of its subsidiary, the Bank, to Holdings, and Holdings assumed the obligations of the Senior Notes.

     REGULATORY MATTERS

     The Bank is subject to regulatory capital requirements as defined in the OTS capital regulations. The Bank's capital level at December 31, 1996, September 30, 1996 and 1995 qualified it as "well-capitalized", the highest of five tiers under applicable regulatory definitions. See "Regulation -- Safety and Soundness Regulations -- Capital Requirements," and Note 15 to the Consolidated Financial Statements.

     The following table sets forth the regulatory capital ratios of the Bank as of the dates indicated.

                           REGULATORY CAPITAL RATIOS

                                            AT               AT SEPTEMBER 30,
                                       DECEMBER 31,   -------------------------------
                                           1996         1996       1995       1994
                                       ------------   ---------  ---------  ---------
Tangible capital.....................       6.63%          6.57%      6.20%      6.01%
Core capital.........................       6.69           6.64       6.29       6.17
Tier I capital.......................      12.03          12.40      12.82      13.44
Total risk-based capital.............      12.74          13.09      13.45      14.02

     During fiscal 1993, the Bank issued its Preferred Stock, Series A and during fiscal 1995, the Bank issued its Preferred Stock, Series B. Shares totalling $85.5 million were issued as a result of the Preferred Stock, Series A offering and shares totalling $100 million were issued as a result of the Preferred Stock, Series B offering. These shares are not owned by the Company. Bank Preferred Stock, which is treated as core capital for regulatory purposes, was issued to increase total capital to support further growth.

     The United States Congress passed legislation that was signed into law on September 30, 1996, which resulted in an assessment on all SAIF-insured deposits in such amounts that fully capitalized the SAIF at a reserve ratio of 1.25% of SAIF-insured deposits. This one-time assessment was set at 65.7 basis points of SAIF-assessable deposits at March 31, 1995. The Bank's assessment of $33.7 million, $20.7 million net of tax, was recorded in the fourth quarter of fiscal 1996 and was paid in the first quarter of fiscal 1997.

     As a result of this one-time assessment, the SAIF has met its designated reserve ratio at October 1, 1996. For the first quarter of fiscal 1997, a special interim rate of 18 to 27 basis points applies to pay interest on the Financing Corporation ("FICO") obligations. Effective January 1, 1997, well capitalized SAIF institutions that are in the most favorable supervisory category will pay a base assessment rate of 0 basis points and FICO assessments of 6.48 basis points. Other SAIF institutions will pay deposit insurance assessment rates from 3 to 27 basis points, plus the FICO assessment.

CONTINGENCIES AND UNCERTAINTIES

     Maxxam filed a petition for review in the United States Court of Appeals for the Fifth Circuit seeking to modify, terminate, and set aside the order approving the Acquisition, which involved substantially all the Bank's initial assets and liabilities. In its brief to the Court of Appeals, Maxxam asserted that the Court of Appeals should order the OTS "to award Bank United to Maxxam" and that the Company would bear no harm in that event because it is entitled to full indemnification by the FDIC-FRF pursuant to Section 7(a)(2) of the Assistance Agreement. The same petitioner has filed a Motion to Intervene and a Complaint in Intervention in an action pending in the United States District Court for the Southern District of Texas, also seeking to set aside the order approving the Acquisition. Maxxam contends, in both cases, that it submitted the most favorable bid to acquire the assets and liabilities of Old USAT and that it should have been selected as the winning bidder.

     The Company is not a party to either of these proceedings. The Bank intervened in the Fifth Circuit case and may file a Motion to Intervene in the District Court case at a later date. On December 10, 1996, the Fifth Circuit Court, in a PER CURIAM opinion and order, affirmed the order approving the Acquisition in all respects, and Maxxam did not file an appeal to the Supreme Court of the United States within the applicable time limit. See "Legal Proceedings".

     The Bank, in its various operations, is subject to substantial statutory and regulatory compliance obligations. See "Regulation". The Bank attempts in good faith to comply with the requirements of the various statutes and regulations to which it is subject. These statutes and regulations are complex, however, and even inadvertent noncompliance could result in civil and, in some cases, criminal liability. In this regard, a substantial part of the Bank's business has involved the origination, purchase, and sale of mortgage loans. During the past several years, numerous individual claims and purported consumer class action claims have been commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions, alleging violations of various state and regulatory provisions relating to mortgage lending and servicing, including the TILA and the RESPA.

     In addition to the foregoing, mortgage lending institutions have been subjected to an increasing number of other types of individual claims and purported consumer class action claims that relate to various aspects of the origination, pricing, closing, servicing and collection of mortgage loans, and that allege inadequate disclosure, breach of fiduciary duty, breach of contract, or violation of federal or state laws. Claims have involved, among other things, interest rates and fees charged in connection with loans, interest rate adjustments on adjustable-rate mortgage loans, timely release of liens upon loan payoffs, the disclosure and imposition of various fees and charges, and the placing of collateral protection insurance. The Bank has had asserted against it one putative class action claim under the RESPA and three separate putative class action claims involving the Bank's loan servicing practices. Management does not expect these claims, in the aggregate, to have a material adverse effect on the Bank's or the Company's financial condition, results of operations or liquidity. See "Legal Proceedings".

     As of December 31, 1996, the Company had NOLs of $817 million available to reduce taxable income in future years. There can be no assurance that the tax deductions associated with these NOLs will be allowed by the Internal Revenue Service ("IRS"). In addition, such tax deductions would be subject to significant limitation under Section 382 of the Code if the Company undergoes an Ownership Change. In the event of an Ownership Change, Section 382 of the Code imposes an annual limitation on the amount of taxable income a corporation may offset with NOLs and certain recognized built-in losses. See
"Regulation -- Taxation -- Net Operating Loss Limitations".

FEDERAL FINANCIAL ASSISTANCE

     Pursuant to the Assistance Agreement and the Settlement Agreement (as defined herein) the Bank received substantial payments from the FRF during fiscal 1994 as follows:

                                        (IN THOUSANDS)
Payments affecting the results of
  operations.........................      $ 23,143
Other Payments
     Settlement payment..............       195,300
     Other...........................           468
                                        --------------
               Total FRF payments....      $218,911
                                        ==============

     FRF Assistance on Covered Assets (as defined herein) was offset by the interest expense to carry these assets and certain related operating expenses, neither of which were reimbursed by the FRF.

     Pursuant to the Settlement Agreement, as defined herein, all financial assistance and related payments ceased to accrue as of December 28, 1993, and, as of that date, the Bank no longer managed or owned any Covered Assets. There was no material adverse effect on the Company or the Bank as a result of the Settlement Agreement, the transfer of certain Covered Assets to the FDIC, and the retention of the remainder of such Covered Assets without financial assistance. See "Business -- The Assistance Agreement".

RECENT ACCOUNTING STANDARDS

     On October 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". This statement requires that long-lived assets and certain identified intangibles held and used by an entity, along with goodwill related to those assets, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss must be recognized if the estimate of the future cash flows (undiscounted and without interest charges) resulting from the use of the asset and its eventual disposition is less than the carrying amount of the asset. The adoption of this pronouncement did not have a material effect on the Consolidated Financial Statements.

     On October 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation". This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages adoption of that method for all employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method currently being followed and make pro forma disclosures of net income and earnings per share under the fair value based method of accounting. The Company will continue accounting for stock-based employee compensation plans in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and will disclose pro forma fair value information as prescribed by SFAS No. 123.

     In June 1996, SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" was issued. This statement requires that, after a transfer of financial assets, an entity recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. SFAS No. 127, "Deferral of Certain Provisions of FASB Statement No. 125" was issued in December 1996 and defers for one year the effective date of SFAS No. 125 for (i) secured borrowings and collateral for all transactions and
(ii) transfers of financial assets for repurchase agreements, dollar rolls, securities lending, and similar transactions. SFAS No. 125, as amended, is to be applied prospectively and early or retroactive application is not permitted. Implementation of these pronouncements should have no material effect on the Consolidated Financial Statements.

FORWARD-LOOKING INFORMATION

     Statements and financial discussion and analysis by management contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties. The important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: changes in interests rates and economic conditions; the shift in the Company's emphasis from residential mortgage lending to community and commercial banking activities; the restructuring and sale of a substantial part of the Company's mortgage banking origination business; increased competition for deposits and loans; changes in the availability of funds; changes in local economic and business conditions; changes in availability of residential mortgage loans originated by other financial institutions or the Company's ability to purchase such loans on favorable terms; transactions in the Common Stock that might result in an Ownership Change triggering an annual limitation on the use of the Company's NOLs under Section 382 of the Code; changes in the ability of the Bank to pay dividends on its common stock; changes in applicable statutes and government regulations or their interpretation; the continuation of the significant disparity in the deposit insurance premiums paid by thrift institutions and commercial banks; changes in government programs that facilitate the issuance of MBS or the Company's continued eligibility to participate in such programs; the loss of senior management or operating personnel; claims with respect to representations and warranties made by the Company to purchasers and insurers of mortgage loans and to purchasers of MSRs; claims of noncompliance by the Company with statutory and regulatory requirements; and changes in the status of litigation to which the Company is a party. For further information regarding these factors, see "Risk Factors".

                                    BUSINESS
GENERAL

     The Company is a broad-based financial services provider to consumers and businesses in Texas and other selected regional markets throughout the United States. The Company operates a 70 branch community banking network in Texas, and a branch in Phoenix, Arizona, which together serve nearly 202,000 households and businesses, nine commercial banking offices and a network of mortgage offices. At December 31, 1996, the Company had assets of $11.1 billion, deposits of $5.0 billion and stockholders' equity of $545.1 million and the Company was the largest publicly traded depository institution headquartered in Texas, in terms of both assets and deposits.

     The Company's operating structure reflects its current business strategy, with four operating groups in two business segments.

                              Bank United Corp.
                                ("the Company")
                                      |
                              BNKU Holdings, Inc.
                                  ("Holdings")
                                      |
                                   Bank United
                                  ("the Bank")
                                      |
                                      |
                       ---------------|-----------------------------
                       |                                           |
                       |                                           |
                       |                                           |
                 Banking Segment                        Mortgage Banking Segment
                       |                                           |
    ---  -----------------------------------------------        --------
       |                      |                   |                |
    Community            Commercial          Financial          Mortgage
     Banking              Banking             Markets           Banking
      Group                Group               Group             Group

ACTIVITIES
o Deposit Gathering   o Mortgage Banker  o Loan Acquisitions/    o Mortgage
o Consumer Lending       Finance            Originations            Servicing
o Small Business      o Multi-Family     o Wholesale Fundings       Operations
   Banking               Lending         o Investment Portfolio
o Investment Product  o Residential         Management
   Sales                 Construction    o Securitization of
o Mortgage               Lending            loans
   Originations       o Commerical Real
                         Estate Lending
                      o Healthcare
                         Lending

     The tables below present an overview of the operating results of the Company and its business segments for fiscal 1997, 1996, 1995, and 1994. See "Management's Discussion and Analysis -- Discussion of Results of Operations" and Note 18 to the Consolidated Financial Statements.

           EARNINGS (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST
                              BY BUSINESS SEGMENT

                                                      MORTGAGE    PARENT COMPANY
                                           BANKING    BANKING          AND                               TOTAL
                                           SEGMENT    SEGMENT      HOLDINGS(1)      ELIMINATIONS(2)    EARNINGS
                                           -------    --------    --------------    ---------------    ---------
                                                                       (IN MILLIONS)
Three months ended December 31,
     1996...............................   $ 35.1      $  3.4         $  1.7            $  (4.7)        $  35.5
     1995...............................     33.3         1.5            1.0               (3.8)           32.0
Years ended September 30,
     1996...............................     82.4        (3.1)          97.5             (109.0)           67.8
     1995...............................     82.1        19.4           (5.0)              (6.4)           90.1
     1994...............................     73.8        24.4           (0.7)             (11.4)           86.1

                 OPERATING EARNINGS (LOSS) BY BUSINESS SEGMENT

                                                      MORTGAGE    PARENT COMPANY                         TOTAL
                                           BANKING    BANKING          AND                             OPERATING
                                           SEGMENT    SEGMENT      HOLDINGS(1)      ELIMINATIONS(2)    EARNINGS
                                           -------    --------    --------------    ---------------    ---------
                                                                       (IN MILLIONS)
Three months ended December 31,
     1996...............................   $ 33.5      $  3.4         $  1.7            $  (4.7)        $  33.9
     1995...............................     30.6         1.0            1.0               (3.8)           28.8
Years ended September 30,
     1996...............................    114.4        11.8           97.5             (109.0)          114.7
     1995...............................     83.3        19.4           (5.0)              (6.4)           91.3
     1994...............................     63.2        24.4           (0.7)             (11.4)           75.5

------------
(1) Principally dividends received by the Company and Holdings from the Bank, net of interest expense on the Senior Notes. In May 1996, the Bank paid a $100 million dividend on its common stock. See Notes 16 and 18 to the Consolidated Financial Statements.

(2) Reflects the elimination of dividends received by the Company and Holdings from the Bank.

     Operating earnings represents income, including net gains (losses) on the sales of single family servicing rights and single family warehouse loans, before taxes and minority interest, and excludes net gains (losses) on securities, MBS, and other loans. Operating earnings for fiscal 1996 excludes a one-time SAIF assessment charge of $33.7 milion, compensation expense of $7.8 million related to the adoption of a management compensation program, and charges totalling $12.5 million related to the Mortgage Banking Group because these items are considered non-recurring. See "Management's Discussion and Analysis -- Discussion of Results of Operations -- Mortgage Banking Restructuring" and Notes 13, 15, and 18 to the Consolidated Financial Statements. Management believes operating earnings reflects the revenues and expenses of the Company's business segments and facilitates trend analysis as it excludes transactions that are typically considered opportunistic or non-recurring and not part of the routine core business operations of the Company. Operating earnings is provided as other data and should not be considered an alternative to net income as an indicator of the Company's operating performance or to cash flow as a measure of liquidity.

COMMUNITY BANKING GROUP

     The Community Banking Group's principal activities include deposit gathering, consumer lending, small-business banking, and investment product sales. The Community Banking Group, which has marketed itself under the name "Bank United" since 1993, operates a 71 branch community banking network, a 24-hour telephone banking center, and a 68-unit ATM network, which together serve as the platform for the Company's consumer and small business banking activities. The community banking branch network includes 37 branches in the greater Houston area, 29 branches in the Dallas / Ft. Worth Metroplex, and two branches each in Austin and San Antonio, and a branch and credit card processing center in Phoenix, Arizona. Through this branch network, the Company maintains approximately 442,000 accounts with an estimated 202,000 households and businesses.

     DEPOSIT GATHERING

     The Community Banking Group offers a variety of traditional deposit products and services, including checking and savings accounts, money market accounts, and CDs and offers deposit products and services tailored specifically to small business needs. The Community Banking Group's strategy is to become its customers' primary financial services provider by emphasizing high levels of customer service and innovative products. The Company has a history of introducing innovative products that have helped it increase its competitive position within its primary banking markets. At December 31, 1996, the Community Banking Group maintained over 337,000 deposit accounts with $4.0 billion in deposits.

     CONSUMER LENDING

     Since 1992, the Community Banking Group has engaged in consumer lending for its own portfolio. At December 31, 1996, consumer loans outstanding totalled $215.5 million. Through the Community Banking Group, the Company offers a variety of consumer loan products, including home improvement loans, unsecured lines of credit, and automobile loans. Home improvement loans are fixed-rate loans and are offered for terms up to 15 years, unsecured loans are open ended maturities with fixed and adjustable-rates, and automobile loans are offered for terms up to six years on a fixed-rate basis. These loans are underwritten utilizing credit scoring and collateral value, and are subject to collection, collateral valuation, and fraud risks. In addition, while the Company has offered its customers credit cards since 1990, the Company began credit card lending for its own portfolio in fiscal 1997. The consumer lending division of the Community Banking Group also offers home equity lines of credit ("HELOCs") outside of Texas. (Current laws prohibit HELOC lending in the state of Texas; however, the Company has in place the systems and controls needed to manage a Texas based HELOC operation in anticipation of possible Texas legislative and constitutional changes that would authorize such lending.) During fiscal 1997, the Company began offering mortgages through its community banking branch network. The Community Banking Group has developed the technology required for efficient loan processing and underwriting, including credit scoring and such services as taking loan applications by telephone. Unsecured line of credit loans and credit card loans have the additional risks of no collateral, greater chance of fraud and complex consumer protection laws and regulations. In addition, the ease of credit card availability to the consumer increases risk. Automobile loans carry the risk of collateral depreciation and mobility. Also, repossession laws can make it difficult to take possession of the collateral to enforce lien rights.

     SMALL BUSINESS BANKING

     The Community Banking Group provides a broad range of credit services to its small business customers, including lines of credit, working capital loans, equipment loans, owner-occupied real estate loans, and SBA loans. These loans are offered with both fixed and adjustable-rates on a term basis, and adjustable-rate revolving basis with maturities up to 10 years for term loans and one year for revolving loans. These loans are underwritten on the financial strength of the guarantor, collateral utilized, and projected cash flow of the business. Additionally, the Company requires borrowers to provide periodic financial information for review and assessment. At December 31, 1996, the Community Banking Group had approximately 450 small business loans outstanding, totalling approximately $32.2 million. At December 31, 1996, the Community Banking Group also had approximately $21.2 million in unfunded commitments and another $11.7 million in pending applications for small business loans. The Community Banking Group's small business strategy is focused on offering loan products and services tailored specifically to most small business needs, with highly responsive credit decision-making. The Company is aggressively seeking to increase its small business lending volume. Specifically, the Company is offering a comprehensive line of small business products and services. It has hired a number of experienced officers, developed a formal customer calling program, trained community banking branch managers to source small business loans from and in proximity to branches, is utilizing modern loan application processing and credit scoring technology, and offering a comprehensive line of cash and treasury management services to small business customers. Small business lines of credit and working capital loans are generally made on a secured basis; however, the value of the accounts receivable and inventory collateral often fluctuates with local economic conditions. Small business equipment loan collateral may have limited marketability or may become obsolete during the term of the loan. Small business owner-occupied real estate loans may be secured by single-use or limited-use real estate. The valuation of these properties is based, in part, upon their ability to operate successfully as going concerns. SBA loans are typically originated at higher loan-to-value ratios and for longer terms than other commercial loans and are made to borrowers that might not meet the Company's underwriting guidelines for conventional loan products. However, SBA loans generally carry guarantees from the SBA for 75% or more of the loan balance.

     INVESTMENT PRODUCT SALES

     Since 1993, a subsidiary of the Bank has been marketing investment products to the Company's consumer customer base. At December 31, 1996, the investment product sales force was comprised of 28 commissioned Series 7 and Group I licensed registered representatives. A broad range of investment products, including stocks, bonds, mutual funds, annuities, and securities are offered by these registered representatives. Investment product sales increased to $60.4 million for the first quarter of fiscal 1997 from $28.3 million for the first quarter of fiscal 1996, and increased to $157.2 million in fiscal 1996 from $81.0 million in fiscal 1995. Gross fee revenue from such sales were $1.8 million and $1.1 million for the first quarter of fiscal 1996 and 1995, respectively, and $5.4 million and $3.6 million for fiscal 1996 and 1995, respectively.

COMMERCIAL BANKING GROUP

     The Commercial Banking Group provides credit and a variety of cash management and other services to certain real estate and real estate related businesses. The Commercial Banking Group conducts its activities through four units: Mortgage Banker Finance ("MBF"), a financial service provider to small- and medium-sized mortgage companies; Multi-Family Lending; Residential Construction Lending; and Commercial Real Estate Lending. Business is solicited in Texas and in targeted regional markets throughout the United States. The Commercial Banking Group earns fees on committed lines and fees and interest on loans outstanding. The Commercial Banking Group is expanding its products and industry specialties to include healthcare lending, and other industrial and commercial loan products.

     MORTGAGE BANKER FINANCE

     The Commercial Banking Group's MBF unit provides third-party mortgage companies with credit facilities, including warehouse lines of credit, repurchase agreements, term loans secured by MSRs, and working capital credit lines, as well as cash management services. The loans provided by the MBF are generally collateralized by single family mortgages or related servicing rights. The Company lends based on a percentage of the loan market value. The collateral for these loans typically is available for the period of time from the origination of the loan by the borrower until its subsequent sale in the secondary market. At December 31, 1996, the MBF unit had $153.3 million in unfunded commitments and $243.2 million of loans outstanding. Since 1994, the MBF unit has also offered commercial banking services (I.E., cash management, document custody and deposit services) to its mortgage banking customers. Deposits related to MBF activities totalled $833.0 million at December 31, 1996. MBF loans and lines of credit are subject to the risk of collateral that fluctuates in value with changing interest rates. The loans are also subject to the risk that the collateral may be fraudulently or improperly documented. MBF loans are also generally made to borrowing entities that are more thinly capitalized than other commercial borrowers.

     MULTI-FAMILY LENDING

     Since 1990, the Commercial Banking Group has been providing multi-family financing for established, operating multi-family properties, real estate investment trusts, and selected construction, acquisition, and rehabilitation projects. Permanent and construction multi-family loans are offered on a fixed or adjustable-rate basis. Multi-family lending is subject to the risk that the borrower may not complete the improvements to the real estate collateral in a timely manner or may fraudulently misrepresent the progress or status of the project. Additionally, the value of the completed collateral is subject to market fluctuations and may be adversely affected by the presence of undetected, environmentally sensitive substances. The Company utilizes certain lending practices to reduce these risks. These include limiting the loan amount to an amount less than its appraised value, verifying historical cash flows, assessing the general economic conditions and the financial condition of the borrower. At December 31, 1996, the Multi-Family Lending unit had $281.4 million in unfunded multi-family commitments and $593.0 million in such loans outstanding ($547.0 million in permanent loans and $46.0 million in construction loans). Loans are solicited directly in Texas and in targeted regional markets throughout the United States, through regional offices and selected preapproved multi-family mortgage banking correspondents. From time to time, the Commercial Banking Group also purchases servicing rights related to multi-family loans. At December 31, 1996, the multi-family servicing portfolio totalled $837.6 million, of which $572.9 million represented loans in the Company's portfolio.

     RESIDENTIAL CONSTRUCTION LENDING

     Since 1989, the Commercial Banking Group has been active in making loans to builders for the construction of single family properties and, on a more limited basis, loans for acquisition and development of improved residential lots. These loans are made on a commitment term that generally is for a period of one to two years. Residential construction loans are subject to the risk that a general downturn in the builder's local economy could prevent it from marketing its product profitably. Such loans are also subject to the risk that a builder might misrepresent the completion status of the homes against which it has drawn loan funds. The Company seeks to limit these risks by reviewing individual builders' experience and reputation, general financial condition, and speculative inventory levels. Additionally, construction status is reviewed by onsite inspections and the builders' ongoing financial position is monitored. During fiscal 1995 and 1994, the Company expanded into several other major markets outside of Texas, including Atlanta, Chicago, Denver, Orlando, Phoenix, and Philadelphia. In December 1996, the Company opened an office in San Francisco. Current markets in Texas include Houston, Dallas, Austin, and San Antonio. At December 31, 1996, the Company had $221.4 million in unfunded commitments for single family construction loans and $274.2 million of such loans outstanding.

     COMMERCIAL REAL ESTATE LENDING

     The Commercial Banking Group is engaged in commercial real estate lending for specific products, emphasizing permanent mortgages on income producing properties, such as assisted living facilities and retail shopping centers. At December 31, 1996, the Company had $53.5 million in permanent commercial real estate loans outstanding. Commercial real estate loans are typically made to single-purpose business entities with limited secondary sources of repayment outside the specific project financed. The value of the collateral for such loans may be adversely affected by local market conditions and by the presence of environmentally sensitive substances. Competitive marketplace underwriting guidelines are followed in evaluating each loan transaction.

FINANCIAL MARKETS GROUP

     The Financial Markets Group manages the Company's asset portfolio activities, including loan acquisition and management and the securitization of loans. Additionally, under the supervision of the ALCO, the Financial Markets Group is responsible for the Company's investment portfolio, for interest rate risk hedging strategies, and for securing funding sources other than consumer and commercial deposits. See " -- Asset and Liability Management".

     LOAN ACQUISITIONS/ORIGINATIONS

     The Financial Markets Group acquires residential loans, primarily single family loans, through traditional secondary market sources (mortgage companies, financial institutions, and investment banks), as well as from the Mortgage Banking Group. Beginning in February 1997, the wholesale mortgage origination offices began reporting through the Financial Markets Group. These offices will primarily originate loans for the Company's portfolio. Since September 1992, the Company has closed more than 70 loan acquisition transactions representing more than $5.6 billion in loans. While the Company intends to continue to pursue this strategy on a selective basis, no assurance can be given as to the continued availability of portfolio acquisition opportunities or the Company's ability to obtain such portfolios on favorable terms. At December 31, 1996, a majority of the $7.7 billion of loans held to maturity by the Company were managed by the Financial Markets Group.

     WHOLESALE FUNDINGS

     The Financial Markets Group arranges funding sources other than consumer and commercial deposits for the Company. Wholesale funding sources include advances from the FHLB Dallas, borrowings on securities sold under reverse repurchase agreements, and brokered CDs. At December 31, 1996, wholesale activities provided $5.0 billion in funding. See "Management's Discussion and Analysis -- Capital Resources and Liquidity" and Notes 8, 9, and 10 to the Consolidated Financial Statements.

     INVESTMENT PORTFOLIO MANAGEMENT

     The Financial Markets Group manages the Company's investment portfolio, which totalled nearly $2.2 billion at December 31, 1996. The Financial Markets Group seeks to maintain a portfolio of assets that provides for liquidity needs and maintains an interest rate spread over matched funded liabilities, including assets that may be pledged as collateral for secured borrowings, and that maximize utilization of the Bank's risk-based capital. See " -- Investment Portfolio", "-- Asset and Liability Management", and Notes 2, 3, and 4 to the Consolidated Financial Statements.

     SECURITIZATION OF LOANS

     From time to time, the Financial Markets Group evaluates the Company's loan portfolio for securitization opportunities and, when appropriate, creates securities and retains the master servicing. During the past four years, the Financial Markets Group has structured seven securitization transactions, creating $1.8 billion in MBS. The Company has sold substantially all of the non-investment grade MBS created, thus enhancing the Bank's risk-based capital ratios and credit quality. During fiscal 1996, the Financial Markets Group participated in the structuring and issuance of a multi-family MBS totalling $152.7 million. During fiscal 1996, the Financial Markets Group purchased $58 million in SBA loans, a portion of which was pooled into seven securities totalling $30.5 million. During the three months ended December 31, 1996, $76.4 million in SBA loans were purchased, a portion of which were pooled into five securities totalling $44.3 million. These securitization activities are separate from the secondary marketing activities of the Mortgage Banking Group.

MORTGAGE BANKING GROUP

     The Mortgage Banking Group operates under the name "Bank United
Mortgage". The Mortgage Banking Group originated and services first mortgage loans for single family residences for both the Company's portfolio and for investors. The Company's servicing portfolio at December 31, 1996 was $13.2 billion. To manage the risk on the mortgage pipeline, the Company estimates the portion of the loans that will close and then enters into forward sales of such loans in the secondary market. See Note 12 to the Consolidated Financial Statements.

     Consistent with the increasing emphasis on its community and commercial banking business, the Company has been in the process of evaluating its strategic alternatives with respect to its mortgage banking business. As a result of this evaluation and in order to attempt to mitigate the negative effect on profitability of increased competition in the loan origination business of the Mortgage Banking Group, the Company implemented a profitability improvement plan. As a result of this plan, in June 1996, the Company recorded a restructuring charge of $10.7 million before tax, to recognize the costs of closing or consolidating production offices and several regional operation centers and recorded $1.8 million of other expenses related to the mortgage origination business. On January 17, 1997, the Company sold all of its 61 retail mortgage origination offices located outside of Texas, its one office located in El Paso, four of its twelve wholesale lending offices, and related administrative and support functions, to NCM. The Company's sale of these businesses was consistent with its commitment to advance its strategic focus on traditional community and commercial banking products and services. The Company intends to continue its mortgage origination capability in Texas through its 70 branch locations in the state and will retain certain units of its mortgage business, including its mortgage servicing business. The Company does not expect the sale to have a material adverse effect on its financial condition or results of operation. The assets sold were transferred to NCM on February 1, 1997.

     The Mortgage Banking Group engaged in three principal activities prior to February 1997: Retail Mortgage Operations, Wholesale Mortgage Operations, and Mortgage Servicing Operations. Currently, the Mortgage Banking Group engages in mortgage servicing operations.

     RETAIL MORTGAGE OPERATIONS

     The Mortgage Banking Group offered a variety of fixed and adjustable-rate mortgage products for consumers through a network of retail mortgage origination offices. For the three months ended December 31, 1996 and fiscal 1996, the Mortgage Banking Group originated $362.6 million and $2.1 billion, respectively, in retail mortgage loans. The retail mortgage origination offices outside of Texas and one located in El Paso, Texas were sold to NCM on January 17, 1997. The Company's retail mortgage originations are now offered through the Community Banking Group.

     WHOLESALE MORTGAGE OPERATIONS

     The Mortgage Banking Group provided qualified mortgage brokers nationwide with a variety of fixed and adjustable-rate mortgage products through its network of wholesale mortgage origination offices. For the three months ended December 31, 1996 and fiscal 1996, the Mortgage Banking Group originated $296.2 million and $1.7 billion, respectively, in mortgage loans through its wholesale operations. On January 17, 1997, the Company sold four of its twelve wholesale offices to NCM. Subsequently, the Company closed three offices and retained five offices that now report through the Financial Markets Group.

     MORTGAGE SERVICING OPERATIONS

     The Mortgage Banking Group services residential mortgage loans owned by the Company and by others, including the GNMA, the FNMA, the FHLMC, and private mortgage investors. At December 31, 1996, the Mortgage Banking Group serviced over $13.2 billion in mortgage loans, including $3.7 billion for the Company's portfolio and $9.5 billion for others. Since December 31, 1996, the Mortgage Banking Group has acquired an additional $4.0 billion in mortgage loan servicing rights. Mortgage servicing operations are technology and process management intensive. The Company views itself as being competitively positioned to service loans in an efficient and cost effective manner relative to its peers. See
" -- Loan Servicing Portfolio".

LOAN PORTFOLIO

     The Company has focused in recent years on originating and servicing commercial banking assets. However, the loan portfolio still reflects the Bank's origins as a thrift institution, with single family mortgage originations constituting a majority of loans made. The following tables set out loan origination levels, as well as the product and geographic distribution of the loan portfolio. See the loan table in "Management's Discussion and Analysis -- Discussion of Financial Condition" and see Note 5 to the Consolidated Financial Statements.

                               LOAN ORIGINATIONS

                                          FOR THE THREE MONTHS
                                           ENDED DECEMBER 31,          FOR THE YEAR ENDED SEPTEMBER 30,
                                       --------------------------  ----------------------------------------
                                           1996          1995          1996          1995          1994
                                       ------------  ------------  ------------  ------------  ------------
                                                                  (IN THOUSANDS)
Single family........................  $    649,752  $    927,699  $  3,602,009  $  3,226,324  $  5,424,550
Single family construction...........       196,974       105,625       554,260       239,481       133,609
Consumer.............................        23,768        24,304       125,596        99,249        94,153
Multi-family, commercial real estate,
  and small business.................       132,667        84,994       337,046       307,636       230,995
                                       ------------  ------------  ------------  ------------  ------------
          Total......................  $  1,003,161  $  1,142,622  $  4,618,911  $  3,872,690  $  5,883,307
                                       ============  ============  ============  ============  ============

                                 LOAN PORTFOLIO

                                             AT                    AT SEPTEMBER 30,
                                        DECEMBER 31,   ----------------------------------------
                                            1996           1996          1995          1994
                                        ------------   ------------  ------------  ------------
                                                            (IN THOUSANDS)
Single family........................    $6,246,938    $  6,152,504  $  7,061,088  $  4,203,614
Single family construction...........       274,239         242,525       115,436        57,786
Consumer.............................       215,450         173,518       123,096       108,179
Multi-family.........................       547,011         479,833       444,368       268,897
Multi-family construction............        46,031          31,355        35,430        20,437
Commercial real estate and small
  business...........................       194,252          96,427        38,326        61,919
Mortgage banker finance line of
  credit.............................       243,246         139,872       109,339       147,754
Single family warehouse..............       244,482         260,745       411,287       252,153
                                        ------------   ------------  ------------  ------------
                                          8,011,649       7,576,779     8,338,370     5,120,739
Allowance for credit losses..........       (43,532)        (39,660)      (36,801)      (23,454)
Accretable unearned discount.........        (9,617)        (15,307)      (38,460)      (50,650)
Net deferred loan origination fees...        (1,490)         (2,324)       (1,727)         (461)
Unrealized losses....................       --              --             (1,142)      --
                                        ------------   ------------  ------------  ------------
          Total loans................    $7,957,010    $  7,519,488  $  8,260,240  $  5,046,174
                                        ============   ============  ============  ============

             GEOGRAPHIC DISTRIBUTION OF REAL ESTATE LOAN PORTFOLIO

                                                AT                    AT SEPTEMBER 30,
                                           DECEMBER 31,   ----------------------------------------
                 STATE                         1996           1996          1995          1994
----------------------------------------   ------------   ------------  ------------  ------------
                                                               (IN THOUSANDS)
California..............................    $3,377,756    $  3,404,731  $  3,958,293  $  1,764,531
Texas...................................     1,250,310       1,245,459     1,259,306     1,131,225
Florida.................................       457,739         436,338       479,379       456,812
Illinois................................       187,313         166,783       190,801       138,072
Arizona.................................       155,161         139,264       115,260        30,142
Georgia.................................       147,145         120,881        94,413        56,442
New Jersey..............................       138,185         108,113       118,825        80,727
Pennsylvania............................       133,649         125,876       128,693        68,728
Washington..............................       115,658          98,243        81,005        32,899
Virginia................................       109,421         100,565       107,420        92,704
Other states............................     1,294,885       1,088,044     1,202,943       827,480
Other -- single family warehouse........       244,482         260,745       411,287       252,153
                                           ------------   ------------  ------------  ------------
     Total real estate loans............     7,611,704       7,295,042     8,147,625     4,931,915
Mortgage banker finance line of
  credit................................       243,246         139,872       109,339       147,754
Small business..........................        69,581          55,588         7,320       --
Non-real estate consumer................        89,257          93,352        89,509        72,987
                                           ------------   ------------  ------------  ------------
                                             8,013,788       7,583,854     8,353,793     5,152,656
Non-accretable unearned discounts.......        (2,139)         (7,075)      (15,423)      (31,917)
                                           ------------   ------------  ------------  ------------
     Total..............................    $8,011,649    $  7,576,779  $  8,338,370  $  5,120,739
                                           ============   ============  ============  ============

             GEOGRAPHIC AND PRODUCT DISTRIBUTION OF LOAN PORTFOLIO
                              AT DECEMBER 31, 1996

                                                                               COMMERCIAL
                                           SINGLE                                 REAL
                                           FAMILY       SINGLE                   ESTATE      SINGLE        TOTAL      NON-REAL
                                             AND        FAMILY       MULTI-       AND        FAMILY     REAL ESTATE    ESTATE
                 STATE                    CONSUMER   CONSTRUCTION    FAMILY    HEALTHCARE   WAREHOUSE      LOANS       LOANS
----------------------------------------  ---------  ------------   --------   ----------   ---------   -----------   --------
                                                                         (DOLLARS IN THOUSANDS)
California..............................  $3,294,645   $ --         $ 54,543    $ 28,568    $  --        $3,377,756   $    48
Texas...................................    839,456     134,588      237,818      38,448       --        1,250,310    121,549
Florida.................................    393,439      37,566       15,833      10,901       --          457,739         86
Illinois................................    174,903      12,410        --         --           --          187,313      --
Arizona.................................     97,567      19,546       32,778       5,270       --          155,161      --
Georgia.................................     70,811      34,933       41,401      --           --          147,145      --
New Jersey..............................    138,185      --            --         --           --          138,185      --
Pennsylvania............................    116,039      10,742        6,868      --           --          133,649          1
Washington..............................     59,799      --           50,999       4,860       --          115,658      --
Virginia................................    107,433      --            1,988      --           --          109,421          3
Other...................................  1,081,265      24,454      151,149      38,017     244,482     1,539,367    280,397
                                          ---------  ------------   --------   ----------   ---------   -----------   --------
    Total...............................  $6,373,542   $274,239     $593,377    $126,064    $244,482     $7,611,704   $402,084
                                          =========  ============   ========   ==========   =========   ===========   ========
% of Total..............................      79.53%       3.42%        7.41%       1.57%       3.05 %       94.98%      5.02%
                                          =========  ============   ========   ==========   =========   ===========   ========

                                                      % OF
                 STATE                      TOTAL    TOTAL
----------------------------------------  ---------  ------

California..............................  $3,377,804  42.15%
Texas...................................  1,371,859   17.12
Florida.................................    457,825    5.71
Illinois................................    187,313    2.34
Arizona.................................    155,161    1.94
Georgia.................................    147,145    1.84
New Jersey..............................    138,185    1.72
Pennsylvania............................    133,650    1.67
Washington..............................    115,658    1.44
Virginia................................    109,424    1.37
Other...................................  1,819,764   22.70
                                          ---------  ------
    Total...............................  $8,013,788 100.00%
                                          =========  ======
% of Total..............................     100.00%
                                          =========

LOAN SERVICING PORTFOLIO

     At December 31, 1996, the Mortgage Banking Group serviced $3.7 billion in residential mortgage loans owned by the Company and $9.5 billion in mortgages owned by others. Mortgage loan servicing consists of collecting and accounting for principal and interest payments from borrowers, remitting principal and interest payments to investors, making cash advances when required, collecting funds for and paying mortgage-related expenses such as taxes and insurance, inspecting mortgaged properties when required, collecting delinquent mortgages, conducting foreclosures and property dispositions in the event of unremedied defaults, and generally administering the loans. Since December 31, 1996, the Mortgage Banking Group has acquired an additional $4.0 billion in mortgage loan servicing rights.

     In return for performing the servicing functions listed above, the Mortgage Banking Group receives servicing fees under loan administration contracts. These fees are withheld from the monthly payments made to investors, are usually based on the principal balance of the loan being serviced, generally range from 0.25% to 0.50% annually of the outstanding principal amount of the loan, and are collected only as payments are received. Minimum servicing fees for substantially all loans serviced under MBS are set from time to time by the sponsoring agencies. As a servicer of loans securitized by the GNMA, the FNMA, and the FHLMC, the Company may be obligated to make timely payment of principal and interest to security holders, whether or not such payments have been made by borrowers on the underlying mortgage loans. With respect to mortgage loans securitized under GNMA programs, the Company is insured by the FHA against foreclosure loss on FHA loans, and by the VA through guarantees on VA loans. Although the GNMA, the FNMA, and the FHLMC are obligated to reimburse the Company for principal and interest payments advanced by the Company as a servicer, the funding of delinquent payments or the exercise of foreclosure rights involves costs to the Company that may not be fully reimbursed or recovered.

     The following table sets forth information on the Mortgage Banking Group's single family servicing portfolio.

                       SINGLE FAMILY SERVICING PORTFOLIO

                                        FOR THE THREE MONTHS ENDED
                                               DECEMBER 31,               FOR THE YEAR ENDED SEPTEMBER 30,
                                       ----------------------------  ------------------------------------------
                                           1996           1995           1996           1995           1994
                                       -------------  -------------  -------------  -------------  ------------
                                                                    (IN THOUSANDS)
Beginning servicing portfolio........  $  13,246,848  $  12,532,472  $  12,532,472  $   8,920,760  $  8,073,226
                                       -------------  -------------  -------------  -------------  ------------
Add: Servicing acquisitions
        transferred in(1)............        289,022       --            1,189,387      3,730,401       567,010
      Servicing on loans purchased
        by the Company...............         20,693            642         21,192        439,834        97,681
      Servicing originated...........        663,538        948,380      3,689,994      3,338,628     5,406,548
      Subservicing acquired..........          1,268          8,094         22,538        254,959       --
                                       -------------  -------------  -------------  -------------  ------------
          Total additions............        974,521        957,116      4,923,111      7,763,822     6,071,239
                                       -------------  -------------  -------------  -------------  ------------
Less: Prepayments....................        366,607        383,635      1,600,195        937,509     1,050,849
      Foreclosures...................         26,093         25,876        104,572         79,790        40,764
      Servicing
        released/transferred(1)......        499,293        866,862      2,130,004      2,840,244     3,913,243
      Amortization...................         92,151         79,612        373,964        294,567       218,849
                                       -------------  -------------  -------------  -------------  ------------
          Total reductions...........        984,144      1,355,985      4,208,735      4,152,110     5,223,705
                                       -------------  -------------  -------------  -------------  ------------
Ending servicing portfolio...........  $  13,237,225  $  12,133,603  $  13,246,848  $  12,532,472  $  8,920,760
                                       =============  =============  =============  =============  ============
COMPOSITION OF ENDING SERVICING
  PORTFOLIO BY TYPE
     Conventional....................  $   9,217,571  $   9,435,568  $   9,663,715  $   9,442,600  $  6,143,604
     Government......................      4,019,654      2,698,035      3,583,133      3,089,872     2,777,156
                                       -------------  -------------  -------------  -------------  ------------
Total servicing portfolio............  $  13,237,225  $  12,133,603  $  13,246,848  $  12,532,472  $  8,920,760
                                       =============  =============  =============  =============  ============
COMPOSITION OF ENDING SERVICING
  PORTFOLIO BY OWNER
     Company.........................  $   3,691,128  $   3,939,651  $   3,752,060  $   4,010,700  $  2,714,291
     Others..........................      9,546,097      8,193,952      9,494,788      8,521,772     6,206,469
                                       -------------  -------------  -------------  -------------  ------------
Total servicing portfolio............  $  13,237,225  $  12,133,603  $  13,246,848  $  12,532,472  $  8,920,760
                                       =============  =============  =============  =============  ============

------------
(1) Represents loans transferred into the servicing portfolio during the fiscal year. The actual release or transfer of servicing does not necessarily take place during the same period as the related sale or purchase of MSRs.

     During the three months ended December 31, 1996 and 1995, and for fiscal 1996, 1995, and 1994, the Mortgage Banking Group purchased MSRs associated with loan principal amounts of $1.1 billion, $78.2 million, $1.2 billion, $594.7 million, and $3.9 billion at premiums of $24.5 million, $950,000, $23.5 million, $12.5 million, and $50.9 million, respectively. Certain MSR purchase transactions that occurred at or near year-end in fiscal 1994 were not transferred in until fiscal 1995. See "Management's Discussion and Analysis -- Discussion of Results of Operations -- Non-Interest Income" and
Note 6 to the Consolidated Financial Statements.

     Gains on the sale of MSRs are affected by changes in interest rates as well as the amount of MSRs capitalized at the time of loan origination or MSR acquisition. Purchasers of MSRs analyze a variety of factors, including prepayment sensitivity, to assess the purchase price they are willing to pay. Lower market interest rates prompt an increase in prepayments as consumers refinance their mortgages at lower rates of interest. As prepayments increase, the life of the servicing portfolio is reduced, decreasing the servicing fee revenue that will be earned over the life of that portfolio and the price third-party purchasers are willing to pay. The fair value of servicing is also influenced by the supply and demand of servicing available for purchase at any point in time. Conversely, as interest rates rise, prepayments generally decrease, resulting in an increase in the value of the servicing portfolio as well as the gains on sales of MSRs. As indicated in the table above, prepayments increased in fiscal 1996 as compared to fiscal 1995 reflecting the lower market interest rates experienced during fiscal 1996. In addition, the valuation of MSRs incorporates market assumptions regarding expected prepayment speeds. There was no MSR valuation allowance at December 31, 1996.

     In September 1995, the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65," effective October 1, 1994. This statement requires that, among other things, the book value of mortgage loans be allocated at the time of origination between the MSRs and the related loans, provided there is a plan to sell or securitize such loans. With the implementation of SFAS No. 122, the original cost basis of the loan is allocated between the loan and the MSRs, thus increasing the gains on sales of loans and reducing the gains on sales of MSRs.

     Prior to fiscal 1996, the Company sold substantially all of its originated MSRs ("OMSRs") related to non-portfolio loans. After the implementation of SFAS No. 122, the Company began evaluating which of its OMSRs to retain for portfolio and which of its OMSRs to sell based on the returns available and the corresponding risks associated with the different types of servicing rights. The Company may also retain servicing in order to maintain the servicing portfolio at an acceptable level, particularly during periods of unusually high levels of prepayments or low levels of new originations. See "Management's Discussion and Analysis -- Discussion of Results of Operations -- Non-Interest Income".

     The following table presents the percentage of loans in the single family servicing portfolio in each interest rate category.

                                                                AT DECEMBER 31, 1996
                                       -----------------------------------------------------------------------
                                         LESS
                                         THAN       7.00-      8.01-     9.01-     10.01-    11.01-    12.01%
                                         7.00%      8.00%      9.00%     10.00%    11.00%    12.00%    & ABOVE
                                       ---------  ---------  ---------   ------    ------    ------    -------
Government...........................        6.8%      12.4%       8.8%    1.9%      0.3%      0.1%     --  %
Conventional.........................        6.5       27.7       26.6     6.5       1.5       0.5       0.4
                                       ---------  ---------  ---------   ------    ------    ------    -------
     Total...........................       13.3%      40.1%      35.4%    8.4%      1.8%      0.6%      0.4%
                                       =========  =========  =========   ======    ======    ======    =======

     The weighted average interest rate in the single family servicing portfolio has decreased from 9.57% at September 30, 1991 to 8.14% at December 31, 1996, principally as a result of the origination of mortgage loans with increasingly lower rates during fiscal 1991 to 1997, the prepayment and refinance of higher rate mortgages, and purchases of MSRs on loans originated by others at lower rates. At December 31, 1996, the weighted average contractual maturity (remaining years to maturity) of the loans in the residential mortgage loan servicing portfolio was 23.6 years.

     At December 31, 1996, the single family servicing portfolio was secured by properties located in the following states:

                STATE                   PERCENT
-------------------------------------   -------
California...........................     27.2%
Texas................................     16.8
Illinois.............................      5.8
Florida..............................      5.7
New Jersey...........................      4.8
Arizona..............................      3.7
Other states, individually less than
  3%.................................     36.0
                                        -------
     Total...........................    100.0%
                                        =======

     Of the approximately 176,000 loans serviced by the Mortgage Banking Group, at December 31, 1996, 4.83% were delinquent and an additional 0.77% were in foreclosure. The following table presents certain information regarding the number of the delinquent single family loans serviced by the Mortgage Banking Group as of the dates indicated. Completed foreclosures and loans less than 30 days delinquent have been excluded from the table below.

                                     AT DECEMBER 31,       AT SEPTEMBER 30,
                                     ---------------    ----------------------
                                          1996          1996     1995     1994
                                     ---------------    ----     ----     ----
30-59 Days Past Due................        3.8%         3.3 %    2.7 %    2.3 %
60-89 Days Past Due................        0.6          0.6      0.6      0.5
90+ Days Past Due..................        0.4          0.5      0.9      0.8
Loans in foreclosure...............        0.8          0.6      0.6      0.7
                                           ---          ----     ----     ----
     Total.........................        5.6%         5.0 %    4.8 %    4.3 %
                                           ===          ====     ====     ====

     Loan administration contracts with the FNMA, and typically with private investors, provide for continuation of servicing over the term of the loan, but permit termination for cause or termination without cause upon payment of a cancellation fee. Loan administration contracts with the GNMA and the FHLMC are terminable only for cause. Management believes that the Mortgage Banking Group is currently in substantial compliance with all material rules, regulations, and contractual obligations related to mortgage loan servicing.

INVESTMENT PORTFOLIO

     The Company maintains an investment portfolio for investment and liquidity purposes.

                              INVESTMENT PORTFOLIO

                                       AT DECEMBER 31,               AT SEPTEMBER 30,
                                       ---------------   ----------------------------------------
                                            1996             1996          1995          1994
                                       ---------------   ------------  ------------  ------------
                                                             (IN THOUSANDS)
Securities purchased under agreements
  to resell and federal funds sold...     $ 582,236      $    674,249  $    471,052  $    358,710
Trading account assets...............         1,174             1,149         1,081         1,011
Securities...........................        64,277            64,544       116,013       114,115
Mortgage-backed securities...........     1,592,184         1,657,908     2,398,263     2,828,903
                                       ---------------   ------------  ------------  ------------
     Total...........................     $2,239,871     $  2,397,850  $  2,986,409  $  3,302,739
                                       ===============   ============  ============  ============

     The investment portfolio consists primarily of MBS. MBS were acquired as a means of investing in housing-related mortgage instruments while incurring less credit risk than that which arises in holding a portfolio of non-securitized loans. Additionally, MBS include securities created through the securitization of the Company's single family loans. The MBS in the investment portfolio include FNMA, FHLMC, and GNMA certificates, privately issued and credit enhanced MBS ("non-agency securities"), and certain types of collateralized mortgage obligations ("CMOs").

                           MORTGAGE-BACKED SECURITIES

                                                             AT DECEMBER 31, 1996
                                       -----------------------------------------------------------------
                                                        GROSS         GROSS
                                        AMORTIZED     UNREALIZED    UNREALIZED                  CARRYING
                                           COST         GAINS         LOSSES      FAIR VALUE     VALUE
                                       ------------   ----------    ----------   ------------   --------
                                                                (IN THOUSANDS)
HELD TO MATURITY
  Agency CMOs -- fixed-rate..........  $      1,009     $--          $      1    $      1,008
  Non-agency
     Fixed-rate......................         6,808      2,248             37           9,019
     Adjustable-rate.................       503,778      1,037         16,661         488,154
     CMOs -- fixed-rate..............        98,300      --             3,713          94,587
  Other..............................           473         55         --                 528
                                       ------------   ----------    ----------   ------------
          Held to maturity...........       610,368     $3,340       $ 20,412         593,296   $610,368
                                       ------------   ==========    ==========   ------------   ========
AVAILABLE FOR SALE
  Agency
     Adjustable-rate.................       306,111     $2,894       $     10         308,995
     CMOs -- fixed-rate..............           760      --                 1             759
     CMOs -- adjustable-rate.........       219,703      1,465            275         220,893
  Non-agency
     Fixed-rate......................        57,128      1,949         --              59,077
     Adjustable-rate.................       352,716      1,263          1,295         352,684
     CMOs -- adjustable-rate.........        34,017      --               649          33,368
  Other..............................         6,040      --            --               6,040
                                       ------------   ----------    ----------   ------------
          Available for sale.........       976,475     $7,571       $  2,230         981,816   $981,816
                                       ------------   ==========    ==========   ------------   ========
          Total mortgage-backed
            securities...............  $  1,586,843                              $  1,575,112
                                       ============                              ============

     FNMA, FHLMC, and GNMA certificates are modified pass-through MBS that represent undivided interests in underlying pools of fixed-rate or certain types of adjustable-rate, single family loans issued by the GNMA, a governmental agency, and by the FNMA and the FHLMC, government-sponsored enterprises. The non-agency securities acquired by the Company have been pooled and sold by private issuers and were generally underwritten by large investment banking firms. These securities provide for the timely payments of principal and interest either through insurance issued by a reputable insurer, or by subordinating certain payments under other securities secured by the same mortgage pool in a manner that is sufficient to have the senior MBS earn one of the two highest credit ratings from one or more of the nationally recognized statistical rating agencies. As of December 31, 1996, 99% of the non-agency MBS had a credit rating of AA/Aa or higher as defined by the Standard & Poor's Ratings Group or Moody's Investors Service Inc., respectively.

     The securities purchased under repurchase agreements outstanding at December 31, 1996 and September 30, 1996 were collateralized by single family, multi-family, and commercial real estate loans, and MBS. The loans and MBS underlying the repurchase agreements are held by the counterparty in safekeeping for the account of the Company or by a third-party custodian for the benefit of the Company. All of the investments in repurchase agreements and federal funds sold at December 31, 1996 matured on or before January 22, 1997 and those outstanding at September 30, 1996 matured on or before October 21, 1996. The repurchase agreements provide for the same loans and MBS to be delivered to the repurchase counterparty at maturity.

     See Notes 1 through 4 to the Consolidated Financial Statements for additional information related to the assets in the investment portfolio.

DEPOSITS AND BORROWINGS

  DEPOSITS

     The Company attracts deposits through its 71 branch community banking network located primarily in the Houston and Dallas/Ft. Worth areas. Currently, the principal methods used by the Company to attract and retain deposit accounts include offering generally competitive interest rates, having branch locations in these major Texas markets, and offering a variety of services for the Company's customers. The Company uses traditional marketing methods to attract new customers and savings deposits, including newspaper, radio, and television advertising. The Company offers a traditional line of deposit products that currently includes checking, commercial checking, money market, savings accounts, and CDs. These deposit products are specifically tailored to meet the needs of the Company's consumer and small business banking customers.

     The following table illustrates the levels of deposits gathered by the Company's community banking network at December 31, 1996.

                           COMMUNITY BANKING NETWORK

                                                                    AVERAGE
                                                                   DEPOSITS
                                        NUMBER OF     DEPOSITS        PER
              LOCATION                  BRANCHES    OUTSTANDING     BRANCH
-------------------------------------   ---------   ------------   ---------
                                               (DOLLARS IN THOUSANDS)
Houston area.........................       37      $  2,430,321    $ 65,684
Dallas/Ft. Worth area................       29         1,343,943      46,343
Other................................        5           215,796      43,159
                                            --
                                                    ------------
     Total deposits..................       71      $  3,990,060      56,198
                                            ==      ============   =========

     The Company also offers cash management services to its MBF customers. These services are commercial deposit accounts comprised of operating accounts of MBF customers, escrow deposits, and principal and interest payments on the loans serviced by MBF customers. At December 31, 1996, these deposits totalled $833.0 million. While the Company does not generally solicit brokered deposits, the Company from time to time accepts brokered deposits when permitted by regulation and available at favorable rates. Wholesale deposits are raised from time to time through the Company's money desk from institutional investors.

     The following table sets forth, by account types, the aggregate amount and weighted average rate of the Company's deposits.

                                    DEPOSITS

                                                                                       AT SEPTEMBER 30,
                                                              ------------------------------------------------------------------
                                         AT DECEMBER 31,
                                               1996                   1996                   1995                   1994
                                       --------------------   --------------------   --------------------   --------------------
                                                   WEIGHTED               WEIGHTED               WEIGHTED               WEIGHTED
                                                   AVERAGE                AVERAGE                AVERAGE                AVERAGE
                                        AMOUNT       RATE      AMOUNT       RATE      AMOUNT       RATE      AMOUNT       RATE
                                       ---------   --------   ---------   --------   ---------   --------   ---------   --------
                                                                        (DOLLARS IN THOUSANDS)
NON-INTEREST BEARING DEPOSITS........  $ 340,345     --   %   $ 284,304     --   %   $ 181,196     --  %    $  76,498     --  %
INTEREST-BEARING DEPOSITS
  Transaction accounts...............    225,842      1.00      211,976      1.00      219,307     1.50       233,666     1.49
  Insured money fund accounts
    Consumer.........................    644,199      4.28      588,585      4.36      397,473     3.73       407,029     3.12
    Commercial.......................    738,556      5.30      810,743      5.29      857,669     5.82       416,571     4.84
                                       ---------   --------   ---------   --------   ---------      ---     ---------      ---
      Subtotal.......................  1,382,755      4.82    1,399,328      4.90    1,255,142     5.16       823,600     3.99
                                       ---------   --------   ---------   --------   ---------      ---     ---------      ---
  Savings accounts...................    131,448      2.35      130,137      2.48      144,301     2.73       222,769     2.60
  Certificates of deposit
    Consumer.........................  2,745,915      5.64    2,911,682      5.71    3,063,631     5.84     2,949,715     4.88
    Commercial.......................      3,733      4.88        2,667      4.88        2,273     5.36        --         --
    Wholesale........................    169,248     10.29      207,851     10.28      316,370     9.06       457,956     7.92
                                       ---------   --------   ---------   --------   ---------      ---     ---------      ---
      Subtotal.......................  2,918,896      5.91    3,122,200      6.01    3,382,274     6.14     3,407,671     5.29
                                       ---------   --------   ---------   --------   ---------      ---     ---------      ---
      Total interest-bearing
        deposits.....................  4,658,941      5.25    4,863,641      5.38    5,001,024     5.59     4,687,706     4.74
                                       ---------   --------   ---------   --------   ---------      ---     ---------      ---
      Total deposits.................  $4,999,286     4.89%   $5,147,945     5.08%   $5,182,220    5.40%    $4,764,204    4.67%
                                       =========   ========   =========   ========   =========      ===     =========      ===
Consumer.............................  $3,869,306             $3,939,631             $3,868,498             $3,834,239
Commercial...........................    960,732              1,000,463                997,352                472,009
Wholesale............................    169,248                207,851                316,370                457,956
                                       ---------              ---------              ---------              ---------
      Total deposits.................  $4,999,286             $5,147,945             $5,182,220             $4,764,204
                                       =========              =========              =========              =========

     The following table sets forth, by various interest rate categories, the dollar amounts and the periods to maturity of the Company's time deposits at December 31, 1996.

                               DEPOSIT MATURITIES

                                             CERTIFICATES MATURING IN THE YEAR ENDING DECEMBER 31,
                                       ------------------------------------------------------------------
             STATED RATE                 1997       1998       1999       2000       2001      THEREAFTER     TOTAL
          -----------------            ---------  ---------  ---------  ---------  ---------   ----------   ---------
                                                                       (IN THOUSANDS)
2.99% and below......................  $   5,150  $  --      $  --      $  --      $  --         $--        $   5,150
3.00% to 3.99%.......................     13,157        475          8     --         --              3        13,643
4.00% to 4.99%.......................    407,798     45,171     13,750      1,349      2,071         61       470,200
5.00% to 5.99%.......................    834,681    486,769    101,573     20,751     35,814        316     1,479,904
6.00% to 6.99%.......................    249,656    282,875     96,689     24,239     82,488        466       736,413
7.00% to 7.99%.......................     10,277      5,265     17,654      8,549     12,691        131        54,567
8.00% to 8.99%.......................        896        491      5,414      1,453        238         27         8,519
9.00% to 9.99%.......................      1,697      7,711        765         14        141        308        10,636
10.00% to 10.99%.....................     31,296     11,353     10,777        764     --            228        54,418
Over 10.99%..........................     67,933     17,224        289     --         --          --           85,446
                                       ---------  ---------  ---------  ---------  ---------   ----------   ---------
                                      $1,622,541  $ 857,334  $ 246,919  $  57,119  $ 133,443       $1,540  $2,918,896
                                       =========  =========  =========  =========  =========   ==========   =========

     The following table sets forth the amount of the Company's CDs that are $100,000 or greater by time remaining until maturity at December 31, 1996.

                      TIME DEPOSITS GREATER THAN $100,000

                                           NUMBER OF     DEPOSIT
                                            ACCOUNTS      AMOUNT
                                           ----------    --------
                                           (DOLLARS IN THOUSANDS)
Three months or less....................        620      $ 65,667
Over three through six months...........        479        52,029
Over six through twelve months..........      1,110       117,316
Over twelve months......................      2,094       219,128
                                           ----------    --------
                                              4,303      $454,140
                                           ==========    ========

  BORROWINGS

     The Company relies upon borrowings, primarily collateralized borrowings such as advances from the FHLB and reverse repurchase agreements, to fund its assets. Borrowings were the primary source of funds for the recent asset growth and accounted for 42% of the funding of average assets for the three months ended December 31, 1996, 45% for fiscal 1996, 43% for fiscal 1995, and 31% for fiscal 1994. Fixed and adjustable-rate advances are obtained from the FHLB Dallas under a security and pledge agreement that restricts the amount of borrowings to the greater of a percentage of (i) fully disbursed single family loans, unless assets are physically pledged to the FHLB Dallas, and (ii) total assets. At December 31, 1996, these limitations were 65% and 45%, respectively. The Company's ability to borrow on reverse repurchase agreements is limited to the amount and market value of collateral that is available to collateralize these reverse repurchase agreements. At December 31, 1996, the Company had $1.2 billion in such collateral, $1.0 billion of which was collateralizing such reverse repurchase agreements. See Notes 9 and 10 to the Consolidated Financial Statements.

     The following table sets forth certain information regarding the borrowings of the Company as of or for the period indicated.

                                   BORROWINGS

                                             AT OR FOR THE
                                           THREE MONTHS ENDED    AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                              DECEMBER 31,      ----------------------------------------
                                                  1996              1996          1995          1994
                                           ------------------   ------------  ------------  ------------
                                                              (DOLLARS IN THOUSANDS)
FHLB ADVANCES
  Balance outstanding at period-end.....       $3,860,461       $  3,490,386  $  4,383,895  $  2,620,329
  Maximum outstanding at any month-
     end................................        3,860,461          4,384,798     4,386,605     2,697,829
  Daily average balance.................        3,599,127          4,073,297     3,560,844     2,285,630
  Average interest rate.................             5.65%              6.07%         6.31%         3.98%
REVERSE REPURCHASE AGREEMENTS
  Balance outstanding at period-end.....       $1,038,086       $    832,286  $  1,172,533  $    553,000
  Fair value of collateral at
     period-end.........................        1,018,830          1,020,405     1,239,527       673,000
  Maximum outstanding at any month-
     end................................        1,038,086          1,096,508     1,355,540       553,000
  Daily average balance.................          871,778            955,681       887,932       273,899
  Average interest rate.................             5.67%              5.77%         5.99%         3.85%
FEDERAL FUNDS PURCHASED
  Balance outstanding at period-end.....       $ --             $    --       $    --       $    --
  Maximum outstanding at any month-
     end................................         --                  --            --             15,000
  Daily average balance.................              543                 27           521           767
  Average interest rate.................             5.16%              6.02%         5.95%         3.73%

ASSET AND LIABILITY MANAGEMENT

     The Company's asset and liability management process is utilized to manage the Company's interest rate risk through structuring the balance sheet and off-balance-sheet portfolios to maximize net interest income while maintaining acceptable levels of risk to changes in market interest rates. The achievement of this goal requires a balance between profitability, liquidity, and interest rate risk.

     Interest rate risk is managed by the ALCO, which is composed of senior officers of the Company, in accordance with policies approved by the Company's Board of Directors. The ALCO formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the ALCO considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies, and other factors. The ALCO meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activity, the mortgage pipeline, and the maturities of investments and borrowings. Additionally, the ALCO reviews liquidity, cash flow flexibility, maturities of deposits, consumer and commercial deposit activity, current market conditions, and interest rates on both a local and national level.

     The "interest rate sensitivity gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to affect net interest income adversely, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, thus changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category. The Company's one year cumulative interest rate gap position at December 31, 1996 was negative $621.5 million or 5.62% of total assets. This is a one-day position which is continually changing and is not necessarily indicative of the Company's position at any other time. Additionally, the gap analysis does not consider the many factors accompanying interest rate movements. While the interest rate sensitivity gap is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates solely on that measure, without accounting for alterations in the maturity or repricing characteristics of the balance sheet that occur during changes in market interest rates. During periods of rising interest rates the Company's assets tend to have prepayments that are slower than those in an interest rate sensitivity gap and would increase the negative gap position. Conversely, during a period of falling interest rates the Company's assets would tend to prepay faster than expected thus decreasing the negative gap.

     To effectively measure and manage interest rate risk, the Company uses simulation analysis to determine the impact on net interest income under various interest rate scenarios, balance sheet trends, and strategies. From these simulations, interest rate risk is quantified and appropriate strategies are developed and implemented. Additionally, duration and market value sensitivity measures are utilized when they provide added value to the overall interest rate risk management process. The overall interest rate risk position and strategies are reviewed by executive management and the Company's Board of Directors on an ongoing basis. The Company has traditionally managed its business to reduce its overall exposure to changes in interest rates. However, under current policies of the Company's Board of Directors, management has been given some latitude to increase the Company's interest rate sensitivity position within certain limits if, in management's judgment, that will enhance profitability. As a result, changes in market interest rates may have a greater impact on the Company's financial performance in the future than they have had historically.

     The Company enters into certain financial instruments with off-balance-sheet risk in the ordinary course of business to reduce its exposure to changes in interest rates. The Company does not enter into instruments such as leveraged derivatives or structured notes. The financial instruments used for hedging interest rate risk include interest rate swaps, caps, floors, financial options, financial futures contracts, and forward delivery contracts. A hedge is an attempt to reduce risk by creating a relationship whereby any losses on the hedged asset or liability are expected to be offset in whole or in part by gains on the hedging financial instrument. Thus, market risk resulting from a particular off-balance-sheet instrument is normally offset by other on or off-balance-sheet transactions. See Note 12 to the Consolidated Financial Statements.

     The following table sets forth the expected repricing characteristics of the Company's consolidated assets and liabilities at December 31, 1996, utilizing assumptions noted below:

                           ASSET/LIABILITY REPRICING

                                                          AMOUNTS MATURING OR REPRICING IN
                                        --------------------------------------------------------------------
                                                         AFTER
                                                         THREE          AFTER         AFTER
                                        LESS THAN       MONTHS       SIX MONTHS      ONE YEAR
                                          THREE       BUT WITHIN     BUT WITHIN     BUT WITHIN      AFTER         NON-
                                          MONTHS      SIX MONTHS      ONE YEAR      FIVE YEARS    FIVE YEARS    REPRICING
                                        ----------    -----------    -----------    ----------    ----------    ---------
                                                                     (DOLLARS IN THOUSANDS)
ASSETS(1)(2)
  Cash and investment
    securities(3)....................   $  956,718    $   --          $  --         $  --          $ 21,205     $  --
  Adjustable-rate loans and
    mortgage-backed securities.......    3,290,527     2,021,253      1,296,486     1,095,825        57,711        --
  Fixed-rate loans and
    mortgage-backed securities.......       46,578        45,630         88,565       609,563       694,514        --
  Single family warehouse............      244,483        --             --            --            --            --
  Other assets.......................       75,099        --             --            --            --           515,489
                                        ----------    -----------    -----------    ----------    ----------    ---------
      Total assets...................   $4,613,405    $2,066,883     $1,385,051     $1,705,388      $773,430    $ 515,489
                                        ==========    ===========    ===========    ==========    ==========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Certificates of deposit............   $  476,547    $  354,258      $ 803,226     $1,283,421      $  1,444    $   --
  Checking and savings(4)............    2,080,390        --             --            --             --            --
                                        ----------    -----------    -----------    ----------    ----------    ---------
      Total deposits.................    2,556,937       354,258        803,226      1,283,421         1,444        --
  Senior Notes.......................       --            --             --            115,000        --            --
  FHLB advances and other
    borrowings.......................    4,352,988       299,671        220,000         23,545         2,700        --
  Other liabilities..................      235,808        --             --             --            --           80,000
  Minority interest..................       --            --             --             --            --          185,500
  Stockholders' equity...............       --            --             --             --            --          545,148
                                        ----------    -----------    -----------    ----------    ----------    ---------
      Total liabilities, minority
        interest, and stockholders'
        equity.......................   $7,145,733    $  653,929     $1,023,226     $1,421,966      $  4,144    $ 810,648
                                        ==========    ===========    ===========    ==========    ==========    =========
Gap before off-balance-sheet
  financial instruments..............  $(2,532,328)   $1,412,954      $ 361,825      $ 283,422      $769,286    $(295,159)
OFF-BALANCE-SHEET(5)
  Interest rate swap
    agreements -- pay floating.......      136,000        --             --           (123,000)      (13,000)       --
                                        ----------    -----------    -----------    ----------    ----------    ---------
Gap..................................  $(2,396,328)   $1,412,954      $ 361,825      $ 160,422      $756,286    $(295,159)
                                        ==========    ===========    ===========    ==========    ==========    =========
Cumulative gap.......................  $(2,396,328)   $ (983,374)     $(621,549)
                                        ==========    ===========    ===========
Cumulative gap as a percentage of
  total assets.......................       (21.67)%       (8.89)%        (5.62)%
                                        ==========    ===========    ===========

                                         TOTAL
                                       ----------
ASSETS(1)(2)
  Cash and investment
    securities(3).................... $   977,923
  Adjustable-rate loans and
    mortgage-backed securities.......   7,761,802
  Fixed-rate loans and
    mortgage-backed securities.......   1,484,850
  Single family warehouse............     244,483
  Other assets.......................     590,588
                                      -----------
      Total assets................... $11,059,646
                                      ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Certificates of deposit............ $ 2,918,896
  Checking and savings(4)............   2,080,390
                                      -----------
      Total deposits.................   4,999,286
  Senior Notes.......................     115,000
  FHLB advances and other
    borrowings.......................   4,898,904
  Other liabilities..................     315,808
  Minority interest..................     185,500
  Stockholders' equity...............     545,148
                                      -----------
      Total liabilities, minority
        interest, and stockholders'
        equity....................... $11,059,646
                                      ===========
Gap before off-balance-sheet
  financial instruments..............
OFF-BALANCE-SHEET(5)
  Interest rate swap
    agreements -- pay floating.......
Gap..................................
Cumulative gap.......................
Cumulative gap as a percentage of
  total assets.......................
------------
(1) Fixed-rate loans and MBS are distributed based on their contractual maturity adjusted for anticipated prepayments, and adjustable-rate loans and MBS are distributed based on the interest rate reset date and contractual maturity adjusted for anticipated prepayments. Loans and MBS runoff and repricing assumes a constant prepayment rate based on coupon rate and maturity. The weighted average annual projected prepayment rate was 19%.

(2) Assets repricing to lagging rate indices are adjusted to reflect the delay in the repricing of the index to market interest rates. The lagging indices are based on a blended cost of funds, primarily the FHLB 11th District Cost of Funds Index. These indices are assumed to take 18 months to reprice fully to a change in the general level of interest rates.

(3) Investment securities include repurchase agreements, federal funds sold, trading account assets, securities, and FHLB stock.

(4) Checking and savings deposits are presented in the earliest repricing period since amounts in these accounts are subject to withdrawal upon demand.

(5) The above table includes only those off-balance-sheet financial instruments which impact the gap in all interest rate environments. The Company also has certain off-balance-sheet financial instruments which hedge specific interest rate risks.

COMPETITION

     The Company competes primarily with seven commercial banks and five thrift institutions, all of which have a substantial presence in the same markets as the Company. Competitors for deposits include thrift institutions, commercial banks, credit unions, full service and discount broker dealers, and other investment alternatives, such as mutual funds, money market funds, and savings bonds or other government securities. The Company and its peers compete primarily on price at which products are offered and on customer service.

     The Company competes for mortgage originations with thrift institutions, banks, insurance companies, and mortgage companies, many of which operate nationwide mortgage origination networks similar to that of the Company. Primary competitive factors include service quality, relationships with builders and real estate brokers, and rates and fees. Many of the Company's competitors are, or are affiliated with, organizations with substantially larger asset and capital bases (including regional and multi-national banks and bank holding companies) and with lower funding costs.

SUBSIDIARIES

     At December 31, 1996, the Company had no direct subsidiaries other than Holdings, which has one direct subsidiary, the Bank. The Bank is permitted to invest in the capital stock, obligations, and other securities of its service corporations in an aggregate amount not to exceed 2% of the Bank's assets, plus an additional 1% of assets if such investment is used for community development or innercity development purposes. In addition, if the Bank meets minimum regulatory capital requirements, it may make certain conforming loans in an amount not exceeding 50% of the Bank's regulatory capital to service corporations of which the Bank owns more than 10% of the stock. At December 31, 1996, the Bank was authorized to have a maximum investment of approximately $331.1 million in its subsidiaries.

  BNKU HOLDINGS, INC.

     In December 1996, the Company formed a new, wholly-owned, Delaware subsidiary, Holdings. After acquiring all the common stock of Holdings, the Company contributed all the common stock of the Bank to Holdings, and Holdings assumed the obligations of the Company's Senior Notes. As a result of these transactions, Holdings is the sole direct subsidiary of the Company and the Bank is the sole direct subsidiary of Holdings.

  COMMONWEALTH UNITED MORTGAGE COMPANY

     The Bank is the sole shareholder of Commonwealth United Mortgage Company, a Texas corporation formed in 1992 to function as a licensed mortgage banker in the state of Vermont.

  UNITED AGENCY CORPORATION

     United Agency Corporation is a wholly-owned subsidiary of the Bank whose primary purpose is holding the stock of Commonwealth General Services Agency, Inc., an Arkansas corporation incorporated in 1951 ("CGSA"). CGSA is a managing general insurance agency that contracts with insurance companies and agencies that offer insurance products to the Bank's mortgage loan customers. CGSA earns a commission on each insurance policy sold by the insurance companies or agencies with which CGSA contracts.

  UNITED CAPITAL MANAGEMENT CORPORATION

     The Bank is the sole shareholder of United Capital Management Corporation, a Texas corporation formed in 1985 to function in the deposit referral business and is currently inactive.

  UNITED FINANCIAL MARKETS, INC.

     The Bank is the sole shareholder of United Financial Markets, Inc. ("UFM"), a Texas corporation, which acts as a full-service broker-dealer. UFM, through its institutional division, sells various securities products and whole loans and engages in the deposit referral business with institutional and sophisticated retail customers. Through its retail division, UFM markets annuities and securities, including mutual funds, stocks and bonds, to the Bank's retail customers. UFM is a broker-dealer registered with the Commission and a member of the

National Association of Securities Dealers, Inc. ("NASD"). This subsidiary commenced operations in late 1992, and its activities have been expressly approved by the OTS.

  UNITED GREENWAY SECURITIES SERVICES, INC.

     The Bank is the sole shareholder of United Greenway Securities Services, Inc., a Texas corporation formed in 1989 to make mutual funds and other non-deposit products available to retail customers through referrals to a registered broker-dealer. This subsidiary is currently inactive.

  UNITED MORTGAGE SECURITIES CORPORATION

     The Bank is the sole shareholder of United Mortgage Securities Corporation, a Delaware corporation formed in 1993 to issue MBS securitized with mortgage loans purchased from the Bank.

  USAT MORTGAGE SECURITIES, INC.

     The Bank is the sole shareholder of USAT Mortgage Securities, Inc., a Texas corporation formed in 1985 to function as an issuer of three series of CMOs. This subsidiary is currently inactive.

PERSONNEL

     As of December 31, 1996, the Company employed 2,145 full-time employees and 193 part-time employees. The employees are not represented by a collective bargaining agreement, and the Company believes that it has good relations with its employees. See Note 13 to the Consolidated Financial Statements.

THE ASSISTANCE AGREEMENT

     In connection with the Acquisition, the Bank, the Company and certain of their direct and indirect parent entities entered into an overall agreement with the FSLIC and the FHLBB that was evidenced by several written agreements (the "Agreements"). The principal contract relating to the Acquisition was the Assistance Agreement, dated December 30, 1988, among the FSLIC, the Company, the Bank, and certain of the Bank's other direct and indirect parent entities and which set forth certain mutual, interdependent commitments of the parties with respect to the Acquisition. The other written agreements comprising the overall agreement were the Acquisition Agreement, dated December 30, 1988, between the FSLIC and the Bank; the Warrant Agreement, dated December 30, 1988, between the FSLIC and the Bank; the Regulatory Capital Maintenance Agreement, dated December 30, 1988, among the FSLIC, the Bank, the Company, Hyperion Holdings and Hyperion Partners; and the Forbearance Agreement, dated February 15, 1989, among the FHLBB, the Bank, the Company, Hyperion Holdings and Hyperion Partners. The Acquisition Agreement set forth the terms of the Bank's acquisition of substantially all of the assets of Old USAT and the assumption of Old USAT's secured, deposit and certain tax liabilities. The Warrant Agreement granted the FSLIC a Warrant to purchase up to 158,823 shares of Bank Common Stock at an exercise price of $0.01 per share. The Regulatory Capital Maintenance Agreement placed certain restrictions on the Bank's payment of dividends on the Bank Common Stock. The Agreement for Operating Policies required the Bank to prepare a three year business plan and certain specified written operating policies. The Forbearance Agreement granted to the Bank, the Company, Hyperion Holdings and Hyperion Partners forbearances from regulatory action relating to capital requirements and accounting procedures. All of the Agreements have terminated except one provision of the Assistance Agreement granting certain indemnities to the Bank, the Company, Hyperion Holdings, Hyperion Partners, the Forbearance Agreement and the Tax Benefits Agreement, dated December 28, 1993, among the Bank, the Company, Hyperion Holdings and Hyperion Partners, which governs the sharing of tax benefits with the FDIC-FRF.

     The Company also succeeded to substantial NOLs as a result of the Acquisition and has recorded substantial additional NOLs for tax purposes due to the exclusion of assistance payments received from the FRF under the Assistance Agreement from taxable income and the deduction of losses and writedowns on certain assets (the "Covered Assets") for which tax-free assistance payments were received. See "Regulation -- Taxation -- FSLIC Assistance".

     The Assistance Agreement was terminated on December 23, 1993, when the Company, the Bank, certain of their direct and indirect parent entities, and the FDIC entered an agreement settling certain disputes with respect to various matters relating to the Acquisition and the Assistance Agreement (the "Settlement Agreement").

Pursuant to the Settlement Agreement, the Assistance Agreement was terminated, the Bank no longer managed or owned the Covered Assets (except for certain of the Covered Assets that were "uncovered" and retained), and, as of December
28, 1993, the Bank no longer received any significant financial assistance from the FRF. The Settlement Agreement also provided for the continuation of certain of the Company's and the Bank's claims against the United States in the United States Court of Federal Claims. See "-- Forbearance".

     Pursuant to the Assistance Agreement and the Settlement Agreement, the Bank received substantial payments from the FRF during fiscal 1994 as follows:

                                        (IN THOUSANDS)
Payments affecting the results of
operations...........................      $ 23,143
Other payments
  Settlement payment.................       195,300
  Other..............................           468
                                        --------------
       Total FRF payments............      $218,911
                                        ==============

  WARRANT AGREEMENT

     Concurrent with the execution of the Assistance Agreement, the Bank and the FSLIC entered into the Warrant Agreement, pursuant to which the FSLIC was granted the Warrant to purchase up to 158,823 shares of Bank Common Stock at an exercise price of $0.01 per share. Pursuant to the Settlement Agreement, the Bank and the FDIC-FRF entered into the First Amendment to the Warrant Agreement on December 28, 1993 (the "First Amendment to Warrant Agreement"). References to the Warrant Agreement below are to the Warrant Agreement as amended by the First Amendment to Warrant Agreement.

     Pursuant to the Settlement Agreement, all disputes with respect to the Warrant were resolved, and the parties agreed that the Bank was to make payments to the holder of the Warrant in lieu of dividends upon any payment of dividends on the Bank Common Stock (other than dividends for which anti-dilution adjustments are made) beginning December 28, 1993 until December 30, 1998 or such earlier date as the Warrant was no longer outstanding. In May 1996, the Bank made a payment to the FDIC-FRF of $5.9 million in lieu of such dividends in connection with the declaration of a $100 million dividend on the Bank Common Stock.

     In August 1996, the FDIC surrendered a portion of the Warrant for a cash payment of $6.1 million, exercised the remainder of the Warrant for Bank Common Stock, and immediately exchanged the shares of Bank Common Stock issued upon exercise of the Warrant for 1,503,560 shares of Class B Common Stock. As part of the August Offering, the FDIC-FRF sold all of such shares of Class B Common Stock. Following the consummation of the August Offering, all rights and obligations under the Warrant and the Warrant Agreement were terminated, and the FDIC-FRF no longer owned any shares of Common Stock.

  FORBEARANCE

     In connection with the Acquisition, the FHLBB also approved the Forbearance Agreement. Under the terms of the Forbearance Agreement, the FSLIC agreed to waive or forbear from the enforcement of certain regulatory provisions with respect to regulatory capital requirements, liquidity requirements, accounting requirements and other matters. After the enactment of FIRREA, OTS took the position that the capital standards set forth in FIRREA apply to all savings institutions, including those institutions that had been operating under previously granted capital and accounting forbearances, and that FIRREA eliminated these forbearances. While the Bank has not had to rely on such forbearances or waivers in order to remain in compliance with existing capital requirements as interpreted by the OTS, the position of the OTS has adversely affected the Bank by curtailing the growth and reducing the leverage contemplated by the terms of the Forbearance Agreement. The Bank also has been and continues to be in compliance with all of the other referenced regulatory capital provisions and, accordingly, has not had to rely on the waivers or forbearances provided in the Acquisition. Pursuant to the Settlement Agreement, the Company, the Bank and certain of their then-direct and indirect parent entities have retained all causes of action and claims relating to the forbearances against the United States in the United States Court of Federal Claims, and the FDIC and the other governmental parties to the lawsuit have reserved any and all defenses to such causes of actions and claims. While the Bank has not had to rely on such forbearances or waivers in order to remain in compliance with existing capital requirements as interpreted by the OTS, the position of the OTS has adversely affected the Bank by curtailing the growth and reducing the leverage contemplated by the terms of the Forbearance Agreement. The Bank also has been and continues to be in compliance with all of the other referenced regulatory capital provisions and, accordingly, has not had to rely on the waivers or forbearances provided in the Acquisition.

     On July 25, 1995, Plaintiffs filed suit against the United States in the Court of Federal Claims for alleged failures of the United States (i) to abide by a capital forbearance, which would have allowed the Bank to operate for ten years under negotiated capital levels lower than the levels required by the then existing regulations or successor regulations, (ii) to abide by its commitment to allow the Bank to count $110 million of subordinated debt as regulatory capital for all purposes, and (iii) to abide by an accounting forbearance, which would have allowed the Bank to count as capital for regulatory purposes, and to amortize over a period of twenty-five years, the $30.7 million difference between certain FSLIC payment obligations to the Bank and the discounted present value of those future FSLIC payments. The lawsuit is in a preliminary stage. The lawsuit was stayed pending the United States Supreme Court's review in WINSTAR. On July 1, 1996, the Supreme Court upheld lower court rulings that the United States had breached the contracts involved in the WINSTAR cases and remanded the case for further proceedings on the issue of damages. Since the Supreme Court ruling, the Chief Judge of the Court of Federal Claims convened a number of status conferences to establish a case management protocol for the more than 100 lawsuits on the Court of Federal Claims docket, that, like Plaintiffs case, involve issues similar to those raised in the WINSTAR cases.

     Following a number of status conferences Chief Judge Loren Smith of the United States Court of Federal Claims has transferred all WINSTAR-related cases to his own docket and entered an Omnibus Case Management Order governing proceedings in such cases, including the Company's case. Under the Omnibus Case Management Order, Chief Judge Smith serves as the "Managing Judge" for all WINSTAR-related cases and may assign other judges of the United States Court of Federal Claims to resolve pre-trial discovery disputes and common legal issues and to conduct trials. The Government and Plaintiffs exchanged certain significant documents as early as October 2, 1996 pursuant to a court order, and the Company and the Bank have responded to the Government's first discovery request. Trials on damages in two of the three WINSTAR cases that were decided by the United States Supreme Court in July 1996 are scheduled for early 1997. Damages trials in the remaining cases subject to the Omnibus Case Management Plan are scheduled to begin four months after completion of the first two damages trials. The Company's case is one of thirteen cases that "shall be accorded priority in the scheduling" of the damages trials under the Omnibus Case Management Order. On January 3, 1997, the court issued a scheduling order scheduling the trial of the Company's case in the third month after the trials of the "priority" cases begin.

     In December 1996, Chief Judge Smith decided the motion IN LIMINE on damages theories of Glendale Federal, one of the four WINSTAR plaintiffs, and allowed Glendale Federal to assert several alternative damages theories against the Government. While the Company expects Plaintiffs' claims for damages to exceed $200 million, the Company is unable to predict the outcome of Plaintiffs' suit against the United States and the amount of judgment for damages, if any, that may be awarded. The Company, on November 27, 1996, moved for partial summary judgment on liability and is pursuing an early trial on damages. Uncertainties remain concerning the administration of the Omnibus Case Management Order and the future course of the Company's lawsuit pursuant to the Omnibus Case Management Order. Accordingly, the Company cannot predict the timing of any resolution of its claims. The Company expects the trial of its case to commence during the first quarter of fiscal 1998. The Company is also unable to predict the outcome of its suit against the United State and the amount of judgment for damages, if any, that may be awarded. Consequently, no assurances can be given as to the results of this suit. See "Legal Proceedings".

     The Company and the Bank have entered into an agreement with Hyperion Partners acknowledging the relative value, as among the parties, of their claims in the pending litigation. The agreement confirms that the Company and the Bank are entitled to receive 85% of the amount, if any, recovered as a result of the settlement of or a judgment on such claims, and that Hyperion Partners is entitled to receive 15% of such amount. The agreement was approved by the disinterested directors of the Company. Plaintiffs will continue to cooperate in good faith and will use their best efforts to maximize the total amount, if any, that they may recover.

                                   REGULATION

REGULATION OF SAVINGS AND LOAN HOLDING COMPANIES

     The Company is a savings and loan holding company that is regulated and subject to examination by the OTS. The activities of savings and loan holding companies are governed by the provisions of the Home Owners' Loan Act, as amended (the "HOLA"). Pursuant to the HOLA, a savings and loan holding company may not (i) acquire control of a savings association or savings and loan holding company without prior OTS approval; (ii) acquire, except with prior OTS approval, by process of merger, consolidation, or purchase of assets of another savings association or savings and loan holding company, all or substantially all of the assets of any such association or holding company; or (iii) acquire, by purchase or otherwise, more than 5% of the voting shares of a savings association that is not a subsidiary, or of a savings and loan holding company that is not a subsidiary. Other restrictions on activities of a savings and loan holding company do not apply to the Company because its savings association subsidiary is a qualified thrift lender. See " -- Safety and Soundness Regulations -- Investment Authority -- QTL Test". Every subsidiary savings association of a savings and loan holding company must give the OTS not less than 30 days of advance notice of proposed dividend declarations.

SAFETY AND SOUNDNESS REGULATIONS

  CHARTER, SUPERVISION, AND EXAMINATION

     CHARTER. The Bank is chartered under the HOLA, which imposes certain obligations and restrictions upon, and grants certain powers to, federally chartered savings banks such as the Bank. The provisions of the HOLA are implemented by regulations adopted and administered by the OTS.

     OTS. Federally chartered savings banks, such as the Bank, are subject to extensive regulation by the OTS and must regularly file financial and other reports with that agency. The supervision and regulation to which the Bank is subject is intended primarily for the protection of its depositors. The OTS performs periodic examinations of the Bank to test compliance by the Bank with various regulatory requirements. The OTS may revalue assets of an insured institution based upon appraisals and require establishment of specific reserves in amounts equal to the difference between such revaluation and the book value of the assets, as well as require specific charge-offs relating to such assets.

     The OTS prescribes regulations for the collection of fees in order to recover the expenses of the agency, the cost of supervision of savings associations, the examination of savings associations and their subsidiaries, and the processing of applications, filings, notices, and certain other requests of savings associations filed with the OTS. The OTS adopted a two-pronged sliding scale approach in 1990 by which all institutions pay a general assessment and troubled institutions pay an additional premium assessment. The Bank has never been subject to a premium assessment. The Bank's general assessments amounted to approximately $366,000, $1.5 million and $1.2 million in the aggregate during the three months ended December 31, 1996, fiscal 1996 and 1995, respectively.

     FDIC. The FDIC administers the SAIF, which insures the deposits of savings associations such as the Bank. The Bank's deposits are insured by the SAIF to a maximum of $100,000 for each insured depositor. In addition, the FDIC has certain regulatory and full examination authority over OTS regulated savings associations. The FDIC may also recommend enforcement actions against savings associations to the OTS and, if the OTS fails to act on the FDIC's recommendation, the FDIC may, under certain circumstances, compel the OTS to take the requested enforcement action.

     INSURANCE ASSESSMENTS. The FDIC establishes premium assessment rates for SAIF deposit insurance. There is no statutory limit on the maximum assessment and the percent of increase in the assessment that the FDIC may impose in any one year, provided, however, that the FDIC may not collect more than is necessary to reach or maintain the SAIF's designated reserve ratio ("DRR") and must rebate any excess collected. Effective January 1, 1993, the FDIC adopted risk-based assessment regulations.

     To arrive at a risk-based assessment for each bank and thrift, the FDIC places it in one of nine risk categories using a two-step process based first on capital ratios and then on relevant supervisory information. Each institution is assigned to one of three groups (well-capitalized, adequately capitalized, or undercapitalized) based on its capital ratios. A "well-capitalized" institution is one that has at least a 10% "total risk-based capital" ratio (the ratio of total capital to risk-weighted assets), a 6% "tier 1 risk-based capital" ratio (the ratio of tier 1 (core) capital to risk-weighted assets) and a 5% "leverage capital" ratio (the ratio of core capital to adjusted total assets). An "adequately capitalized" institution has at least an 8% total risk-based capital ratio, a 4% tier 1 (core) risk-based capital ratio and a 4% leverage capital ratio. An "undercapitalized" institution is one that does not meet either the definition of well-capitalized or adequately capitalized.

     The FDIC also assigns each institution to one of three supervisory subgroups based on an evaluation of the risk posed by the institution. These supervisory evaluations modify premium rates within each of the three capital groups. The nine risk categories and the corresponding SAIF assessment rates are as follows (in basis points):

                                               SUPERVISORY SUBGROUP
                                          -------------------------------
                                               A          B          C
                                              --         --         --
Meets numerical standards for:
     Well-capitalized................          0          3         17
     Adequately capitalized..........          3         10         24
     Undercapitalized................         10         24         27

     For purposes of assessments of FDIC insurance premiums, as of December 31, 1996, the Company believes that the Bank is a "well-capitalized" institution. FDIC regulations prohibit disclosure of the supervisory subgroup to which an insured institution is assigned. The Bank's insurance assessments for the three months ended December 31, 1996, and fiscal 1996 and 1995 were $3.0 million, $12.0 million and $11.4 million, respectively.

     Both the SAIF and the BIF, the deposit insurance fund that covers most commercial bank deposits, are statutorily required to achieve and maintain a reserve ratio equal to 1.25% of estimated insured deposits. The assessment rate schedules for SAIF and BIF are established independently of one another, and banks and savings associations with the same assessment base may pay assessments at different rates. The first SAIF and BIF assessment rate schedules established by the FDIC, effective January 1, 1993, were identical, and assessments ranged from a low of .23% to a high of .31%. As a result of the BIF reaching the 1.25% level, on August 16, 1995, the FDIC lowered the deposit insurance premium assessment rate for BIF members to between .04% and .31% of insured deposits, while retaining the assessment rate of .23% to .31% of insured deposits for members of SAIF. On November 14, 1995, the FDIC further reduced insurance premiums on BIF deposits by .04% of insured deposits, creating an assessment range of 0% to .27% of insured deposits, subject to a statutory requirement that all institutions pay at least $2,000 annually. Approximately 92% of BIF members qualify for the lowest assessment rate. The assessment rates for savings associations were not lowered because SAIF had not reached the DRR, in large part because a portion of the payments into SAIF were required by law to be used to pay interest on bonds issued by FICO and necessary to resolve numerous savings associations that failed during the late 1980s and early 1990s. As a result of the significant disparity in the deposit insurance premiums paid by well-capitalized SAIF members, such as the Bank, and well-capitalized BIF members, and the continuing obligation of savings associations, but not banks, to pay interest on the FICO bonds, SAIF members were at a competitive disadvantage to BIF members with respect to the pricing of loans and deposits and the ability to achieve lower operating costs.

     On September 30, 1996, President Clinton signed into law the Economic Growth and Paperwork Reduction Act of 1996 (the "1996 Act"). The 1996 Act required the FDIC to impose a one-time assessment on institutions holding SAIF deposits in an amount sufficient to increase the SAIF's net worth to 1.25% of SAIF-insured deposits, as of October 1, 1996. The special assessment, which was collected on November 27, 1996, was 65.7 basis points times the amount of deposits held by an institution as of March 31, 1995. The special assessment is deductible in the tax year paid.

     As a result of the special assessment, the SAIF is deemed to have met its designated reserve ratio as of October 1, 1996. Effective October 1, 1996, the FDIC established new risk-based assessments for SAIF-insured institutions. Beginning January 1, 1997, the SAIF base assessment rates effectively range from 0 to 27 basis points as set forth in the schedule above.

     ASSESSMENTS TO PAY FICO BONDS. The 1996 Act also obligates banks, for the first time, to pay assessments to be used to service the FICO bonds. For the last calendar quarter of 1996, a special interim schedule of assessment rates ranging from 18 to 27 basis points applied to SAIF-insured savings associations, reflecting the assessments necessary to pay interest on the FICO bonds. Any excess assessments collected under the prior assessment schedule will be refunded or credited in one or more installments, with interest. Thus, except to the extent of FICO assessments, SAIF and BIF institutions have the same assessment schedule as of January 1, 1997.

     Under the 1996 Act, during the period beginning January 1, 1997 through December 31, 1999, SAIF-insured institutions will pay 6.48 basis points toward FICO bonds and BIF-insured institutions will pay 1.296 basis points. Starting in the year 2000, BIF and SAIF institutions will begin sharing the FICO burden on a pro rata basis until termination of the FICO obligation in 2017, thus eliminating all assessment disparities.

     TERMINATION OF INSURANCE. The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, or order, or any condition imposed in writing by, or by an agreement with, the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance if the institution has no tangible capital. If insurance of an institution's accounts is terminated, the accounts at the institution at the time of such termination, less subsequent withdrawals, would continue to be insured for a period of six months to two years, as determined by the FDIC.

     AUDIT REQUIREMENTS. In May 1993, the FDIC adopted rules implementing statutory annual independent audit and financial reporting requirements for all depository institutions with assets of more than $500 million, and for their management, and their independent auditors. The rules also establish requirements for the composition, duties, and authority of such institutions' audit committees and boards of directors. Among other things, all depository institutions with assets in excess of $500 million are required to prepare and make available to the public annual reports on their financial condition and management, including statements of management's responsibility for preparing the institution's financial statements, for establishing and maintaining an internal control structure and procedures for financial reporting, and for complying with specified laws and regulations relating to safety and soundness, and an assessment of the effectiveness of such internal controls and procedures and the institution's compliance with laws and regulations designated by the FDIC. The institution's independent auditors are required to attest to these management assertions, except the procedures employed by management to detect and report violations of designated laws. Each such institution also is required to have an audit committee composed of directors who are independent of management of the institution. Audit committees of large institutions (institutions with assets exceeding $3.0 billion) must: (i) include members with banking or related financial management expertise; (ii) have the ability to engage their own independent legal counsel; and (iii) must not include any entities designated as "large customers" of the institution. In some cases, the institution's responsibilities under these rules may be fulfilled by its holding company. The 1996 Act also authorizes the appropriate Federal banking agency to permit the independent audit committee to contain inside as well as outside directors if the institution has encountered hardships in recruiting and retaining outside directors to serve on the committee and a majority of the committee are outside directors.

     FEDERAL RESERVE BOARD. The Board of Governors of the Federal Reserve System (the "Federal Reserve Board") requires all depository institutions (including savings associations) to maintain reserves against their deposit accounts (primarily transaction accounts and nonpersonal time deposits) and Eurocurrency liabilities. Reserves of 3% must be maintained against net transaction accounts of $49.3 million or less. In addition, if net transaction accounts exceed $49.3 million, institutions must maintain reserves equal to 10% on the excess. The reserve requirement for nonpersonal time deposits and Eurocurrency liabilities is 0%. Reserve requirements are subject to adjustment by the Federal Reserve Board, and must be adjusted at least annually. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the OTS. See "-- Capital Distributions -- Investment Authority -- Liquidity".

     Savings associations are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require savings associations to exhaust other reasonable alternative sources of funds, including FHLB advances, before borrowing from a Federal Reserve Bank. The Federal Reserve Banks are not obligated to lend to any depositary institution, and are restricted in the extensions of credit that they may make to any institution that is not at least adequately capitalized.

     FEDERAL HOME LOAN BANKS. The Bank is a member of the FHLB Dallas, which is one of 12 regional FHLBs, each subject to supervision and regulation by the Federal Housing Finance Board. The FHLBs provide a central credit facility primarily for member thrift institutions, as well as for qualified commercial banks and other entities involved in home mortgage finance. The Bank, as a member of the FHLB Dallas, is required to purchase and hold shares of the capital stock in that FHLB in an amount at least equal to the greater of: (i) 1% of the aggregate principal amount of its unpaid mortgage loans, home purchase contracts and similar obligations at the beginning of each year; (ii) 0.3% of its assets; or (iii) 5% (or such greater fraction as established by the FHLB) of its advances (I.E., borrowings) from the FHLB.

     CAPITAL REQUIREMENTS

     REQUIREMENTS AND STANDARDS. The OTS capital regulations have three components: a leverage limit, a tangible capital requirement, and a risk-based capital requirement. See Note 15 to the Consolidated Financial Statements for compliance with the regulatory capital requirements. The OTS has broad discretion to impose capital requirements in excess of minimum applicable ratios. See "-- Capital Distributions -- Enforcement".

     LEVERAGE LIMIT. The leverage limit requires that a savings association maintain "core capital" of at least 3% of its adjusted total assets. For purposes of this requirement, total assets are adjusted to exclude intangible assets and investments in certain subsidiaries, and to include the assets of certain other subsidiaries, certain intangibles arising from prior period supervisory transactions, and permissible MSRs. "Core capital" includes common shareholders' equity and retained earnings, noncumulative perpetual preferred stock and related surplus and minority interests in consolidated subsidiaries, minus intangibles, plus certain MSRs and certain goodwill arising from prior regulatory accounting practices.

     Although accounted for under Generally Accepted Accounting Principles ("GAAP") as an intangible asset, certain MSRs need not be deducted in computing core and tangible capital. Generally, the lower of 90% of the fair market value of readily marketable MSRs, or the current unamortized book value as determined under GAAP may be included in core and tangible capital up to a maximum of 50% of core capital computed before the deduction of any disallowed qualifying intangible assets. At December 31, 1996, the Bank's core capital included $147.1 million of MSRs.

     In determining core capital, all investments in and loans to subsidiaries engaged in activities not permissible for national banks, which are generally more limited than activities permissible for savings associations and their subsidiaries ("nonconforming subsidiaries"), must be deducted. Certain exceptions are provided, including exceptions for mortgage banking subsidiaries and subsidiaries engaged in agency activities for customers (unless determined otherwise by the FDIC on safety and soundness grounds). Generally, all subsidiaries engaged in activities permissible for national banks are required to be consolidated for purposes of calculating capital compliance by the parent savings association.

     TANGIBLE CAPITAL REQUIREMENT. The tangible capital requirement mandates that a savings association maintain tangible capital of at least 1.5% of adjusted total assets. For purposes of this requirement, adjusted total assets are calculated on the same basis as for the leverage limit. "Tangible capital" is defined in the same manner as core capital, except that all intangible assets except qualifying MSRs must be deducted. At December 31, 1996, the Bank's tangible capital ratio was 6.63%.

     RISK-BASED CAPITAL REQUIREMENT. The risk-based requirement promulgated by the OTS is required by the HOLA to track the standard applicable to national banks, except that the OTS may determine to reflect interest rate and other risks not specifically included in the national bank standard. However, such deviations from the national bank standard may not result in a materially lower risk-based requirement for savings associations than for national banks. The risk-based standard adopted by the OTS is similar to the Office of the Comptroller of the Currency ("OCC") standard for national banks.

     The risk-based standards of the OTS require maintenance of core capital equal to at least 4% of risk-weighted assets and total capital equal to at least 8% of risk-weighted assets. "Total capital" includes core capital plus supplementary capital (except that includable supplementary capital may not exceed core capital). Supplementary capital includes: cumulative perpetual preferred stock; mutual capital certificates, income capital certificates and net worth certificates; nonwithdrawable accounts and pledged deposits to the extent not included in core capital; perpetual and mandatory convertible subordinated debt and maturing capital instruments meeting specified requirements; and general loan and lease loss allowances, up to a maximum of 1.25% of risk-weighted assets. At December 31, 1996, the Bank's core capital and total capital ratios were 6.69% and 12.74%, respectively.

     In determining the amount of risk-weighted assets, savings associations must assign balance sheet assets to one of four risk-weight categories, reflecting the relative credit risk inherent in the asset. Off-balance-sheet items are assigned to one of the four risk-weight categories after a "credit conversion factor" is applied.

     INTEREST RATE RISK ("IRR") COMPONENT. OTS regulations add an IRR component to the 8% risk-based capital requirement discussed above. Only savings associations with more than a "normal" level of IRR are subject to IRR requirements. Specifically, savings associations with IRR exposure in excess of 2% (measured in accordance with an OTS Model and Guidelines) must deduct an IRR component from total capital prior to calculating their risk-based capital ratios. The IRR component is calculated as one-half of the difference between the institution's measured IRR and 2%, multiplied by the market value of the institution's assets. This deduction will have the effect of requiring savings associations with IRR exposures of more than 2% to hold more capital than those with IRR exposure of 2% or less.

     On October 13, 1994, the OTS waived the IRR capital deduction until guidelines under which institutions may appeal such a deduction were published. The OTS extended the waiver on March 20, 1995 until further notice. On August 21, 1995, the OTS adopted and approved an appeal process, but again delayed the IRR capital deduction indefinitely.

     FAILURE TO MEET REQUIREMENTS. Any savings association that fails to meet its regulatory capital requirements may be subject to enforcement actions by the OTS or the FDIC. The OTS must limit the asset growth of any undercapitalized association and require the association to develop and implement a capital restoration plan. See "-- Capital Distributions -- Enforcement -- Prompt Corrective Action".

CAPITAL DISTRIBUTIONS.

     Limitations are imposed upon all "capital distributions" by savings associations, including cash dividends, payments by an institution in a cash-out merger, and other distributions charged against capital. The capital distribution regulation establishes a three-tiered system, with the greatest flexibility afforded to well-capitalized institutions.

     Under the OTS capital distribution regulation, an association that immediately prior to a proposed capital distribution, and on a pro forma basis after giving effect to a proposed capital distribution, has capital that is equal to or greater than the amount of its fully phased-in capital requirement is a "tier 1 association". To qualify, an association must maintain the following capital ratios: (i) tangible capital to adjusted total assets ratio of 1.50%, (ii) core capital to adjusted total assets ratio of 3.00%, and (iii) total risk-based capital to risk-weighted assets ratio of 8.00%, of which at least 4.00% must be core capital. An association that immediately prior to a proposed capital distribution, and on a pro forma basis after giving effect to a proposed capital distribution, has capital that is equal to or in excess of its minimum capital requirements but is less than the amount of its fully phased-in capital requirement is a "tier 2 association". An association that immediately prior to a proposed capital distribution, and on a pro forma basis after giving effect to a proposed capital distribution, has capital that is less than its minimum regulatory capital requirement is a "tier 3 association". The Bank currently qualifies as a tier 1 association. See "Management's Discussion and Analysis -- Capital Resources and Liquidity -- Regulatory Matters".

     Upon 30 days' written notice to the OTS, a tier 1 association may make capital distributions during a calendar year up to the higher of 100% of its net income to date during the calendar year, plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year or 75% of its net income over the most recent four quarter period. A tier 1 association may make capital distributions in excess of the foregoing limitations if, after written notice to the OTS, the OTS does not object to such capital distribution. The

OTS may prohibit an otherwise permissible capital distribution upon a determination that making such a distribution would be an unsafe or unsound practice. The OTS may notify an institution that qualifies as a tier 1 association that it is subject to more than normal supervision and thereafter, treat it as a tier 2 or tier 3 association.

     Under the prompt corrective action provisions discussed below, no insured depository institution may make a capital distribution if after such distribution it would be undercapitalized. See " -- Enforcement -- Prompt Corrective Action". The OTS has proposed to amend its capital distribution regulation to conform to the prompt corrective action system and to provide additional flexibility. Under the proposal, savings associations that have a composite CAMEL rating (examination rating) of "1" or "2" and that are not holding company subsidiaries need not notify the OTS before making a capital distribution. Savings associations that were adequately or well-capitalized under prompt corrective action and that would remain at least adequately capitalized after a capital distribution would be permitted to make a distribution after providing notice to the OTS. "Troubled" and undercapitalized institutions could make capital distributions only by filing an application and receiving OTS approval, which would be granted only under certain limited conditions. The proposal defines "troubled condition" as a function of an institution's examination rating, its capital condition, or on the basis of supervisory directives issued or designation made by the OTS.

  INVESTMENT AUTHORITY

     PERMISSIBLE LOANS AND INVESTMENTS. Federally chartered savings banks, such as the Bank, are authorized to originate, invest in, sell, purchase, service, participate, and otherwise deal in: (i) loans made on the security of residential and nonresidential real estate, (ii) commercial loans (up to 20% of assets, the last 10% of which must be small business loans), (iii) consumer loans (subject to certain percentage of asset limitations), and (iv) credit card loans. The lending authority of federally chartered associations is subject to various OTS requirements, including, as applicable, requirements governing amortization, term, loan-to-value ratio, percentage-of-assets limits, and loans-to-one-borrower limits. In September of 1996, the OTS substantially revised its investment and lending regulations eliminating many of their specific requirements in favor of a more general standard of "safety and soundness".

     A federally chartered savings association may invest, without limitation, in the following assets: (i) obligations of the United States government or certain agencies or instrumentalities thereof; (ii) stock issued or loans made by the FHLBs or the FNMA; (iii) obligations issued or guaranteed by the FNMA, the Student Loan Marketing Association, the GNMA, or any agency of the United States government; (iv) certain mortgages, obligations, or other securities that have been sold by the FHLMC; (v) stock issued by a national housing partnership corporation; (vi) demand, time, or savings deposits, shares, or accounts of any insured depository institution; (vii) certain "liquidity" investments approved by the OTS to meet liquidity requirements; (viii) shares of registered investment companies the portfolios of which are limited to investments that a federal association is otherwise authorized to make; (ix) certain MBS; (x) general obligations of any state of the United States or any political subdivision or municipality thereof, PROVIDED that not more than 10% of a savings association's capital may be invested in the general obligations of any one issuer; (xi) loans on the security of liens upon residential real property;
(xii) credit card loans; and (xiii) education loans. Federally chartered savings associations may invest in secured or unsecured loans for commercial, corporate, business, or agricultural purposes, up to 20% of assets, provided that the last 10% is invested in small business loans. The HOLA also limits a federal savings association's aggregate nonresidential real property loans to 400% of the savings association's capital as determined pursuant to the OTS's capital requirements. See "-- Capital Requirements". The OTS may allow a savings association to exceed the aggregate limitation if the OTS determines that exceeding the limitation would pose no significant risk to the safe and sound operations of the association and would be consistent with prudent operating practices. Federally chartered savings associations are also authorized by the HOLA to make investments in consumer loans, business development credit corporations, certain commercial paper and corporate debt securities, service corporations, and small business investment companies, all of which investments are subject to percentage-of-assets and various other limitations.

     LENDING LIMITS. Generally, savings associations, such as the Bank, are subject to the same loans to one borrower limits that apply to national banks. Generally, a savings association may lend to a single borrower or group of related borrowers, on an unsecured basis, in an amount not greater than 15% of its unimpaired capital and unimpaired surplus. An additional amount, not greater than 10% of the savings association's unimpaired capital and unimpaired surplus, may be loaned if the loan is secured by readily marketable collateral, which is defined to include certain securities and bullion, but generally does not include real estate. Notwithstanding the general lending limits, a savings association may make loans to one borrower for any purpose of up to $500,000, or to develop domestic residential housing units, up to the lesser of $30 million or 30% of the savings association's unimpaired capital and unimpaired surplus, if certain conditions are satisfied. The OTS may also impose more stringent limits on an association's loans to one borrower, if it determines that such limits are necessary to protect the safety and soundness of the association.

     SUBSIDIARIES -- SERVICE CORPORATIONS. The HOLA authorizes federally chartered savings associations, such as the Bank, to invest in the capital stock, obligations or other securities of service corporations. The HOLA authorizes a savings association to invest up to a total of 3% of its assets in service corporations. The last 1% of the 3% statutory investment limit applicable to service corporations must be primarily invested in community development investments drawn from a broad list of permissible investments that include, among others: government guaranteed loans; loans for investment in small businesses; investments in revitalization and rehabilitation projects; and investments in low- and moderate-income housing developments.

     Service corporations are authorized to engage in a variety of preapproved activities, some of which (E.G.,securities brokerage and real estate development) are ineligible activities for the parent savings association. The OTS regulations implementing the service corporation authority contained in the HOLA also provide that activities reasonably related to the activities of a federally chartered savings association may be approved on a case-by-case basis by the Director of the OTS.

     OPERATING SUBSIDIARIES. All federal savings associations are authorized to establish or acquire one or more operating subsidiaries. Operating subsidiaries are subject to examination and supervision by the OTS to the same extent as the parent thrift. An "operating subsidiary" is a corporation that meets all of the following requirements: (i) it engages only in activities that a federal savings association is permitted to engage in directly; (ii) the parent savings association owns, directly or indirectly, more than 50% of the subsidiary's voting stock; and (iii) no person or entity other than the parent thrift may exercise "effective operating control" over the subsidiary. While a savings association's investment in its service corporations is generally limited to an amount that does not exceed 3% of the parent savings association's total assets, OTS regulations do not limit the amount that a parent savings association may invest in its operating subsidiaries. Operating subsidiaries may be incorporated and operated in any geographical location where its parent may operate. An operating subsidiary that is a depository institution may accept deposits in any location, provided that the subsidiary has federal deposit insurance.

     In December 1996, the OTS adopted substantial revisions to its regulations governing subsidiaries. The revised regulations, among other things, expand the activities in which a service corporation may engage, reclassify finance subsidiaries as operating subsidiaries, and permit federal savings associations to invest in pass-through investments, including limited partnerships and similar vehicles, whose activities are confined to those the savings association could conduct directly.

     QTL TEST. All savings associations are required to meet a qualified thrift lender ("QTL") test for, among other things, future eligibility for FHLB advances. A savings association is a QTL if it either meets the Code test for being a domestic building and loan association, as that term is defined in
Section 7701(a)(19) of the Code, or has invested at least 65% of its portfolio assets in qualified thrift investments and maintains this level of qualified thrift investments on a monthly average basis in nine of every 12 months.

     "Portfolio assets" is defined as total assets less intangibles, properties used to conduct business and liquid assets (up to 20% of total assets). The following assets may be included as qualified thrift investments without limit: domestic residential housing or manufactured housing loans; home equity loans and MBS backed by residential housing or manufactured housing loans; FHLB stock as well as certain obligations of the FDIC and certain other related entities; and education, small business, and credit card loans. Other qualifying assets, which may be included up to an aggregate of 20% of portfolio assets, are: (i) 50% of originated residential mortgage loans sold within 90 days of origination; (ii) investments in debt or equity of service corporations that derive 80% of their gross revenues from housing-related activities; (iii) 200% of certain loans to, and investment in, low cost one-to four-family housing; (iv) 200% of loans for residential real property, churches, nursing homes, schools and small businesses in areas where the credit needs of low- and moderate-income families are not met; (v) other loans for churches, schools, nursing homes and hospitals; and (vi) personal, family, or household loans (other than education, small business or credit card loans).

     Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies. A savings association may requalify the next time it meets the requirement in nine of the preceding 12 months, but it may requalify only one time. If an institution that fails the QTL test has not yet requalified and has not converted to a national bank, its new investments and activities are limited to those permissible for a national bank, it is immediately ineligible to receive any new FHLB advances, is subject to national bank limits for payment of dividends, and may not establish a branch office at any location at which a national bank located in the savings association's home state could not establish a branch.

     LIQUIDITY. The Bank is required to maintain an average daily balance of "liquid assets" (cash, certain time deposits, bankers' acceptances, highly rated corporate debt securities and commercial paper, securities of certain mutual funds, reserves maintained pursuant to Federal Reserve Board requirements, and specified government, state or federal agency obligations) equal to a certain percentage of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. Currently, OTS regulations require a savings association, such as the Bank, to maintain liquid assets equal to not less than 5% of its net withdrawable deposit accounts and borrowings payable in one year or less and short-term liquid assets of not less than 1%. Penalties may be imposed for failure to meet the liquidity requirements.

  MERGERS AND ACQUISITIONS

     RESTRICTIONS ON ACQUISITIONS. As previously described, the Bank is controlled by the Company. The Company must obtain approval from the OTS before acquiring control of any other savings association. Such acquisitions are generally prohibited if they result in a savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in supervisory acquisitions of failing savings associations. The Company may acquire up to 5%, in the aggregate, of the voting stock of any non-subsidiary savings association or savings and loan holding company. It may not acquire more than 5% unless it takes control of the association or holding company. In addition, a savings and loan holding company may hold shares of a savings association or a savings and loan holding company for certain purposes, including as a bona fide fiduciary, as an underwriter, or in an account solely for trading purposes. Under certain conditions, a savings and loan holding company may acquire up to 15% of the shares of a savings association or savings and loan holding company in a "qualified stock issuance".

     The Change in Bank Control Act and the savings and loan holding company provisions of the HOLA, together with the regulations of the OTS under such Acts, require that the consent of the OTS be obtained prior to any person or company acquiring control of a savings association or a savings and loan holding company. Under OTS regulations, "control" is conclusively presumed to exist if an individual or company acquires more than 25% of any class of voting stock of a savings association or holding company. There is a rebuttable presumption of control if a person or company acquires more than 10% of any class of voting stock (or more than 25% of any class of non-voting stock) and is subject to any of several "control factors". The control factors relate, among other matters, to the relative ownership position of a person or company, the percentage of debt and/or equity of the association or holding company controlled by the person or company, agreements giving the person or company influence over a material aspect of the operations of the association or holding company, and the number of seats on the board of directors thereof held by the person or company or his designees. The regulations provide a procedure for challenge of the rebuttable control presumption. Certain restrictions applicable to the operations of savings and loan holding companies and certain conditions imposed by the OTS in connection with its approval of companies to become savings and loan holding companies may deter companies from seeking to obtain control of the Bank.

     Insured depository institutions are authorized to merge or engage in purchase and assumption transactions with other insured depository institutions with the prior approval of the federal banking regulator of the resulting entity.

     BRANCHING. Subject to certain statutory restrictions in the HOLA and the Federal Deposit Insurance Act (the "FDIA"), the Bank is authorized to branch on a nationwide basis. Branching by savings associations is also subject to other regulatory requirements, including compliance with the Community Reinvestment Act (the "CRA") and its implementing regulations.

  OFFICERS, DIRECTORS, AND CONTROLLING SHAREHOLDERS

     INSIDER LOANS. Loans to an executive officer or director of a savings association, or to any person who directly or indirectly, or acting through or in concert with one or more persons, owns, controls, or has the power to vote more than 10% of any class of voting securities of such institution ("Principal Shareholder"); to any related interests of such persons (I.E., any company controlled by such executive officer, director, or Principal Shareholder); or to any political or campaign committee, the funds or services of which will benefit such executive officer, director or Principal Shareholder, or which is controlled by such executive officer, director or Principal Shareholder, are subject to Sections 22(g) and 22(h) of the Federal Reserve Act (the "FRA") and the regulations promulgated thereunder. Among other things, such loans must be made on terms substantially the same as those prevailing on comparable transactions made to unaffiliated individuals, and may not involve more than normal risk of repayment or present other unfavorable features. Certain extensions of credit to such persons must first be approved in advance by a disinterested majority of a savings association's entire board of directors.
Section 22(h) of the FRA prohibits loans to any such individuals where the aggregate amount exceeds an amount equal to 15% of an insured institution's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus (as defined) in the case of loans that are fully secured by readily marketable collateral, or when the aggregate amount on all such extensions of credit outstanding to all such persons would exceed the Bank's unimpaired capital and unimpaired surplus. Section 22(g) establishes additional limitations on loans to executive officers.

     CHANGES IN DIRECTORS AND SENIOR EXECUTIVE OFFICERS. Section 32 of the FDIA, as amended by the 1996 Act, requires a depository institution or holding company thereof to give 30 days' prior written notice to its primary federal regulator of any proposed appointment of a director or senior executive officer if the institution is not in compliance with the minimum capital requirements or otherwise is in a troubled condition. The regulator then has the opportunity to disapprove any such appointment.

  TRANSACTIONS WITH AFFILIATES

     Pursuant to Section 11 of the HOLA, savings associations are subject to restrictions regarding transactions with affiliates ("Covered Transactions") substantially similar to those imposed upon member banks under Sections 23A and 23B of the FRA. Savings associations are also prohibited from extending credit to any affiliate engaged in an activity not permissible for a bank holding company.

     The term "affiliate" includes any company that controls or is controlled by a company that controls the Bank, or a bank or savings association subsidiary of the Bank. The term "affiliate" also includes any company controlled by controlling stockholders of the Bank or the Company and any company sponsored and advised on a contractual basis by the Bank or any subsidiary or affiliate of the Bank. The Company is an affiliate of the Bank.

     Section 23A of the FRA limits Covered Transactions with any one affiliate to 10% of an association's capital stock and surplus (as defined therein) and limits aggregate affiliate transactions to 20% of the Bank's capital stock and surplus. A Covered Transaction is defined generally as a loan to an affiliate, the purchase of securities issued by an affiliate, the purchase of assets from an affiliate, the acceptance of securities issued by an affiliate as collateral for a loan, or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate. In addition, the Bank generally may not purchase securities issued or underwritten by an affiliate or low quality assets from an affiliate. Sections 23A and 23B of the FRA provide that a loan transaction with an affiliate generally must be collateralized (but may not be collateralized by a low quality asset or securities issued by an affiliate) and that all Covered Transactions, as well as the sale of assets, the payment of money, or the provision of services by the Bank to an affiliate, must be on terms and conditions that are substantially the same, or at least as favorable to the Bank, as those prevailing for comparable nonaffiliate transactions.

     The OTS generally requires savings associations, such as the Bank, to attribute to an affiliate the amounts of all transactions conducted with subsidiaries of that affiliate and grants the Director of the OTS the authority to deem certain non-bank or non-thrift subsidiaries of a savings association as affiliates.

  ENFORCEMENT

     PROMPT CORRECTIVE ACTION. The OTS is required by statute to take certain actions against savings associations that fail to meet certain capital-based requirements. Each of the federal banking agencies, including the OTS, is required to establish five levels of insured depository institutions based on leverage limit and risk-based capital requirements established for institutions subject to their jurisdiction plus, in each agency's discretion, individual additional capital requirements for such institutions.

     Under the final rules that have been adopted by each of the federal banking agencies, an institution will be designated well-capitalized if the institution has a total risk-based capital ratio of 10% or greater, a core risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater, and the institution is not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure.

     An institution will be designated adequately capitalized if the institution has a total risk-based capital ratio of 8% or greater, a core risk-based capital ratio of 4% or greater, and a leverage ratio of 4% or greater (or a leverage ratio of 3% or greater if the institution is rated a composite 1 in its most recent report of examination). An institution will be designated undercapitalized if the institution has a total risk-based capital ratio of less than 8%, a core risk-based capital ratio of less than 4%, or a leverage ratio of less than 4% (or a leverage ratio of less than 3% if the institution is rated composite 1 in its most recent report of examination). An institution will be designated significantly undercapitalized if the institution has a total risk-based capital ratio of less than 6%, a core risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%. An institution will be designated critically undercapitalized if the institution has a ratio of tangible equity to total assets equal to or less than 2%.

     Undercapitalized institutions are required to submit capital restoration plans to the appropriate federal banking agency and are subject to certain operational restrictions. Moreover, companies controlling an undercapitalized institution are required to guarantee the subsidiary institution's compliance with the capital restoration plan subject to an aggregate limitation of the lesser of 5% of the institution's assets, or the amount of the capital deficiency when the institution first failed to meet the plan.

     Significantly or critically undercapitalized institutions and undercapitalized institutions that have not submitted or complied with acceptable capital restoration plans are subject to regulatory sanctions. A forced sale of shares or merger, restrictions on affiliate transactions, and restrictions on rates paid on deposits are required to be imposed unless the supervisory agency has determined that such restrictions would not further capital improvement. The agency may impose other specified regulatory sanctions at its option. Generally, the appropriate federal banking agency is required to authorize the appointment of a conservator or receiver within 90 days after an institution becomes critically undercapitalized.

     The federal banking agencies have adopted uniform procedures for the issuance of directives by the appropriate federal banking agency. Under these procedures, an institution will generally be provided advance notice when the appropriate federal banking agency proposes to impose one or more of the sanctions set forth above. These procedures provide an opportunity for the institution to respond to the proposed agency action or, where circumstances warrant immediate agency action, an opportunity for administrative review of the agency's action.

     ADMINISTRATIVE ENFORCEMENT AUTHORITY. The OTS exercises extensive enforcement authority over all savings associations and their "institution-affiliated parties" (I.E., officers, directors, controlling shareholders, employees, as well as attorneys, appraisers or accountants if such consultants or contractors knowingly or recklessly participate in a wrongful action likely to have adverse effect on an insured institution). This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal and prohibition orders, and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. The OTS may use written agreements to correct compliance deficiencies with respect to applicable laws and regulations and to ensure safe and sound practices. Except under certain narrow circumstances, public disclosure of final enforcement actions by the federal banking agencies, including the OTS, is required.

     The OTS has the authority, when statutorily prescribed grounds exist, to appoint a conservator or receiver for a savings association. Grounds for such appointment include: insolvency; substantial dissipation of assets or earnings; existence of an unsafe or unsound condition to transact business; likelihood that the association will be unable to pay its obligations in the normal course of business; undercapitalization where the association (i) has no reasonable prospect of becoming adequately capitalized, (ii) fails to become adequately capitalized when required to do so, (iii) fails timely to submit an acceptable capital restoration plan, or (iv) materially fails to implement a capital restoration plan; or where the association is "critically undercapitalized" or "otherwise has substantially insufficient capital".

CONSUMER PROTECTION REGULATIONS

     The Bank is subject to many federal consumer protection statutes and regulations including, but not limited to, the following:

  MORTGAGE AND CONSUMER LENDING

     THE TRUTH IN LENDING ACT ("TILA"). The TILA, enacted into law in 1968, is designed to ensure that credit terms are disclosed in a meaningful way so that consumers may compare credit terms more readily and knowledgeably. As a result of the TILA, all creditors must use the same credit terminology and expressions of rates, the annual percentage rate, the finance charge, the amount financed, the total of payments, and the payment schedule.

     The TILA is implemented by the Federal Reserve Board's Regulation Z. Regulation Z contains disclosure and advertising rules, rules related to the calculation of annual percentage rates, document retention rules, and error resolution procedures. The appendices to the regulation set forth model forms and clauses that creditors may use when providing open-end and closed-end disclosures. The appendices also contain detailed rules for calculating the annual percentage rate. Official staff interpretations of the regulation are published in the Federal Reserve Board's Commentary. Good faith compliance with the Commentary protects creditors from civil liability under the TILA.

     Under certain circumstances involving extensions of credit secured by the borrower's principal dwelling, the TILA and Regulation Z thereunder provide a right of rescission. The period within which the consumer may exercise the right to rescind runs for three business days from the last of three events: (i) the occurrence that gives rise to the right of rescission; (ii) delivery of all required material disclosures, I.E., the annual percentage rate, the finance charge, the amount financed, the total of payments, and the payment schedule; or
(iii) delivery to the consumer of the required rescission notice. When a creditor has failed to take the action necessary to start the three-day rescission period running, the right to rescind automatically lapses on the occurrence of the earliest of the following three events: (i) the expiration of three years after the occurrence giving rise to the right of rescission; (ii) transfer of all the consumer's interest in the property; or (iii) sale of the consumer's interest in the property. After that time, depending on state law, a consumer may assert a right of rescission as a defense in a foreclosure action under certain circumstances. Under the TILA, the consumer cannot be required to pay any amount in the form of money or property either to the creditor or to a third party as a part of the transaction in which a consumer exercises the right of rescission. Any amounts of this nature already paid by the consumer must be refunded. "Any amount" includes finance charges already accrued, as well as other charges such as application and commitment fees or fees for a title search or appraisal. Once the creditor has fulfilled its rescission obligation under the TILA, the consumer must tender to the creditor any property or money the creditor has already delivered to the consumer.

     The regulatory agencies, including the OTS with regard to the Bank, are authorized to order creditors to make monetary and other adjustments to the accounts of consumers in cases where an annual percentage rate or finance charge is inaccurately disclosed. Generally, the agencies order restitution when such disclosure errors resulted from a clear and consistent pattern or practice of violation or gross negligence or a willful violation that was intended to mislead the person to whom the credit was extended. However, the agencies are not precluded from ordering restitution for isolated disclosure errors. The TILA also provides for statutory damages of twice the finance charge, with a minimum of $200 and a maximum of $2,000 for closed end loans secured by real property or a dwelling. If successful, the borrower is entitled to reasonable attorneys' fees and the costs of bringing the action. The TILA also provides for class actions for actual damages and for statutory damages of the lesser of $500,000 or 1% of the creditor's net worth, plus court costs and attorneys' fees.

     On September 30, 1995, President Clinton signed into law the Truth In Lending Amendments of 1995 (the "1995 Amendments"). The 1995 Amendments increase finance charge tolerances, limit the liability of assignees and loan servicers, and provide protection from civil liability for claims based on certain disclosure rules covered by the 1995 Amendments, including prohibiting the maintenance of certain class action cases not certified as class actions prior to January 1, 1995. The 1995 Amendments also clarify that third party fees not required or retained by a lender, taxes levied on a security interest, and fees to prepare all loan-related documents for real estate loans, as well as pest and flood inspections, are excluded from the finance charge.

     The Bank attempts in good faith to comply with the TILA and Regulation Z thereunder. The requirements are complex, however, and even inadvertent non-compliance could result in civil liability or the extension of the rescission period for a mortgage loan for up to three years from the date the loan was made. During the past several years, numerous individual claims and purported consumer class action claims were commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions, seeking civil statutory and actual damages and rescission under the TILA, as well as remedies for alleged violations of various state unfair trade practices acts and restitution or unjust enrichment in connection with certain mortgage loan transactions.

     THE FAIR HOUSING ACT ("FH ACT"). The FH Act, enacted into law in 1968, regulates many practices, including making it unlawful for any lender to discriminate in its housing-related lending activities against any person because of race, color, religion, national origin, sex, handicap, or familial status.

     Section 805 of the FH Act, which applies to the financing of housing, makes it unlawful for a bank to deny a loan or any other financial assistance for the purpose of purchasing, constructing, improving, repairing, or maintaining a dwelling because of the race, color, religion, national origin, sex, handicap, or familial status of the loan applicant, any person associated with the loan applicant, any present or prospective owner of the dwelling, any lessees, or any tenants or occupants. It is also unlawful to discriminate in fixing the amount, interest rates, duration, or other terms of the credit.

     Section 813 of the FH Act provides that aggrieved persons may sue anyone who they believe has discriminated against them. Section 814 of the FH Act provides that the Attorney General of the United States may sue for an injunction against any pattern or practice that denies civil rights granted by the FH Act. Section 810 of the FH Act allows a person to file a discrimination complaint with the Department of Housing and Urban Development ("HUD"). The
HUD will investigate the complaint and may attempt to resolve the grievance through conciliation or persuasion. Penalties for violation of the FH Act include actual damages suffered by the aggrieved person and injunctive or other equitable relief. The court's order may also assess civil penalties.

     THE EQUAL CREDIT OPPORTUNITY ACT ("ECOA"). The ECOA, enacted into law in 1974, prohibits discrimination in any credit transaction, whether for consumer or business purposes, on the basis of race, color, religion, national origin, sex, marital status, age (except in limited circumstances), receipt of income from public assistance programs, or good faith exercise of any rights under the Consumer Credit Protection Act. Federal Reserve Board Regulation B, which implements the ECOA, covers all individuals and institutions that regularly participate in decisions to extend credit. In addition to prohibiting outright discrimination on any of the impermissible bases listed above, an effects test has been applied to the analysis of discrimination under Regulation B. This means that if a creditor's actions have had the effect of discriminating, the creditor may be held liable -- even when there is no intent to discriminate.

     In addition to actual damages, the ECOA provides for punitive damages of up to $10,000 in individual lawsuits and up to the lesser of $500,000 or 1% of the creditor's net worth in class action suits. Successful complainants may also be entitled to an award of court costs and attorneys' fees.

     THE REAL ESTATE SETTLEMENT PROCEDURES ACT ("RESPA"). The RESPA, enacted into law in 1974, requires lenders to provide borrowers with disclosures regarding the nature and cost of real estate settlements. Also, the RESPA prohibits certain abusive practices, such as kickbacks, and places limitations on the amount of money that a lender may require a borrower to place in an escrow account. HUD Regulation X, which implements RESPA, also establishes escrow accounting procedures and mandates the use of aggregate accounting for determining the maximum dollar amount that may be collected in connection with escrow accounts.

     RESPA is applicable to all federally related mortgage loans. A "federally related mortgage loan" includes any loan secured by a first or subordinate lien on residential real property designed for occupancy by one to four families, including a refinancing of an existing loan secured by the same property, if:
(i) the loan is made by any lender, the deposits of which are federally insured or any lender that is regulated by a federal agency; or (ii) the loan is insured, guaranteed or supplemented by a federal agency; or (iii) the loan is intended to be sold to the FNMA, the GNMA, or the FHLMC; or (iv) the loan is made by any creditor who makes or invests in residential real estate loans aggregating more than $1 million per year.

     Section 8 of the RESPA prohibits any person from giving or receiving a fee or a thing of value (payments, commissions, fees, gifts, or special privileges) for a referral of settlement business. Such "kickbacks" include payments in excess of the reasonable value of goods provided or services rendered. Violations of Section 8 of the RESPA may result in imposition of the following penalties: (i) civil liability equal to three times the amount of any charge paid for the settlement services; (ii) the possibility that court costs and attorneys' fees can be recovered; and (iii) a fine of not more than $10,000 or imprisonment for not more than one year, or both.

     The Bank attempts in good faith to comply with the requirements of the RESPA and its implementing regulations. The requirements are complex, however, and even inadvertent non-compliance could result in civil or criminal liability. During the past several years, numerous individual claims and purported consumer class action claims were commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions alleging violations of the RESPA's escrow account rules and seeking civil damages, court costs, and attorneys' fees.

     THE HOME MORTGAGE DISCLOSURE ACT ("HMDA"). The HMDA, enacted into law in 1975, is intended to provide public information that can be used to help determine whether financial institutions are serving the housing credit needs of the neighborhoods and communities in which they are located and to assist in identifying possible discriminatory lending patterns.

     The HMDA requires institutions to report data regarding applications for one-to four-family loans, home improvement loans, and multi-family loans, as well as information concerning originations and purchases of such types of loans. The HMDA also requires most lenders to report the race, sex, and income of mortgage applicants and borrowers. Generally, insured institutions, like the Bank, are also required to indicate the reasons for decisions not to grant credit.

     Compliance with the HMDA implementing regulations is enforced by the appropriate federal banking agency, or, in some cases, by HUD. Administrative sanctions, including civil money penalties, may be imposed by supervisory agencies for violations.

     THE COMMUNITY REINVESTMENT ACT ("CRA").  The CRA, enacted into law in
1977, is intended to encourage insured depository institutions, while operating safely and soundly, to help meet the credit needs of their communities. The CRA specifically directs the federal regulatory agencies, in examining insured depository institutions, to assess their record of helping to meet the credit needs of their entire community, including low-and moderate-income neighborhoods, consistent with safe and sound banking practices. The CRA further requires the agencies to take a financial institution's record of meeting its community credit needs into account when evaluating applications for, among other things, domestic branches, consummating mergers or acquisitions, or holding company formations. Under the CRA, which is implemented by uniform regulations adopted by each of the bank regulatory agencies, including the OTS, financial institutions are required to describe their local community by outlining the community on a map. If the financial institution has more than one local community, it must describe each one. A financial institution's local community consists of the areas surrounding each deposit-taking office or cluster of offices, including any low- or moderate-income neighborhoods within that area.

     The regulations require the banking agencies to assess each financial institution's record of performance in helping to meet the credit needs of its community by reviewing 12 assessment factors. These assessment factors include:
(i) activities conducted by a financial institution to ascertain the credit needs of its community; (ii) the extent of marketing and special credit related programs to make members of the community aware of credit services; (iii) the extent of participation of the financial institution's board of directors in formulating policy and reviewing performance; (iv) the presence or absence of practices intended to discourage applications for types of credit set forth in the institution's CRA statement; (v) the geographic distribution for the financial institution's credit extensions, credit applications, and denials;
(vi) the presence or absence of evidence of prohibited discriminatory or other illegal credit practices; (vii) the financial institution's record of opening and closing offices and providing services at offices; (viii) the financial institution's participation, including investments, in local community development projects; (ix) the financial institution's origination or purchase of residential mortgage loans, housing rehabilitation loans, home improvement loans, and small business and farm loans within its community; (x) the financial institution's participation in governmentally insured, guaranteed, or subsidized loan programs for housing and small farms and businesses; (xi) the financial institution's ability to meet various community credit needs based on its financial condition, size, and other factors; and (xii) any other factors, that in the agencies' judgment, reasonably bear on the extent to which a financial institution has helped to meet the credit needs of its community.

     The agencies use the CRA assessment factors in order to provide a rating to the financial institution. The ratings range from a high of "outstanding" to a low of "substantial noncompliance".

     On April 19, 1995, the agencies jointly adopted revised CRA regulations. Under the new system, the 12 assessment factors used to evaluate the CRA performance of most large retail institutions, such as the Bank, will be replaced with three tests, the lending, investment, and service tests, with the lending test carrying the primary importance. To receive a satisfactory or better rating, an institution must achieve at least a satisfactory lending performance.

     The lending test evaluates an institution's record of helping to meet the credit needs of its assessment area(s) through its lending activities by considering, among other things, the number, amount, geographic distribution, and certain borrower characteristics of the institution's home mortgage, small business, small farm, and community development lending. The investment test evaluates an institution's record of helping to meet the credit needs of its assessment area or areas through "qualified investments" (lawful investments, deposits, membership shares, or grants that have community development as their primary purpose). The service test evaluates an institution's record of helping to meet the credit needs of its assessment area or areas by analyzing the availability and effectiveness of an institution's systems for delivering retail banking services and an institution's community development services. An institution may elect to be evaluated on the basis of a strategic plan approved by its primary regulator rather than the three tests.

     Although the regulations became effective on July 1, 1995, the primary provisions are subject to a two-year phase-in period. Most large retail institutions will become subject to the new examination criteria beginning July 1, 1997, although institutions may elect to be examined with the new tests beginning January 1, 1996. Finally, new data collection requirements that became effective on January 1, 1996 are included in the new regulations.

     While the Bank is strongly committed to serving all of its CRA communities, including its low- and moderate-income neighborhoods, the OTS might determine the Bank's CRA-related programs to be insufficient. The Bank was last examined for CRA compliance by its primary regulator, the OTS, on December 2, 1996 and received a CRA assessment rating of "outstanding". The Bank's previous CRA assessment rating, as of October 14, 1994, was also "outstanding".

  SAVINGS AND CHECKING ACCOUNTS AND PUBLIC ACCOMMODATIONS

     THE BANK SECRECY ACT ("BSA") AND MONEY LAUNDERING LAWS. The BSA, enacted into law in 1970, requires every financial institution within the United States to file a Currency Transaction Report with the IRS for each transaction in currency of more than $10,000 not exempted by the Treasury Department. The reports must be filed within 15 days of the transaction. A "transaction in currency" is defined by the regulations to include any transaction "involving the physical transfer of currency from one person to another". The Treasury Department deems multiple transactions by the same person on the same day exceeding $10,000 in the aggregate to be reportable. Financial institutions are also required to file a Suspicious Activity Report with respect to any known or suspected criminal conduct or suspicious activities, including transactions valued at more than $5,000 that the institution knows or suspects involve funds derived from illegal activities, are designed to evade the requirements of the BSA, have no business or apparent lawful purpose, or are not the sort in which the particular customer would normally be expected to engage.

     In 1988, Congress enacted the Money Laundering Prosecution Improvements Act (the "1988 Act"). The 1988 Act expanded the BSA's definition of "financial institution" and broadened the BSA's reporting requirements to require financial institutions, typically banks, to verify and record the identity of the purchaser upon the issuance or sale of bank checks or drafts, cashier's checks, traveler's checks, or money orders involving $3,000 or more in cash. Institutions must also verify and record the identity of the originator and beneficiary of certain funds transfers.

     Under the FDIA, a receiver or conservator may be appointed for an insured depository institution on the receipt of written notice from the Attorney General that an insured depository institution has been found guilty of a criminal money laundering offense or criminal offense under the BSA. The FDIC may also take action to terminate the deposit insurance of an institution convicted of criminal violations of the BSA and money laundering offenses. Any person who willfully causes a violation of the BSA's record-keeping requirements for insured institutions is subject to the imposition of up to a $50,000 civil money penalty, in addition to any other applicable penalties.

     The Bank has instituted a policy against money laundering that is communicated by top management to the Bank's employees. The policy includes safeguards to prevent money laundering, including, but not limited to, regular education programs to teach employees the requirements of the federal money laundering laws and to make them aware of the innovative and ever-changing techniques employed by money launderers.

     ELECTRONIC FUND TRANSFER ACT (THE "EFTA"). The EFTA, enacted into law in 1978, provides a basic framework establishing the rights, liabilities, and responsibilities of participants in "electronic fund transfer systems", defined to include automated teller machine transfers, telephone bill-payment services, point-of-sale terminal transfers, and preauthorized transfers from or to a consumer's account (E.G., direct deposit of Social Security payments). Its primary objective is to protect the rights of individuals using these systems. The EFTA limits a consumer's liability for certain unauthorized electronic fund transfers and requires certain error resolution procedures.

     Unless an error is resolved in accordance with the error-resolution procedures specified in the EFTA, the institution may be liable for civil damages. The statutory damages the institution would have to pay in a successful individual action are actual damages and statutory damages between $100 and $1,000, as determined by the court, plus court costs and attorneys' fees. In a successful class action, the institution would have to pay actual damages and statutory damages up to the lesser of $500,000 or 1% of the institution's net worth, plus court costs and reasonable attorneys' fees. The EFTA also sets forth provisions for criminal liability for certain EFTA violations. Penalties under these provisions run from a $5,000 fine and one year's imprisonment for knowingly and willfully failing to comply with the EFTA, to a $10,000 fine and 10 years' imprisonment for fraudulent use of a debit card.

     THE EXPEDITED FUNDS AVAILABILITY ACT ("EXPEDITED FUNDS ACT"). The Expedited Funds Act, enacted into law in 1987, seeks to insure prompt availability of funds deposited into a customer's account and to expedite the return of checks. The Expedited Funds Act is implemented by the Federal Reserve Board's Regulation CC. The Act and Regulation CC include specific detailed provisions requiring a financial institution to: (i) make funds available to its customers within specified time frames; (ii) ensure that interest accrues on funds in interest-bearing transaction accounts not later than the day the financial institution receives credit; and (iii) disclose the financial institution's funds-availability policies to its customers.

     In addition to administrative enforcement, there is civil liability for violations of the Expedited Funds Act. Any depository institution that fails to comply with any requirement of the Expedited Funds Act or regulation with respect to any person other than another depository institution is liable to such person in an amount equal to the sum of actual damages, such additional amount as the court may allow (with a minimum of $100 and a maximum of $1,000 in an individual action and, in a class action, a maximum of the lesser of $500,000 or 1% of the net worth of the depository institution), plus court costs and attorneys' fees in the case of any successful action.

     THE TRUTH IN SAVINGS ACT ("TISA"). The TISA, enacted into law in 1991, is principally a disclosure law, the purpose of which is to encourage comparative shopping for deposit products. The common denominator used by the TISA to facilitate comparison shopping of interest payable on deposit accounts is the Annual Percentage Yield (the "APY"). TISA is implemented by Regulation DD. The TISA and Regulation DD thereunder require depository institutions to pay interest on the full amount of the principal in the account for each day, under either the "daily balance method" or the "average daily balance method". No other balance calculation methods are permitted by the TISA.

     In addition to administrative enforcement, TISA violations carry civil liability. Any depository institution that fails to comply with any requirement of the TISA with respect to any person who is an account holder is liable to such person in an amount equal to the sum of actual damages, such additional amount as the court may allow (with a minimum of $100 and a maximum of $1,000 in an individual action and, in a class action, a maximum of the lesser of $500,000 or 1% of the net worth of the depository institution), plus court costs and attorneys' fees in the case of any successful action.

     The 1996 Act repeals the civil liability provisions of the TISA effective September 30, 2001.

     THE AMERICANS WITH DISABILITIES ACT ("ADA"). The ADA, enacted into law in 1990, prohibits private employers, state and local governments, employment agencies, and labor unions from discriminating against qualified individuals with disabilities in connection with job application procedures, hiring, firing, advancement, compensation, job training, and other terms, conditions, and privileges of employment. An individual with a disability is a person who: (i) has a physical or mental impairment that substantially limits one or more major life activities; (ii) has a record of such an impairment; or (iii) is regarded as having such an impairment.

     Title 3 of the ADA covers banks, thrifts, credit unions, and finance companies -- all of which are considered to be "public accommodations".
Section 302(a) of the ADA provides that "no individual shall be discriminated against on the basis of disability in the full and equal enjoyment of the goods, services, or facilities, privileges, advantages, or accommodations of any place of public accommodation". Section 302(b) of the ADA sets forth specific requirements and prohibitions for public accommodations; for example, a place of public accommodation, such as a retail branch office of the Bank, may not impose eligibility criteria that screen out persons with disabilities. Discrimination also includes the failure to provide the auxiliary aids and services necessary to enable individuals with disabilities to take advantage of a financial institution's services, unless the financial institution can demonstrate that providing the aids and services would "fundamentally" alter the nature of the service or would result in an "undue burden". Another significant provision of
Section 302 of the ADA is the requirement to remove from public accommodations all architectural barriers and communication barriers that are structural in nature if the removal is "readily achievable". "Readily achievable" is defined as "easily accomplishable and able to be carried out without much difficulty or expense". In deciding whether a particular action is readily achievable, the size of the institution and the nature and the cost of the action will be considered. The last substantive provision of Title 3 of the ADA that applies to financial institutions is Section 303, dealing with new construction. It provides that any building opening to the public after January 26, 1993 must be "readily accessible to and useable by individuals with disabilities" unless doing so is structurally impracticable.

     Anyone who has been discriminated against on the basis of a disability in relation to employment may file an action with the United States Equal Employment Opportunity Commission and may be entitled to remedies that include rehiring, promotion, reinstatement, back pay or remuneration, or reasonable accommodation including reassignment. Such individuals may also be entitled to damages intended to compensate for future pecuniary losses, mental anguish, and inconvenience. The ADA authorizes the Attorney General to sue institutions that are engaged in a pattern or practice of discrimination. At the Attorney General's request, the court may impose civil penalties of $50,000 for a first violation and $100,000 for any subsequent violation or certain other remedies.

     The Bank attempts in good faith to assure compliance with the requirements of the consumer protection statutes to which it is subject, as well as the regulations that implement the statutory provisions. The requirements are complex, however, and even inadvertent non-compliance could result in civil and, in some cases, criminal liability. Based on the Bank's history of claims under the consumer protection statutes and regulations to which it is subject, management does not believe that claims are likely to be asserted that will have a material adverse effect on the Bank's or the Company's financial condition, results of operations, or liquidity.

LEGISLATION

     Federal legislation and regulation have significantly affected the operations of federally insured savings associations, such as the Bank, and other federally regulated financial institutions in the past several years and have increased competition among savings associations, commercial banks, and other financial institutions. The operations of regulated depository institutions will continue to be subject to changes in applicable statutes and regulations from time to time, which changes could adversely affect the Bank and its affiliates.

     On September 30, 1996, President Clinton signed into law the 1996 Act. The 1996 Act, among other things imposed a special assessment on SAIF deposits held as of March 31, 1995, to capitalize the SAIF.

TAXATION

  FEDERAL TAXATION

     The Parent Company is a savings and loan holding company, Holdings is a wholly owned, Delaware subsidiary, and the Bank is a federal savings bank. All are subject to provisions of the Code, in the same manner, with certain exceptions, as other corporations. The Parent Company, Holdings, and the Bank participate in the filing of a consolidated federal income tax return with their "affiliated group", as defined by the Code. For financial reporting purposes, however, the Parent Company, Holdings, and the Bank compute their tax on a separate company basis. The accompanying Consolidated Financial Statements include provisions for income taxes as a result of the Parent Company's, Holdings', and the Bank's taxable income for the three months ended December 31, 1996 and 1995, and for fiscal 1996, 1995, and 1994. In addition to federal income taxes, the Bank is required to make payments in lieu of federal income taxes pursuant to the Assistance Agreement with the FSLIC. The tax benefit sharing provisions contained in the Assistance Agreement were replaced by similar provisions contained in the Tax Benefits Agreement entered into in connection with the Settlement Agreement (the "Tax Benefits Agreement"); these provisions, relating to the obligation to share tax benefit utilization, will continue through the taxable year ending nearest to September 30, 2003. See
" -- FSLIC Assistance" and Note 14 to the Consolidated Financial Statements.

  ENACTED LEGISLATION

     The Small Business Job Protection Act of '96 (the "Small Business Act") was signed into law on August 20, 1996. The legislation requires recapture of a thrift's post-1987 tax bad debt reserve over a six taxable year period with the opportunity to defer recapture by up to two years if certain residential loan requirements are met. Under the Small Business Act, thrift institutions, which are treated as banks for computing bad debt, with over $500 million in assets ("Large Banks"), will be required to use the specific charge-off method to account for bad debts. The Small Business Act also repeals the ability of thrift institutions to use NOLs to offset income from a residual interest in a Real Estate Mortgage Investment Conduit ("REMIC") that meets a significant value test.

     The effective date of the enacted legislation for the Bank is fiscal 1997. The amendment to a thrift's ability to utilize NOLs against residual income from a REMIC with significant value does not apply to any residual interest held by the taxpayer on November 1, 1995 and at all times thereafter. All residual interests held by the Bank that meet a significant value test are grandfathered under this clause. See " -- Residual Interest".

     The Bank will not have the opportunity to defer recapture of the bad debt reserve because it has been determined the residential loan requirements will not be met. There will be no financial statement impact on the Company from this recapture as a deferred tax liability has already been provided for on the Bank's post-1987 tax bad debt reserves. At September 30, 1996, the Bank had approximately $90 million of post-1987 tax bad debt reserves. The current tax liability resulting from recapture of this reserve will be reduced by NOLs available to offset this income.

     The pre-1988 reserve will be required to be recaptured into income under certain circumstances, including any distribution in redemption of stock of the Bank (with certain exceptions for preferred stock); partial or complete liquidation of the Bank following the merger or liquidation; or a dividend distribution in excess of certain earnings and profits. If a thrift with a pre-1988 reserve is merged, liquidated tax free, or acquired by another depository institution, the remaining institution will inherit the thrift's pre-1988 reserve and post-1951 earning and profits. Because management believes the circumstances requiring recapture of the pre-1988 reserve in the amount of $52 million are not likely to occur, deferred taxes of $18 million have not been provided.

     Legislation was signed into law on September 30, 1996, which resulted in an assessment on all SAIF-insured deposits in such amounts that will fully-capitalize the SAIF at a reserve ratio of 1.25% of SAIF-insured deposits. See " -- Safety and Soundness Regulations -- Charter, Supervision, and Examination -- Insurance Assessments" and Note 15 to the Consolidated Financial Statements. This one-time assessment is tax-deductible in the first quarter of fiscal 1997, when paid. The deduction associated with the one-time assessment was deferred at September 30, 1996 with the tax effect included as a deferred tax asset.

  RESIDUAL INTEREST

     The Bank is a holder of residual interests in REMICs as defined by the Code. The Code limits the amount of NOLs that may be used to offset the taxable income derived by holders of residual interests in a REMIC. However, the Code states that this limitation does not apply to certain financial institutions that are holders of residual interests that meet a significant value test prescribed by applicable Treasury regulations. The Bank incurs taxable income from residual interests that meet such test and, therefore, may be offset by NOLs without respect to this limitation. Also, the Bank incurs taxable income from residual interests that do not meet such test and, therefore, may not be offset by NOLs. This income caused the Bank to incur a regular tax liability for fiscal 1994.

     Enacted legislation repeals the ability of a thrift institution to use a NOL to offset its income from a residual interest in a REMIC. This does not apply to any residual interest in a REMIC held by a taxpayer on November 1, 1995, and at all times thereafter. See "-- Enacted Legislation".

  DOMESTIC BUILDING AND LOAN ("DBL") TEST

     Savings institutions such as the Bank that meet the definitional DBL test prescribed by the Code may benefit from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. The DBL test consists of a supervisory test, a business operations test, and an asset test. If the Bank fails to meet these tests, the transition from the reserve method to the direct charge-off method of tax accounting for bad debts would result in a recapture of this reserve into taxable income. At September 30, 1996, the Bank was in excess of the minimum thresholds. Enacted legislation has repealed the reserve method of accounting for bad debts by large thrifts for taxable years beginning after 1995; thereby eliminating the Bank's requirement to meet the definitional DBL test for fiscal 1997 and thereafter. See "-- Enacted Legislation".

  BAD DEBT DEDUCTION

     For purposes of the bad debt reserve deduction, loans are separated into "qualifying real property loans", which generally are loans secured by certain interests in real property, and "non-qualifying loans", which are all other loans. The deduction with respect to non-qualifying loans must be computed under the experience method, which generally allows a deduction based on a savings association's actual bad debt loss experience, consisting of the current year and the prior five years. The bad debt reserve deduction with respect to qualifying real property loans, however, may be the larger of the amounts computed under (i) the experience method, or (ii) the percentage of taxable income method. The percentage of taxable income method generally permits a qualifying savings association to deduct 8% of its taxable income prior to such deduction, as adjusted for certain items. Enacted legislation has repealed the bad debt reserve deduction for Large Banks effective for taxable years beginning after December 31, 1995.

     Savings associations, such as the Bank, that file federal income tax returns as part of a consolidated group are required by applicable Treasury regulations to reduce their taxable income, for purposes of computing the percentage of taxable income deduction, for losses attributable to activities of the non-savings association members of the consolidated group that are functionally related to the activities of the savings association member. For fiscal 1996, 1995 and 1994, the Bank computed its bad debt deduction pursuant to the experience method. Due to enacted legislation, the Bank's post-1987 bad debt reserve is required to be recaptured ratably over a six year period into taxable income with the specific charge-off method being used to account for bad debts for taxable years beginning with fiscal 1997. See "-- Enacted Legislation".

  ALTERNATIVE MINIMUM TAX ("AMT")

     In addition to regular income taxes, corporations, including saving and loan holding companies and savings associations, are subject to an AMT, which is generally equal to 20% of alternative minimum taxable income ("AMTI") (taxable income increased by tax preference items and adjusted for other items). The preference item principally affecting the Bank relates to the adjusted current earnings ("ACE") adjustment, which includes FRF assistance. See
"Business -- The Assistance Agreement". Although the amounts received by the Bank pursuant to the Assistance Agreement are not taxable for federal income tax purposes, a portion of such amounts are considered to be an ACE adjustment. For fiscal 1996 and 1995, AMTI was incurred that was offset by the utilization of AMT NOLs. However, corporations may offset only 90% of their AMTI with the related NOLs. For fiscal 1994, an AMT liability was not incurred.

  ENVIRONMENTAL TAX

     The Code imposes an additional tax at the rate of .12% on the modified AMTI of a corporation. Because the tax was enacted to provide funds for various environmental programs, it is denominated as an environmental tax. Modified AMTI is essentially AMTI without regard to any utilization of available AMT NOLs less $2 million. The environmental tax imposed by the Code applies to taxable years beginning after December 31, 1986 and before January 1, 1996, therefore, for fiscal 1997, this tax does not apply.

  FSLIC ASSISTANCE

     Pursuant to the Assistance Agreement, the FRF, as successor to the FSLIC, was obligated to provide the Bank with financial assistance in connection with various matters that arose under the Assistance Agreement. See "Business -- The Assistance Agreement". The tax treatment of the assistance payments to savings associations that acquire assets from institutions in receivership (such as the predecessor to the Bank) has been amended several times in recent years. Payments to the Bank pursuant to the Assistance Agreement were subject to the applicable provisions of the Code that were in effect in 1988, the year of the Acquisition. Payments from the FRF to the Bank pursuant to the Assistance Agreement were not included in the Bank's taxable income, and the Bank was not required to reduce its basis in the Covered Assets by the amount of such financial assistance; however, certain writedowns and losses were limited as discussed below. Accordingly, there was no requirement to pay federal income taxes with respect to any amount of the assistance payments received pursuant to the Assistance Agreement. The Bank also succeeded to substantial NOLs as a result of the Acquisition.

     The Assistance Agreement required the Bank to pay to the FRF an amount equal to one-third of the sum of federal and state net tax benefits ("Net Tax Benefits") (as defined by the Assistance Agreement). The Net Tax Benefits shall be equal to the excess of any of the federal income tax liability which would have been incurred if the tax benefit item had not been deducted or excluded from income over the federal income tax liability actually incurred. The Net Tax Benefits items are the tax savings resulting from (i) the utilization of the deduction by the Bank of any amount of NOLs, capital loss carryforwards, and certain other carryforwards on the books and records of Old USAT, (ii) the exclusion from gross income of the amount of certain interest or assistance payments made to the Bank by the FRF, and (iii) the deduction of certain costs, expenses, or losses incurred by the Bank for which the FRF has made tax-free assistance payments. These provisions were replaced by similar provisions in the Tax Benefits Agreement entered into in connection with the termination of the Assistance Agreement. Pursuant to the Tax Benefits Agreement, these provisions relating to the obligation to share tax benefit utilization will continue through the taxable year ending nearest to September 30, 2003.

     Under the Assistance Agreement, the Bank received assistance payments from the FRF for writedowns and losses from the sales of Covered Assets. For federal income tax purposes, the Bank included the writedowns and losses from the sale of Covered Assets in its calculation of the bad debt deduction, using the experience method. However, the Revenue Reconciliation Act of 1993 denied the inclusion of writedowns and losses from the sale of Covered Assets in the calculation of bad debt deductions for assistance payments credited on or after March 4, 1991. Amendment of federal tax returns for fiscal 1991 and 1992 did not cause any additional federal tax liabilities to be incurred. However, the new tax law reduced the Bank's federal NOLs by approximately $259 million.

     The aforementioned tax relief provided savings (costs) on the amount of taxes required to be paid. The estimated tax savings (costs), by year, were as follows (in millions):

         FOR THE YEAR ENDED
            SEPTEMBER 30,                  SAVINGS (COSTS)
----------------------------------------   ---------------
     1991............................        $(1.7)
     1992............................         (2.8)
     1993............................         10.5
     1994............................          3.6
     1995............................         31.4
     1996............................         19.8

 FOR THE THREE MONTHS ENDED DECEMBER 31,
----------------------------------------
     1996............................          --

  NET OPERATING LOSSES

     The Company's total NOLs at December 31, 1996 were $817 million, of which $754 million are attributable to tax relief discussed above. The remaining NOLs of $63 million are a result of the Company's taxable losses from business operations in years prior to fiscal 1993. Included in the $817 million is $33 million of Old USAT's NOLs that will expire in fiscal 2003 if not utilized. Because Old USAT's NOLs are "separate return limitation year" losses within the meaning of the consolidated return Treasury regulations, their utilization is limited to future taxable income of the Bank. The remaining $784 million of NOLs are attributable to operations for fiscal 1989 to 1994, and will begin expiring in fiscal 2004 if not utilized. These NOLs may be utilized against the taxable income of the other companies within the consolidated group of which the Parent Company and the Bank are members. See Note 14 to the Consolidated Financial Statements.

  NET OPERATING LOSS LIMITATIONS

     In the event of an Ownership Change, Section 382 of the Code imposes an annual limitation on the amount of taxable income a corporation may offset with NOLs and certain recognized built-in losses. The limitation imposed by Section 382 of the Code for any post-change year would be determined by multiplying the value of the Company's stock (including both common stock and preferred stock) at the time of the Ownership Change by the applicable long-term tax exempt rate (which was 5.64% for December 1996). Any unused annual limitation may be carried over to later years, and the limitation may under certain circumstances be increased by the built-in gains in assets held by the Company at the time of the change that are recognized in the five-year period after the change. Under current conditions, if an Ownership Change were to occur, the Company's annual NOL utilization would be limited to a maximum of approximately $48 million based on the closing market price at December 31, 1996.

     The Company would undergo an Ownership Change if, among other things, the stockholders who own or have owned, directly or indirectly, 5% or more of the Company's Common Stock or are otherwise treated as 5% Stockholders or a "higher tier entity" under Section 382 of the Code ("5% Stockholders"), increase their aggregate percentage ownership of such stock by more than 50 percentage points over the lowest percentage of such stock owned by such stockholders at any time during the Testing Period (generally the preceding three years). In applying Section 382 of the Code, at least a portion of the stock sold pursuant to the Common Stock Offering would be considered to be acquired by a new 5% Stockholder even if no person acquiring the stock in fact owns as much as 5% of the issuer's stock. While the application of Section 382 of the Code is highly complex and uncertain in some respects, the August Offering, sales pursuant to the Common Stock Offering, the conversion of the Warrant, and the issuance of stock options during fiscal 1996 did not cause an Ownership Change. In addition, events could occur in future periods that are beyond the control of the Company which could result in an Ownership Change.

     In an effort to protect against a future Ownership Change that is not initiated by the Company, the Certificate and the By-Laws limit Transfers, subject to certain exceptions, at any time during the three years following the August Offering of shares of common stock that would either cause a person or entity to become a 5% Stockholder or increase a 5% Stockholder's percentage ownership interest. "Transfers" are defined to include any sale, transfer, assignment, conveyance, pledge, short sale, hypothecation or other disposition or the issuance of any option to sell, transfer, assign, convey, pledge or otherwise dispose. While Transfers are deemed prohibited by the Certificate, and the Company is authorized not to recognize any transferee of such a Transfer as a stockholder to the extent of such Transfer, these restrictions are incomplete since the Company cannot, consistent with NASDAQ requirements, prevent the settlement of transactions through NASDAQ, and because the prohibition on Transfers by 5% Stockholders does not limit transactions in the securities of such 5% Stockholders that could give rise to ownership shifts within the meaning of the applicable Section 382 rules. Moreover, the Company's Board of Directors retains the discretion to waive these limitations or to take certain other actions that could trigger an Ownership Change, including through the issuance of additional shares of common stock in subsequent public or private offerings or through subsequent merger or acquisition transactions.

     Because the Company has utilized a substantial portion of its available ownership limitation in connection with the August Offering, the Company may not be able to engage in significant transactions that would create a further shift in ownership within the meaning of Section 382 of the Code within the following three-year period without triggering an Ownership Change. There can be no assurance that future actions on the part of the Company's stockholders or the Company itself will not result in the occurrence of an Ownership Change.

     Preferred stock that meets the requirements of section 1504(a)(4) of the Code is not considered stock when calculating an Ownership Change. Preferred stock meets the definition under section 1504(a)(4) of the Code if such stock:
(i) is not entitled to vote; (ii) is limited and preferred as to dividends and does not participate in corporate growth to any significant extent; (iii) has redemption and liquidation rights which do not exceed the issue price of such stock (except for a reasonable redemption or liquidation premium); and (iv) is not convertible into another class of stock.

     In fiscal 1995, the Bank publicly issued 4,000,000 shares, $25 liquidation preference per share, of 9.60% Preferred Stock, Series B (par value $0.01). In fiscal 1993, the Bank publicly issued 3,420,000 shares, $25 liquidation preference per share, of 10.12% noncumulative Preferred Stock, Series A (par value $0.01). Management believes that the Bank's issuance of the Bank Preferred Stock met the requirements of Section 1504(a)(4) of the Code and, therefore, did not result in an Ownership Change.

     The tax laws in effect in 1988 that applied to the Acquisition provided that generally applicable limitations on the ability of an acquiring corporation to utilize the NOLs, and built-in losses, of acquired savings associations did not apply in the case of the acquisition of assets from insolvent savings and loan associations. Pursuant to this exception to the generally applicable law, which existed in 1988, the Bank is allowed to use the NOLs and built-in losses of Old USAT without limitation.

     If an Ownership Change should occur, the Company's ability to utilize its NOLs will be limited as described above, and the Company's ability to deduct its built-in losses, if any, as they are realized will be subject to the same limitation. Limitation of the utilization of these tax benefits could have a material impact on the Company's financial condition.

  CONSOLIDATED GROUP

     The Parent Company, Holdings, and the Bank are members of an "affiliated group" of corporations, as defined in the Code and, accordingly, participate in the filing of a consolidated tax return. One of the requirements of being a member of an affiliated group is that 80% of the total voting power and 80% of the total value of stock be owned, directly or indirectly, by other members of the affiliated group. Stock for this purpose does not include preferred stock that meets certain definitional requirements prescribed by the Code. Therefore, the Bank did not cease to be a member of an affiliated group as a result of the prior issuance of the Bank Preferred Stock. However, if subsequent events occur that cause the Bank Preferred Stock to no longer meet these requirements (as could occur if a default in dividends permitted the holders of such stock to vote in the election of Bank directors), the Bank may cease to be a member of the affiliated group. If the Bank ceases to be a member of the affiliated group, other members of the affiliated group will lose their ability to utilize the Bank's nonseparate return year limitation NOLs in the amount of $759 million. See " -- Net Operating Losses".

  TAX SHARING AGREEMENT

     The Parent Company, Holdings, and the Bank are parties to a tax sharing agreement pursuant to which the Bank pays to the Parent Company and Holdings amounts equal to the taxes that the Bank would be required to pay if it were to file a return separately from the affiliated group of which the Parent Company is the common parent. The tax sharing agreement does not increase the amounts payable by the Bank over the amounts that it would have to pay if it were not a member of the affiliated group.

  ACCOUNTING FOR INCOME TAXES

     Effective October 1, 1992, the Company adopted SFAS No. 109, "Accounting for Income Taxes", which changed the method of computing income taxes for financial statement purposes by adopting the liability method under which the net deferred tax asset or liability is determined based on the tax effects of tax benefits attributable to tax carryforwards such as NOLs, investment tax credits and capital losses, and the differences between the book and tax bases of the various assets and liabilities. The deferred tax asset must be reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion of the tax benefit will not be realized. Accounting guidance under Accounting Principles Board No. 11, "Accounting for Income Taxes", did not require these amounts to be recognized previously.

     In June 1996, the Certificate and By-Laws were restated with the intent to preserve certain beneficial tax attributes limiting the disposition of certain common stock and other interests in the Company by certain of its stockholders. The preservation of certain tax attributes allowed the recognition of tax benefits of $85.2 million by the Bank in June 1996 for the expected utilization of $365 million of NOLs against future taxable income. These tax benefits were not recognized in prior periods due to limitations on the utilization of NOLs if an Ownership Change had occurred. In June 1996, the Parent Company and the Bank entered into a tax sharing agreement. This agreement resulted in the recognition of a tax benefit of $16.5 million by the Parent Company for the expected utilization of $47 million of the Parent Company's NOLs by the Bank. The total tax benefit of $101.7 million was recognized as a reduction of income tax expense and an increase in the net deferred tax asset, in accordance with SFAS No. 109. For the three months ended December 31, 1996, no tax benefits were recorded by the Parent Company or the Bank because the criteria under SFAS No. 109 to recognize a tax benefit was not met.

     For the three months ended December 31, 1995 and in fiscal 1995, no tax benefits were recorded by the Parent Company or the Bank. The Parent Company recognized no benefit for its stand alone NOLs as it did not generate taxable income to offset such losses and it was not party to a federal tax sharing agreement with the Bank at that time. The Bank recognized no tax benefits due to limitations on the utilization of its NOLs if an Ownership Change had occurred.

     In fiscal 1994, no tax benefits were recorded by the Parent Company due to circumstances similar to those described in the preceding paragraph. The Bank recognized a $58.2 million tax benefit in fiscal 1994 for the expected utilization of $249 million of its NOLs against future taxable income.

  STATE TAXATION

     The Parent Company, Holdings, and the Bank file unitary and combined state returns with certain subsidiaries and also file separate state returns. The location of mortgage bank branches, loan solicitations, or real property securing loans creates jurisdiction for taxation in certain states, which results in the filing of state income tax returns. Amounts for state tax liabilities are included in the Statements of Operations for the three months ended December 31, 1996 and 1995, and for fiscal 1996, 1995, and 1994. See Note 14 to the Consolidated Financial Statements.

                                   PROPERTIES

     Effective December 1996, the headquarters of the Company were relocated to leased premises in Houston, Texas in conjunction with the formation of Holdings.

     The leases for the Company's headquarters have terms expiring from two to five years, with annual rental expenses of $4.4 million, subject to increases under certain circumstances. The following table sets forth the number and location of the community banking, commercial banking, and mortgage banking offices of the Company as of December 31, 1996:

                                                              NUMBER OF OFFICES
                                        --------------------------------------------------------------
                                           COMMUNITY
                                            BANKING
                                           BRANCHES          COMMERCIAL
                                        ---------------       BANKING        MORTGAGE BANKING
LOCATION                                OWNED    LEASED    OFFICES LEASED     OFFICES LEASED     TOTAL
-------------------------------------   -----    ------    --------------    ----------------    -----
Houston Area.........................     14       23             1                   4            42
Dallas/Ft. Worth Area................     12       17             1                   2            32
Other Texas..........................    --         4           --                    2             6
California...........................    --       --              1                  14            15
Illinois.............................    --       --              1                  11            12
Other U.S............................    --         1             5                  48            54
                                                                 --
                                        -----    ------                             ---          -----
    Total............................     26       45             9                  81           161
                                        =====    ======          ==                 ===          =====

     A majority of leases outstanding at December 31, 1996 expire within five years or less. See Note 17 to the Consolidated Financial Statements.

     Net investment in premises and equipment totalled $38.9 million at December 31, 1996.

                               LEGAL PROCEEDINGS

MAXXAM, INC.

     On December 7, 1995, Maxxam filed a Petition for Review in the United States Court of Appeals for the Fifth Circuit seeking to modify, terminate, and set aside the order, dated December 30, 1988 (the "Order"), of the FSLIC approving the Acquisition, which was consummated on December 31, 1988 and involved substantially all the Bank's initial assets and liabilities. See "Business -- Assistance Agreement". On December 8, 1995, Maxxam filed a Motion to Intervene and a Complaint in Intervention in an action pending in the U.S. District Court for the Southern District of Texas, entitled FEDERAL DEPOSIT INSURANCE CORPORATION V. CHARLES E. HURWITZ, also seeking to set aside the Order. Maxxam's Motion to Intervene was granted by the District Court Judge on November 21, 1996. Maxxam contends, in both cases, that it submitted the most favorable bid to acquire the assets and liabilities of Old USAT and that it should have been selected as the winning bidder. In its brief to the Court of Appeals, Maxxam asserted that the Court should order the OTS "to award Bank United to Maxxam" and that the Company would bear no harm in that event because it is entitled to full indemnification by the FDIC-FRF, pursuant to Section 7(a)(2) of the Assistance Agreement.

     The Company is not a party to either of these proceedings. The Bank intervened in the Fifth Circuit case and may file a Motion to Intervene in the District Court case at a later date. On December 10, 1996, the Fifth Circuit Court, in a PER CURIAM opinion and order, affirmed the order approving the Acquisition in all respects, and Maxxam did not file an appeal to the Supreme Court of the United States within the applicable time limit.

REGULATORY ACTIONS

     The Bank's operations are subject to various consumer protection statutes and regulations, including, for example, the TILA, the FH Act, the CRA, the ECOA, the HMDA, the RESPA, the EFTA, the Expedited Funds Act, the TISA, and the ADA. See "Regulation -- Consumer Protection Regulations". During the past several years, numerous individual claims and purported consumer class action claims were commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions seeking civil statutory and actual damages and rescission under the TILA, as well as remedies for alleged violations of various state unfair trade practices laws and restitution or unjust enrichment in connection with certain mortgage loan transactions. Also, there have been numerous individual claims and purported consumer class action claims commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions seeking declaratory relief that certain of the lenders' escrow account servicing practices violate the RESPA and breach the lenders' contracts with borrowers. Such claims also generally seek actual damages and attorneys' fees.

     In addition to the foregoing, mortgage lending institutions have been subjected to an increasing number of other types of individual claims and purported consumer class action claims that relate to various aspects of the origination, pricing, closing, servicing, and collection of mortgage loans and that allege inadequate disclosure, breach of contract, breach of fiduciary duty, or violation of federal or state laws. Claims have involved, among other things, interest rates and fees charged in connection with loans, interest rate adjustments on adjustable-rate mortgage loans, timely release of liens upon loan payoffs, the disclosure and imposition of various fees and charges, and the placing of collateral protection insurance. The Bank has had asserted against it one putative class action claim under the TILA, one putative class action claim under the RESPA and three separate putative class action claims involving the Bank's loan servicing practices. Management does not expect these claims, in the aggregate, to have a material adverse impact on the Company's financial condition, results of operation, or liquidity.

WINSTAR-BASED CLAIMS

     On July 25, 1995, Plaintiffs filed suit against the United States of America in the United States Court of Federal Claims for breach of contract and taking of property without compensation in contravention of the Fifth Amendment of the United States Constitution. The action arose because the passage of FIRREA and the regulations adopted by the OTS pursuant to FIRREA deprived Plaintiffs of their contractual rights.

     In December 1988, the United States, through its agencies, entered into certain agreements with the Plaintiffs that resulted in contractual obligations owed to Plaintiffs. Plaintiffs contend that the obligations were undertaken to induce, and did induce, the Company's acquisition of substantially all of the assets and the secured, deposit, and certain tax liabilities of Old USAT, an insolvent savings and loan association, thereby relieving the FSLIC, an agency of the United States government, of the immense costs and burdens of taking over and managing or liquidating the institution. The FSLIC actively solicited buyers for Old USAT, and in the weeks preceding the Acquisition the Company and the FSLIC negotiated the terms of a complex transaction involving six contractual documents. To accomplish this transaction, the FSLIC and its regulating agency, the FHLBB, which was also an agency of the United States government, were required to undertake to pay certain other amounts of money over time and to count for regulatory purposes certain monies and book entries of the Bank in ways that allowed the Company greater leverage to increase the size of the Bank prudently and profitably. The United States obtained the right to share in this leveraged growth through warrants for stock and through so-called "tax benefit payments" to the United States from the Company and the Bank.

     The lawsuit alleges breaches of the United States' contractual obligations
(i) to abide by a capital forbearance, which would have allowed the Bank to operate for ten years under negotiated capital levels lower than the levels required by the then existing regulations or successor regulations, (ii) to abide by its commitment to allow the Bank to count $110 million of subordinated debt as regulatory capital for all purposes and (iii) to abide by an accounting forbearance, which would have allowed the Bank to count as capital for regulatory purposes, and to amortize over a period of twenty-five years, the $30.7 million difference between certain FSLIC payment obligations to the Bank and the discounted present value of those future FSLIC payments. The lawsuit seeks monetary relief for the breaches by the United States of its contractual obligations to Plaintiffs and, in the alternative, seeks just compensation for a taking of property and for a denial of due process under the Fifth Amendment to the United States Constitution.

     The lawsuit was stayed from the outset by a judge of the Court of Federal Claims pending the Supreme Court's decision in the WINSTAR cases. Since the Supreme Court ruling, the Chief Judge of the Court of Federal Claims convened a number of status conferences to establish a case management protocol for the more than 100 lawsuits on the Court of Federal Claims docket, that, like Plaintiffs' case, involve issues similar to those raised in the WINSTAR cases.

     Following a number of status conferences, Chief Judge Loren Smith of the United States Court of Federal Claims transferred all WINSTAR-related cases to his own docket and entered an Omnibus Case Management Order governing proceedings in such cases, including the Company's case. Under the Omnibus Case Management

Order, Chief Judge Smith serves as the "Managing Judge" for all
WINSTAR-related cases and may assign other judges of the United States Court of Federal Claims to resolve pre-trial discovery disputes and common legal issues and to conduct trials. The Government and Plaintiffs exchanged certain significant documents as early as October 2, 1996 pursuant to a court order, and the Company and the Bank have responded to the Government's first discovery request. Trials on damages in two of the three WINSTAR cases that were decided by the United States Supreme Court in July 1996 are scheduled for early 1997. Damages trials in the remaining cases subject to the Omnibus Case Management Plan are scheduled to begin four months after completion of the first two damages trials. The Company's case is one of thirteen cases that "shall be accorded priority in the scheduling" of the damages trials under the Omnibus Case Management Order. On January 3, 1997, the court issued a scheduling order scheduling the trial of the Company's case in the third month after the trials of the "priority" cases begin.

     In December 1996, Chief Judge Smith decided the motion IN LIMINE on damage theories of Glendale Federal, one of four WINSTAR plaintiffs, and allowed Glendale Federal to assert several other alternative damage theories against the Government. While the Company expects Plaintiffs' claims for damages to exceed $200 million, the Company is unable to predict the outcome of Plaintiffs' suit against the United States and the amount of judgment for damages, if any, that may be awarded. The Company, on November 27, 1996, moved for partial summary judgement on liability and is pursuing an early trial on damages. Uncertainties remain concerning the administration of the Omnibus Case Management Order and the future course of the Company's lawsuit pursuant to the Omnibus Case Management Order. Accordingly, the Company cannot predict the timing of any resolution of its claims. The Company expects the trial of its case to commence during the first quarter of fiscal 1998. The Company is also unable to predict the outcome of its suit against the United States and the amount of judgment for damages, if any, that may be awarded. Consequently, no assurances can be given as to the results of this suit.

     The Company and the Bank have entered into an agreement with Hyperion Partners acknowledging the relative value, as among the parties, of their claims in the pending litigation. The agreement confirms that the Company and the Bank are entitled to receive 85% of the amount, if any, recovered as a result of any settlement of or a judgment on such claims, and that Hyperion Partners is entitled to receive 15% of such amount. The agreement was approved by the disinterested directors of the Company. Plaintiffs will continue to cooperate in good faith and will use their best efforts to maximize the total amount, if any, that they may recover.

     The Bank is involved in other legal proceedings occurring in the ordinary course of business that management believes, after consultation with legal counsel, are not, in the aggregate, material to the financial condition, results of operations, or liquidity of the Bank or the Company.

                                   MANAGEMENT
DIRECTORS

     The Board of Directors of the Company consists of 12 members and is divided into three classes. The members of each class are elected for a term of three years with one class being elected annually. Each director of the Company is also a director of the Bank. The following table sets forth certain information with respect to the directors of the Company, including information regarding their ages and when they became directors.

                                               DIRECTOR OF    DIRECTOR OF
                                               THE COMPANY      THE BANK        TERM
                NAME                    AGE       SINCE          SINCE        EXPIRES
-------------------------------------   ---    -----------    ------------    --------
Lewis S. Ranieri, Chairman...........   50         1988           1988          2000
Barry C. Burkholder..................   56         1996           1991          2000
Lawrence Chimerine...................   56         1996           1990          2000
David M. Golush......................   52         1996           1988          1998
Paul M. Horvitz......................   61         1996           1990          1999
Alan E. Master.......................   57         1996           1995          2000
Anthony J. Nocella...................   55         1996           1990          1998
Salvatore A. Ranieri.................   48         1988           1988          1998
Scott A. Shay........................   39         1988           1988          1999
Patricia A. Sloan....................   53         1996           1988          1999
Michael S. Stevens...................   47         1996           1996          1999
Kendrick R. Wilson III...............   50         1996           1988          1998

     The principal occupation and position with the Company and the Bank of each director is set forth below.

     LEWIS S. RANIERI. Mr. Ranieri is the Chairman of the Company. He was also the President and CEO of the Company and Chairman of the Bank from 1988 until July 15, 1996. Mr. Ranieri is the Chairman and CEO of Ranieri & Co., positions he has held since founding Ranieri & Co. in 1988. Mr. Ranieri is a founder of Hyperion Partners and of Hyperion Partners II. He is also Chairman of Hyperion Capital Management, Inc., a registered investment advisor ("Hyperion Capital") and The Hyperion Total Return Fund, Inc. He is director of the Hyperion 1999 Term Trust, Inc., the Hyperion 1997 Term Trust, Inc., the Hyperion 2002 Term Trust, Inc. and Hyperion 2005 Investment Grade Opportunity Trust, Inc. Mr. Ranieri is also Chairman and President of various other indirect subsidiaries of Hyperion Partners and Hyperion Partners II. Along with his brother, Salvatore A. Ranieri, and Scott A. Shay, Mr. Ranieri controls the general partner of Hyperion Partners. Along with Mr. Shay, Mr. Ranieri controls the general partner of Hyperion Partners II, an investment partnership formed to make investments primarily in the financial and real estate sectors of the economy. He is a director of Delphi Financial Group, Inc. and also serves as Chairman of the Board and a director of American Marine Holdings, Inc. ("American Marine").

     Mr. Ranieri is a former Vice Chairman of Salomon Brothers Inc ("Salomon") where he was employed from 1968 to 1987, and was one of the principal developers of the secondary mortgage market. While at Salomon, Mr. Ranieri helped to develop the capital markets as a source of funds for housing and commercial real estate and to establish Salomon's then leading position in the mortgage-backed securities area. He is a member of the National Association of Home Builders Mortgage Roundtable.

     Mr. Ranieri is a Trustee for the Parish of Our Lady of the Rosary/Shrine of St. Elizabeth Ann Seton and the Environmental Defense Fund. Mr. Ranieri is also a director of the Peninsula Hospital Center in Queens, New York. Mr. Ranieri received his Bachelor of Arts degree from St. John's University.

     BARRY C. BURKHOLDER. Mr. Burkholder has been the President and CEO of the Company since July 15, 1996, and has held similar positions with the Bank since joining it on April 10, 1991. Since July 15, 1996, Mr. Burkholder has also been Chairman of the Bank. Prior to joining the Bank, Mr. Burkholder was employed at Citicorp/Citibank for 15 years. Mr. Burkholder became associated with Citicorp through its then newly formed Consumer Services Group in 1976, and then became a member of its International Staff. Mr. Burkholder moved to Citibank Savings in London where he was named Chairman and Managing Director in 1977. Mr. Burkholder returned to the United States in 1981 to become President of Citicorp Person-to-Person, now part of Citicorp Mortgage, Inc., a nationwide mortgage lending business with related mortgage banking, servicing, and insurance activities. In 1984, he was named Chairman and CEO of Citibank Illinois, and two years later became Central Division Executive for the U.S. Consumer Bank. As Central Division Executive, Mr. Burkholder was responsible for Citicorp's consumer banking activities in the Midwest and Southeast. Mr. Burkholder began his career at Ford Motor Company in the financial planning area and moved to Certain-teed Corporation where his last position prior to joining Citicorp was as President of its real estate development subsidiary. Mr. Burkholder received a B.S. and an M.B.A. from Drexel University. Mr. Burkholder is a Member of the Thrift Institutions Advisory Council of the Federal Reserve System. He is President of the Houston Symphony and serves on the Board of Trustees of the Texas Gulf Coast United Way.

     LAWRENCE CHIMERINE, PH.D. Dr. Chimerine has served as President of his own economic consulting firm, Radnor Consulting Services, since 1990. He is currently also the Managing Director and Chief Economist of the Economic Strategy Institute in Washington, D.C. Dr. Chimerine served as Chairman and Chief Executive Officer of the WEFA Group from 1987 to 1990 and of Chase Econometrics from 1979 to 1987, both of which provide economic consulting. He was manager of economic research for the IBM Corporation from 1965 to 1979. Dr. Chimerine received a B.S. from Brooklyn College and a Ph.D. from Brown University.

     DAVID M. GOLUSH. Mr. Golush is a Managing Director of Ranieri & Co. with which he has been associated since the firm's founding in 1988. He is a director of Transworld Home Healthcare, Inc., as well as an officer of direct and indirect subsidiaries of Hyperion Partners and Hyperion Partners II, and has an economic interest in Hyperion Partners and Hyperion Partners II. Mr. Golush was employed by Salomon from 1972 to 1987 and was a Vice President from 1975. From 1984 to 1987, he was Chief Administrative Officer of Salomon's Mortgage and Real Estate Department. From 1966 to 1972, he held positions in public accounting and private industry. He has been a certified public accountant in New York since 1972. Mr. Golush received a B.B.A. from the University of Cincinnati. He is Treasurer of the New York Police & Fire Widows' and Children's Benefit Fund, Inc. and a member of the board of the Jewish Federation of Central New Jersey.

     PAUL M. HORVITZ, PH.D. Dr. Horvitz has been on the faculty of the University of Houston since 1977, and holds the University's Judge James Elkins Chair of Banking and Finance. From 1967 to 1977, Dr. Horvitz held positions as Assistant Director of Research, Director of Research and Deputy to the Chairman at the FDIC. Prior to joining the FDIC he was an economist at the Federal Reserve Bank of Boston and the Office of Comptroller of the Currency. From 1983 to 1990, Dr. Horvitz was a member of the Board of Directors of the FHLB Dallas, and in 1986 and 1987 he was a member of the Federal Savings and Loan Advisory Council. He is currently a director of the Pulse EFT Association, and a member of the Shadow Financial Regulatory Committee. Dr. Horvitz received a B.A. from the University of Chicago, an M.B.A. from Boston University, and a Ph.D. from Massachusetts Institute of Technology.

     ALAN E. MASTER. Mr. Master began his career with Chemical Bank in 1961 as a commercial lending officer, became a Branch Office Head, and worked on start-ups or clean-ups of banks in Miami, Florida. In 1973, he joined Barnett Banks of Florida ("Barnett") and led a unit of Barnett formed from the reorganization and merger of five subsidiaries of Barnett. In 1977, he became President, CEO, and Chief Financial Officer, and in 1978 was elected Vice Chairman of United Americas Bank of New York. Mr. Master joined The Merchants Bank of New York in 1979 as Executive Vice President and was elected a director in 1980. In 1983, Mr. Master joined Ensign Bank FSB in New York City as President and CEO. In 1991, Mr. Master established a consulting practice specializing in the financial services and banking sectors. Mr. Master has served on the Board of Trustees of the Hyperion Government Mortgage Trust II, has participated in meetings of the Advisory Board of Hyperion Partners and Hyperion Partners II, is a past member of the Advisory Board of the Johnson Graduate School of Management of Cornell University and joined PaineWebber Incorporated in April 1996. Mr. Master received a B.A. from Cornell University and has completed course work in finance and accounting at the New York University Graduate School of Business Administration.

     ANTHONY J. NOCELLA. Mr. Nocella has been the Executive Vice President and Chief Financial Officer of the Company since June 27, 1996, and has held those same positions with the Bank since joining it in July 1990. He manages the Financial Markets and Commercial Banking Groups of the Bank. From 1988 to 1990, Mr.

Nocella provided consulting services to the Bank as President of Nocella Management Company, a firm that specialized in asset and liability management consulting for financial institutions. From 1981 to 1987, Mr. Nocella served as Executive Vice President and Chief Financial Officer of Meritor Financial Group, as well as President of the Company's commercial banking/financial markets arm, Meritor Financial Markets ("Meritor"). During his 13 years at Meritor (1974-1987), he also served as President of PSFS Management Company, Inc., the holding company of The Philadelphia Saving Fund Society, the nation's largest savings institution at the time. Mr. Nocella's other positions have included Controller and Director of Financial Services for American Medicorp (now Humana), Managing Auditor and Consultant for KPMG Peat Marwick and adjunct professor of finance at St. Joseph's University and Drexel University. Mr. Nocella, a Certified Public Accountant, received an undergraduate degree in accounting from LaSalle University and an M.B.A. in computer science and finance from Temple University. He also completed the graduate Bank Financial Management Program of the Wharton School at the University of Pennsylvania. Mr. Nocella is the President and a director of the Community Bankers Association of Southeast Texas, a delegate and member of the Mortgage Finance and Accounting Committees of the America's Community Bankers, a director of the Texas Community Bankers Association, and delegate and past President of the Financial Executives Institute.

     SALVATORE A. RANIERI. Mr. Ranieri is the General Counsel and a Managing Director of Ranieri & Co. He was also the Vice President, Secretary and General Counsel of the Company from 1988 until July 15, 1996. He is a director of Hyperion Capital, as well as of various other direct and indirect subsidiaries of Hyperion Partners. Along with his brother, Lewis S. Ranieri, and Scott A. Shay, Mr. Ranieri controls the general partner of Hyperion Partners. He is also a director of American Marine. Mr. Ranieri was one of the original founders of Ranieri & Co. and of Hyperion Partners. Prior to joining Ranieri & Co., he had been President of Livia Enterprises, Inc., a private venture capital and real estate investment company that oversaw investments in the real estate, construction, and manufacturing sectors. In addition to his business experience, Mr. Ranieri is also a lawyer. During his career, his practice has included the areas of corporate, litigation, real estate and regulatory matters. Until 1984, he had been a member of a law firm in New York City. He is admitted to practice law in New York and various federal courts. He received his Bachelor of Arts degree from New York University and his Juris Doctor degree from Columbia University Law School.

     SCOTT A. SHAY. Mr. Shay has been a Managing Director of Ranieri & Co. since its formation in 1988. He was also a Vice President of the Company from 1988 until July 15, 1996. Mr. Shay is a founder of Hyperion Partners and Hyperion Partners II. Mr. Shay is currently a director of Hyperion Capital and Transworld Home Healthcare, Inc., as well as an officer or director of other direct and indirect subsidiaries of Hyperion Partners and Hyperion Partners II. Along with Lewis S. Ranieri and Salvatore A. Ranieri, Mr. Shay controls the general partner of Hyperion Partners. Along with Mr. Lewis S. Ranieri, Mr. Shay controls the general partner of Hyperion Partners II. Prior to joining Ranieri & Co., Mr. Shay was a director at Salomon where he was employed from 1980 to 1988. Mr. Shay was involved with Salomon's thrift mergers and acquisitions practice and with mortgage banking financing and mergers and acquisitions. Mr. Shay also worked on acquisitions of real estate investment trusts while at Salomon. Mr. Shay graduated Phi Beta Kappa from Northwestern University with a B.A. degree in economics and received a Master of Management degree with distinction from Northwestern's Kellogg Graduate School of Management. Mr. Shay currently serves as a member of the board and was President of Hillel of New York from 1990 until June 30, 1992. He is also on the board of UJA-Federation of New York.

     PATRICIA A. SLOAN. Ms. Sloan is a Managing Director of Ranieri & Co. and has an economic interest in Hyperion Partners and Hyperion Partners II. She is also a director of certain funds managed by Hyperion Capital Management, including Hyperion 1999 Term Trust, Inc., Hyperion 1997 Term Trust, Inc., Hyperion 2002 Term Trust, Inc., Hyperion Investment Grade Opportunity Term Trust, Inc., and the Hyperion Total Return Fund, Inc. Prior to joining Ranieri & Co. in 1988, Ms. Sloan was employed at Salomon from 1972 to 1988, where she served as director of Salomon's Financial Institutions Group. Prior to joining Salomon, Ms. Sloan was employed at Bache & Co., Inc. from 1965 to 1972. Ms. Sloan received a B.A. from Radcliffe College and an M.B.A. from Northwestern University.

     MICHAEL S. STEVENS. Mr. Stevens has been a Director of the Company since August 1996, and a Director of the Bank since October 1996. Mr. Stevens is Chairman of Michael Stevens Interests, Inc. In 1981,

Mr. Stevens founded the companies that now constitute this real estate investment and management company. Since its inception, the firm has developed, acquired, or managed over 70 real estate projects valued at over $300 million and representing over 8.5 million square feet of building area and 8,040 apartment units. From 1974 to 1981, Mr. Stevens was an executive, board member, and significant shareholder of Insyte Corporation, a diversified public holding company with extensive real estate interests, and from 1973 to 1974, he was an Associate of John McClelland and Associates, a financial consulting firm. Mr. Stevens currently serves as first Assistant to the Mayor of the City of Houston on Housing and Inner-City Revitalization, as well as the President of the Housing Finance Corporation for the City of Houston. He plays a major role in leading Houston's affordable housing program, HOMES FOR HOUSTON. Mr. Stevens serves as Chairman of the National Advisory Council of FNMA and of the Houston International Sports Committee, a non-profit organization working to bring the Olympic Games to Houston, and he is a deacon at Second Baptist Church. He graduated from the University of Houston in 1973 with a Bachelors of Business Administration.

     KENDRICK R. WILSON III. Mr. Wilson currently is a Managing Director and head of investment banking of Lazard Freres & Co. LLC ("Lazard Freres"), a New York-based investment banking firm. Prior to his joining Lazard Freres in 1990, Mr. Wilson served as President of Ranieri & Co. from March 1988 to December 1989, and Senior Executive Vice President for E.F. Hutton from April 1987 to February 1988. Mr. Wilson was also employed at Salomon from June 1978 to April 1987 where he became a Managing Director. Mr. Wilson has an economic interest in Hyperion Partners. He is a director of ITT Corporation, Black Rock Asset Investors, American Marine, American Buildings Company, Inc., and Meigher Communications, Inc. Mr. Wilson received a B.A. from Dartmouth College and an M.B.A. from Harvard Business School.

     Mr. Lewis Ranieri and Mr. Salvatore Ranieri are brothers. No other director or executive officer is related to any other director or executive officer by blood, marriage, or adoption. There are no existing arrangements or understandings between a director and any other person pursuant to which such person was elected a director.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company Board has established two committees: an Audit Committee and a Compensation Committee.

     AUDIT COMMITTEE. The Audit Committee meets with management to consider the adequacy of the internal controls and the objectivity of financial reporting. The Audit Committee also meets with the independent auditors and with appropriate financial personnel and internal auditors of the Company regarding these matters. The Audit Committee recommends to the Board the appointment of the independent auditors, subject to ratification by the stockholders at the annual meeting. Both the internal auditors and the independent auditors periodically meet alone with the Audit Committee and have unrestricted access to the Audit Committee. The Audit Committee consists of Drs. Chimerine and Horvitz and Mr. Master, none of whom is an employee of the Company, with Dr. Horvitz serving as Chair.

     COMPENSATION COMMITTEE. The Compensation Committee's functions include administering management incentive compensation plans and making recommendations to the Board with respect to the compensation of directors and officers of the Company. The Compensation Committee also supervises the Company's employee benefit plans. The Compensation Committee consists of all directors except Mr. Burkholder and Mr. Nocella, with Mr. Lewis Ranieri serving as Chair.

     To the extent that any permitted action taken by the Company Board conflicts with action taken by the Compensation Committee, the Company Board action shall control. Mr. Burkholder and Mr. Nocella have recused themselves from Board deliberations regarding their compensation and it is anticipated that this practice will continue.

COMPENSATION OF DIRECTORS

     Each director, except Mr. Burkholder and Mr. Nocella, who are employees of the Bank, receives a single annual retainer ("Annual Retainer") of $25,000 for service on the boards of directors of Company and the Bank. All non-employee directors also receive a fee of $1,000 for each in person meeting of the Board of Directors of the Company that they attend and a fee of $500 for each telephonic meeting of the Board and each meeting of any Committee of the Board that they attend. The chair of the Audit Committee receives an additional annual retainer of $2,000. Directors who are employees of the Company or any subsidiary do not receive additional compensation for service as directors, including participation in the Director Stock Plan. See also " -- The Director Stock Compensation Plan" and "Security Ownership of Certain Beneficial Owners and Management -- Certain Relationships and Related Transactions".

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The following table sets forth information concerning executive officers of the Company and executive officers of the Bank who do not serve on the Board of Directors of the Company. All executive officers of the Company and the Bank are elected by the Board of Directors of the Company and the Board of Directors of the Bank, respectively, and serve until their successors are elected and qualified. There are no arrangements or understandings between any director and any other person pursuant to which such individual was elected an executive officer.

                  PRINCIPAL OCCUPATION DURING LAST FIVE YEARS

                NAME                    AGE                 POSITION AND OCCUPATION
-------------------------------------   ----  ----------------------------------------------------
Jonathon K. Heffron..................    44   Executive Vice President and General Counsel of the
                                              Company since July 15, 1996 and of the Bank since
                                              May 1990. Chief Operating Officer of the Company
                                              since July 15, 1996 and of the Bank since May 1994.
                                              Prior to joining the Bank, Mr. Heffron served for
                                              two years as President and CEO of First Northern
                                              Bank, Keene, New Hampshire. Prior to joining First
                                              Northern Bank, Mr. Heffron served for more than 10
                                              years in several capacities at the FHLB Board,
                                              Washington, D.C. and at the FHLB Dallas, including
                                              as Attorney Advisor, Trial Attorney, General
                                              Counsel, Chief Administrative Officer, and Chief
                                              Operating Officer. Mr. Heffron received a B.A. Magna
                                              Cum Laude from the University of Minnesota, a J.D.
                                              from Southwestern University School of Law, and an
                                              LL.M. from the National Law Center of George
                                              Washington University. Mr. Heffron serves on the
                                              Boards of Directors of the Credit Coalition of
                                              Greater Houston and the Texas Conference for
                                              Homeowners' Rights and he is a member of the
                                              Government Affairs Steering Committee and the FHLB
                                              System Committee of America's Community Bankers.

                NAME                    AGE                 POSITION AND OCCUPATION
-------------------------------------   ----  ----------------------------------------------------
Ronald D. Coben......................    39   Executive Vice President -- Community Banking of the
                                              Company since July 15, 1996 and of the Bank since
                                              July 1996. Previously, Mr. Coben served as Regional
                                              Retail Director and Marketing Director since joining
                                              the Bank in October 1989. Prior to joining the Bank,
                                              Mr. Coben was employed by Texas Commerce Bancshares
                                              (Chemical Bank) since 1986 as Vice President and
                                              Manager of the Relationship Banking Division of the
                                              Retail Bank. Prior to joining Texas Commerce Banc-
                                              shares, Mr. Coben served as the Director of Market
                                              Research for ComputerCraft, Inc. and Foley's De-
                                              partment Stores. Mr. Coben received a B.A. degree
                                              from the University of Texas at Austin. He has
                                              provided marketing skills to various organizations
                                              including the Houston Symphony and the Houston
                                              Holocaust Museum. Mr. Coben also received the MS
                                              Leadership Award in 1996 and a Gold Effie for the
                                              nation's most effective financial advertising
                                              campaign of 1989.

Leslie H. Green......................    59   Senior Vice President -- Operations and Technology
                                              of the Company since July 15, 1996 and of the Bank
                                              since June 1991. Prior to joining the Bank, Mr.
                                              Green was employed by Equimark since 1988 as
                                              Executive Vice President -- Systems and Operations.
                                              Prior to joining Equimark, Mr. Green
                                              served in several capacities at Keystone Computer
                                              Associates, Fidelity Bank, National Information
                                              Systems and RCA Computer Systems. Mr. Green received
                                              a degree in Business Management from Rutgers
                                              University.

Karen J. Hartnett....................    48   Senior Vice President -- Human Resources of the
                                              Company since July 15, 1996 and of the Bank since
                                              January 1991. Prior to joining the Bank, Ms.
                                              Hartnett was employed by Equimark as Senior Vice
                                              President Human Resources since 1989. From 1988 to
                                              1989, Ms. Hartnett was Senior Vice President and
                                              Chief Personnel Officer for NCNB Texas, and she
                                              served predecessor organizations as Vice President
                                              and as Director of Human Resources from 1983. Ms.
                                              Hartnett's human resources experiences include
                                              positions at Zale Corporation, Mobil Oil Corporation
                                              and Sweet Briar College. Ms. Hartnett received an
                                              A.B. from Sweet Briar College in 1970. Ms. Hartnett
                                              serves on the Board of Directors of the Gulf Coast
                                              Chapter of the American Heart Association, on the
                                              Board of Trustees for the Houston Ballet Foundation
                                              and is a lifetime member of the Houston Livestock
                                              Show and Rodeo.

                NAME                    AGE                 POSITION AND OCCUPATION
-------------------------------------   ----  ----------------------------------------------------
Sonny B. Lyles.......................    51   Senior Vice President and Chief Credit Officer of
                                              the Company since July 15, 1996 and of the Bank
                                              since February 1991. Prior to joining the Bank, Mr.
                                              Lyles was employed by First Union National Bank as
                                              Senior Credit Officer beginning in 1983. Prior to
                                              joining First Union National Bank, Mr. Lyles was
                                              employed at First Tulsa Bank, Florida National Bank
                                              and South Carolina National Bank. Mr. Lyles received
                                              a B.A. from Wofford College. Mr. Lyles is a member
                                              of the Board, First Vice President of the Texas
                                              Chapter, and a national member, of the Credit and
                                              Risk Management Council of Robert Morris Associates,
                                              a trade association of bank lending and credit
                                              officers. Mr. Lyles is the Wofford College alumni
                                              representative from Houston.

EXECUTIVE COMPENSATION

  SUMMARY OF CASH AND CERTAIN COMPENSATION

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the CEO of the Company and the other four most highly compensated executive officers of the Company and the Bank. The individuals listed below became executive officers of the Company in June and July 1996. Prior to that time, Lewis S. Ranieri served as President and CEO of the Company, Salvatore A. Ranieri served as Vice President, Secretary and General Counsel of the Company, Scott A. Shay served as Vice President of the Company and Robert A. Perro served as Chief Financial Officer of the Company. None of the former executive officers received any compensation from the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM COMPENSATION
                                                                                  ------------------------------------
                                               ANNUAL COMPENSATION                         AWARDS
                                    ------------------------------------------    -------------------------
                                                                       OTHER                    SECURITIES     PAYOUTS(7)    ALL
                                                                       ANNUAL                   UNDERLYING     -------      OTHER
                                                                      COMPEN-     RESTRICTED     OPTIONS/       LTIP       COMPEN-
                                            SALARY     BONUS(1)(2)    SATION(4)    STOCK(5)       SAR(6)       PAYOUTS     SATION(8)
 NAME AND PRINCIPAL POSITION        YEAR      ($)          ($)          ($)          ($)            (#)          ($)         ($)
---------------------------------   ----    -------    -----------    --------    ----------    -----------    -------     --------
Barry C. Burkholder..............   1996    375,000     2,552,000       --         1,578,051      491,327       --           6,706
  President and                     1995    375,000       594,000       --            --           --           --           9,240
  Chief Executive Officer           1994    375,000       607,500       --            --           --           --           9,240

Anthony J. Nocella...............   1996    315,000       874,000       --           508,103      157,959       --           7,919
  Executive Vice President and      1995    315,000       235,000       --            --           --           --           9,402
  Chief Financial Officer           1994    315,000       200,000       --            --           --           --           8,878
  Financial Markets/Treasury
  Commercial Banking

Jonathon K. Heffron..............   1996    225,000       804,000       --           508,103      157,959       --           9,458
  Executive Vice President,         1995    225,000       200,000       --            --           --           --           9,402
  General Counsel, and              1994    225,000       175,000       --            --           --           --           8,984
  Chief Operating Officer

Ronald D. Coben(3)...............   1996    200,000       160,000       --            79,115       24,534       --           6,130
  Executive Vice President          1995    144,000        30,000       --            --           --           --           3,240
  Community Banking                 1994    144,000        25,000       --            --           --           --           2,874

Leslie H. Green..................   1996    175,000       165,000       --            79,115       24,534       --           5,433
  Senior Vice President             1995    175,000        75,000       --            --           --           --           4,620
  Operations & Technology           1994    175,000        70,000       --            --           --           --           4,615

------------
(1) For all named executives, the bonus column for 1996 includes payments from:
    (i) the Executive Management Compensation Plan and (ii) the Bank's annual bonus plan.

(2) Mr. Burkholder was hired on April 10, 1991, and was paid a bonus based on the financial performance of the Bank, according to the provisions of his employment contract, for each of the first five full years of his employment. Amounts indicated for 1994 and 1995 represent the amount paid in the respective fiscal year. Mr. Burkholder's 1996 bonus amount included two bonus payments pursuant to his employment contract: one payment of $550,000 for the 12-month period ended April 9, 1996 and a second payment of $300,000 for the period April 10, 1996 through September 30, 1996. The latter amount was made to change Mr. Burkholder's performance cycle to correspond to the Bank's fiscal year. See "-- Management Employment Arrangements". All other management bonuses were paid as determined by the Compensation Committee of the Bank's Board of Directors and were based on the Bank's financial and individual performance for the respective fiscal year. The Bank's financial performance is measured by net income, return on assets, and return on equity as compared to the Bank's annual business plan and a specified peer group of other thrifts of comparable size.

(3) Mr. Coben was promoted to Executive Vice President, Community Banking effective July 1, 1996.

(4) Messrs. Burkholder, Coben, Nocella, and Heffron are each provided an auto allowance and a country club and/or dining club membership. However, in no case does the aggregated value of such auto allowance and memberships exceed the lesser of $50,000 or 10% of such officer's annual cash compensation. Therefore, the value of auto allowances and club memberships are excluded from this table.

(5) A total of 236,265 shares of Class B Common Stock were awarded to the named executive officers in June 1996 and these shares were subsequently converted into Class A Common Stock of the Company. Such shares are subject to restrictions on transfer, which lapse on August 8, 1999 ("Officers Restricted Stock"). As there was no public market for the Common Stock at the date of grant, the fair market value of the shares at that date was estimated by the Company. Based on the last reported sale price of the Class A Common Stock on the NASDAQ on September 30, 1996, these shares had an aggregate fair market value of $5,877,092 ($24.875 per share), without giving effect to the diminution of value attributable to the restrictions on such stock. Dividends will be paid on the Officers Restricted Stock at the same rate payable as all other shares of Common Stock.

(6) In August 1996, the Company issued 856,313 options to the named executives pursuant to management option agreements under the Executive Management Compensation Plan.

(7) Represents the dollar value of all payouts pursuant to long-term incentive plans ("LTIP"). An LTIP is any plan providing compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to financial performance of the registrant or an affiliate, the registrant's stock price, or any other measure, but excluding restricted stock, stock option and stock appreciation right ("SAR") plans. The Bank made no such payments for the periods presented.

(8) "All Other Compensation" amounts represent contributions by the Bank to each executive's account in the Bank's 401(k) Plan.

     OPTION GRANTS IN LAST FISCAL YEAR. The following table sets forth individual grants of options under the Executive Management Compensation Plan that were made during fiscal 1996 to the executive officers named in the Summary Compensation Table. This table is intended to allow stockholders to ascertain the number and size of option grants made during the fiscal year, the expiration date of the grants, and the grant date present value of such options under specified assumptions. All options granted in fiscal 1996 have an exercise price no less than the fair market value at the date of grant.

                                        NUMBER OF     % OF TOTAL
                                        SECURITIES     OPTIONS/
                                        UNDERLYING       SARS
                                         OPTIONS/     GRANTED TO    EXERCISE
                                           SARS       EMPLOYEES     OR BASE                    GRANT DATE
                                         GRANTED      IN FISCAL      PRICE      EXPIRATION    PRESENT VALUE
                NAME                       (#)         YEAR(1)       ($/SH)        DATE           $(2)
-------------------------------------   ----------    ----------    --------    ----------    -------------
Barry C. Burkholder..................     491,327        42.6        20.125       8/8/06        3,173,972
Anthony J. Nocella...................     157,959        13.7        20.125       8/8/06        1,020,415
Jonathon K. Heffron..................     157,959        13.7        20.125       8/8/06        1,020,415
Ronald D. Coben......................      24,534         2.1        20.125       8/8/06          158,490
Leslie H. Green......................      24,534         2.1        20.125       8/8/06          158,490

------------
(1) Based upon 1,154,520 options to purchase Class A Common Stock granted in fiscal 1996.

(2) The $6.46 per share value is based on the Black-Scholes Option pricing model. The calculation included the following assumptions: estimated volatility of 27.0% (based on 2-year stock prices of comparable companies); risk-free interest rate of 6.55 percent (based on returns available through U.S. Treasury bonds); dividend yield of 3.0 percent (assumes dividend yield paid through expiration); and 3,612 days to expiration of options. Option values are dependent on general market conditions and the performance of the Common Stock. There can be no assurance that the values in this table will be realized.

     AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES. The following table sets forth, with respect to the executive officers named in the Summary Compensation Table, information with respect to the aggregate amount of options exercised during fiscal 1996, any value realized thereon, the number of unexercised options at the end of the fiscal year (exercisable and unexercisable) and the value with respect thereto.

                                                                          NUMBER OF SECURITIES
                                                                         UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                            OPTIONS/SARS AT            IN-THE-MONEY OPTIONS/SARS
                                          SHARES                           FISCAL YEAR END(#)           AT FISCAL YEAR-END($)(1)
                                        ACQUIRED ON       VALUE       ----------------------------    ----------------------------
                NAME                    EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------------------   -----------    -----------    -----------    -------------    -----------    -------------
Barry C. Burkholder..................      --             --             --             491,327           --           2,333,803
Anthony J. Nocella...................      --             --             --             157,959           --             750,305
Jonathon K. Heffron..................      --             --             --             157,959           --             750,305
Ronald D. Coben......................      --             --             --              24,534           --             116,537
Leslie H. Green......................      --             --             --              24,534           --             116,537

------------
(1) Total value of options based on a fair market value of $24.875 per share as of September 30, 1996, the last reported sale price of the Class A Common Stock as reported by the NASDAQ on that date.

EXECUTIVE MANAGEMENT COMPENSATION PROGRAM

     In June 1996, the Board of Directors of the Company approved an Executive Management Compensation Program (the "Compensation Program") providing for the following: (i) a cash bonus of $4.0 million; (ii) the award of 318,342 shares of Class B Common Stock pursuant to management stock grant agreements (the "Management Stock Grant Agreements") providing that (I) such shares may not be transferred for three years from the date of issuance and (II) such shares may be converted into shares of Class A Common Stock only if the holder of such stock would not, after such conversion, own more than 9.9% of the outstanding shares of Class A Common Stock; and (iii) the issuance of 1,154,520 options upon consummation of the August Offering pursuant to management option agreements (the "Management Option Agreements") for purchase of an equivalent number of shares of common stock providing that (I) such options have an exercise price of $20.125 per share which approximated the fair market value of such stock on the date of grant; (II) such options vest ratably over three years; (III) such options may not be exercised prior to the third anniversary of the date of grant; and (IV) such options expire if not exercised by the tenth anniversary of the date of grant. Twenty-three individuals, including the seven current executive officers -- Ms. Hartnett and Messrs. Burkholder, Nocella, Heffron, Green, Lyles and Coben -- one former executive officer -- Mr. Bender -- and three directors -- Drs. Chimerine and Horvitz and Mr. Master -- participated in the Compensation Program. The remaining twelve individuals participating are other key officers and employees of the Bank. Mr. Burkholder received $1,702,000 of the cash bonus and 491,327 of the stock options; he has received 135,455 of the shares of Class B Common Stock. Messrs. Nocella and Heffron each received $549,000 of the cash bonus and 157,959 of the stock options; each one received 43,614 of the shares of Class B Common Stock. Messrs. Bender and Green each received $85,000 of the cash bonus and 24,534 of the stock options; each one received 6,791 shares of the Class B Common Stock. Drs. Chimerine and Horvitz each received $52,000 of the cash bonus and 15,087 of the stock options; each one received 4,138 shares of the Class B Common Stock. Mr. Master received $17,000 of the cash bonus and 4,854 of the stock options; he has received 1,380 shares of the Class B Common Stock. Implementation of this program replaced an equity based bonus program previously contemplated in the case of all participants except Mr. Burkholder, whose participation satisfies the terms of his former employment agreement.

THE 1996 STOCK INCENTIVE PLAN

     The Company has adopted the Bank United 1996 Stock Incentive Plan (the "1996 Stock Incentive Plan"). The 1996 Stock Incentive Plan is designed to promote the success and enhance the value of the Company by linking the interests of certain of the full-time employees of the Company
("Participants") to those of the Company's stockholders and by providing Participants with an incentive for outstanding performance. The 1996 Stock Incentive Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain Participants upon whose judgment, interest and special efforts the Company's successful operation largely is dependent. As determined by the Compensation Committee of the Board of Directors of the Company, or any other designated committee of the Board of Directors of the Company, the Company employees, including employees who are members of the Board of Directors of the Company, are eligible to participate in the 1996 Stock Incentive Plan. Non-employee directors are not eligible to participate in the 1996 Stock Incentive Plan. The Board of Directors of the Company has provided for the 1996 Stock Incentive Plan to remain in effect for 10 years, to 2006. In December 1996, the Company granted options to purchase 147,500 shares of Common Stock, at the market price on the date of grant, to 30 employees of the Bank, none of whom were the executive officers named herein.

     The description below is intended as a summary of material terms only.

  GENERAL

     The 1996 Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors of the Company or, at the discretion of the Board of Directors of the Company, any other committee appointed by the Company for such purpose (the "Committee"). Four types of awards may be granted to Participants under the 1996 Stock Incentive Plan: (i) stock options (both non-qualified and incentive) ("Options"), (ii) SARs, (iii) Restricted Stock and (iv) performance units ("Performance Units", and together with the Options, SARs and Restricted Stock, the "Awards").

     Any authority granted to the Committee may also be exercised by the full Board of Directors of the Company, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing recovery profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 ("Exchange
Act") or cause an award designated as a qualified performance-based award not to qualify for, or to cease to qualify for, the Section 162(m) of the Code exemption. To the extent that any permitted action taken by the Board of Directors of the Company conflicts with action taken by the Committee, the Board of Directors of the Company action shall control.

     The 1996 Stock Incentive Plan provides that the total number of shares of Class A Common Stock available for grant under the 1996 Stock Incentive Plan may not exceed 1,600,000 shares. No Participant may be granted Awards covering in excess of 50% of the shares of Class A Common Stock Awards granted in any fiscal year or 25% of the shares of Class A Common Stock available for issuance over the life of the 1996 Stock Incentive

Plan. If any Award is cancelled or forfeited or terminates, expires, or lapses (other than a termination of a Tandem SAR (as defined herein)), upon exercise of the related Option or the termination of a related Option upon exercise of the corresponding Tandem SAR, shares subject to such Award will be available for the grant of an Award under the 1996 Incentive Compensation Plan.

     In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization or partial or complete liquidation of the Company, the Committee or the Board of Directors of the Company may make such substitutions or adjustments in the aggregate number and class of shares reserved for issuance or subject to outstanding Awards and in the number, kind and price of shares subject to outstanding Options of SARs as it may determine to be appropriate.

     The Committee may condition the grant of Restricted Stock and Performance Units upon the attainment of one or more of the following performance goals: earnings per share, sales, net profit after tax, gross profit, operations profit, cash generation, unit volume, return on equity, change in working capital, return on capital or shareholder return. Such performance goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code.

     The 1996 Stock Incentive Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and is not qualified under Section 401(a) of the Code.

  OPTIONS

     The term of Options granted under the 1996 Stock Incentive Plan may not exceed 10 years. The exercise price for each Option granted will be determined by the Committee; provided that the exercise price may not be less than 100% of the fair market value (as defined in the 1996 Stock Incentive Plan) of a share of Class A Common Stock on the date of grant.

     A Participant exercising an Option may pay the exercise price in full in cash, or, if approved by the Committee, with previously acquired shares of Class A Common Stock. The Committee, in its discretion, may allow cashless exercise of Options.

     Options are nontransferable other than by will or laws of descent and distribution (and, in the case of a non-qualified Option, pursuant to a domestic relations order or by gift to members of the holder's immediate family, whether directly or indirectly or by means of a trust or partnership), and, during the Participant's lifetime, may be exercised only by the Participant or his legal representative.

  SARS

     SARs may be granted by the Committee in connection with all or part of any Option grant ("Tandem SARs"). A Tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable. SARs permit the Participant to receive in cash or shares of Class A Common Stock (or a combination of both) an amount equal to the excess of the fair market value of a share of Class A Common Stock on the date the SAR is exercised over the exercise price for the SAR times the number of shares of Class A Common Stock with respect to which such SAR is exercised.

     The term of SARs granted in connection with incentive stock options under the 1996 Stock Incentive Plan may not exceed 10 years. The exercise price of a Tandem SAR will equal the exercise price of the related Option.

     SARs are nontransferable other than by will or laws of descent and distribution, and, during the Participant's lifetime, may be exercised only by the Participant; provided that, at the discretion of the Committee, an Award agreement may permit transfer of an SAR by a Participant solely to members of the Participant's immediate family or trusts or partnerships for the benefit of such persons.

  RESTRICTED STOCK

     The Committee may grant Restricted Stock to eligible employees in such amounts as the Committee determines. At the time of each award of Restricted Stock the Committee will establish a restricted period (the "Restricted
Period") during which such stock may not be sold, transferred, pledged, assigned or otherwise alienated; provided that the Committee may permit transfers of Restricted Stock during such period to members of the Participant's immediate family or trusts or partnerships for the benefit of such persons. If a Participant terminates his employment or is involuntarily terminated for cause during the Restricted Period, all Restricted Stock held by such Participant will be forfeited. If a Participant is involuntarily terminated other than for cause, the Committee may waive all or part of any remaining restrictions on such Participant's Restricted Stock. After the Restricted Period has expired, the related Restricted Stock is freely transferable.

  PERFORMANCE UNITS

     The Committee may from time to time grant Performance Units, either alone or in addition to other Awards. The Committee will set the performance goals and restrictions applicable to each Performance Unit, including establishing the applicable performance period and the value of the Performance Unit. After the applicable performance period has ended, the holder of a Performance Unit will be entitled to receive the payout earned to the extent to which the corresponding performance goals were satisfied.

     A holder may elect to defer receipt of cash or stock in settlement of Performance Units for a specified period or until a specified event, subject in each case to the Committee's approval. Generally, upon a holder's termination of employment for any reason during a performance period or before the applicable performance goals are satisfied, the holder shall forfeit his right to receive cash or stock in settlement of his Performance Units.

  CHANGE OF CONTROL

     In the event of a Change of Control (as defined herein), (i) any Option or SAR that is not then exercisable and vested will become fully exercisable and vested, (ii) the restrictions on any Restricted Stock will lapse and (iii) all Performance Units will be deemed earned. The 1996 Stock Incentive Plan defines a Change of Control as (i) the acquisition of 25% or more of the common stock of the Company, (ii) a change in a majority of the Board of Directors, unless approved by the incumbent directors (other than as a result of a contested election) and (iii) certain reorganizations, mergers, consolidations, liquidations or dissolutions.

     During the 60-day period following a Change of Control, any Participant will have the right to surrender all or part of any Option held by such Participant, in lieu of payment of the exercise price, and to receive cash in an amount equal to the difference between (i) the higher of the price received for Common Stock in connection with the Change of Control and the highest reported sales price of a share of Common Stock on a national exchange or on NASDAQ during the 60-day period prior to and including the date of a Change of Control (the "Change of Control Price"), and (ii) the exercise price (the difference between (i) and (ii) being referred to as the "Spread") multiplied by the number of shares of Class A Common Stock granted in connection with the exercise of such Option; provided that such Change of Control transaction would not thereby be made ineligible for pooling of interests accounting; and provided, further, that, if the Option is an "incentive stock option" under Section 422 of the Code, the Change of Control Price will equal the fair market value of a share of the Class A Common Stock on the date, if any, that such Option is cancelled.

  AMENDMENTS

     The Board of Directors of the Company may at any time terminate, amend, or modify the 1996 Stock Incentive Plan; provided that no amendment, alteration or discontinuation will be made which will impair the rights of Award holders or will disqualify the 1996 Stock Incentive Plan from the exemption provided by Rule 16b-3 promulgated under the Exchange Act, and, to the extent required by law, no such amendment will be made without the approval of the Company's stockholders.

  FEDERAL INCOME TAX CONSIDERATIONS

     The following brief summary of the United States federal income tax rules currently applicable to nonqualified stock options, incentive stock options, SARs, restricted stock and performance awards is not intended to be specific tax advice to Participants under the 1996 Stock Incentive Plan.

     Two types of stock options may be granted under the 1996 Stock Incentive
Plan: nonqualified stock options ("NQOs") and incentive stock options
("ISOs"). SARs, Restricted Stock and Performance Awards may also be granted under the Plan. The grant of an Award generally has no immediate tax consequences to the Participant or the Company. Generally, Participants will recognize ordinary income upon: (i) the exercise of NQOs or SARs; (ii) the vesting of shares of Restricted Stock; and (iii) the actual receipt of cash or stock pursuant to Performance Awards. In the case of NQOs and SARs, the amount of income recognized is measured by the difference between the exercise price and the fair market value of Common Stock on the date of exercise. In the case of Restricted Stock and Performance awards, the amount of income is equal to the fair market value of the stock or other property (including cash) received. The exercise of an ISO for cash generally has no immediate tax consequences to a Participant or to the Company. Participants may, in certain circumstances, recognize ordinary income upon the disposition of shares acquired by exercise of an ISO, depending upon how long such shares were held prior to disposition. Special rules apply to shares acquired by exercise of ISOs for previously held shares. In addition, special tax rules may result in the imposition of a 20% excise tax on any "excess parachute payments" that result from the acceleration of the vesting or exercisability of Awards upon a change of control.

     The Company is generally required to withhold applicable income and Social Security taxes ("employment taxes") from ordinary income which a Participant recognizes on the exercise or receipt of an Award. The Company thus may either require Participants to pay to the Company an amount equal to the employment taxes the Company is required to withhold or retain or sell without notice a sufficient number of the shares to cover the amount required to be withheld.

     The Company generally will be entitled to a deduction for the amount includible in a Participant's gross income for federal income tax purposes upon the exercise or actual receipt of an Award. However, such deduction generally is available only if the Company timely complies with applicable information reporting requirements under Sections 6041 and 6041A of the Code. Furthermore,
Section 162(m) of the Code and the regulations thereunder may, in some circumstances, limit deductibility with respect to "covered employees" whose total annual compensation exceeds one million dollars, and Section 280G of the Code and the regulations thereunder may render nondeductible amounts includible in income by employees that are contingent upon a Change of Control and that are characterized as "excess parachute payments".

  RESALE OF SHARES

     The registration requirements of any applicable state securities laws and the resale restrictions of Rule 144 under the Securities Act may restrict the sale of shares of Class A Common Stock acquired pursuant to the exercise of Awards by "affiliates" of the Company within the meaning of the Securities Act. For purposes of creating short-swing profit liability under Section 16 of the Exchange Act, sales of such shares by certain affiliates will be matchable with market purchases within less than six months before or after such sales.

THE DIRECTOR STOCK COMPENSATION PLAN

     The Company has adopted the Bank United Director Stock Compensation Plan (the "Director Stock Plan"). The purposes of the Director Stock Plan are to
(i) promote a greater identity of interest between the Company's non-employee directors and its stockholders, and (ii) attract and retain individuals to serve as directors and to provide a more direct link between directors' compensation and stockholder value.

  GENERAL

     The Director Stock Plan is administered by the Board of Directors of the Company or a committee of the Board of Directors of the Company designated for such purpose.

     Pursuant to the terms of the Director Stock Plan, non-employee directors of the Company (each an "Eligible Director") will be eligible to participate in the Director Stock Plan. A maximum of 250,000 shares of Class A Common Stock is available for issuance and available for grants under the Director Stock Plan.

     In the event of any change in corporate capitalization (such as a stock split) or a corporate transaction (such as a merger, consolidation, separation including a spin-off or other distribution of stock or property of the Company, any reorganization or any complete liquidation of the Company), the Board of Directors of the Company or the designated committee may make such substitution or adjustments in the aggregate number and class of shares reserved for issuance under the Director Stock Plan, in the number, kind and option price of shares subject to outstanding Options, in the number and kind of shares subject to other outstanding awards granted under the Director Stock Plan, and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any award must always be a whole number.

  CLASS A COMMON STOCK

     With respect to the Annual Retainer, each Eligible Director may make an annual irrevocable election prior to the beginning of the fiscal year to receive shares of Class A Common Stock in lieu of all or any portion (in 25% increments) of the Annual Retainer; provided that the election of cash and Class A Common Stock under the Director Stock Plan are alternatives and taken together, may not exceed 100% of such Annual Retainer. The number of shares of Class A Common Stock granted to an Eligible Director will be equal to the appropriate percentage of the Annual Retainer payable in each fiscal quarter divided by the fair market value (as defined in the Director Stock Plan) of a share of Class A Common Stock on the last business day of such fiscal quarter rounded to nearest number of shares of Class A Common Stock. Fractional shares of Class A Common Stock will not be granted and any remainder in Annual Retainer which otherwise would have purchased fractional shares will be paid in cash.

  OPTIONS CLASS A

     On the first Tuesday following his or her election and thereafter on the day after each annual meeting of stockholders during such director's term, each Eligible Director shall be granted options ("Director Options") on 1,000 shares of Class A Common Stock. The exercise price for the options will be 115% of the fair market value of Class A Common Stock on the date of the grant of such option. Each Director Option will become vested and exercisable, if at all, when and if, during the 30-day period commencing on the first anniversary of the date of grant of such Director Option, a share of Class A Common Stock has a fair market value equal to or greater than the exercise price of such Director Option. If such stock does not attain such fair market value during such 30-day period, then such Director Option will terminate and be cancelled as of the close of business on the last business day during such 30-day period. Each Director Option terminates no later than the tenth anniversary of the date of grant. Any unvested Director Options terminate and are cancelled as of the date the optionee's service as a Director ceases for any reason (including death, disability, retirement, removal from office or otherwise). All Director Options become fully vested and exercisable upon a Change of Control. The Parent Company granted 10,000 Director Options during fiscal 1996.

  TRANSFERABILITY

     Grants and awards under the Director Stock Plan are nontransferable other than by will or laws of descent and distribution, or pursuant to domestic relations order or qualified domestic relations order or by gift to members of the holder's immediate family, whether directly or indirectly or by means of a trust or partnership, and, during the Eligible Director's lifetime, may be exercised only by the Eligible Director.

  AMENDMENTS

     The Director Stock Compensation Plan may be amended by the Board of Directors of the Company, provided that, to the extent required to qualify transactions under the Director Stock Plan for exemption under Rule 16b-3 promulgated under the Exchange Act, no amendment to the Director Stock Compensation Plan may be adopted without further approval by the holders of at least a majority of the shares of Class A Common Stock present, or represented, and entitled to vote at a meeting held for such purpose; and provided, further, that, if and to the extent required for the Director Stock Compensation Plan to comply with Rule 16b-3, no amendment to the Director Stock Compensation Plan shall be made more than once in any six-month period that would change the amount, price or timing of the grants of awards or Options thereunder other than to comply with changes in the Code, ERISA, or the regulations thereunder.

  TERMINATION

     The Director Stock Compensation Plan may be terminated at any time by either the Board of Directors of the Company or by holders of a majority of the shares of Class A Common Stock present and entitled to vote at a duly convened meeting of stockholders.

  CHANGE OF CONTROL

     In the event of a Change of Control, any outstanding options that are not then exercisable and vested will become fully exercisable and vested. During the 60-day period following a Change of Control, any Eligible Director will have the right to surrender all or part of any option or award of Class A Common Stock held by such Eligible Director, and, in the case of an option, in lieu of payment of the exercise price, to receive cash in an amount equal to the Spread multiplied by the number of shares of Class A Common Stock granted in connection with the exercise of such option so surrendered, or, in the case of an award of Class A Common Stock, to receive cash in an amount equal to the Change of Control Price multiplied by the number of shares of Class A Common Stock so surrendered; provided that, if the Change of Control is within six months of the grant date for any such option or award, no such election may be made prior to six months from such grant date. If such 60-day period ends within the period six months after the grant date for an option or award, such option or award will be cancelled and the holder thereof will receive six months and one day after the grant of such option or award, an amount equal, in the case of an option, to the Spread multiplied by the number of shares of Class A Common Stock granted under such option and in the case of an award, the Change of Control Price multiplied by the number of Class A Common Stock so awarded.

  FEDERAL INCOME TAX CONSIDERATIONS

     Eligible Directors electing Class A Common Stock in lieu of cash fees will be taxed on the value of the Class A Common Stock at the time of receipt. Eligible Directors will be taxed upon their exercise of the options. The amount of income recognized is measured by the differences between the exercise price and the fair market value of the Class A Common Stock covered by the option. In each case, the Company will receive a corresponding deduction; provided that
Section 280G of the Code and the regulations thereunder may render nondeductible amounts that are contingent upon a Change of Control and are characterized as "excess parachute payments".

     RESALE OF SHARES. The holders of shares of Class A Common Stock received upon the exercise of an option must comply with the resale requirements of the Securities Act and the rules and regulations promulgated thereunder. Securities registration requirements under the Securities Act may be applicable to resales by any Eligible Director. The restrictions imposed by Section 16 of the Exchange Act upon any Eligible Director and the registration requirements of any applicable state securities laws may restrict the resales of shares acquired pursuant to the exercise of options by an Eligible Director.

MANAGEMENT EMPLOYMENT ARRANGEMENTS

     Effective as of the date of the consummation of the August Offering, the Company entered into new employment agreements with the following four executives which superseded all prior employment arrangements.

     Mr. Burkholder's agreement with the Company provides for his employment for three years at an annual base salary of not less than $375,000 and a discretionary bonus. Mr. Coben's agreement with the Company provides for his employment for three years at an annual base salary of not less than $200,000 and a discretionary bonus. Mr. Nocella's agreement with the Company provides for his employment for three years at an annual base salary of not less than $315,000 and a discretionary bonus. Mr. Heffron's agreement with the Company provides for his employment for three years at an annual base salary of not less than $225,000 and a discretionary bonus. These agreements provide that the period of employment is automatically extended on the first day of each month so that the period of employment terminates three years from such date, unless the executive or the Company gives notice to terminate the agreement at least sixty days before such monthly renewal date. In addition, upon a change of control, if the executive is still employed by the Company, the period of employment will be extended until the third anniversary of the effective date of the change of control or if the period of employment has terminated prior to the change of control, a new three year employment period shall commence upon a change of control. If for any reason other than cause the Company elects to terminate the employment of any of the above executives before the scheduled expiration date of his agreement, the executive's employment will be deemed to have been terminated by the Company without cause for purpose of the severance and retirement benefits described below.

     Under the terms of Mr. Burkholder's employment agreement, the amount of the discretionary bonus paid to Mr. Burkholder is in the sole discretion of the Board of Directors of the Company, which will take into account such matters as
(i) the Company's actual financial performance as compared to its budgeted financial performance, (ii) Mr. Burkholder's performance in implementing new business initiatives approved by the Board of Directors of the Company, (iii) Mr. Burkholder's performance in improving the financial performance of any division or unit of the Company or the Bank, or any of their respective subsidiaries as determined by the Board of Directors of the Company in its sole discretion, (iv) the Company's actual financial performance compared to its peers', and (v) Mr. Burkholder's total compensation as compared to the total compensation of CEOs at comparable financial institutions. The discretionary bonuses to be paid to the other executive officers are at the discretion of the CEO and the Board of Directors of the Company.

     Under each agreement described above, if the executive's employment is terminated (i) by the Company other than for cause or disability or (ii) by the executive for good reason or within a 30-day period following the first anniversary of a change of control, he is generally entitled to (a) receive a lump sum equal to three times (for Mr. Burkholder) or two times (for Messrs. Coben, Nocella and Heffron) (I) his annual base salary and (II) the higher of his most recent bonus under the Company's annual incentive plans and the highest bonus under such annual incentive plans for the last three full fiscal years prior to the effective date of the change of control, (b) continue in the Company's welfare benefit plans for three years (for Mr. Burkholder) or two years (for Messrs. Coben, Nocella and Heffron), and (c) receive in a lump sum a supplemental pension amount based on three years (for Mr. Burkholder) or two years (for Messrs. Coben, Nocella and Heffron) of deemed employment after termination, (d) have all stock options, restricted stock and other stock-based compensation become immediately exercisable or vested, (e) receive outplacement services, at the Company's sole expense, as incurred, up to a maximum of $45,000 (for Messrs. Burkholder, Nocella and Heffron), and $25,000 (for Mr. Coben). A change of control ("Change of Control") is generally defined for purposes of these agreements as (i) the acquisition of 25% or more of the common stock of the Company, (ii) a change in a majority of the Board of Directors, unless approved by the incumbent directors (other than as a result of a contested election) and (iii) certain reorganizations, mergers, consolidations, liquidations or dissolutions. If any payment or distribution by the Company to an executive is determined to be subject to the excise tax imposed by Section 4999 of the Code, the amount of payment or distribution may be reduced so that the excise tax liability of the executive is minimized.

     In addition Mr. Burkholder received 42.5% of the executive management compensation program, which satisfies the terms of his former employment agreement.

NON-QUALIFIED RETIREMENT SAVINGS PLAN

     In June 1995, the Board of Directors of the Bank approved the implementation of a Supplemental Executive Savings Plan ("SESP"). The SESP was effective on August 1, 1995. The 1995 SESP year covered the period of August 11, 1995 to December 31, 1995. In subsequent years, the SESP Plan coincides with the calendar year. The SESP is available to a select group of management and other highly compensated employees. Eligible employees are allowed to make irrevocable decisions prior to the beginning of the plan year to defer up to 20% of compensation (as defined in the SESP) and up to 100% of bonus income. As of December 31, 1996, the monies deferred earn interest at a rate approximately equal to the Bank's five-year borrowing rate. The Bank does not contribute to the SESP.

     The SESP is funded from the general assets of the Bank and participants are general unsecured creditors of the Bank. As of December 31, 1996, there were 11 participants in the SESP, and the total amount of deferrals and interest equaled approximately $467,454, and as of September 30, 1996, there were 12 participants in the SESP, and the total amount of deferrals and interest equaled approximately $433,629. The rate of interest for the SESP was 4.91% and 5.12% as of December 31, 1996 and September 30, 1996, respectively.

DIRECTORS SUPPLEMENTAL SAVINGS PLAN

     In June 1995, the Board of Directors of the Bank approved the implementation of a Directors Supplemental Savings Plan ("DSSP"). The DSSP was effective on August 1, 1995. The 1995 DSSP year covered the period of August 1, 1995 to December 31, 1995. In subsequent years the Plan year coincides with the calendar year. The DSSP is available to outside directors. Eligible Directors are allowed to make irrevocable decisions prior to the beginning of the plan year to defer up to 100% of retainer and meeting fees. The monies deferred earn interest at a rate approximately equal to the Bank's five-year borrowing rate. The Bank does not contribute to the DSSP.

     The DSSP is funded from the general assets of the Bank, and participants are general unsecured creditors of the Bank. As of December 31, 1996 and September 30, 1996, there was one participant in the DSSP and the total amount of deferrals and interest equaled approximately $64,697 and $47,080, respectively. The rate of interest for the DSSP was 4.91% and 5.12% as of December 31, 1996 and September 30, 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors of the Company determines the compensation of the Company's executive officers. The Compensation Committee consists of all of the directors of the Company other than Barry C. Burkholder and Anthony J. Nocella. No other member of the Bank Compensation Committee is an officer or employee of the Company or the Bank. Lewis S. Ranieri, Salvatore A. Ranieri and Scott A. Shay are also members of the Compensation Committee of the Board of Directors of the Bank and are also members of various boards of directors and compensation committees of various companies which are subsidiaries of, or entities controlled by, Hyperion Partners and, in the case of Lewis S. Ranieri, Scott A. Shay and David M. Golush, of subsidiaries of, or entities controlled by, Hyperion Partners II as well.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of the date hereof, the outstanding capital stock of the Company consists of 28,354,276 shares of Class A Common Stock, which entitles the holder thereof to one vote per share on each matter on which the stockholders of the Company are entitled to vote, and 3,241,320 shares of Class B Common Stock, which have no voting rights. Shares of Class B Common Stock are convertible, at the election of the holder thereof, into shares of Class A Common Stock, subject to certain restrictions set forth in the Certificate and the Letter Agreement (as defined herein). Conversion of such shares of Class B Common Stock by a holder thereof to shares of Class A Common Stock has the effect of diluting the voting power of the existing holders of Class A Common Stock and increasing the voting power of such holder commensurately.

     The following table sets forth information, as of the date of this Prospectus, about certain persons who own beneficially more than 5% of the Company's voting stock. The Certificate, the Letter Agreements and the Management Stock Grant Agreements impose certain restrictions on the ability of holders to convert their shares of Class B Common Stock into Class A Common Stock and generally prohibit any holder, other than the holders of the currently outstanding shares of Class A Common Stock, from converting shares of Class B Common Stock into Class A Common Stock if after giving effect to such conversion such holder would become the beneficial owner of more than 9.9% of the then outstanding shares of Class A Common Stock. In addition, under the terms of the Certificate and the Letter Agreements, the shares of Class B Common Stock owned by The Equitable Life Assurance Society of the United States, Equitable Variable Life Insurance Company and The Prudential Insurance Company of America are subject to additional conversion restrictions. For further information concerning the ownership of shares of Class A Common Stock and Class B Common Stock, see " -- Security Ownership of Management".

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                                                                    AMOUNT AND NATURE      PERCENT OF
                                                                      OF BENEFICIAL       COMMON STOCK
  NAME AND ADDRESS OF BENEFICIAL OWNER        TITLE OF CLASS            OWNERSHIP            OWNED
----------------------------------------   --------------------     -----------------     ------------
The Prudential Insurance Company
  of America............................   Class B Common Stock         2,441,137              7.7
  c/o The Prudential Capital Group
  100 Mulberry Street
  Five Gateway Center Four
  Newark, NJ 07102
LW-SP1, L.P. and LW-SP2, L.P............   Class A Common Stock         2,146,748              6.8
  1201 Elm Street, Suite 5400
  Dallas, TX 75270

     Under the terms of the Letter Agreement The Prudential Insurance Company of America may sell its shares of Common Stock beginning August 14, 1999 and LW-SP1, L.P. and LW-SP2, L.P. may sell a limited number of their shares beginning August 8, 1998, and the balance on August 14, 1999.

  SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information, as of the date of this Prospectus, regarding the shares of Class A Common Stock beneficially owned by each director and executive officer set forth in the Summary Compensation Table and all of the directors and executive officers of the Company as a group.

                        SECURITY OWNERSHIP OF MANAGEMENT

                                           NUMBER OF SHARES
                                             AND NATURE OF         PERCENT
                NAME                    BENEFICIAL OWNERSHIP(1)    OF CLASS
-------------------------------------   -----------------------    --------
Lewis S. Ranieri, Chairman...........          1,263,561(2)           4.46%
Barry C. Burkholder..................            139,455                 *
Lawrence Chimerine...................              6,138                 *
David M. Golush......................            342,340              1.21
Paul M. Horvitz......................              4,138                 *
Alan E. Master.......................              1,630(3)              *
Anthony J. Nocella...................             43,614                 *
Salvatore A. Ranieri.................            759,543(4)           2.68
Scott A. Shay........................            764,910(5)           2.70
Patricia A. Sloan....................            156,745                 *
Michael S. Stevens...................          --                        *
Kendrick R. Wilson III...............            227,311(6)              *
Ronald D. Coben......................              6,791                 *
Leslie H. Green......................              6,791                 *
Jonathon K. Heffron..................             43,614                 *
Directors and executive officers as a
  group (18 persons).................          3,785,988             13.35%

------------
  *  Percentages do not exceed 1% of the issued and outstanding shares.

 (1) Calculated in accordance with Rule 13d-3 under the Exchange Act. Nature of beneficial ownership is direct unless indicated otherwise by footnote. Beneficial ownership of shares owned indirectly arises from shared voting and investment power, unless otherwise indicated.

 (2) Includes 1,210,933 shares held by LSR Hyperion Corp., a corporation that is wholly owned by Mr. Ranieri; and 43,403 shares owned by Hyperion Funding Corp., a corporation of which Mr. Ranieri is a stockholder and a director. Excludes 608 shares held as custodian for minors, as to which Mr. Ranieri disclaims beneficial ownership.

 (3) Includes 1,380 shares held by Mr. Master's wife.

 (4) All shares are held by SAR Hyperion Corp., a corporation that is wholly owned by Mr. Ranieri. Excludes 6,078 shares held as custodian for a minor, as to which Mr. Ranieri disclaims beneficial ownership.

 (5) Includes 759,543 shares held by SAS Hyperion Corp., a corporation that is wholly owned by Mr. Shay.

 (6) All shares are held by KRW Hyperion Corp., a corporation that is wholly owned by Mr. Wilson.

MANAGEMENT OWNERSHIP OF BANK PREFERRED STOCK

     The following table sets forth with respect to the Bank's Preferred Stock, Series A and Series B, as of the date hereof: (i) shares beneficially owned by all directors; (ii) each of the executive officers named in the Summary Compensation Table set forth herein; and (iii) shares beneficially owned by all directors, and executive officers as a group.

                  MANAGEMENT OWNERSHIP OF BANK PREFERRED STOCK

                                                      SERIES A                                  SERIES B
                                        ------------------------------------      ------------------------------------
                                           NUMBER OF SHARES                          NUMBER OF SHARES
                                             AND NATURE OF          PERCENT            AND NATURE OF          PERCENT
                NAME                    BENEFICIAL OWNERSHIP(1)    OF CLASS       BENEFICIAL OWNERSHIP(1)    OF CLASS
-------------------------------------   -----------------------    ---------      -----------------------    ---------
Lewis S. Ranieri, Chairman...........             --                  *                    --                   *
Barry C. Burkholder..................             8,000               *                    --                   *
Lawrence Chimerine...................             1,000               *                  1,000                  *
David M. Golush......................             2,100               *                    --                   *
Paul M. Horvitz......................               400(2)            *                    --                   *
Alan E. Master.......................               600               *                  2,000                  *
Anthony J. Nocella...................             1,000               *                  2,000                  *
Salvatore A. Ranieri.................             --                  *                    --                   *
Scott A. Shay........................             --                  *                    --                   *
Patricia A. Sloan....................             --                  *                    --                   *
Michael S. Stevens...................             --                  *                    --                   *
Kendrick R. Wilson III...............             --                  *                    --                   *
Ronald D. Coben......................               200               *                    --                   *
Leslie H. Green......................             1,000               *                  1,000                  *
Jonathon K. Heffron..................             1,400(3)            *                    --                   *
Directors and executive officers as a
  group (18 persons).................            16,070               *                 10,000                  *

------------
 *  Percentages do not exceed 1% of the issued and outstanding shares.

(1) Calculated in accordance with Rule 13d-3 under the Exchange Act. Nature of beneficial ownership is direct unless indicated otherwise by footnote.

(2) 200 shares held directly and 200 shares owned by Dr. Horvitz's spouse.

(3) 1,000 shares held directly and 400 shares held as custodian for Mr. Heffron's minor children.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Bank may from time to time make home mortgage or consumer loans to directors, officers, and employees. Any such loan will be made in the ordinary course of business, and on the same terms and conditions, including interest rates and collateral, as those of comparable transactions prevailing at the time with non-affiliated parties. The Bank had no loans to directors or executive officers outstanding in fiscal 1996, 1995, or 1994.

     Historically, expenses paid to related parties were (i) for services provided in connection with hedging and asset and liability management strategies, and (ii) for services provided in connection with the management and marketing of real estate properties. No such expenses were incurred during the three months ended December 31, 1996, or in fiscal 1996, 1995 or 1994. At December 31, 1996, September 30, 1996, 1995 and 1994, the Company and the Bank had no outstanding receivables from or payables to related parties other than those related to participation in the filing of the consolidated tax return and there are no loans outstanding to directors, executive officers, or principal holders of the Company's equity securities.

     As a general benefit to all full-time employees with at least six months of service (excluding executive officers), the Bank, through its Mortgage Banking Group, will waive the 1% origination fee for a mortgage loan for the purchase or refinance of the employee's principal residence. In addition, the Bank offers a 0.50% discount on its posted rates for consumer installment loans made to employees.

     The disinterested directors of the Bank have approved an agreement with a subsidiary of Hyperion
Partners II, Cardholder Management Services L.P. ("CMS"), an affiliate of the Bank, whereby CMS acts as the servicer for a debit card offered to customers of the Bank and a credit card portfolio originated by the Bank. Lewis S. Ranieri, Scott A. Shay, David M. Golush and Patricia A. Sloan, who are directors of the Company, have a material interest in Hyperion Partners II. The Company believes that the terms and conditions of this agreement are as favorable to the Bank as those that could have been arranged with an independent third party.

     In August 1996, the Company entered into a consulting agreement pursuant to which Lewis S. Ranieri serves as a consultant to the Company providing strategic and managerial advice to the Company in exchange for an annual consulting fee of $250,000. The consulting agreement will be in effect until the earliest of (i) the third anniversary of the agreement, (ii) the date that is 180 days after the date on which either Mr. Ranieri or the Company delivers written notice to the other party terminating the agreement, and (iii) the date on which Mr. Ranieri becomes disabled or dies. The consulting agreement does not prevent Mr. Ranieri from engaging in business endeavors which may be competitive with the businesses of the Company. Mr. Ranieri is paid an Annual Retainer and meeting fees for his service as a director of the Company and of the Bank.

     The Bank is a party to a written investment advisory services agreement which provides for payment by the Bank to Hyperion Capital, an affiliate of the Bank, of $175,000 per year for investment advisory services and for payment by Hyperion Capital to the Bank of $175,000 for information regarding the Bank's mortgage pipeline. The Company believes that the terms and conditions of this agreement are as favorable to the Bank as those that could have been arranged with an independent third party.

     The Company and the Bank have entered into an agreement with Hyperion Partners acknowledging the relative value, as among the parties, of their claims in the pending litigation. See "Legal Proceedings". The agreement confirms that the Company and the Bank are entitled to receive 85% of the amount, if any, recovered as a result of the settlement of or a judgment on such claims, and that Hyperion Partners is entitled to receive 15% of such amount. The agreement was approved by the disinterested directors of the Company. Plaintiffs will continue to cooperate in good faith and will use their best efforts to maximize the total amount, if any, that they may recover.

     Prior to January 1993, Hyperion Holdings, as a subsidiary of Hyperion Partners, held a majority interest in a number of closely-held corporations, including Hyperion Capital, Centeq Holdings Inc., which held the Centeq Companies, which were real estate service companies, and general partners in limited partnerships that held real estate investments. In January 1993, Hyperion Holdings transferred all of its holdings to Hyperion Partners in exchange for a note of approximately $25 million which was paid out to Hyperion Partners in April 1996 in connection with the Restructuring. See "The
Company -- History".

  STOCKHOLDER LETTER AGREEMENT

     In connection with the Company's initial public offering in August 1996, certain of the holders of the Company's Common Stock (the "Restricted Stockholders") entered into a Letter Agreement with each of Hyperion Partners and the Company (the "Letter Agreement"). The following summary of the material provisions of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the Letter Agreement which is an exhibit to the Registration Statement on Form S-1 (File No. 333-06229) filed by the Company with the Commission on August 7, 1996.

     Pursuant to the Letter Agreement, each Restricted Stockholder consented to the Distribution and agreed to hold the common stock of Hyperion Holdings received pursuant to the Distribution according to the terms of such Letter Agreement. Also, each Restricted Stockholder (including those who prior to the Merger held voting shares of capital stock of Hyperion Holdings and those who prior to the Merger held shares of Class C Common Stock), by executing the Letter Agreement and agreeing to be bound thereby, consented to and approved of, for purposes of Section 228 of the Delaware General Corporation Law (the
"DGCL") and otherwise, the Merger Agreement, dated as of June 17, 1996, by and between Hyperion Holdings and the Company (the "Merger Agreement"), and the Merger.

     Pursuant to the Letter Agreement, each Restricted Stockholder acknowledged
(i) that under the By-Laws of Hyperion Holdings, it is not permitted to Transfer any shares of capital stock of Hyperion Holdings except pursuant to the Merger Agreement and (ii) that, under the By-Laws, after the Distribution and prior to the consummation of the August Offering, such stockholder would not effect any Transfer of shares of capital stock of the Company (a) in the case of Restricted Stockholders who received shares in respect of Class C Common Stock in the Merger, except as such stockholder would have been permitted to transfer such Class C Common Stock under the Stockholders' Agreement, dated as of January 5, 1990, by and among the Company and the other parties specified therein (the "Stockholders Agreement"), and (b) in the case of any other Restricted Stockholders, except in accordance with the terms of the limited partnership agreement of Hyperion Partners applicable to the transfer of partnership interests of Hyperion Partners. Each 5% Stockholder acknowledged that it is not permitted, prior to the earlier of an initial public offering ("IPO") or October 31, 1996, to transfer any such shares owned by such 5% Stockholder (other than to a person of whom the 5% Stockholder is a wholly owned subsidiary) or acquire any additional such shares. An IPO was completed in August 1996.

     Each Restricted Stockholder who retained shares of Common Stock was not permitted to sell such shares for (1) one year after the August Offering, if such stock was received in respect of general partnership interests in Hyperion Partners or (2) six months after the August Offering (although a regulated New Jersey insurance company may sell shares in a private off-market transaction subject to Rule 144 limits and reasonable representations requested by the underwriters). Subject to certain adjustments by the Board of Directors of the Company based upon advice of the underwriters to improve the marketability of the shares of Class A Common Stock sold in the August Offering, each 5% Stockholder was permitted to sell up to 45% of such holder's shares of Common Stock in the August Offering, except for LW-SP1 and LW-SP2, affiliates of Lehman Brothers Inc., which were prohibited from selling any shares until August 8, 1998, and any other Restricted Stockholder was permitted to sell up to 16% of its shares in the August Offering (subject to increase pro rata in the discretion of the Board of Directors of the Company if the 5% Stockholders elected to sell fewer than the maximum number of shares they are permitted to sell in the August Offering). Each Restricted Stockholder acknowledged that, except for shares that could have been sold pursuant to the August Offering but were not sold at the election of such 5% Stockholder, no 5% Stockholder is permitted by the By-Laws to acquire or Transfer any shares of capital stock of the Company for three years following the August Offering (or upon termination of the Letter Agreement, if earlier) unless as of an earlier date the Company Board determines that such acquisition or Transfer would not be reasonably likely to have a material adverse effect on the tax position of the Company.

     The Board of Directors of the Company approved sales of shares of Class A Common Stock in excess of the 45% and 16% limitations as necessary to satisfy the underwriters' over-allotment options in the August Offering.

     Pursuant to the Letter Agreement, the Company has filed with the Commission a registration statement under the Securities Act with respect to shares of Class A or Class B Common Stock held by any Restricted Stockholder, which has become effective. The Company is also obligated to take action to keep such registration statement effective (subject to occasional periods of suspension of such effectiveness as necessary) until the first to occur of (i) the date on which all shares of Common Stock registered thereunder have been sold pursuant thereto, (ii) December 31, 1999, and (iii) the date on which such registration under the Securities Act is no longer required to sell such shares without restriction.

                              DESCRIPTION OF NOTES

     The   % Subordinated Notes Due 2007 (the "Notes") will be issued under an
indenture, to be dated as of            , 1997 (the "Indenture"), between the
Company and The Bank of New York, as trustee (the "Trustee").

     The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indenture (the "Trust Indenture Act"). The Notes are subject to all such terms, and Noteholders are referred to the Indenture and the Trust Indenture Act for a statement of those terms. The Indenture will, by its terms, require the Company and the Trustee to comply with the Trust Indenture Act.

     The following summary of certain provisions of the Indenture does not purport to be complete and is subject to the provisions of the Indenture and the Notes, including the definitions therein of certain terms used below. Capitalized terms used in this section and not otherwise defined in this section have the respective meanings assigned to them in the Indenture. For purposes of this description, the term "Company" refers to Bank United Corp. and does not include its subsidiaries.

GENERAL

     The Notes are general unsecured obligations of the Company and will be limited to $220 million aggregate principal amount. The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof.

     The Company, as a savings and loan holding company, currently is not subject to any regulatory capital ratio requirements of any federal banking authority. However, if for any reason the Company were to become regulated as a bank holding company in the future, the Company then would become subject to capital adequacy requirements of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). If that were to occur, the terms of the Notes are such that the Company expects that the Notes would qualify as Tier 2 capital under the Federal Reserve Board's regulatory capital guidelines applicable to bank holding companies (as such guidelines are currently in force). There can be no assurance that such bank holding company capital guidelines may not change in the future.

PAYMENT TERMS

     The Notes will bear interest at a rate of   % per annum until maturity.
Interest on the Notes will be payable semi-annually on                      and
                     of each year, commencing                      , 1997, to
the persons who are the registered Noteholders thereof at the close of business
on the                      or                      immediately preceding such
interest payment date.

     The Notes will mature on                      , 2007. The Notes are not
redeemable prior to maturity and do not provide for any sinking fund.

     The Indenture provides that interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Initially, the Trustee will act as Paying Agent and Registrar. However, the Company may designate its principal subsidiary, the Bank, as Paying Agent and Registrar, and the Company may change the Paying Agent or Registrar without prior notice to Noteholders. Principal and interest will be payable initially at the offices of the Trustee but, at the option of the Company, interest may be paid by check mailed to the persons who are registered Noteholders at their registered addresses; provided that all payments with respect to Global Notes are required to be made in same day funds in accordance with the policies of the Depositary (as defined below). The Notes may be presented for registration of transfer and exchange at the office of the Registrar.

SUBORDINATION

     The Indenture provides that the payment of the principal of, premium, if any, and interest on the Notes will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below). In certain events involving insolvency of the Company, the payment of the principal of, premium, if any, and interest on the Notes will, to the extent set forth in the Indenture, also be subordinated in right of payment to the prior payment in full of all Other Financial Obligations (as defined below). Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency, receivership or similar proceedings of the Company, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Notes will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Notes. If upon any such payment or distribution of assets to creditors, there remains, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness, any amounts of cash, property or securities available for payment or distribution in respect of the Notes (as defined in the Indenture, "Excess Proceeds"), and if at such time any Entitled Persons (as defined below) in respect of Other Financial Obligations have not received payment in full of all amounts due or to become due on or in respect of such Other Financial Obligations, then such Excess Proceeds will first be applied to pay or provide for the payment in full of such Other Financial Obligations before any payment or distribution may be made in respect of the Notes. In the event of the acceleration of the maturity of any of the Notes, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due thereon before the holders of the Notes will be entitled to receive any payment upon the principal of, premium, if any, or interest on the Notes. No payments on account of principal of, premium, if any, or interest on the Notes may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness beyond any applicable grace period with respect thereto or an event of default permitting the acceleration of such Senior Indebtedness or if any judicial proceeding is pending with respect to any such default or event of default.

     By reason of such subordination in favor of the holders of Senior Indebtedness, in certain events involving bankruptcy, insolvency or reorganization of the Company, creditors of the Company who hold obligations other than Senior Indebtedness or subordinated indebtedness (other than the Notes) may recover less in respect of such obligations, ratably, than holders of Senior Indebtedness, and may recover more in respect of such obligations, ratably, than the holders of the Notes.

     The term "SENIOR INDEBTEDNESS" means, with respect to the Company, the principal of, premium, if any, and interest (including interest accruing subsequent to the commencement of any proceeding for the bankruptcy or reorganization of the Company) on (a) all indebtedness of the Company for money borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, except such indebtedness as is by its terms expressly stated to be not superior in right of payment to the Notes or to rank PARI PASSU with or subordinate to the Notes, and (b) any deferrals, renewals or extensions of any such indebtedness for money borrowed. The term "indebtedness for money borrowed", as used in the definition of "Senior Indebtedness" and "Other Financial Obligations", is defined to mean any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets.

     The term "OTHER FINANCIAL OBLIGATIONS" means all obligations of the Company to make payment pursuant to the terms of financial instruments, such as
(i) securities contracts and foreign currency exchange contracts, (ii) derivative instruments, such as swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts, and (iii) in the case of both (i) and (ii) above, similar financial instruments, other than (A) obligations on account of Senior Indebtedness and (B) obligations on account of indebtedness for money borrowed ranking PARI PASSU with or subordinate to the Notes.

     The term "ENTITLED PERSONS" means any persons entitled to payment pursuant to the terms of Other Financial Obligations.

     The Indenture does not limit the incurrence of additional Senior Indebtedness and Other Financial Obligations, which may include indebtedness that is senior to the Notes but subordinate to other obligations of the Company. As of December 31, 1996, there was $5.0 billion of Senior Indebtedness and $161.0 million of Other Financial Obligations outstanding. The Senior Indebtedness included $115 million of outstanding Senior Notes, which Senior Notes the Company intends to purchase from the holders thereof using a portion of the proceeds of the Offering (see "Use of Proceeds").

     The Company is a legal entity separate and distinct from the Bank. The Company's principal asset is the common stock of the Bank, which is held through Holdings, a wholly owned intermediary holding company. The principal sources of the Company's income are dividends, interest and fees from the Bank. The Company relies primarily on dividends from the Bank and Holdings to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. Accordingly, the Notes will be effectively subordinated to all existing and future liabilities of all of the Company's subsidiaries, the Bank Preferred Stock and any future preferred stock issued by the Bank. The Bank is subject to claims of creditors for debt obligations, including deposit liabilities, obligations for borrowings from the FHLB Dallas, and securities sold under reverse repurchase agreements. Moreover, the Bank is subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, the Company and certain other affiliates, and on investments in stock or other securities thereof. In addition, payment of dividends to the Company by the Bank is subject to ongoing review by banking regulators and is subject to various statutory limitations and in certain circumstances requires approval by banking regulatory authorities. See "Risk Factors -- Holding Company Structure; Restrictions on Ability of Subsidiaries to Pay Dividends".

     As of December 31, 1996, there was $4.9 billion of outstanding indebtedness of the Company's subsidiaries. In addition, the Bank currently has outstanding 7,420,000 shares of the Bank Preferred Stock, with an aggregate liquidation preference of $185.5 million. The annual dividend obligation on the Bank Preferred Stock is approximately $18.25 million. While the Bank Preferred Stock is noncumulative, dividends may not be paid on the Bank common stock if full dividends on the Bank Preferred Stock have not been paid for the four most recent quarterly dividend periods. The Bank is currently in compliance with this requirement. The ability of the Company to make payments on the Notes is contingent on the Bank having sufficient dividend capacity under applicable regulatory guidelines to pay both the amount of such dividends to the Company, plus full dividends on the Bank Preferred Stock. If, for any reason, the Bank failed to declare and pay full dividends on the Bank Preferred Stock, the Company and Holdings would not receive any cash dividends from the Bank, from which the Company could pay debt service on the Notes, until four full quarterly dividends on the Bank Preferred Stock had been paid. Unless an alternative source of funding for the Company were secured, as to which there can be no assurance and for which no arrangements have been made, this would likely result in a default by the Company in payment on the Notes.

EVENTS OF DEFAULT AND WAIVER THEREOF

     An Event of Default with respect to the Notes is defined in the Indenture as being certain events involving a bankruptcy, insolvency or reorganization of the Company, or bankruptcy, insolvency, receivership or similar proceedings of the Bank. If an Event of Default with respect to the Notes shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal of all the Notes, plus accrued and unpaid interest thereon, to be due and payable immediately. The foregoing provision would be subject as to enforcement to the broad equity powers of a federal bankruptcy court and to the determination by that court of the nature of the rights of the Holders of the Notes. The Company is required to furnish annually to the Trustee a statement as to the performance by the Company of its obligations under the Indenture and as to any default in such performance. Under certain circumstances, any declaration of acceleration with respect to Notes may be rescinded and past defaults (except, unless theretofore cured, a default in the payment of principal of, premium, if any, or interest on such Notes) may be waived by the holders of a majority in aggregate principal amount of the Notes then outstanding.

LIMITED RIGHT OF ACCELERATION

     The Notes may be accelerated only in the case of an event of default as described above. The Indenture does not provide for any right of acceleration of the payment of the principal of the Notes upon a default in the payment of principal, premium, if any, or interest on or a default in the performance of any covenant or agreement in the Notes or in the Indenture. In the event of a default in the payment of interest, principal or premium, if any, the holder of a Note (or the Trustee on behalf of the holders of all of the Notes affected) may, subject to certain limitations and conditions, seek to enforce payment of such interest, principal or premium, if any.

MAINTENANCE OF STATUS OF SUBSIDIARIES AS INSURED DEPOSITORY INSTITUTIONS

     The Company has agreed that it will do or cause to be done all things necessary to preserve and keep in full force and effect the status of each of its subsidiaries that is a depository institution (including the Bank) as an insured depository institution and do or cause to be done all things necessary to ensure that savings accounts of each such subsidiary are insured by the FDIC or any successor organization up to the maximum amount permitted by 12 U.S.C.
Section 1811 ET SEQ. and the regulations thereunder or any succeeding federal law, except as to individual accounts or interests in employee benefit plans that are not entitled to pass-through insurance under 12 U.S.C. Section 1821(a)(1)(D).

CAPITAL AND DIVIDENDS

     The Company has agreed that it will not (or permit any subsidiary to) declare or pay any dividend or make any other distribution on any shares of its common stock (other than dividends payable solely in shares of its common stock), or make any payment to purchase, redeem or otherwise retire or acquire any such shares, if at the time of such action the Company or any such subsidiary is not in compliance, or would fail as result of such action to remain in compliance, with any minimum capital maintenance requirements established by the Federal Reserve Board or another banking regulator that are then applicable to the Company or any such subsidiary.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Company has covenanted in the Indenture that it will not merge or consolidate with any other corporation or sell or convey all or substantially all of its assets to any person, firm or corporation unless the Company is the continuing corporation, or the successor corporation is a corporation organized under the laws of the United States of America or a state thereof and such corporation expressly assumes the obligations under the Notes and the Indenture, and the Company or such successor corporation is not, immediately after such merger, consolidation, sale or conveyance, in default in the performance of any of the covenants or conditions of the Indenture.

MODIFICATION AND WAIVER

     The Indenture provides that, with the consent of the Holders of at least a majority in principal amount of the Outstanding Notes, modifications and alterations of the Indenture may be made which affect the rights of the Holders of the Notes but no such modification or alteration may be made without the consent of the Holder of each Note which would (i) change the fixed maturity of the principal of, or any installment of principal of or interest on, any Note, or reduce the principal amount thereof or change the rate of interest thereon, or change any place where, or the coin or currency in which, the principal amount of any Note or any premium or interest thereon is payable, or impair any right to institute suit for the enforcement of any right to receive payment of the principal of (and premium, if any) and interest, if any, on such Note on the stated maturity dates expressed in such Note, or modify the provisions of the Indenture with respect to the subordination of the Notes in a manner adverse to the Holders, or (ii) reduce the above-stated percentage in principal amount of Outstanding Notes required to modify or alter the Indenture.

REPORTS TO HOLDERS OF THE NOTES

     The Company shall file with the Trustee and provide Noteholders, within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall continue to file with the SEC and provide the Trustee and Noteholders with the annual reports and the information, documents and other reports which are specified in Sections 13 and 15(d) of the Exchange Act. The Company also shall comply with the other provisions of Trust Indenture Act 314(a).

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Note for a period of 15 days before an interest payment date.

     The registered holder of a Note may be treated as the owner of it for all purposes.

BOOK-ENTRY, DELIVERY AND FORM

     The Notes will initially be issued in the form of a Global Note (the "Global Note"). The Global Note will be deposited on the date of the closing of the sale of the Notes offered hereby (the "Closing Date") with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC (the "Global Note Holder").

     DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or "DTC's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. DTC's Participants include securities brokers and dealers (including the Underwriters of the Notes), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect
Participants" or "DTC's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by, or on behalf of, DTC only through DTC's Participants or DTC's Indirect Participants.

     The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Global Note, DTC will credit the accounts of Participants designated by the underwriters of the Notes with portions of the principal amount of the Global Note and (ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of DTC's Participants), DTC's Participants and DTC's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to own, transfer or pledge Notes evidenced by the Global Note will be limited to such extent.

     So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the Notes.

     Payments in respect of the principal, premium, if any, and interest on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of DTC to credit immediately the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by DTC's Participants and DTC's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's Participants or DTC's Indirect Participants.

CERTIFICATED NOTES

     If the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days then, upon surrender by the Global Note Holder of the Global Note, Notes in the form of registered definitive certificates ("Certificated Notes") will be issued in denominations of $1,000 and integral multiples thereof, in exchange for the Global Note, to each person that the Global Note Holder and DTC identify as being the beneficial owner of the related Notes.

     Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of Notes, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

SAME-DAY SETTLEMENT AND PAYMENT

     The Indenture will require that payments in respect of the Notes represented by the Global Note (including principal, premium, if any and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes represented by the Global Note are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Notes would also be settled in immediately available funds.

                                  UNDERWRITING

     Under the terms and subject to the conditions stated in the Underwriting Agreement, each Underwriter named below has severally agreed to purchase, and the Company has agreed to sell to each Underwriter, the principal amounts of Notes set forth opposite the name of such Underwriter below:


                                        PRINCIPAL
                                          AMOUNT
                                        ----------
Smith Barney Inc.....................     $
Lehman Brothers Inc..................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated............
          Total......................     $
                                        ==========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the Notes offered hereby if any such Notes are taken.

     The Underwriters have advised the Company that they propose initially to offer part of the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus and part to certain dealers at prices
that represent a concession not in excess of       % of the public offering
price of the Notes. The Underwriters may allow, and such dealers may reallow, a
concession to certain other dealers not in excess of       % of the public
offering price of the Notes. After the initial offering of the Notes to the public, the public offering prices and such concessions may be changed by the Underwriters.

     The Company has agreed to indemnify the Underwriters, and the Underwriters have agreed to indemnify the Company, against certain liabilities, including liabilities under the Securities Act of 1993, as amended (the "Securities Act").

     In connection with this offering and in compliance with applicable law, the Underwriters may overallot (i.e., sell more Notes than the total amounts shown on the list of Underwriters and participations that appears above) and may effect transactions that stabilize, maintain or otherwise affect the market price of the Notes at levels above those that might otherwise prevail in the open market. Such transactions may include placing bids for the Notes or effecting purchases of the Notes for the purpose of pegging, fixing or maintaining the prices of the Notes or for the purpose of reducing a syndicate short position created in connection with the offering. In addition, the contractual arrangements among the Underwriters include a provision whereby, if Smith Barney purchases Notes in the open market for the account of the underwriting syndicate and the Notes purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may impose a "penalty bid" whereby it may require the Underwriter or selling group member in question to purchase the Notes in question at the cost price to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the Notes in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

     The Underwriters have informed the Company that the Underwriters presently intend to make a market in the Notes, as permitted by applicable laws and regulations; however, the Underwriters are not obligated to do so, and any such market activity may be terminated at any time without notice. No assurance can be given as to the liquidity of or the trading market for the Notes. See "Risk Factors -- Absence of Public Market for the Notes."

     The Underwriters and their affiliates have in the past and may in the future engage in transactions with and perform services for the Company or one or more of its affiliates in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Notes offered hereby will be passed upon for the Company by Bracewell & Patterson, L.L.P., Houston, Texas. Certain legal matters will be passed upon for the Underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Company as of September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     This Prospectus, which constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act, omits certain of the information set forth in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below. The Commission also maintains a Web site (http: //www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company which file electronically with the Commission.

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facility maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company furnishes its stockholders with annual reports containing audited financial statements.

                             INDEX OF DEFINED TERMS

                                  PAGE                                     PAGE
                                  ----                                     ----
15.75% Notes ....................   51   DGCL ............................  121
1988 Act ........................   91   Director Options ................  115
1995 Amendments .................   88   Director Stock Plan .............  114
1996 Act ........................   78   Distribution ....................   51
1996 Stock Incentive Plan .......  111   DRR .............................   77
5% Stockholders .................   96   DSSP ............................  117
ACE .............................   95   DTC .............................  126
Acquisition .....................    5   DTC's Indirect Participants .....  127
ADA .............................   92   DTC's Participants ..............  127
adequately capitalized ..........   78   ECOA ............................   17
affiliate .......................   85   EFTA ............................   91
affiliated group ................   97   Eligible Director ...............  114
Agreements ......................   74   employment taxes ................  114
ALCO ............................    4   Entitled Persons ................  124
American Marine .................  102   ERISA ...........................  112
AMT .............................   95   Excess Proceeds .................  123
AMTI ............................   95   Exchange Act ....................  111
Annual Retainer .................  105   Exchange Offer ..................   51
APB .............................   54   Expedited Funds Act .............   91
APY .............................   92   FASB ............................   41
Assistance Agreement ............   19   FDIA ............................   85
August Offering .................    5   FDIC ............................    1
Awards ..........................  111   FDIC-FRF ........................   11
Bank ............................    1   Federal Reserve Board ...........   79
Bank Preferred Stock ............   11   FH Act ..........................   17
Barnett .........................  103   FHA .............................   17
BHCA ............................   21   FHLB ............................   11
BIF .............................   16   FHLB Dallas .....................   15
Board of Governors ..............   16   FHLBB ...........................    5
BSA .............................   90   FHLMC ...........................   16
By-Laws .........................   16   FICO ............................   52
CDs .............................   40   FIRREA ..........................    6
CEO .............................    5   First Amendment to Warrant
Certificate .....................   16     Agreement .....................   75
Certificated Notes ..............  127   FNMA ............................   16
CGSA ............................   73   Forbearance Agreement ...........    5
Change of Control Price .........  113   FRA .............................   85
Class B Common Stock ............   51   FRF .............................    5
Class C Common Stock ............   51   FSLIC ...........................    5
Closing Date ....................  126   GAAP ............................   80
CMOs ............................   66   Global Note Holder ..............  126
CMS .............................  121   Global Notes ....................  126
Code ............................   15   GNMA ............................   16
Commission ......................    1   HELOCs ..........................   57
Committee .......................  111   HMDA ............................   89
Company .........................    1   HOLA ............................   77
Compensation Program ............  110   Holdings ........................    3
Consolidated Financial Statements   10   HUD .............................   88
core capital ....................   80   Hyperion Capital ................  102
Covered Assets ..................   74   Hyperion Holdings ...............    5
Covered Transactions ............   85   Hyperion Partners ...............    5
CRA .............................   85   Hyperion Partners II ............   17
DBL .............................   94   Indenture .......................    7
                                         interest rate sensitivity gap ...   71

                                  PAGE                                     PAGE
                                  ----                                     ----
IPO .............................  122   QTL .............................   83
IRR .............................   81   REMIC ...........................   93
IRS .............................   53   REO .............................   36
ISOs ............................  113   repurchase agreements ...........   40
Large Banks .....................   93   RESPA ...........................   17
Lazard Freres ...................  105   Restricted Period ...............  112
Letter Agreement ................  121   Restricted Stock ................   51
leverage capital ................   78   Restricted Stockholders .........  121
liquid assets ...................   84   Restructuring ...................    5
LTIP ............................  109   reverse repurchase agreement ....   15
Management Option Agreements ....  110   RTC .............................    3
Management Stock Grant Agreements  110   SAIF ............................    3
Maxxam ..........................   17   Salomon .........................  102
MBF .............................   58   SAR .............................  109
MBS .............................    5   SBA .............................   41
Merger ..........................   51   Securities Act ..................  128
Merger Agreement ................  121   Selling Stockholders ............   51
Meritor .........................  104   Senior Indebtedness .............  124
mortgage pipeline ...............   51   Senior Notes ....................    1
MSRs ............................   17   Senior Notes Indenture ..........   20
NASD ............................   74   SESP ............................  117
NASDAQ ..........................    5   Settlement Agreement ............   74
NCM .............................    4   SFAS ............................   27
Net Tax Benefits ................   95   Small Business Act ..............   93
net yield .......................   31   Spread ..........................  113
NOLs ............................    5   Stockholders Agreement ..........  122
non-agency securities ...........   66   Supplemental Indenture ..........   20
non conforming subsidiaries .....   80   Tandem SARs .....................  112
Notes ...........................    1   tangible capital ................   80
NQOs ............................  113   Tax Benefits Agreement ..........   93
OCC .............................   80   Tender Offer ....................    1
Offering ........................    1   tier 1 association ..............   81
Offer to Purchase ...............   20   tier 1 risk-based capital .......   78
Officers Restricted Stock .......  109   tier 2 association ..............   81
Old USAT ........................    5   tier 3 association ..............   81
OMSRs ...........................   65   TILA ............................   17
operating subsidiary ............   83   TISA ............................   92
Options .........................  111   total capital ...................   80
Order ...........................   99   total risk-based capital ........   78
Other Financial Obligations .....  124   Transfer ........................   97
OTS .............................    1   troubled condition ..............   82
Ownership Change ................   15   Trust Indenture Act .............  122
Parent Company ..................   36   Trustee .........................  122
Participants ....................  111   UFM .............................   73
Performance Units ...............  111   undercapitalized ................   78
Plaintiffs ......................    6   VA ..............................   17
portfolio assets ................   83   Warrant .........................   11
Principal Shareholder ...........   85   Warrant Agreement ...............   51
Proposed Amendments .............   20   well-capitalized ................   78

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                            PAGE
                                                                            ----
Independent Auditors' Report .............................................  F-2

Consolidated Statements of Financial Condition as of December 31, 1996
  (unaudited) and September 30, 1996 and 1995 ............................  F-3

Consolidated Statements of Operations for the Three Months Ended December
  31, 1996 (unaudited) and December 31, 1995 (unaudited) and for the
  Years Ended September 30, 1996, 1995, and 1994 .........................  F-4

Consolidated Statements of Stockholders' Equity for the Three
  Months Ended December 31, 1996 (unaudited) and December 31, 1995
  (unaudited) and for the Years Ended September 30, 1996, 1995, and
  1994 ...................................................................  F-5

Consolidated Statements of Cash Flows for the Years Ended September 30,
  1996, 1995, and 1994 ...................................................  F-6

Consolidated Statements of Cash Flows for the Three Months Ended December
  31, 1996 and 1995 (unaudited) ..........................................  F-8

Notes to Consolidated Financial Statements ...............................  F-10

     All supplemental schedules are omitted as inapplicable or because the required information is included in the Consolidated Financial Statements or Notes thereto.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Bank United Corp.:

     We have audited the accompanying consolidated statements of financial condition of Bank United Corp. and its subsidiary (collectively known as the "Company") as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company at September 30, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.

     Our audits were conducted for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The information as of September 30, 1994, 1993, and 1992 and for the years ended September 30, 1993 and 1992 included in notes 3, 4, 5, and 8 is presented for the purpose of additional analysis and is not a required part of the basic consolidated financial statements. This information is the responsibility of the Company's management. Such information has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements from which such information has been derived.

     As discussed in notes 1 and 6 to the consolidated financial statements, effective October 1, 1994, the Company changed its method of accounting for mortgage servicing rights to conform with Statement of Financial Accounting Standards No. 122.

DELOITTE & TOUCHE LLP
Houston, Texas
October 28, 1996

                               BANK UNITED CORP.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (IN THOUSANDS)

                                                                             AT SEPTEMBER 30,
                                                     AT DECEMBER 31,   ----------------------------
                                          NOTES           1996             1996           1995
                                       -----------   ---------------   -------------  -------------
                                                       (UNAUDITED)
ASSETS
Cash and cash equivalents............                  $   132,816     $     119,523  $     112,931
Securities purchased under agreements
  to resell and federal funds sold...       2              582,236           674,249        471,052
Trading account assets, at fair
  value..............................                        1,174             1,149          1,081
Securities                                3, 12
     Held to maturity, at amortized
       cost (fair value of $167
       thousand in 1997, $169
       thousand in 1996, and $2.7
       million in 1995)..............                          166               168          1,902
     Available for sale, at fair
       value.........................                       64,111            64,376        114,111
Mortgage-backed securities              4, 9, 10
     Held to maturity, at amortized
       cost (fair value of $593.3
       million in 1997, $609.2
       million in 1996, and $2,031
       million in 1995)..............                      610,368           630,048      2,051,304
     Available for sale, at fair
       value.........................                      981,816         1,027,860        346,959
Loans                                     5, 9
     Held to maturity (net of the
       allowance for credit losses of
       $43.5 million in 1997, $39.6
       million in 1996, and $36.8
       million in 1995)..............                    7,667,117         7,227,153      7,763,676
     Held for sale...................                      289,893           292,335        496,564
Federal Home Loan Bank stock.........                      198,241           179,643        225,952
Premises and equipment...............                       38,934            40,209         37,687
Mortgage servicing rights............       6              152,139           123,392         75,097
Real estate owned (net of allowance
  for losses of $740 thousand in
  1997, $986 thousand in 1996, and
  $1.1 million in 1995)..............                       33,169            29,744         23,764
Deferred tax asset...................      14              153,211           168,323         77,571
Other assets.........................                      154,255           134,205        183,883
                                                     ---------------   -------------  -------------
TOTAL ASSETS.........................                  $11,059,646     $  10,712,377  $  11,983,534
                                                     ===============   =============  =============
LIABILITIES, MINORITY INTEREST, AND
  STOCKHOLDERS' EQUITY
LIABILITIES
Deposits.............................       8          $ 4,999,286     $   5,147,945  $   5,182,220
Federal Home Loan Bank advances......    4, 5, 9         3,860,461         3,490,386      4,383,895
Securities sold under agreements to
  repurchase and federal funds
  purchased..........................     4, 10          1,038,086           832,286      1,172,533
Senior Notes.........................      11              115,000           115,000        115,000
Advances from borrowers for taxes and
  insurance..........................                       99,048           146,634        183,968
Other liabilities....................                      217,117           263,583        264,315
                                                     ---------------   -------------  -------------
          Total liabilities..........                   10,328,998         9,995,834     11,301,931
                                                     ---------------   -------------  -------------
COMMITMENTS AND CONTINGENCIES........  12, 15, 17
MINORITY INTEREST
Preferred stock issued by
  consolidated subsidiary............      16              185,500           185,500        185,500
                                                     ---------------   -------------  -------------
STOCKHOLDERS' EQUITY.................    15, 16
Common stock.........................                          316               316            289
Paid-in capital......................                      129,286           129,286        117,722
Retained earnings....................                      416,514           403,674        384,739
Unrealized losses on securities and
  mortgage-backed securities
  available for sale, net of tax.....       4                 (968)           (2,233)        (6,647)
                                                     ---------------   -------------  -------------
          Total stockholders'
            equity...................                      545,148           531,043        496,103
                                                     ---------------   -------------  -------------
TOTAL LIABILITIES, MINORITY INTEREST,
  AND
  STOCKHOLDERS' EQUITY...............                  $11,059,646     $  10,712,377  $  11,983,534
                                                     ===============   =============  =============

          See accompanying Notes to Consolidated Financial Statements.

                               BANK UNITED CORP.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  FOR THE THREE
                                                   MONTHS ENDED       FOR THE YEAR ENDED SEPTEMBER
                                                   DECEMBER 31,                    30,
                                               --------------------  -------------------------------
                                       NOTES     1996       1995       1996       1995       1994
                                       ------  ---------  ---------  ---------  ---------  ---------
                                                   (UNAUDITED)
INTEREST INCOME
Short-term interest-earning assets...          $   9,343  $   7,181  $  39,302  $  29,675  $  19,019
Trading account assets...............                 17         16         67         62       (144)
Securities...........................    3           963      1,443      3,917      5,893      5,007
Mortgage-backed securities...........    4        26,816     38,178    128,143    173,155    151,972
Loans................................    5       159,264    167,293    627,940    526,528    308,804
Federal Home Loan Bank stock.........              2,700      3,674     12,943     11,446      5,558
Covered Assets and related assets....    7        --         --         --         --          4,490
                                               ---------  ---------  ---------  ---------  ---------
         Total interest income.......            199,103    217,785    812,312    746,759    494,706
                                               ---------  ---------  ---------  ---------  ---------
INTEREST EXPENSE
Deposits.............................    8        66,724     71,826    272,220    264,366    209,034
Federal Home Loan Bank advances......    9        51,924     70,785    247,093    224,767     91,060
Securities sold under agreements to
  repurchase and federal funds
  purchased..........................    10       12,359     15,526     55,112     53,220     10,574
Senior Notes.........................    11        2,311      2,604     10,353     10,407     10,177
Other................................             --         --         --         --             79
                                               ---------  ---------  ---------  ---------  ---------
         Total interest expense......            133,318    160,741    584,778    552,760    320,924
                                               ---------  ---------  ---------  ---------  ---------
         Net interest income.........             65,785     57,044    227,534    193,999    173,782
PROVISION FOR CREDIT LOSSES..........    5         6,914      2,669     16,469     24,293      6,997
                                               ---------  ---------  ---------  ---------  ---------
         Net interest income after
           provision for credit
           losses....................             58,871     54,375    211,065    169,706    166,785
                                               ---------  ---------  ---------  ---------  ---------
NON-INTEREST INCOME
Net gains (losses)
    Sales of single family servicing
      rights and single family
      warehouse loans................             10,489     10,063     43,074     60,495     63,286
    Securities and mortgage-backed
      securities.....................   3, 4         641        (36)     4,002         26     10,404
    Other loans......................                940      3,261      3,189     (1,210)       163
Loan servicing fees and charges......             12,684     10,461     44,230     43,508     31,741
Other................................              4,912      3,173     15,541     12,162     13,295
                                               ---------  ---------  ---------  ---------  ---------
         Total non-interest income...             29,666     26,922    110,036    114,981    118,889
                                               ---------  ---------  ---------  ---------  ---------
NON-INTEREST EXPENSE
Compensation and benefits............    13       19,975     20,411     87,640     83,520     86,504
Occupancy............................    17        4,255      4,626     18,415     18,713     17,196
Data processing......................    17        3,801      3,970     16,196     16,360     15,821
Advertising and marketing............              2,255      1,471      8,025      9,262     10,796
Amortization of intangibles..........              5,824      4,760     20,432     21,856     18,247
SAIF deposit insurance premiums......    15        2,957      3,044     45,690     11,428     11,329
Furniture and equipment..............              1,219      1,580      6,121      6,428      6,810
Restructuring charges................    18       --         --         10,681     --         --
Other................................             12,792      9,430     40,065     27,009     32,890
                                               ---------  ---------  ---------  ---------  ---------
         Total non-interest
           expense...................             53,078     49,292    253,265    194,576    199,593
                                               ---------  ---------  ---------  ---------  ---------
         Income before income taxes
           and minority interest.....             35,459     32,005     67,836     90,111     86,081
INCOME TAX (BENEFIT) EXPENSE.........    14       13,633     13,134    (75,765)    37,415    (31,899)
                                               ---------  ---------  ---------  ---------  ---------
INCOME BEFORE MINORITY INTEREST......             21,826     18,871    143,601     52,696    117,980
Less minority interest:
    Subsidiary preferred stock
      dividends......................              4,563      4,563     18,253     10,600      8,653
    Payments in lieu of dividends....    16       --            224      6,413        377        357
                                               ---------  ---------  ---------  ---------  ---------
NET INCOME...........................          $  17,263  $  14,084  $ 118,935  $  41,719  $ 108,970
                                               =========  =========  =========  =========  =========
EARNINGS PER COMMON SHARE............    16    $    0.55  $    0.46  $    3.87  $    1.35  $    3.55
                                               =========  =========  =========  =========  =========

          See accompanying Notes to Consolidated Financial Statements.

                               BANK UNITED CORP.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                         COMMON STOCK
                                                 -------------------------------------------------------------
                                                       CLASS A              CLASS B              CLASS C
                                                 -------------------   -----------------   -------------------    PAID-IN
                                                   SHARES     AMOUNT    SHARES    AMOUNT     SHARES     AMOUNT    CAPITAL
                                                 -----------  ------   ---------  ------   -----------  ------   ---------
BALANCE AT SEPTEMBER 30, 1993..................   23,828,400   $239       --       $ --      5,034,600   $ 50    $ 121,480
    Net income.................................      --          --       --         --        --          --       --
    Change in unrealized gains (losses)........      --          --       --         --        --          --       --
                                                 -----------  ------   ---------  ------   -----------  ------   ---------
BALANCE AT SEPTEMBER 30, 1994..................   23,828,400    239       --         --      5,034,600     50      121,480
    Net income.................................      --          --       --         --        --          --       --
    Cost of subsidiary's preferred stock
      issuance.................................      --          --       --         --        --          --       (3,758)
    Change in unrealized gains (losses)........      --          --       --         --        --          --       --
                                                 -----------  ------   ---------  ------   -----------  ------   ---------
BALANCE AT SEPTEMBER 30, 1995..................   23,828,400    239       --         --      5,034,600     50      117,722
    Net income.................................      --          --       --         --        --          --       --
    Dividend declared: common stock ($3.46 per
      share)...................................      --          --       --         --        --          --       --
    Restricted Stock issued (Note 13)..........      --          --      318,342      3        --          --        3,706
    Conversion of Warrant (Note 16)............      --          --    1,503,560     15        --          --       (6,099)
    Redistribution of common stock (Note 16)...    2,996,840     29    2,037,760     21     (5,034,600)   (50)      --
    Common stock offering (Note 16)............      910,694      9       --         --        --          --       13,957
    Change in unrealized gains (losses)........      --          --       --         --        --          --       --
                                                 -----------  ------   ---------  ------   -----------  ------   ---------
BALANCE AT SEPTEMBER 30, 1996..................   27,735,934   $277    3,859,662   $ 39        --        $ --    $ 129,286
                                                 ===========  ======   =========  ======   ===========  ======   =========
                                                                                           (unaudited)
BALANCE AT SEPTEMBER 30, 1995..................   23,828,400   $239       --       $ --      5,034,600   $ 50    $ 117,722
    Net income.................................      --        --         --         --        --          --       --
    Change in unrealized gains (losses)........      --        --         --         --        --          --       --
                                                 -----------  ------   ---------  ------   -----------  ------   ---------
BALANCE AT DECEMBER 31, 1995...................   23,828,400   $239       --       $ --      5,034,600   $ 50    $ 117,722
                                                 ===========  ======   =========  ======   ===========  ======   =========
                                                                                           (unaudited)
BALANCE AT SEPTEMBER 30, 1996..................   27,735,934   $277    3,859,662   $ 39        --        $ --    $ 129,286
    Net income.................................      --        --         --         --        --          --       --
    Dividend declared: common stock ($0.14 per
      share)...................................      --        --         --         --        --          --       --
    Conversion of common stock (Note 16).......      618,342      7     (618,342)    (7)       --          --       --
    Change in unrealized gains (losses)........      --        --         --         --        --          --       --
                                                 -----------  ------   ---------  ------   -----------  ------   ---------
BALANCE AT DECEMBER 31, 1996...................   28,354,276   $284    3,241,320   $ 32        --        $ --    $ 129,286
                                                 ===========  ======   =========  ======   ===========  ======   =========

                                                             UNREALIZED        TOTAL
                                                 RETAINED       GAINS      STOCKHOLDERS'
                                                 EARNINGS     (LOSSES)        EQUITY
                                                 ---------   -----------   -------------
BALANCE AT SEPTEMBER 30, 1993..................  $ 234,050    $  33,384      $ 389,203
    Net income.................................    108,970       --            108,970
    Change in unrealized gains (losses)........     --          (46,811)       (46,811)
                                                 ---------   -----------   -------------
BALANCE AT SEPTEMBER 30, 1994..................    343,020      (13,427)       451,362
    Net income.................................     41,719       --             41,719
    Cost of subsidiary's preferred stock
      issuance.................................     --           --             (3,758)
    Change in unrealized gains (losses)........     --            6,780          6,780
                                                 ---------   -----------   -------------
BALANCE AT SEPTEMBER 30, 1995..................    384,739       (6,647)       496,103
    Net income.................................    118,935       --            118,935
    Dividend declared: common stock ($3.46 per
      share)...................................   (100,000)      --           (100,000)
    Restricted Stock issued (Note 13)..........     --           --              3,709
    Conversion of Warrant (Note 16)............     --           --             (6,084)
    Redistribution of common stock (Note 16)...     --           --            --
    Common stock offering (Note 16)............     --           --             13,966
    Change in unrealized gains (losses)........     --            4,414          4,414
                                                 ---------   -----------   -------------
BALANCE AT SEPTEMBER 30, 1996..................  $ 403,674    $  (2,233)     $ 531,043
                                                 =========   ===========   =============
BALANCE AT SEPTEMBER 30, 1995..................  $ 384,739    $  (6,647)     $ 496,103
    Net income.................................     14,084       --             14,084
    Change in unrealized gains (losses)........     --            3,328          3,328
                                                 ---------   -----------   -------------
BALANCE AT DECEMBER 31, 1995...................  $ 398,823    $  (3,319)     $ 513,515
                                                 =========   ===========   =============
BALANCE AT SEPTEMBER 30, 1996..................  $ 403,674    $  (2,233)     $ 531,043
    Net income.................................     17,263       --             17,263
    Dividend declared: common stock ($0.14 per
      share)...................................     (4,423)      --             (4,423)
    Conversion of common stock (Note 16).......     --           --            --
    Change in unrealized gains (losses)........     --            1,265          1,265
                                                 ---------   -----------   -------------
BALANCE AT DECEMBER 31, 1996...................  $ 416,514    $    (968)     $ 545,148
                                                 =========   ===========   =============

          See accompanying Notes to Consolidated Financial Statements.

                               BANK UNITED CORP.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    FOR THE YEAR ENDED SEPTEMBER 30,
                                                                                ---------------------------------------
                                                                                   1996          1995          1994
                                                                                -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income ...................................................................  $   118,935   $    41,719   $   108,970
Adjustments to reconcile net income to net cash provided (used) by operating activities:
     Provision for credit losses .............................................       16,469        24,293         6,997
     Deferred tax (benefit) expense ..........................................      (93,401)       16,615       (31,436)
     Net gains on sales of assets ............................................      (53,491)      (72,918)      (80,524)
     Net depreciation, amortization, and accretion ...........................      (12,095)      (49,335)       (7,921)
     Amortization of intangibles .............................................       20,432        21,856        18,247
     Federal Home Loan Bank stock dividend ...................................      (12,943)      (11,446)       (5,558)
     Purchases of trading account assets .....................................      (12,955)         (203)          (46)
     Proceeds from sales of trading account assets ...........................       12,819           143           103
     Originations of loans held for sale .....................................   (2,872,307)   (2,275,058)   (4,128,979)
     Purchases of loans held for sale ........................................     (143,309)     (103,926)      (60,900)
     Proceeds from sales of loans held for sale ..............................    3,321,599     2,164,407     4,838,051
     Change in mortgage servicing rights .....................................      (62,142)      (29,251)      (50,955)
     Change in loans held for sale ...........................................       17,991         5,661        53,117
     Change in interest receivable ...........................................       25,957       (37,778)      (10,284)
     Change in other assets ..................................................       19,397        (3,068)       86,496
     Change in other liabilities .............................................       (3,274)       89,056       (44,432)
     Management Restricted Stock award .......................................        3,709          --            --
                                                                                -----------   -----------   -----------
          Net cash provided (used) by operating activities ...................      291,391      (219,233)      690,946
                                                                                -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
     Net change in securities purchased under agreements to resell and federal
       funds sold ............................................................     (203,197)     (117,342)      189,278
     Purchases of securities held to maturity ................................       (6,327)       (2,920)      (32,812)
     Proceeds from maturities of securities held to maturity .................        7,715         3,472        33,000
     Purchases of mortgage-backed securities held to maturity ................       (3,841)      (38,515)      (83,854)
     Proceeds from sales of mortgage-backed securities held to maturity ......         --            --          38,294
     Repayments of mortgage-backed securities held to maturity ...............      178,926       390,364       162,328
     Purchases of securities available for sale ..............................      (16,029)         --        (135,930)
     Proceeds from sales of securities available for sale ....................       96,815          --          61,482
     Purchases of mortgage-backed securities available for sale ..............         --            (230)     (735,757)
     Proceeds from sales of mortgage-backed securities available for sale ....      295,702        77,626       187,189
     Repayments of mortgage-backed securities available for sale .............      272,059        16,346       760,111
     Change in mortgage-backed securities available for sale .................         --            --         (12,148)
     Purchases of loans held to maturity .....................................     (148,510)   (2,658,093)   (1,406,275)
     Proceeds from sales of loans held to maturity ...........................        3,539        31,543        27,093
     Change in loans held to maturity ........................................      509,704      (379,229)     (734,276)
     Change in Covered Assets ................................................         --            --         318,176
     Purchases of Federal Home Loan Bank stock ...............................         --        (100,190)         (793)
     Redemption of Federal Home Loan Bank stock ..............................       59,252        18,500          --
     Purchases of premises and equipment .....................................       (9,394)       (6,132)      (10,379)
     Proceeds from sales of real estate owned acquired through
       foreclosure ...........................................................       42,741        34,137        31,212
     Proceeds from sales of servicing rights .................................       33,187        48,237        58,880
                                                                                -----------   -----------   -----------
          Net cash provided (used) by investing activities ...................    1,112,342    (2,682,426)   (1,285,181)
                                                                                -----------   -----------   -----------

                                                   (CONTINUED ON FOLLOWING PAGE)

                               BANK UNITED CORP.
              CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)
                                 (IN THOUSANDS)

                                                                                    FOR THE YEAR ENDED SEPTEMBER 30,
                                                                                ---------------------------------------
                                                                                   1996          1995          1994
                                                                                -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
     Change in deposits ......................................................  $   (34,378)  $   419,738   $   (73,290)
     Proceeds from Federal Home Loan Bank advances ...........................    1,498,700     3,821,754     2,161,384
     Repayment of Federal Home Loan Bank advances ............................   (2,391,764)   (2,058,200)   (1,726,500)
     Net change in securities sold under agreements to repurchase
       and federal funds purchased ...........................................     (340,247)      619,533       243,000
     Change in advances from borrowers for taxes and insurance ...............      (37,334)       38,585         1,191
     Proceeds from issuance of common stock ..................................       13,966          --            --
     Cost of converting Bank common stock Warrant ............................       (6,084)         --            --
     Proceeds from issuance of the Bank's preferred stock ....................         --          96,242          --
     Payment of common stock dividends .......................................     (100,000)         --            --
                                                                                -----------   -----------   -----------
          Net cash (used) provided by financing activities ...................   (1,397,141)    2,937,652       605,785
                                                                                -----------   -----------   -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS ....................................        6,592        35,993        11,550
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR ...............................      112,931        76,938        65,388
                                                                                -----------   -----------   -----------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR .......................................................................  $   119,523   $   112,931   $    76,938
                                                                                ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION AND NONCASH INVESTING
  ACTIVITIES
     Cash paid for interest ..................................................  $   606,911   $   523,250   $   313,092
     Cash paid for income taxes ..............................................        3,953         9,863         5,102
     Cash paid in lieu of taxes ..............................................       12,096           157         4,000
     Real estate owned acquired through foreclosure ..........................       70,843        49,403        44,753
     Securitization of loans .................................................       33,167          --       1,182,172
     Transfer of loans from (to) held to maturity ............................      104,235          (805)     (398,645)
     Transfer of mortgage-backed securities from (to) held to
       maturity ..............................................................    1,244,945          --      (1,250,136)
     Change in unrealized gains (losses) on securities and
       mortgage-backed securities available for sale .........................        4,414         6,780       (46,811)

          See accompanying Notes to Consolidated Financial Statements.

                               BANK UNITED CORP.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                          FOR THE THREE MONTHS
                                           ENDED DECEMBER 31,
                                       --------------------------
                                           1996          1995
                                       ------------  ------------
                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income...........................  $     17,263  $     14,084
Adjustments to reconcile net income
  to net cash (used) provided by
  operating activities:
     Provision for credit losses.....         6,914         2,669
     Deferred tax (benefit)
      expense........................        14,351         7,489
     Net gains on sales of assets....       (13,220)      (14,004)
     Net depreciation, amortization,
      and accretion..................        (2,138)       (5,861)
     Amortization of intangibles.....         5,824         4,760
     Federal Home Loan Bank stock
      dividend.......................        (2,700)       (3,674)
     Purchases of trading account
      assets.........................           (18)          (17)
     Originations of loans held for
      sale...........................      (492,567)     (763,282)
     Purchases of loans held for
      sale...........................       (90,894)      (22,819)
     Proceeds from sales of loans
      held for sale..................       543,099     1,084,489
     Change in mortgage servicing
      rights.........................       (33,256)      (11,527)
     Change in loans held for sale...         2,431         4,089
     Change in interest receivable...        (6,277)       (5,141)
     Change in other assets..........        (6,123)       20,733
     Change in other liabilities.....       (53,485)       56,649
                                       ------------  ------------
          Net cash (used) provided by
             operating activities....      (110,796)      368,637
                                       ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
     Net change in securities
      purchased under agreements to
      resell and
       federal funds sold............        92,013       (87,634)
     Purchases of securities held to
      maturity.......................       --             (1,460)
     Proceeds from maturities of
      securities held to maturity....       --              1,500
     Purchases of mortgage-backed
      securities held to maturity....       --             (3,841)
     Repayments of mortgage-backed
      securities held to maturity....        19,258       107,578
     Proceeds from sales of
      securities available for
      sale...........................        45,336        64,983
     Proceeds from sales of
      mortgage-backed securities
      available for sale.............       --             58,833
     Repayments of mortgage-backed
      securities available for
      sale...........................        47,374         2,615
     Purchases of loans held to
      maturity.......................      (456,118)      (78,284)
     Proceeds from sales of loans
      held to maturity...............        10,619       --
     Change in loans held to
      maturity.......................       (12,364)      119,039
     Purchases of Federal Home Loan
      Bank stock.....................       (15,898)      --
     Purchases of premises and
      equipment......................        (2,265)       (1,173)
     Proceeds from sales of real
      estate owned acquired through
      foreclosure....................        13,466        10,919
     Proceeds from sales of servicing
      rights.........................         7,461       --
                                       ------------  ------------
          Net cash (used) provided by
             investing activities....      (251,118)      193,075
                                       ------------  ------------

                                                   (CONTINUED ON FOLLOWING PAGE)

                               BANK UNITED CORP.
              CONSOLIDATED STATEMENTS OF CASH FLOWS --(CONTINUED)
                                 (IN THOUSANDS)

                                          FOR THE THREE MONTHS
                                           ENDED DECEMBER 31,
                                       --------------------------
                                           1996          1995
                                       ------------  ------------
                                              (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES
     Change in deposits..............  $   (148,659) $   (145,934)
     Proceeds from Federal Home Loan
      Bank advances..................     1,386,202       100,000
     Repayment of Federal Home Loan
      Bank advances..................    (1,016,127)     (135,000)
     Net change in securities sold
      under agreements to repurchase
      and federal funds purchased....       205,800      (234,533)
     Change in advances from
      borrowers for taxes and
      insurance......................       (47,586)      (48,315)
     Payment of common stock
      dividends......................        (4,423)      --
                                       ------------  ------------
          Net cash provided (used) by
             financing activities....       375,207      (463,782)
                                       ------------  ------------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS........................        13,293        97,930
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR..................       119,523       112,931
                                       ------------  ------------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR...............................  $    132,816  $    210,861
                                       ============  ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION AND NONCASH
INVESTING ACTIVITIES
     Cash paid for interest..........  $    131,622  $    165,352
     Cash paid for income taxes......           185           429
     Real estate owned acquired
      through foreclosure............        20,776        15,083
     Sales of real estate owned
      financed by the Bank...........         3,764       --
     Securitization of loans.........        49,157       --
     Transfer of loans (to) from held
      to maturity....................           (46)      178,690
     Transfer of mortgage-backed
      securities from held to
      maturity to available for
      sale...........................       --          1,244,945
     Change in unrealized gains
      (losses) on securities and
      mortgage-backed
       securities available for
      sale...........................         1,265         3,328

          See accompanying Notes to Consolidated Financial Statements.

                               BANK UNITED CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

     Bank United Corp. (the "Parent Company") was incorporated in the State of Delaware on December 19, 1988, and became the holding company for Bank United, a federal savings bank (the "Bank") upon the Bank's formation on December 30, 1988. In December 1996, the Parent Company formed a new, wholly owned, Delaware subsidiary, BNKU Holdings, Inc. ("Holdings"). After acquiring all of the common stock of Holdings, the Parent Company contributed all of the common stock of the Bank to Holdings, and Holdings assumed the Parent Company's obligations for $115 million 8.05% senior notes due May 15, 1998 (the "Senior Notes"). As a result of these transactions, Holdings is the sole subsidiary of the Parent Company and the Bank is the sole subsidiary of Holdings.

     The accompanying Consolidated Financial Statements include the accounts of the Parent Company, Holdings, the Bank, and the Bank's wholly owned subsidiaries (collectively known as the "Company"). To date, the results of operations of the Bank's subsidiaries have not been significant to the consolidated results of operations. All significant intercompany accounts have been eliminated in consolidation. The Parent Company has no significant assets other than the equity interest in Holdings and Holdings has no significant assets other than the equity interest in the Bank. Substantially all of the Company's consolidated revenues are derived from the operations of the Bank.

     Prior to June 1996, the Company was a subsidiary of Hyperion Holdings Inc., a Delaware corporation ("Hyperion Holdings"), which in turn was a subsidiary of Hyperion Partners L.P., a Delaware limited partnership ("Hyperion
Partners"). In June 1996, in contemplation of a public offering of the Company's common stock, the following actions were taken (collectively, the "Restructuring"): (i) Hyperion Holdings exchanged shares of a newly created class of its nonvoting common stock for certain shares of its voting common stock held by Hyperion Partners; (ii) Hyperion Partners then distributed the Hyperion Holdings common stock owned by it to its limited and general partners in accordance with the terms of the limited partnership agreement of Hyperion Partners (the "Distribution"); and (iii) following the Distribution, Hyperion Holdings was merged with and into the Company (the "Merger"). As a result of the Merger, the common stockholders of Hyperion Holdings (i.e. the limited and general partners of Hyperion Partners) received shares of Class A voting and Class B nonvoting common stock of the Company. As of the date of the Merger, Hyperion Holdings had no significant assets, liabilities, or business other than its investment in the Company. The Merger was accounted for in a manner similar to a pooling of interests. Due to the immaterial nature of the assets, liabilities, and operations of Hyperion Holdings prior to the Merger, prior period results were not restated.

     The Company is a broad-based financial services provider to consumers and businesses in Texas and other selected regional markets throughout the United States. The Company operates a 70 branch community banking network in Texas and a branch in Phoenix, Arizona serving nearly 202,000 households and businesses, nine commercial banking offices, and a network of mortgage offices. See Note 21 for a discussion of subsequent events.

     The accompanying Consolidated Financial Statements and information as of December 31, 1996 and for the three months ended December 31, 1996 and 1995 are unaudited, and include all adjustments (consisting of only normal recurring adjustments), that are necessary, in the opinion of management, for a fair presentation.

     The preparation of the Consolidated Financial Statements in conformity with generally accepted accounting principles requires managment to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The accounting and reporting policies conform to generally accepted accounting principles and general practices within the thrift and mortgage banking industries.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

SHORT-TERM INTEREST-EARNING ASSETS

     Short-term interest-earning assets are comprised of cash, cash equivalents, securities purchased under agreements to resell ("repurchase agreements"), and federal funds sold. Short-term instruments with original maturities of three months or less (measured from their acquisition date) and highly liquid instruments readily convertible to cash are generally considered to be cash equivalents. Cash and cash equivalents consist primarily of interest-earning and non-interest earning deposits in other banks.

     The Board of Governors of the Federal Reserve System ("Federal Reserve Board") regulations require average cash reserve balances based on deposit liabilities to be maintained by the Bank with the Federal Reserve Bank. The required reserve balances were approximately $31.2 million, $48.7 million, and $63.7 million for the periods including December 31, 1996, September 30, 1996 and 1995, respectively. The Bank was in compliance with these requirements for each of these periods.

TRADING ACCOUNT ASSETS, SECURITIES, AND MORTGAGE-BACKED SECURITIES

     Debt and equity securities, including mortgage-backed securities ("MBS"), are classified into one of three categories: held to maturity, available for sale, or trading.

     Trading account assets are carried at fair value with any realized or unrealized gains and losses recognized in current operations. Trading account assets are generally comprised of assets that are actively and frequently bought and sold with the objective of generating income on short-term changes in price.

     Securities and MBS that the Company has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at cost, adjusted for the amortization of premiums and the accretion of discounts. Under certain circumstances (including the deterioration of the issuer's creditworthiness or a change in tax law, statutory requirements, or regulatory requirements), securities and MBS held to maturity may be sold or transferred to another portfolio.

     Securities and MBS that the Company intends to hold for indefinite periods of time are classified as available for sale and are recorded at fair value. Unrealized holding gains or losses are excluded from earnings and reported net of tax as a separate component of stockholders' equity until realized.

     In connection with the securitization of certain loans, a portion of the original loan basis is allocated to an excess servicing receivable for all loans having a servicing fee rate greater than the "normal" servicing fee rate. This receivable represents the present value of the estimated future servicing revenue in excess of a "normal" service fee. The securitized portion of the receivable is classified and accounted for as MBS in the Consolidated Statements of Financial Condition. That portion of the receivable not securitized is classified as other assets in the Consolidated Statements of Financial Condition and is amortized to operations over the lives of the underlying mortgages. The Company reviews this asset periodically for valuation impairment in a manner similar to its mortgage servicing rights ("MSRs").

     The overall return or yield earned on MBS depends on the amount of interest collected over the life of the security and the amortization of any premium or discount. Premiums and discounts are recognized in income using the level-yield method over the assets' remaining lives (adjusted for anticipated prepayments). The actual yields and maturities of MBS depend on the timing of the payment of the underlying mortgage principal and interest. Accordingly, changes in interest rates and prepayments can have a significant impact on the yields of MBS.

     If the fair value of a security or MBS classified as held to maturity or available for sale was to decline for reasons other than temporary market conditions, the carrying value of such a security would be written down to current fair value by a charge to operations.

     Net gains or losses on sales of trading account assets, securities, and MBS are computed on the specific identification method.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

LOANS

     Loans that the Company has the intent and ability to hold to maturity are classified as held to maturity and are carried at unpaid principal balances, adjusted for unamortized premiums, unearned discounts, the allowance for credit losses, and net deferred loan origination fees or costs ("Book Value"). Loans held for sale, excluding single family warehouse loans, are carried at the lower of allocated Book Value, as applicable, or fair value on an aggregate basis, as determined by discounting contractual cash flows (adjusted for anticipated prepayments) and using discount rates based on secondary market sources. Single family warehouse loans held for sale are carried at the lower of aggregate allocated Book Value or market value, as determined by commitments from investors or current investor yield requirements. Any net unrealized losses on loans held for sale are recognized in a valuation allowance by a charge to current operations. The Book Value is allocated to loans and the MSRs in accordance with Statement of Financial Accounting Standards ("SFAS") No. 122. See "-- Loan Servicing".

     Interest income on loans, including impaired loans, is recognized principally using the level-yield method. Based upon management's periodic evaluation or at the time a loan is ninety days past due ("nonperforming"), the related accrued interest is generally reversed by a charge to operations and the subject loan is simultaneously placed on nonaccrual. Once a loan becomes current and the borrower demonstrates a continuation of its ability to repay the loan, the loan is returned to accrual status.

     Premiums, discounts, and loan fees (net of certain direct loan origination costs) on warehouse loans held for sale are recognized in income when the related loans are sold. Premiums, discounts, and loan fees (net of certain direct loan origination costs) associated with other loans for which collection is probable and estimable are recognized in income using the level-yield method, over the loans' remaining lives (adjusted for anticipated prepayments) or when such loans are sold. Net discounts associated with loans for which collection may not be probable and estimable are not accreted to income ("non-accretable discounts"). These non-accretable discounts relate to bulk purchases of loans, a portion of which were nonperforming and acquired at discounts from their principal balance. Management periodically evaluates current loss estimates on loans with non-accretable discounts to determine if the remaining non-accretable discounts should be accreted to income.

ALLOWANCE FOR CREDIT LOSSES

     The allowance for credit losses is maintained at levels management deems adequate to cover estimated losses on loans. The adequacy of the allowance is based on management's periodic evaluation of the loan portfolio and considers such factors as historical loss experience, delinquency status, identification of adverse situations that may affect the ability of obligors to repay, known and inherent risks in the portfolio, assessment of economic conditions, regulatory policies, and the estimated value of the underlying collateral, if any. Provisions for credit losses are charged to current operations when they are determined to be both probable and estimable. Losses are charged to the allowance for credit losses when the loss actually occurs or when a determination is made that a loss is likely to occur. Cash recoveries are credited to the allowance for credit losses.

     The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures, an amendment of SFAS No. 114," effective October 1, 1995. These statements address the accounting by creditors for impairment of certain loans. They apply to all creditors and to all loans, uncollateralized as well as collateralized, except for large groups of small-balance homogenous loans that are collectively evaluated for impairment, loans that are measured at fair value or at lower of cost or fair value, leases, and debt securities. These statements apply to the Company's single family construction, multi-family, commercial real estate, healthcare, small business, and mortgage banker finance line of credit loan categories in the held to maturity portfolio. See Note 5. These statements apply to all loans that are restructured in a troubled debt restructuring involving a modification of terms. Loans within the scope of these statements are considered impaired when, based on current information and events, it is probable that all principal and interest amounts due will not be collected in accordance with the contractual terms of the loans.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The adoption of SFAS No. 114 did not result in additional provisions for credit losses. SFAS No. 114 requires that impaired loans that are within the scope of this statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Any excess of the Company's recorded investment in the loans (unpaid principal balance, adjusted for unamortized premium or discount, net deferred loan origination fees or costs and accrued interest receivable) over the measured value of the loans is provided for in the allowance for credit losses.

LOAN SERVICING

     In September 1995, the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights, an amendment of Financial Accounting Standards Board Statement No. 65," effective October 1, 1994. This statement requires mortgage loan servicing rights to be recognized as separate assets from the related loans, regardless of how those servicing rights are acquired. Upon origination of a mortgage loan, the Book Value of the mortgage loan is allocated to the MSR and to the loan (without the MSR) based on its estimated relative fair value, provided there is a plan to sell or securitize the related loan. The allocation of the Book Value of the loan between the MSR and the loan basis results in increased gains on the sales of the loan, reflecting the value of the servicing rights. Prior to the implementation of SFAS No. 122, the value of the originated mortgage servicing rights ("OMSRs") was not recognized until the servicing rights were sold.

     The statement further requires that MSRs, both OMSRs and purchased mortgage servicing rights ("PMSRs"), periodically be evaluated for impairment based on the fair value of those rights. The fair value of MSRs is determined by discounting the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. This method of valuation incorporates assumptions that market participants would use in their estimates of future servicing income and expense, including assumptions about prepayment, default, and interest rates. For purposes of measuring impairment, the loans underlying the MSRs are stratified on the basis of interest rate and type (conventional or government). The amount of impairment is the amount by which the MSRs, net of accumulated amortization, exceed their fair value. Impairment, if any, is recognized through a valuation allowance and a charge to current operations.

     MSRs, net of valuation allowances, are amortized in proportion to, and over the period of, the estimated net servicing revenue of the underlying mortgages, which are collateralized by single family properties. The amortization expense is reflected in amortization of intangibles in the Consolidated Statements of Operations.

     An allowance for other losses associated with the mortgage servicing portfolio and certain receivables, advances, and other assets associated with that portfolio is established for expected costs that are incurred as a result of the Company's responsibility as servicer of Federal Housing Administration ("FHA") insured and Department of Veteran Affairs ("VA") guaranteed loans and is determined based on a number of variables. The allowance is netted against the related assets in the Consolidated Statements of Financial Condition and the related provision is included in non-interest expense in the Consolidated Statements of Operations.

SALES OF SINGLE FAMILY LOANS

     Loans are sold periodically to institutional and private investors. Gains or losses on loan sales are recognized at the time of sale, determined using the specific identification method, and reflect the extent that net sales proceeds differ from the allocated Book Value of the loans. Single family warehouse loans are generally packaged into pools and sold as MBS. Accordingly, gains or losses on loan sales include both gains from sales of MBS created from single family warehouse loans and whole loan sales. Certain of the loans and servicing rights are sold with general representations and warranties under contracts for sales of loans and servicing rights. Repurchases of the loans and servicing rights may be required when a loan fails to meet certain conditions specified in the contract pursuant to which the loans and servicing rights were sold and that failure was caused by a matter covered by the general representations and warranties. An accrual is determined for the estimated future

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

costs of such obligations and is maintained at a level management believes is adequate to cover estimated losses. This accrual is included in other liabilities on the Consolidated Statements of Financial Condition and the related expense is reflected in non-interest expense in the Consolidated Statements of Operations.

FEDERAL HOME LOAN BANK STOCK

     As a member of the Federal Home Loan Bank ("FHLB") System, the Bank is required to purchase and maintain stock in the FHLB of Dallas in an amount equal to the greater of 1% of the aggregate unpaid balance of loans and securities secured by single family and multi-family properties, 0.3% of total assets, or 5% of total FHLB advances. FHLB stock is redeemable at par value at the discretion of the FHLB of Dallas and is used to collateralize FHLB advances.

PREMISES AND EQUIPMENT

     Premises and equipment are carried at cost, less accumulated depreciation, and include certain branch facilities and the related furniture, fixtures, and equipment. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from two to 40 years.

INTANGIBLE ASSETS

     Intangible assets consist of the excess cost over fair value of net assets acquired and debt issuance costs. The excess of cost over fair value of net assets acquired is comprised of identifiable and unidentifiable intangibles. The identifiable portion relates to core deposit premiums paid and the value of mortgage origination networks acquired. The core deposit premiums are amortized using an accelerated method over the estimated lives of the deposit relationships acquired. The premiums paid for mortgage origination networks are amortized using the straight-line method over 5 years. The unidentifiable intangible, or goodwill, resulting from thrift related acquisitions is amortized at a constant rate applied to the carrying amount of the long-term interest-earning assets acquired that are expected to be outstanding at the beginning of each subsequent period based on their terms. The original estimated lives of these long-term interest-earning assets ranged from one to 26 years. The identifiable and unidentifiable intangibles are evaluated on an ongoing basis to determine whether events and circumstances have developed that warrant revision of the estimated lives of the related assets or their write-off. Debt issuance costs are being amortized over the life of the notes using the straight-line method.

REAL ESTATE OWNED ("REO")

     At the time of foreclosure, REO is recorded at the lower of the outstanding loan amount (including accrued interest, if any) or fair value (less estimated costs to sell). The resulting loss, if any, is charged to the allowance for credit losses. Subsequent to foreclosure, REO is carried at the lower of its new cost basis or fair value, with any further declines in fair value charged to current operations. Revenues, expenses, gains or losses on sales, and increases or decreases in the allowance for losses are charged to operations as incurred and included in non-interest expense on the Consolidated Statement of Operations. Net gains on sales of certain REO properties, primarily single family residences, are deferred (a) when such properties are acquired through the foreclosure of loans that are part of discounted bulk purchases of loans and
(b) uncertainty exists as to the total gains or losses that would be realized from foreclosures associated with the bulk loan purchase. Upon obtaining sufficient loss history or seasoning of the purchases, the deferred net gains are recognized. A majority of the Company's REO is single family properties held by the banking segment. The historical average holding period for REO is six months.

OTHER FINANCIAL INSTRUMENTS

     The Company enters into traditional financial instruments such as interest rate exchange agreements ("swaps"), interest rate caps and floors, financial options and futures contracts, and forward delivery contracts in the normal course of business in an effort to reduce its exposure to changes in interest rates. Fees incurred to

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

enter into these financial contracts are amortized over the lives of the contracts as a component of the income or expense on the asset or liability hedged. Gains or losses on early termination of such contracts, if any, are amortized over the remaining terms of the hedged items. The Company does not utilize instruments such as leveraged derivatives or structured notes.

     INTEREST RATE EXCHANGE AGREEMENTS, CAPS, FLOORS, AND OPTIONS. Amounts receivable and payable are accrued and offset against interest income or expense on the hedged items.

     FINANCIAL FUTURES CONTRACTS. Changes in the market value of futures contracts are deferred and recognized as interest income or expense over the remaining terms of the hedged items or recognized at the time the hedged items are sold.

     FORWARD DELIVERY CONTRACTS. Any gains or losses resulting from entering into forward delivery contracts are recognized when the hedged items are sold as net gains (losses) on sales of single family warehouse loans. Fees paid for commitments to deliver loans are charged to other non-interest expense if the likelihood that the commitment will be exercised is remote or the fees are offset against the related net gains as the commitment is filled.

     OTHER OFF-BALANCE-SHEET INSTRUMENTS. The Company has entered into other off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded.

STOCK-BASED COMPENSATION

     On October 1, 1996, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 123, "Accounting for Stock-Based Compensation". This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages adoption of that method for all employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method currently being followed and make pro forma disclosures of net income and earnings per share under the fair value based method of accounting. The Company will continue accounting for stock-based employee compensation plans in accordance with Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees" and will disclose pro forma fair value information as prescribed by SFAS No. 123.

FEDERAL INCOME TAXES

     The Parent Company, Holdings, and the Bank are members of a consolidated group of corporations as defined by the Internal Revenue Code of 1986, as amended (the "Code") and accordingly participate in the filing of a consolidated tax return. For financial reporting purposes, however, the Parent Company, Holdings, and the Bank each compute their tax on a separate company basis and the results are combined for purposes of preparing the consolidated financial statements. Deferred tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A deferred tax asset has been recognized for certain net operating losses ("NOLs") and credit carryforwards that will be utilized against future taxable income. The valuation allowance reduces the net deferred tax asset to an amount management believes will more likely than not be realized.

RECENT ACCOUNTING STANDARDS

     On October 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This Statement requires that long-lived assets and certain identified intangibles held and used by an entity, along with goodwill related to those assets, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss must be recognized if the estimate of the future cash flows (undiscounted and without interest charges) resulting from the use of the asset and its eventual disposition is less than the carrying

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

amount of the asset. The adoption of this pronouncement did not have a material effect on the Consolidated Financial Statements.

     In June 1996, SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" was issued. This statement requires that, after a transfer of financial assets, an entity recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. This statement provides consistent standards of distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. SFAS No. 127, "Deferral of Certain Provisions of FASB Statement No. 125" was issued in December 1996 and defers for one year the effective date of SFAS No. 125 for (i) secured borrowings and collateral for all transactions and
(ii) transfers of financial assets for repurchase agreements, dollar rolls, securities lending, and similar transactions. SFAS No. 125, as amended, is to be applied prospectively and earlier or retroactive application is not permitted. Implementation of these pronouncements should have no material effect on the Consolidated Financial Statements.

EARNINGS PER COMMON SHARE

     Earnings per common share is calculated by dividing net income (adjusted for earnings on the common stock equivalents attributable to the Bank's Warrant for periods prior to the Warrant redemption in August 1996) by the weighted-average number of shares of common stock outstanding. Common stock equivalents on the Bank's Warrant were computed using the treasury stock method. Average shares and per common share results have been restated for all periods presented to reflect an 1,800 to one stock conversion in June 1996.

RECLASSIFICATIONS

     Certain amounts within the accompanying Consolidated Financial Statements and the related Notes as of December 31, 1996, September 30, 1996, 1995, 1994, 1993, and 1992 have been reclassified to conform to the current presentation. Such reclassifications had no effect on previously presented net income or retained earnings.

2.  SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL AND
    FEDERAL FUNDS SOLD

                                          FOR THE
                                        THREE MONTHS
                                           ENDED
                                        DECEMBER 31,    FOR THE YEAR ENDED SEPTEMBER 30,
                                        ------------   ----------------------------------
                                            1996          1996        1995        1994
                                        ------------   ----------  ----------  ----------
                                                     (DOLLARS IN THOUSANDS)
REPURCHASE AGREEMENTS
     Balance outstanding at
       period-end....................     $542,236     $  649,249  $  428,052  $  248,710
     Fair value of collateral at
       period-end....................      575,676        693,306     449,152     255,210
     Maximum outstanding at any
       month-end.....................      542,236        785,178     602,274     768,200
     Daily average balance...........      579,024        608,102     420,355     422,745
     Average interest rate...........        5.70%          5.83%       6.28%       4.04%

FEDERAL FUNDS SOLD
     Balance outstanding at
       period-end....................     $ 40,000     $   25,000  $   43,000  $  110,000
     Maximum outstanding at any
       month-end.....................       85,000        110,000      75,000     110,000
     Daily average balance...........       45,587         50,418      37,493      16,948
     Average interest rate...........        5.09%          5.36%       5.68%       4.01%

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The repurchase agreements outstanding at December 31, 1996 and September 30, 1996 were collateralized by single family, multi-family and commercial real estate loans, and MBS. The loans and MBS underlying the repurchase agreements are held by the counterparty in safekeeping for the account of the Company or by a third party custodian for the benefit of the Company. All of the investments in repurchase agreements and federal funds sold outstanding at December 31, 1996 matured on or before January 22, 1997, and those outstanding at September 30, 1996 matured on or before October 21, 1996. The repurchase agreements provide for the same loans and MBS to be resold at maturity. At December 31, 1996 and September 30, 1996, the following concentrations of repurchase agreements and federal funds sold outstanding with individual counterparties exceeded ten percent of stockholders' equity:

                                             AT              AT
                                        DECEMBER 31,    SEPTEMBER 30,
                                            1996            1996
                                        ------------    -------------
                                               CARRYING VALUE
                                        -----------------------------

                                               (IN THOUSANDS)
Salomon Brothers Holding Company
  Inc. ..............................     $111,000        $ 107,000
Paine Webber Real Estate Securities
  Inc................................      103,180          107,000
Lehman Commercial Paper Inc..........       93,332           77,000
Credit Suisse First Boston Inc. and
  Credit Suisse First Boston Mortgage
  Capital Corp.......................       84,356          --
Donaldson, Lufkin, and Jenrette
  Mortgage Capital...................       57,000           95,524
Bear Stearns and Company, Inc........       50,000          106,547
                                        ------------    -------------
                                          $498,868        $ 493,071
                                        ============    =============

3.  SECURITIES

                                                              AT DECEMBER 31,
                                       --------------------------------------------------------------
                                                      GROSS         GROSS
                                       AMORTIZED    UNREALIZED    UNREALIZED      FAIR      CARRYING
                                          COST        GAINS         LOSSES       VALUE       VALUE
                                       ----------   ----------    ----------   ----------  ----------
                                                               (IN THOUSANDS)
1996
HELD TO MATURITY
     Federal agency..................  $      166     $    1        $--        $      167  $      166
                                                    ==========    ==========               ==========
AVAILABLE FOR SALE
     Federal agency..................      11,616     $--           $   38         11,578
     U.S. Treasury notes.............      52,584      --               51         52,533
                                       ----------   ----------    ----------   ----------
          Available for sale.........      64,200     $--           $   89         64,111  $   64,111
                                                    ==========    ==========               ==========
                                       ----------                              ----------
          Total securities...........  $   64,366                              $   64,278
                                       ==========                              ==========

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                              AT SEPTEMBER 30,
                                       --------------------------------------------------------------
                                                      GROSS         GROSS
                                       AMORTIZED    UNREALIZED    UNREALIZED      FAIR      CARRYING
                                          COST        GAINS         LOSSES       VALUE       VALUE
                                       ----------   ----------    ----------   ----------  ----------
                                                               (IN THOUSANDS)
1996
HELD TO MATURITY
     Federal agency..................  $      168     $    1        $--        $      169  $      168
                                                    ==========    ==========               ==========
AVAILABLE FOR SALE
     Federal agency..................      12,082     $--           $   40         12,042
     U.S. Treasury notes.............      52,544      --              210         52,334
                                       ----------   ----------    ----------   ----------
          Available for sale.........      64,626     $--           $  250         64,376  $   64,376
                                       ----------   ==========    ==========   ----------  ==========
          Total securities...........  $   64,794                              $   64,545
                                       ==========                              ==========
1995
HELD TO MATURITY
     Federal agency..................  $    1,902     $  799        $    1     $    2,700  $    1,902
                                                    ==========    ==========               ==========
AVAILABLE FOR SALE
     U.S. Treasury notes.............     114,924     $--           $  813        114,111  $  114,111
                                       ----------   ==========    ==========   ----------  ==========
          Total securities...........  $  116,826                              $  116,811
                                       ==========                              ==========
1994
HELD TO MATURITY

     Federal agency..................  $    1,894     $  541        $   76     $    2,359

     U.S. Treasury notes.............         464      --            --               464
                                       ----------   ----------    ----------   ----------

          Held to maturity...........       2,358     $  541        $   76          2,823  $    2,358
                                       ----------   ==========    ==========   ----------  ==========
AVAILABLE FOR SALE

     U.S. Treasury notes.............     114,833     $--           $3,076        111,757  $  111,757
                                       ----------   ==========    ==========   ----------  ==========
          Total securities...........  $  117,191                              $  114,580
                                       ==========                              ==========

     During the three months ended December 31, 1996, there were $44.3 million of available for sale securities sold with proceeds of $44.9 million and a net gain of $638,000. During fiscal 1996, there were $96.5 million of available for sale securities sold with proceeds of $96.8 million and a net gain of $267,000. During fiscal 1994, there were $62.7 million of available for sale securities sold with proceeds of $61.5 million and a gross loss of $1.2 million. There were no sales of securities during fiscal 1995. At December 31, 1996 and September 30, 1996, securities with carrying values totalling $723,000 and $1.0 million, respectively, and fair values totalling $736,000 and $1.0 million, respectively, were pledged toward margin requirements for interest rate swap agreements.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Securities outstanding at December 31, 1996 mature as follows:

                                                      HELD TO MATURITY             AVAILABLE FOR SALE
                                                   ----------------------        ----------------------
                                                   AMORTIZED      FAIR           AMORTIZED      FAIR
                                                      COST        VALUE             COST        VALUE
                                                   ----------   ---------        ----------   ---------
                                                                      (IN THOUSANDS)
Due in one year or less.........................      $ --      $      --         $ 52,584    $  52,533
Due from one to five years......................       166            167            1,876        1,872
Due from five to ten years......................        --             --            9,738        9,706
                                                   ----------   ---------        ----------   ---------
                                                      $166      $     167         $ 64,198    $  64,111
                                                   ==========   =========        ==========   =========

     Securities outstanding at September 30, 1996 mature as follows:

                                                      HELD TO MATURITY             AVAILABLE FOR SALE
                                                   ----------------------        ----------------------
                                                   AMORTIZED      FAIR           AMORTIZED      FAIR
                                                      COST        VALUE             COST        VALUE
                                                   ----------   ---------        ----------   ---------
                                                                      (IN THOUSANDS)
Due in one year or less.........................      $ --      $      --         $ 52,544    $  52,334
Due from one to five years......................       168            169           --           --
Due from five to ten years......................        --             --           12,082       12,042
                                                   ----------   ---------        ----------   ---------
                                                      $168      $     169         $ 64,626    $  64,376
                                                   ==========   =========        ==========   =========

4.  MORTGAGE-BACKED SECURITIES

                                                                 AT DECEMBER 31,
                                       -------------------------------------------------------------------
                                                        GROSS        GROSS
                                        AMORTIZED     UNREALIZED   UNREALIZED       FAIR        CARRYING
                                           COST         GAINS        LOSSES        VALUE         VALUE
                                       ------------   ----------   ----------   ------------  ------------
                                                                 (IN THOUSANDS)
1996
HELD TO MATURITY
     Agency
       CMOs -- fixed-rate............  $      1,009     $--         $      1    $      1,008
     Non-agency
       Fixed-rate....................         6,808      2,248            37           9,019
       Adjustable-rate...............       503,778      1,037        16,661         488,154
       CMOs -- fixed-rate............        98,300      --            3,713          94,587
     Other...........................           473         55        --                 528
                                       ------------   ----------   ----------   ------------
          Held to maturity...........       610,368     $3,340      $ 20,412         593,296  $    610,368
                                       ------------   ==========   ==========   ------------  ============
AVAILABLE FOR SALE
     Agency
       Adjustable-rate...............       306,111     $2,894      $     10         308,995
       CMOs -- fixed-rate............           760      --                1             759
       CMOs -- adjustable-rate.......       219,703      1,465           275         220,893
     Non-agency
       Fixed-rate....................        57,128      1,949        --              59,077
       Adjustable-rate...............       352,716      1,263         1,295         352,684
       CMOs -- adjustable-rate.......        34,017      --              649          33,368
     Other...........................         6,040      --           --               6,040
                                       ------------   ----------   ----------   ------------
          Available for sale.........       976,475     $7,571      $  2,230         981,816  $    981,816
                                       ------------   ==========   ==========   ------------  ============
          Total mortgage-backed
            securities...............  $  1,586,843                             $  1,575,112
                                       ============                             ============

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                AT SEPTEMBER 30,
                                       -------------------------------------------------------------------
                                                        GROSS        GROSS
                                        AMORTIZED     UNREALIZED   UNREALIZED       FAIR        CARRYING
                                           COST         GAINS        LOSSES        VALUE         VALUE
                                       ------------   ----------   ----------   ------------  ------------
                                                                 (IN THOUSANDS)
1996
HELD TO MATURITY
     Agency
       CMOs -- fixed-rate............  $      1,548     $    5      $ --        $      1,553
     Non-agency
       Fixed-rate....................         7,042      1,753           126           8,669
       Adjustable-rate...............       521,280        401        17,634         504,047
       CMOs -- fixed-rate............        99,966      --            5,277          94,689
     Other...........................           212         55        --                 267
                                       ------------   ----------   ----------   ------------
          Held to maturity...........       630,048     $2,214      $ 23,037         609,225  $    630,048
                                       ------------   ==========   ==========   ------------  ============
AVAILABLE FOR SALE
     Agency
       Adjustable-rate...............       326,338     $1,860      $     13         328,185
       CMOs -- fixed-rate............         1,818      --                1           1,817
       CMOs -- adjustable-rate.......       224,081      1,414           192         225,303
     Non-agency
       Fixed-rate....................        61,893      2,253        --              64,146
       Adjustable-rate...............       373,876      1,119         1,702         373,293
       CMOs -- adjustable-rate.......        34,017      --              862          33,155
     Other...........................         1,961      --           --               1,961
                                       ------------   ----------   ----------   ------------
          Available for sale.........     1,023,984     $6,646      $  2,770       1,027,860  $  1,027,860
                                       ------------   ==========   ==========   ------------  ============
          Total mortgage-backed
            securities...............  $  1,654,032                             $  1,637,085
                                       ============                             ============
1995
HELD TO MATURITY
     Agency
       Fixed-rate....................  $      4,259    $    167      $     77    $      4,349
       Adjustable-rate...............       489,412       5,212         2,711         491,913
       CMOs -- fixed-rate............        57,935          96         1,623          56,408
     Non-agency
       Fixed-rate....................       126,562       4,489           318         130,733
       Adjustable-rate...............     1,130,102       4,343        21,256       1,113,189
       CMOs -- fixed-rate............       239,487         173         8,643         231,017
     Other...........................         3,547          56        --               3,603
                                       ------------   ----------    ----------   ------------
          Held to maturity...........     2,051,304    $ 14,536      $ 34,628       2,031,212  $  2,051,304
                                                      ==========    ==========                 ============
                                       ------------                              ------------
AVAILABLE FOR SALE
     Agency
       CMOs -- adjustable-rate.......       250,208    $  1,132      $    217         251,123
     Non-agency
       Fixed-rate....................        22,060         627        --              22,687
       CMOs -- fixed-rate............        36,895      --               640          36,255
       CMOs -- adjustable-rate.......        37,580           7           693          36,894
                                       ------------   ----------    ----------   ------------
          Available for sale.........       346,743    $  1,766      $  1,550         346,959  $    346,959
                                       ------------   ==========   ==========   ------------  ============
          Total mortgage-backed
            securities...............  $  2,398,047                              $  2,378,171
                                       ============                              ============

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                 AT SEPTEMBER 30,
                                       --------------------------------------------------------------------
                                                        GROSS         GROSS
                                        AMORTIZED     UNREALIZED    UNREALIZED       FAIR        CARRYING
                                           COST         GAINS         LOSSES        VALUE         VALUE
                                       ------------   ----------    ----------   ------------  ------------
1994
HELD TO MATURITY
     Agency
       Fixed-rate....................  $      5,313    $     20      $     15    $      5,318
       Adjustable-rate...............       563,629         830        15,290         549,169
       CMOs -- fixed-rate............        81,395      --             3,967          77,428
     Non-agency
       Fixed-rate....................       184,929         603         2,057         183,475
       Adjustable-rate...............     1,288,271         226        23,048       1,265,449
       CMOs -- fixed-rate............       267,658      --            11,601         256,057
     Other...........................         3,783         113        --               3,896
                                       ------------   ----------    ----------   ------------
          Held to maturity...........     2,394,978    $  1,792      $ 55,978       2,340,792  $  2,394,978
                                       ------------   ==========    ==========   ------------  ============
AVAILABLE FOR SALE
     Agency
       Fixed-rate....................        85,492    $  1,688      $  1,552          85,628
       CMOs -- adjustable-rate.......       254,933      --             2,727         252,206
     Non-agency
       Fixed-rate....................        22,141      --             1,198          20,943
       CMOs -- fixed-rate............        41,825      --             2,634          39,191
       CMOs -- adjustable-rate.......        37,733      --             1,776          35,957
                                       ------------   ----------    ----------   ------------
          Available for sale.........       442,124    $  1,688      $  9,887         433,925  $    433,925
                                       ------------   ==========    ==========   ------------  ============
          Total mortgage-backed
            securities...............  $  2,837,102                              $  2,774,717
                                       ============                              ============

     In November 1995, the Financial Accounting Standards Board ("FASB") issued, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." This implementation guide provided the Company the opportunity to reassess the appropriateness of the classifications of its securities and provided that reclassifications of securities from the held to maturity category resulting from this one-time reassessment would not call into question the intent to hold other securities to maturity in the future. During the first quarter of fiscal 1996, the Company reassessed its securities portfolios and reclassified $1.2 billion in MBS from the held to maturity portfolio to the available for sale portfolio. An unrealized gain of $4.2 million before tax, or $2.6 million after tax, was recorded in stockholders' equity as a result of this transfer.

     During fiscal 1994, $68.7 million of fixed-rate collateralized mortgage obligations ("CMOs") were transferred at fair value from the held to maturity portfolio to the available for sale portfolio. The related unrealized gain ($66,000 at the time of transfer, before taxes) was included as a component of stockholders' equity. This transfer was made in response to the classification of securities as high-risk under the FASB's Emerging Issues Task Force guidelines in effect at that time. Subsequent to the transfer, these securities were sold.

     During fiscal 1994, $38.3 million of non-agency MBS that had been included in the held to maturity portfolio were sold. This sale was made due to a deterioration of the issuer's creditworthiness and resulted in a gross gain of $42,000.

     MBS of approximately $1.3 billion were transferred from the available for sale portfolio to the held to maturity portfolio at fair value during fiscal 1994. The gross unrealized loss of $10.8 million on these securities at the time of transfer is included as a component of stockholders' equity and is being amortized over the remaining lives of the securities.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     At December 31, 1996 and September 30, 1996, MBS with carrying values totalling $1,027.4 million and $1,030.9 million, respectively, and fair values totalling $1,018.8 million and $1,020.4 million, respectively, were used to collateralize securities sold under agreements to repurchase ("reverse repurchase agreements").

                      CHANGES IN UNREALIZED GAINS (LOSSES)

                                            MORTGAGE-BACKED
                                              SECURITIES
                                        -----------------------     SECURITIES
                                        AVAILABLE      HELD TO       AVAILABLE        TAX
                                        FOR SALE      MATURITY       FOR SALE       EFFECT       TOTAL
                                        ---------     ---------     -----------     -------     --------
                                                                 (IN THOUSANDS)
Balance at September 30, 1994........    $ (8,199)    $ (10,202)      $(3,076)      $ 8,050     $(13,427)
     Market value changes and the
       effect of prepayments.........       8,431        --             2,263        (4,005)       6,689
     (Gains) losses realized due to
       sales.........................         (16)       --            --                 6          (10)
     Amortization of held to
       maturity......................      --               162        --               (61)         101
                                        ---------     ---------     -----------     -------     --------
Balance at September 30, 1995........         216       (10,040)         (813)        3,990       (6,647)
                                        ---------     ---------     -----------     -------     --------
     Market value changes and the
       effect of prepayments.........       3,332        --               830        (1,561)       2,601
     (Gains) losses realized due to
       sales.........................      (2,712)       --              (267)        1,117       (1,862)
     Transfer from held to
       maturity......................       3,040         1,114        --            (1,558)       2,596
     Amortization of held to
       maturity......................      --             1,727        --              (648)       1,079
                                        ---------     ---------     -----------     -------     --------
Balance at September 30, 1996........       3,876        (7,199)         (250)        1,340       (2,233)
                                        ---------     ---------     -----------     -------     --------
     Market value changes and the
       effect of prepayments.........       1,465        --               799          (849)       1,415
     (Gains) losses realized due to
       sales.........................      --            --              (638)          239         (399)
     Amortization of held to
       maturity......................      --               398        --              (149)         249
                                        ---------     ---------     -----------     -------     --------
Balance at December 31, 1996.........    $  5,341     $  (6,801)      $   (89)      $   581     $   (968)
                                        =========     =========     ===========     =======     ========

     In fiscal 1994, the banking segment securitized $1.2 billion of single family loans into MBS. There were no securitizations of single family loans during the three months ended December 31, 1996, fiscal 1996 and 1995. During the three months ended December 31, 1996 and fiscal 1996, the banking segment securitized small business loans into securities totalling $44.3 million and $30.5 million, respectively. There were no small business securitizations in fiscal 1995 and 1994. The activity in the excess servicing receivable generated as a result of these securitizations was as follows:

                          EXCESS SERVICING RECEIVABLE

                                       FOR THE THREE MONTHS   FOR THE YEAR ENDED SEPTEMBER
                                        ENDED DECEMBER 31,                 30,
                                       --------------------  -------------------------------
                                         1996       1995       1996       1995       1994
                                       ---------  ---------  ---------  ---------  ---------
                                                          (IN THOUSANDS)
Balance at beginning of period.......  $  12,728  $  12,182  $  11,116  $  12,182  $  15,023
     Additions.......................      6,607     --          2,645     --          2,044
     Sales...........................       (166)    --         --         --         --
     Amortization....................       (326)    (1,169)    (1,028)    (1,066)    (4,885)
     Allowance for losses............         (6)    --             (5)    --         --
                                       ---------  ---------  ---------  ---------  ---------
Balance at end of period.............  $  18,837  $  11,013  $  12,728  $  11,116  $  12,182
                                       =========  =========  =========  =========  =========

     Approximately $3.3 million, $4.0 million, $3.4 million, $4.0 million, and $4.3 million of the excess servicing receivable balance at December 31, 1996 and 1995, and at September 30, 1996, 1995, and 1994,

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

respectively, represented the securitized portion of the receivable, which was included in the MBS portfolio. The remaining balance was included in other assets.

     The following table provides information related to the sales of MBS available for sale.

                                                   FOR THE THREE MONTHS
                                                    ENDED DECEMBER 31,    FOR THE YEAR ENDED SEPTEMBER 30,
                                                   ---------------------  ---------------------------------
                                                      1996       1995        1996       1995        1994
                                                   ----------  ---------  ----------  ---------  ----------
                                                                        (IN THOUSANDS)
Proceeds from sales..............................  $   --      $  58,833  $  295,702  $  77,626  $  186,190
Gross gains on sales.............................      --            536       3,529        217      16,300
Gross losses on sales............................      --            577         817        201       4,812

5.  LOANS

     The loan portfolio, less the non-accretable unearned discounts and the undisbursed portion of loans in process, was as follows:

                                       AT DECEMBER 31,                             AT SEPTEMBER 30,
                                       ---------------   --------------------------------------------------------------------
                                            1996             1996          1995          1994          1993          1992
                                       ---------------   ------------  ------------  ------------  ------------  ------------
                                                                           (IN THOUSANDS)
HELD TO MATURITY
     Single family...................     $6,246,938     $  6,152,504  $  7,061,088  $  4,203,614  $  2,847,602  $  2,302,073
     Single family construction......       274,239           242,525       115,436        57,786        35,904        31,920
     Consumer........................       215,450           173,518       123,096       108,179        57,902        21,732
     Multi-family....................       545,936           479,833       356,587       256,362        94,120        50,741
     Multi-family construction.......        46,031            31,355        35,430        20,437        17,935       --
     Commercial real estate..........        53,500            10,538        27,393        61,919        49,510        58,521
     Commercial real estate
       construction..................        29,041            21,551         3,613       --            --            --
     Healthcare......................        42,130             8,750       --            --            --            --
     Small business..................        26,171            22,798         6,495       --            --            --
     Mortgage banker finance line of
       credit........................       243,246           139,872       109,339       147,754       385,548       --
                                       ---------------   ------------  ------------  ------------  ------------  ------------
                                          7,722,682         7,283,244     7,838,477     4,856,051     3,488,521     2,464,987
     Allowance for credit losses.....       (43,524)          (39,633)      (36,763)      (23,378)      (27,970)      (25,529)
     Accretable unearned discounts...        (9,423)          (12,846)      (34,784)      (50,384)      (25,486)      (53,174)
     Net deferred loan origination
       fees..........................        (2,618)           (3,612)       (3,254)       (1,961)         (625)         (402)
                                       ---------------   ------------  ------------  ------------  ------------  ------------
          Held to maturity...........     7,667,117         7,227,153     7,763,676     4,780,328     3,434,440     2,385,882
                                       ---------------   ------------  ------------  ------------  ------------  ------------
HELD FOR SALE
     Single family warehouse.........       244,482           260,745       411,287       252,153       899,602     1,016,854
     Single family...................       --                --            --            --            528,579       783,002
     Multi-family....................         1,075           --             87,781        12,535       --            --
     Small business..................        43,410            32,790           825       --            --            --
                                       ---------------   ------------  ------------  ------------  ------------  ------------
                                            288,967           293,535       499,893       264,688     1,428,181     1,799,856
     Allowance for credit losses.....            (8)              (27)          (38)          (76)       (1,894)       (2,685)
     Unrealized losses...............       --                --             (1,142)      --            --            --
     Accretable unearned discounts...          (194)           (2,461)       (3,676)         (266)       (2,437)      (85,115)
     Net deferred loan origination
       costs.........................         1,128             1,288         1,527         1,500         4,089         3,778
                                       ---------------   ------------  ------------  ------------  ------------  ------------
          Held for sale..............       289,893           292,335       496,564       265,846     1,427,939     1,715,834
                                       ---------------   ------------  ------------  ------------  ------------  ------------
          Total loans................     $7,957,010     $  7,519,488  $  8,260,240  $  5,046,174  $  4,862,379  $  4,101,716
                                       ===============   ============  ============  ============  ============  ============
SUPPLEMENTAL INFORMATION
     Non-accretable unearned
       discounts.....................     $  (2,139)     $     (7,075) $    (15,423) $    (31,917) $    (42,975) $    (41,060)
     Undisbursed portion of loans in
       process.......................      (251,756)         (262,081)     (179,737)     (136,797)      (39,162)      (41,534)

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table sets forth the geographic distribution of loans by states with concentrations of 4% of loans or greater at December 31, 1996 and September 30, 1996. The geographic data was based on gross loan principal and excludes non-accretable unearned discounts.

                                                                         AT DECEMBER 31, 1996
                                       -----------------------------------------------------------------------------------------
                                        SINGLE
                                        FAMILY        SINGLE                   COMMERCIAL      SINGLE        TOTAL      NON-REAL
                                          AND         FAMILY       MULTI-     REAL ESTATE      FAMILY     REAL ESTATE    ESTATE
                STATE                  CONSUMER    CONSTRUCTION    FAMILY    AND HEALTHCARE   WAREHOUSE      LOANS       LOANS
-------------------------------------  ---------   ------------   ---------  --------------   ---------   -----------   --------
                                                                        (DOLLARS IN THOUSANDS)
California...........................  $3,294,645    $ --         $  54,543     $ 28,568      $  --        $3,377,756   $    48
Texas................................    839,456      134,588       237,818       38,448         --        1,250,310    121,549
Florida..............................    393,439       37,566        15,833       10,901         --          457,739         86
Other................................  1,846,002      102,085       285,183       48,147       244,482     2,525,899    280,401
                                       ---------   ------------   ---------  --------------   ---------   -----------   --------
  Total.............................. $6,373,542     $274,239     $ 593,377     $126,064      $244,482     $7,611,704  $402,084
                                       =========   ============   =========  ==============   =========   ===========   ========
% of Total...........................      79.53%        3.42%         7.41%        1.57%         3.05%        94.98%      5.02%
                                       =========   ============   =========  ==============   =========   ===========   ========

                                                    % OF
                STATE                    TOTAL      TOTAL
-------------------------------------  ---------  ---------

California...........................  $3,377,804     42.15%
Texas................................  1,371,859      17.12
Florida..............................    457,825       5.71
Other................................  2,806,300      35.02
                                       ---------  ---------
  Total..............................  $8,013,788    100.00%
                                       =========  =========
% of Total...........................     100.00%
                                       =========

                                                                         AT SEPTEMBER 30, 1996
                                       -----------------------------------------------------------------------------------------
                                        SINGLE
                                        FAMILY        SINGLE                   COMMERCIAL      SINGLE        TOTAL      NON-REAL
                                          AND         FAMILY       MULTI-     REAL ESTATE      FAMILY     REAL ESTATE    ESTATE
                STATE                  CONSUMER    CONSTRUCTION    FAMILY    AND HEALTHCARE   WAREHOUSE      LOANS       LOANS
-------------------------------------  ---------   ------------   ---------  --------------   ---------   -----------   --------
                                                                        (DOLLARS IN THOUSANDS)
California........................... $3,383,554     $   --       $  21,177     $  --         $  --       $3,404,731    $    66
Texas................................    851,832      124,941       242,554       26,132         --        1,245,459    119,999
Florida..............................    393,402       28,440        12,522        1,974         --          436,338         89
Other................................  1,608,008       89,144       236,341       14,276       260,745     2,208,514    168,658
                                       ---------   ------------   ---------  --------------   ---------   -----------   --------
  Total.............................. $6,236,796     $242,525     $ 512,594     $ 42,382      $260,745    $7,295,042   $288,812
                                       =========   ============   =========  ==============   =========   ===========   ========
% of Total...........................      82.24%        3.20%         6.76%        0.55%         3.44%        96.19%      3.81%
                                       =========   ============   =========  ==============   =========   ===========   ========

                                                    % OF
                STATE                    TOTAL      TOTAL
-------------------------------------  ---------  ---------

California...........................  $3,404,797     44.90%
Texas................................  1,365,458      18.00
Florida..............................    436,427       5.75
Other................................  2,377,172      31.35
                                       ---------  ---------
  Total..............................  $7,583,854    100.00%
                                       =========  =========
% of Total...........................     100.00%
                                       =========

     Contractual maturities of the loans held to maturity portfolio as of December 31, 1996, were as follows:

                                            PRINCIPAL PAYMENTS CONTRACTUALLY DUE IN YEARS ENDED DECEMBER 31,
                                       ---------------------------------------------------------------------------
                                                                          2000-      2002-      2007-    2012 AND
                                         1997       1998       1999       2001       2006       2011     THEREAFTER   TOTAL
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                           (IN THOUSANDS)
TYPE OF LOAN
Single family........................  $  89,874  $  97,117  $ 104,943  $ 235,935  $ 777,706  $1,145,794 $3,795,569 $6,246,938
Single family construction...........    274,239     --         --         --         --         --         --        274,239
Consumer.............................     83,960     12,578     13,841     31,993     73,078     --         --        215,450
Multi-family.........................     79,639     86,315     93,550     93,438    189,319      3,675     --        545,936
Multi-family construction............     34,019     12,012     --         --         --         --         --         46,031
Commercial real estate...............      7,572      8,290      9,075     20,815      7,360        313         75     53,500
Commercial real estate
  construction.......................     26,952      2,089     --         --         --         --         --         29,041
Healthcare...........................     13,125     12,025      1,608      3,664     11,708     --         --         42,130
Small business.......................      5,631      6,211      6,849      7,286        194     --         --         26,171
Mortgage banker finance line of
  credit.............................    240,560     --            898      1,788     --         --         --        243,246
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total............................  $ 855,571  $ 236,637  $ 230,764  $ 394,919  $1,059,365 $1,149,782 $3,795,644 $7,722,682
                                       =========  =========  =========  =========  =========  =========  =========  =========
TYPE OF INTEREST
Fixed-rate loans.....................  $  56,495  $  59,346  $  62,356  $ 141,897  $ 463,997  $ 278,740  $ 349,248  $1,412,079
Adjustable-rate loans................    799,076    177,291    168,408    253,022    595,368    871,042  3,446,396  6,310,603
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total............................  $ 855,571  $ 236,637  $ 230,764  $ 394,919 $1,059,365 $1,149,782 $3,795,644 $7,722,682
                                       =========  =========  =========  =========  =========  =========  =========  =========

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Contractual maturities of the loans held to maturity portfolio as of September 30, 1996, were as follows:

                                            PRINCIPAL PAYMENTS CONTRACTUALLY DUE IN YEARS ENDED SEPTEMBER 30,
                                       ---------------------------------------------------------------------------
                                                                          2000-      2002-      2007-    2012 AND
                                         1997       1998       1999       2001       2006       2011     THEREAFTER   TOTAL
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                           (IN THOUSANDS)
TYPE OF LOAN
Single family........................  $  94,810  $ 102,314  $ 110,413  $ 247,738  $ 812,708  $1,189,495 $3,595,026 $6,152,504
Single family construction...........    242,525     --         --         --         --         --         --        242,525
Consumer.............................     86,119     11,175     12,353     28,747     35,124     --         --        173,518
Multi-family.........................     92,631    100,890     84,795     28,811    172,706     --         --        479,833
Multi-family construction............     13,134     13,173      1,763      3,285     --         --         --         31,355
Commercial real estate...............      1,576      1,708      1,853      3,156     20,096      7,367      5,083     40,839
Small business.......................      4,786      5,284      5,833      6,736        159     --         --         22,798
Mortgage banker finance line of
  credit.............................    137,186     --         --          2,686     --         --         --        139,872
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total............................  $ 672,767  $ 234,544  $ 217,010  $ 321,159  $1,040,793 $1,196,862 $3,600,109 $7,283,244
                                       =========  =========  =========  =========  =========  =========  =========  =========
TYPE OF INTEREST
Fixed-rate loans.....................  $  47,176  $  51,297  $  55,790  $ 124,938  $ 411,665  $ 297,328  $  18,025  $1,006,219
Adjustable-rate loans................    625,591    183,247    161,220    196,221    629,128    899,534  3,582,084  6,277,025
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total............................  $ 672,767  $ 234,544  $ 217,010  $ 321,159 $1,040,793 $1,196,862 $3,600,109 $7,283,244
                                       =========  =========  =========  =========  =========  =========  =========  =========

     The performing single family loans are pledged, under a blanket lien, as collateral securing advances from the FHLB at December 31, 1996 and September 30, 1996.

                     PRINCIPAL BALANCE OF NONACCRUAL LOANS

                                                                   AT SEPTEMBER 30,
                                        AT DECEMBER 31,   ----------------------------------
                                             1996            1996        1995        1994
                                        ---------------   ----------  ----------  ----------
                                                           (IN THOUSANDS)
NONACCRUAL LOANS
     Single family...................      $  88,817      $   92,187  $   83,954  $   85,722
     Single family construction......        --               --             505      --
     Consumer........................          1,362           1,039         563         506
     Multi-family....................             22             144         213       3,802
     Commercial real estate and small
       business......................            183             350      --           2,342
                                        ---------------   ----------  ----------  ----------
                                              90,384          93,720      85,235      92,372
     Discounts.......................           (410)         (4,077)     (9,727)    (16,053)
                                        ---------------   ----------  ----------  ----------
     Net nonaccrual loans............      $  89,974      $   89,643  $   75,508  $   76,319
                                        ===============   ==========  ==========  ==========
ALLOWANCE FOR CREDIT LOSSES TO NET
  NONACCRUAL LOANS
     Single family...................          35.59%          32.46%      39.74%      22.70%
     Total...........................          48.38           44.24       48.74       30.73

     At September 30, 1994, nonaccrual loans above included $5.7 million of single family loans that were ninety days delinquent, subject to government guaranty, and upon which interest continued to accrue. There were no such loans at December 31, 1996, and September 30, 1996 and 1995.

     If the nonaccrual loans as of December 31, 1996 and September 30, 1996 had been performing in accordance with their original terms throughout the three months ended December 31, 1996, and fiscal 1996, interest income recognized would have been $2.2 million and $8.3 million, respectively. The actual interest income recognized on these loans for the three months ended December 31, 1996 was $34,000 and for fiscal

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1996 was $3.4 million. No commitments exist to lend additional funds to borrowers whose loans were on nonaccrual status at December 31, 1996 and September 30, 1996.

     At December 31, 1996, the recorded investment in impaired loans pursuant to SFAS No. 114 totalled $3.6 million and the average outstanding balance for the three months ended December 31, 1996 was $4.0 million. At September 30, 1996, the recorded investment in impaired loans pursuant to SFAS No. 114 totalled $3.9 million and the average outstanding balance for fiscal 1996 was $4.4 million. No allowance for credit losses determined in accordance with SFAS No. 114 was required on these impaired loans because the measured values of the loans exceeded the recorded investments in the loans.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                          ALLOWANCE FOR CREDIT LOSSES

                                                                    LOANS HELD TO MATURITY
                                       ---------------------------------------------------------------------------------     LOANS
                                                                                                   COMMERCIAL              HELD FOR
                                                                                                      REAL      MORTGAGE     SALE
                                                                                                     ESTATE      BANKER    ---------
                                                    SINGLE                             MULTI-         AND       FINANCE     SINGLE
                                       SINGLE       FAMILY                 MULTI-      FAMILY        SMALL      LINE OF     FAMILY
                                       FAMILY    CONSTRUCTION   CONSUMER   FAMILY   CONSTRUCTION    BUSINESS     CREDIT    WAREHOUSE
                                       -------   ------------   --------   ------   ------------   ----------   --------   ---------
                                                                              (IN THOUSANDS)
Balance at
  September 30, 1991.................  $ 8,956       $186       $    81    $ 144       $--          $    552     $--         $ 229
    Provision........................   14,156        135            39       75       --              6,261      --           467
    Charge-offs......................   (2,835)     --              (76)    --         --             --          --          (118)
    Recoveries.......................        8      --            --        --         --             --          --         --
    Other............................   (6,817)     --              100     --         --              4,564      --         --
                                       -------   ------------   --------   ------   ------------   ----------   --------   ---------
Balance at
  September 30, 1992.................   13,468        321           144      219       --             11,377      --           578
    Provision........................    1,824         56           264    1,178          107            (25)       944       (265)
    Charge-offs......................   (2,167)       (71)          (72)    --         --             --          --          (148)
    Recoveries.......................        6      --               19     --         --             --          --         --
    Other............................      378      --            --         (31)           1             30      --         --
                                       -------   ------------   --------   ------   ------------   ----------   --------   ---------
Balance at
  September 30, 1993.................   13,509        306           355    1,366          108         11,382        944        165
    Provision........................    2,369         93         2,794    1,187           28            875       (260)       (89)
    Charge-offs......................   (1,722)     --           (1,365)    (233)      --            (10,145)     --         --
    Recoveries.......................       20      --               38     --         --             --          --         --
    Other............................    1,729      --            --           9           (9)        --          --         --
                                       -------   ------------   --------   ------   ------------   ----------   --------   ---------
Balance at
  September 30, 1994.................   15,905        399         1,822    2,329          127          2,112        684         76
    Provision........................   18,493        (38)        4,178      524           72          1,374       (274)       (36)
    Charge-offs......................   (4,840)     --           (2,847)    --         --             (3,389)     --            (2)
    Recoveries.......................       36      --               94        2       --             --          --         --
                                       -------   ------------   --------   ------   ------------   ----------   --------   ---------
Balance at
  September 30, 1995.................   29,594        361         3,247    2,855          199             97        410         38
    Provision........................    6,771        332         7,823    1,263           33            256          2        (11)
    Charge-offs......................   (7,751)     --           (5,995)    --         --                (39)     --         --
    Recoveries.......................       31      --              144     --         --             --          --         --
                                       -------   ------------   --------   ------   ------------   ----------   --------   ---------
Balance at
  September 30, 1996.................  $28,645       $693       $ 5,219    $4,118      $  232       $    314     $  412      $  27
                                       =======   ============   ========   ======   ============   ==========   ========   =========
Balance at
  September 30, 1995.................  $29,594       $361       $ 3,247    $2,855      $  199       $     97     $  410      $  38
    Provision........................    1,250         52         1,373      (53)          23             24      --         --
    Charge-offs......................     (951)     --           (1,254)    --         --             --          --         --
    Recoveries.......................       18      --               46     --         --             --          --         --
                                       -------   ------------   --------   ------   ------------   ----------   --------   ---------
Balance at
  December 31, 1995..................  $29,911       $413       $ 3,412    $2,802      $  222       $    121     $  410      $  38
                                       =======   ============   ========   ======   ============   ==========   ========   =========
Balance at
  September 30, 1996.................  $28,645       $693       $ 5,219    $4,118      $  232       $    314     $  412      $  27
    Provision........................    4,737        225           996      634       --                230        111        (19)
    Charge-offs......................   (1,884)     --           (1,212)    --         --             --          --         --
    Recoveries.......................       16      --               38     --         --             --          --         --
                                       -------   ------------   --------   ------   ------------   ----------   --------   ---------
Balance at
  December 31, 1996..................  $31,514       $918       $ 5,041    $4,752      $  232       $    544     $  523      $   8
                                       =======   ============   ========   ======   ============   ==========   ========   =========

                                       SINGLE
                                       FAMILY     TOTAL
                                       -------   --------

Balance at
  September 30, 1991.................  $ --      $ 10,148
    Provision........................    --        21,133
    Charge-offs......................    --        (3,029)
    Recoveries.......................    --             8
    Other............................    2,107        (46)
                                       -------   --------
Balance at
  September 30, 1992.................    2,107     28,214
    Provision........................    --         4,083
    Charge-offs......................    --        (2,458)
    Recoveries.......................    --            25
    Other............................     (378)     --
                                       -------   --------
Balance at
  September 30, 1993.................    1,729     29,864
    Provision........................    --         6,997
    Charge-offs......................    --       (13,465)
    Recoveries.......................    --            58
    Other............................   (1,729)     --
                                       -------   --------
Balance at
  September 30, 1994.................    --        23,454
    Provision........................    --        24,293
    Charge-offs......................    --       (11,078)
    Recoveries.......................    --           132
                                       -------   --------
Balance at
  September 30, 1995.................    --        36,801
    Provision........................    --        16,469
    Charge-offs......................    --       (13,785)
    Recoveries.......................    --           175
                                       -------   --------
Balance at
  September 30, 1996.................  $ --      $ 39,660
                                       =======   ========
Balance at
  September 30, 1995.................  $ --      $ 36,801
    Provision........................    --         2,669
    Charge-offs......................    --        (2,205)
    Recoveries.......................    --            64
                                       -------   --------
Balance at
  December 31, 1995..................  $ --      $ 37,329
                                       =======   ========
Balance at
  September 30, 1996.................  $ --      $ 39,660
    Provision........................    --         6,914
    Charge-offs......................    --        (3,096)
    Recoveries.......................    --            54
                                       -------   --------
Balance at
  December 31, 1996..................  $ --      $ 43,532
                                       =======   ========

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  LOAN SERVICING

                       SINGLE FAMILY SERVICING PORTFOLIO
                               PRINCIPAL BALANCES

                                                                AT SEPTEMBER 30,
                                        AT DECEMBER 31,   ----------------------------
                                             1996             1996           1995
                                        ---------------   -------------  -------------
                                                        (IN THOUSANDS)
OWNED LOANS..........................     $ 6,789,652     $   6,694,634  $   7,602,869
     Less: Loans serviced by
       others........................       2,824,285         2,700,049      3,476,733
                                        ---------------   -------------  -------------
          Total owned loans serviced
            by Company...............       3,965,367         3,994,585      4,126,136
                                        ---------------   -------------  -------------
LOANS SERVICED FOR OTHERS
     Purchased servicing rights......       5,732,971         4,841,534      4,652,081
     Loans originated and sold with
       servicing retained............       3,417,738         3,008,615      1,186,951
     Servicing purchases -- not yet
       transferred to Company........        (760,867)         --             --
     Servicing sales -- not yet
       transferred by Company........         145,617           464,053      1,045,839
     Other...........................         211,470           349,389        276,457
                                        ---------------   -------------  -------------
          Total loans serviced for
            others...................       8,746,929         8,663,591      7,161,328
MORTGAGE-BACKED SECURITIES
  SECURITIZED BY BANKING SEGMENT.....         799,168           831,197      1,360,443
                                        ---------------   -------------  -------------
          Total servicing
            portfolio................     $13,511,464     $  13,489,373  $  12,647,907
                                        ===============   =============  =============

     The table above includes single family, single family construction, and single family warehouse loans. In addition to the single family servicing portfolio, there were $265 million, $283 million, and $177 million of multi-family loans serviced for others at December 31, 1996, September 30, 1996, and 1995, respectively.

                FAIR VALUE OF SINGLE FAMILY SERVICING PORTFOLIO

                                                                AT SEPTEMBER 30,
                                        AT DECEMBER 31,   ----------------------------
                                             1996             1996           1995
                                        ---------------   -------------  -------------
                                                        (IN THOUSANDS)
PRINCIPAL
     Total loans serviced for
       others........................     $ 8,746,929     $   8,663,591  $   7,161,328
     Mortgage-backed securities
       securitized by banking
       segment.......................         799,168           831,197      1,360,443
     Servicing purchases -- not yet
       transferred to Company........         760,867          --             --
     Servicing sales -- not yet
       transferred by Company........        (145,617)         (464,053)    (1,045,839)
     Single family warehouse loans
       subject to SFAS No. 122.......         244,482           260,745        411,287
                                        ---------------   -------------  -------------
          Total single family
            servicing portfolio, as
            adjusted.................     $10,405,829     $   9,291,480  $   7,887,219
                                        ===============   =============  =============
FAIR VALUE...........................     $   184,971     $     168,971  $     122,250
                                        ---------------   -------------  -------------
BOOK VALUE
     OMSR............................          69,956            62,571         23,062
     PMSR............................          82,183            60,821         52,035
                                        ---------------   -------------  -------------
          Total book value...........         152,139           123,392         75,097
                                        ---------------   -------------  -------------
          Fair value in excess of
            book value (see Note
            12)......................     $    32,832     $      45,579  $      47,153
                                        ===============   =============  =============

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           MORTGAGE SERVICING RIGHTS

                                        FOR THE THREE MONTHS ENDED DECEMBER 31,         FOR THE YEAR ENDED SEPTEMBER 30,
                                       ------------------------------------------  ------------------------------------------
                                               1996                  1995                  1996                  1995
                                       --------------------  --------------------  --------------------  --------------------
                                         OMSRS      PMSRS      OMSRS      PMSRS      OMSRS      PMSRS      OMSRS      PMSRS
                                                                           (IN THOUSANDS)
Balance at beginning of period.......  $  62,571  $  60,821  $  23,062  $  52,035  $  23,062  $  52,035  $  --      $  56,677
    Additions........................      9,186     24,500     11,129      1,147     48,412     23,535     28,694     12,546
    Amortization.....................     (1,801)    (2,708)      (692)    (2,379)    (4,107)    (9,740)    (1,010)    (9,821)
    Deferred hedging gains...........     --           (430)    --           (731)    --         (2,140)    --         (7,173)
    Sales............................     --         --          1,386     (1,386)    (4,796)    (2,869)    (4,622)      (194)
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Balance at end of period.............  $  69,956  $  82,183  $  34,885  $  48,686  $  62,571  $  60,821  $  23,062  $  52,035
                                       =========  =========  =========  =========  =========  =========  =========  =========

                                         1994
                                       ---------
                                         PMSRS
Balance at beginning of period.......  $  10,650
    Additions........................     50,955
    Amortization.....................     (4,928)
    Deferred hedging gains...........     --
    Sales............................     --
                                       ---------
Balance at end of period.............  $  56,677
                                       =========

7.  COVERED ASSETS AND FEDERAL FINANCIAL ASSISTANCE

     Concurrent with the Bank's incorporation on December 30, 1988, the Parent Company, the Bank, and certain of their direct and indirect parent entities entered into an Assistance Agreement ("Assistance Agreement") with the Federal Savings and Loan Insurance Corporation ("FSLIC") whereby the Bank acquired substantially all of the assets and assumed all of the deposits and certain liabilities of United Savings Association of Texas ("Old USAT"), an insolvent thrift institution (the "Acquisition"). The majority of assets acquired were designated as Covered Assets ("Covered Assets") and were subject to certain provisions contained in the Assistance Agreement. The Assistance Agreement provided for, among other things, financial assistance to the Bank.

     On December 23, 1993, the Parent Company, the Bank, and certain of their direct and indirect parent entities, and the Federal Deposit Insurance Corporation, ("FDIC") as manager of the FSLIC Resolution Fund ("FRF"), entered into a Settlement and Termination Agreement (the "Settlement Agreement") providing, among other things, for the termination of the Assistance Agreement and the disposition of Covered Assets. Accordingly, effective December 28, 1993, the Bank no longer owned or managed any Covered Assets and stopped receiving financial assistance from the FRF. In connection with this settlement, the Bank received a payment totalling $195.3 million. The following table shows the composition of FRF payments received in fiscal 1994.

                                       (IN THOUSANDS)
Payments affecting the results of
  operations.........................     $ 23,143
Other payments
     Settlement payment..............      195,300
     Other...........................          468
                                       --------------
          Total FRF payments.........     $218,911
                                       ==============

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  DEPOSITS

                                                                                       AT SEPTEMBER 30,
                                                              ------------------------------------------------------------------
                                         AT DECEMBER 31,
                                               1996                   1996                   1995                   1994
                                       --------------------   --------------------   --------------------   --------------------
                                                   WEIGHTED               WEIGHTED               WEIGHTED               WEIGHTED
                                                   AVERAGE                AVERAGE                AVERAGE                AVERAGE
                                        AMOUNT       RATE      AMOUNT       RATE      AMOUNT       RATE      AMOUNT       RATE
                                       ---------   --------   ---------   --------   ---------   --------   ---------   --------
                                                                        (DOLLARS IN THOUSANDS)
NON-INTEREST BEARING DEPOSITS........  $ 340,345     --   %   $ 284,304     --   %   $ 181,196     --  %    $  76,498     --  %
INTEREST-BEARING DEPOSITS
    Transaction accounts.............    225,842      1.00      211,976      1.00      219,307     1.50       233,666     1.49
    Insured money fund accounts
      Consumer.......................    644,199      4.28      588,585      4.36      397,473     3.73       407,029     3.12
      Commercial.....................    738,556      5.30      810,743      5.29      857,669     5.82       416,571     4.84
                                       ---------   --------   ---------   --------   ---------      ---     ---------      ---
        Subtotal.....................  1,382,755      4.82    1,399,328      4.90    1,255,142     5.16       823,600     3.99
                                       ---------   --------   ---------   --------   ---------      ---     ---------      ---
    Savings accounts.................    131,448      2.35      130,137      2.48      144,301     2.73       222,769     2.60
    Certificates of deposit
      Consumer.......................  2,745,915      5.64    2,911,682      5.71    3,063,631     5.84     2,949,715     4.88
      Commercial.....................      3,733      4.88        2,667      4.88        2,273     5.36        --         --
      Wholesale......................    169,248     10.29      207,851     10.28      316,370     9.06       457,956     7.92
                                       ---------   --------   ---------   --------   ---------      ---     ---------      ---
        Subtotal.....................  2,918,896      5.91    3,122,200      6.01    3,382,274     6.14     3,407,671     5.29
                                       ---------   --------   ---------   --------   ---------      ---     ---------      ---
        Total interest-bearing
          deposits...................  4,658,941      5.25    4,863,641      5.38    5,001,024     5.59     4,687,706     4.74
                                       ---------   --------   ---------   --------   ---------      ---     ---------      ---
        Total deposits............... $4,999,286      4.89%  $5,147,945      5.08%  $5,182,220     5.40%   $4,764,204     4.67%
                                       =========   ========   =========   ========   =========      ===     =========      ===
Consumer............................. $3,869,306             $3,939,631             $3,868,498             $3,834,239
Commercial...........................    960,732              1,000,463                997,352                472,009
Wholesale............................    169,248                207,851                316,370                457,956
                                       ---------              ---------              ---------              ---------
        Total deposits............... $4,999,286             $5,147,945             $5,182,220             $4,764,204
                                       =========              =========              =========              =========

     At December 31, 1996 and September 30, 1996, certificates of deposit ("CDs") summarized by scheduled maturity by year and weighted average interest rate were as follows:

                                                 CERTIFICATES MATURING IN THE YEAR ENDING DECEMBER 31,
                                       --------------------------------------------------------------------------
             STATED RATE                   1997          1998         1999       2000        2001      THEREAFTER      TOTAL
-------------------------------------  ------------  ------------  ----------  ---------  ----------   ----------   ------------
                                                                            (IN THOUSANDS)
2.99% and below......................  $      5,150  $    --       $   --      $  --      $   --        $ --        $      5,150
3.00% to 3.99%.......................        13,157           475           8     --          --               3          13,643
4.00% to 4.99%.......................       407,798        45,171      13,750      1,349       2,071          61         470,200
5.00% to 5.99%.......................       834,681       486,769     101,573     20,751      35,814         316       1,479,904
6.00% to 6.99%.......................       249,656       282,875      96,689     24,239      82,488         466         736,413
7.00% to 7.99%.......................        10,277         5,265      17,654      8,549      12,691         131          54,567
8.00% to 8.99%.......................           896           491       5,414      1,453         238          27           8,519
9.00% to 9.99%.......................         1,697         7,711         765         14         141         308          10,636
10.00% to 10.99%.....................        31,296        11,353      10,777        764      --             228          54,418
Over 10.99%..........................        67,933        17,224         289     --          --          --              85,446
                                       ------------  ------------  ----------  ---------  ----------   ----------   ------------
                                       $  1,622,541  $    857,334  $  246,919  $  57,119  $  133,443    $  1,540    $  2,918,896
                                       ============  ============  ==========  =========  ==========   ==========   ============

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                CERTIFICATES MATURING IN THE YEAR ENDING SEPTEMBER 30,
                                       -------------------------------------------------------------------------
             STATED RATE                   1997          1998         1999       2000       2001      THEREAFTER      TOTAL
-------------------------------------  ------------  ------------  ----------  ---------  ---------   ----------   ------------
                                                                            (IN THOUSANDS)
2.99% and below......................  $      1,584  $    --       $   --      $  --      $  --        $ --        $      1,584
3.00% to 3.99%.......................        21,867           740           8     --         --               3          22,618
4.00% to 4.99%.......................       437,650        23,983      33,839      1,063      2,645          61         499,241
5.00% to 5.99%.......................       861,376       409,903      92,854      6,826     34,185         449       1,405,593
6.00% to 6.99%.......................       440,730       246,208      74,373     61,165     49,022       1,788         873,286
7.00% to 7.99%.......................        79,767         7,747       5,778     21,536     11,276       1,529         127,633
8.00% to 8.99%.......................         1,399           678       4,485      2,326        354          27           9,269
9.00% to 9.99%.......................           579         6,480       3,062         12        138         308          10,579
10.00% to 10.99%.....................        40,224        14,699      11,166        664         97         228          67,078
Over 10.99%..........................        88,281        16,757         281     --         --          --             105,319
                                       ------------  ------------  ----------  ---------  ---------   ----------   ------------
                                       $  1,973,457  $    727,195  $  225,846  $  93,592  $  97,717    $  4,393    $  3,122,200
                                       ============  ============  ==========  =========  =========   ==========   ============

     Scheduled maturities of CDs of $100,000 or more outstanding at December 31, 1996 and September 30, 1996 were as follows:

                                        AT DECEMBER 31, 1996     AT SEPTEMBER 30, 1996
                                        ---------------------    ---------------------
                                        NUMBER OF    DEPOSIT     NUMBER OF    DEPOSIT
                                        ACCOUNTS      AMOUNT     ACCOUNTS      AMOUNT
                                        ---------    --------    ---------    --------
                                                    (DOLLARS IN THOUSANDS)
Three months or less.................       620      $ 65,667      1,234      $130,243
Over three through six months........       479        52,029        551        57,661
Over six through twelve months.......     1,110       117,316        957       101,299
Over twelve months...................     2,094       219,128      1,813       190,973
                                        ---------    --------    ---------    --------
          Total......................     4,303      $454,140      4,555      $480,176
                                        =========    ========    =========    ========

                          INTEREST EXPENSE ON DEPOSITS

                                       FOR THE THREE MONTHS
                                              ENDED
                                           DECEMBER 31,       FOR THE YEAR ENDED SEPTEMBER 30,
                                       --------------------  ----------------------------------
                                         1996       1995        1996        1995        1994
                                       ---------  ---------  ----------  ----------  ----------
                                                            (IN THOUSANDS)
Transaction and insured money fund
  accounts...........................  $  20,230  $  17,931  $   71,693  $   61,232  $   22,261
Savings accounts.....................        806        982       3,598       4,715       7,311
Certificates of deposit..............     45,688     52,913     196,929     198,419     179,462
                                       ---------  ---------  ----------  ----------  ----------
     Total...........................  $  66,724  $  71,826  $  272,220  $  264,366  $  209,034
                                       =========  =========  ==========  ==========  ==========

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9.  FEDERAL HOME LOAN BANK ADVANCES

                                          FOR THE
                                        THREE MONTHS
                                           ENDED
                                        DECEMBER 31,       FOR THE YEAR ENDED SEPTEMBER 30,
                                        ------------   ----------------------------------------
                                            1996           1996          1995          1994
                                        ------------   ------------  ------------  ------------
                                                        (DOLLARS IN THOUSANDS)
Maximum outstanding at any
  month-end..........................    $3,860,461    $  4,384,798  $  4,386,605  $  2,697,829
Daily average balance................     3,599,127       4,073,297     3,560,844     2,285,630
Average interest rate................          5.65%           6.07%         6.31%         3.98%

     The aggregate amounts of principal maturities for FHLB advances for the periods indicated were as follows:

                                           AT DECEMBER 31,                       AT SEPTEMBER 30,
                                       -----------------------   -------------------------------------------------
                                                1996                      1996                      1995
                                       -----------------------   -----------------------   -----------------------
                                                      WEIGHTED                  WEIGHTED                  WEIGHTED
                                                      AVERAGE                   AVERAGE                   AVERAGE
                                          AMOUNT        RATE        AMOUNT        RATE        AMOUNT        RATE
                                       ------------   --------   ------------   --------   ------------   --------
                                                                 (DOLLARS IN THOUSANDS)
1996.................................  $    --          --  %    $    --          --  %    $  2,391,885     6.22%
1997.................................     1,812,968     5.63        2,564,095     5.82        1,855,765     6.33
1998.................................     1,170,046     5.51          905,046     5.47          115,000     6.60
1999.................................       441,902     5.40            8,700     7.65            8,700     7.65
2000.................................        35,700     5.59            2,700     7.80            2,700     7.80
2001.................................       320,145     5.46            7,145     8.16            4,800     7.92
Thereafter...........................        79,700     5.47            2,700     8.04            5,045     8.33
                                       ------------   --------   ------------   --------   ------------   --------
          Total......................  $  3,860,461     5.55%    $  3,490,386     5.74%    $  4,383,895     6.28%
                                       ============   ========   ============   ========   ============   ========

10.  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
     AND FEDERAL FUNDS PURCHASED

                                           FOR THE
                                        THREE MONTHS
                                            ENDED
                                        DECEMBER 31,       FOR THE YEAR ENDED SEPTEMBER 30,
                                        -------------   --------------------------------------
                                            1996            1996          1995         1994
                                        -------------   ------------  ------------  ----------
                                                        (DOLLARS IN THOUSANDS)
REVERSE REPURCHASE AGREEMENTS
     Balance outstanding at
       period-end....................     $1,038,086    $    832,286  $  1,172,533  $  553,000
     Fair value of collateral at
       period-end....................     1,018,830        1,020,405     1,239,527     673,000
     Maximum outstanding at any
       month-end.....................     1,038,086        1,096,508     1,355,540     553,000
     Daily average balance...........       871,778          955,681       887,932     273,899
     Average interest rate...........          5.67%            5.77%         5.99%       3.85%
FEDERAL FUNDS PURCHASED
     Balance outstanding at
       period-end....................     $ --          $    --       $    --       $   --
     Maximum outstanding at any
       month-end.....................       --               --            --           15,000
     Daily average balance...........           543               27           521         767
     Average interest rate...........          5.16%            6.02%         5.95%       3.73%

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Scheduled maturities of reverse repurchase agreements outstanding at December 31, 1996 and September 30, 1996 were as follows:

                                        AT DECEMBER 31, 1996    AT SEPTEMBER 30, 1996
                                        --------------------    ---------------------
                                                       (IN THOUSANDS)
October 1996.........................        $--                      $ 472,286
January 1997.........................           567,086               --
February 1997........................           111,000               --
March 1997...........................           360,000                 360,000
                                        --------------------    ---------------------
                                             $1,038,086               $ 832,286
                                        ====================    =====================

     The counterparties to all reverse repurchase agreements at December 31, 1996 and September 30, 1996 have agreed to resell the same securities upon maturity of such agreements. The securities collateralizing the reverse repurchase agreements have been delivered to the counterparty or its agent. At December 31, 1996 and September 30, 1996, the reverse repurchase agreements were outstanding with the following counterparties:

                                        AT DECEMBER 31, 1996    AT SEPTEMBER 30, 1996
                                        --------------------    ---------------------
                                                       CARRYING VALUE
                                        ---------------------------------------------
                                                       (IN THOUSANDS)
Credit Suisse First Boston Inc.......        $  417,906               $  44,215
Morgan Stanley and Co.
  Incorporated.......................           360,000                 360,000
Donaldson, Lufkin, and Jenrette
  Securities Corporation.............           160,180                 301,524
Goldman, Sachs and Co................            50,000                  57,000
Federal Home Loan Bank...............            50,000                  45,000
PaineWebber, Inc.....................         --                         24,547
                                        --------------------    ---------------------
                                             $1,038,086               $ 832,286
                                        ====================    =====================

11.  SENIOR NOTES

     In May 1993, the Parent Company issued $115 million of 8.05% Senior Notes due May 15, 1998 and repaid long-term debt and a note payable to a related party.

     The Senior Notes were not registered under the Securities Act of 1933, as amended (the "Securities Act"), but were offered and sold in a private offering to qualified institutional investors in reliance on Rule 144A under the Securities Act and to a limited number of institutional accredited investors within the meaning of Rule 501 of Regulation D under the Securities Act.

     The Senior Notes had an initial interest rate of 8.05% PER ANNUM, payable semi-annually. The interest rate on the Senior Notes was subject to increase in certain circumstances if an exchange offer ("Exchange Offer") was not consummated by certain dates. The PER ANNUM interest rate on the Senior Notes increased by 0.5%, to 8.55% in October 1993, and increased by 0.5% to 9.05% in February 1994. The Exchange Offer was consummated in August 1996 and the interest rate reverted to the initial rate of 8.05% in September 1996.

     The Senior Notes are not redeemable prior to maturity, except upon the occurrence of a change of control (as defined) of the Parent Company or the Bank
(i) at the option of the Parent Company, in whole but not in part, and (ii) at the option of holders, in whole or in part, in each case, at 101% of their principal amount plus accrued interest to the date of redemption. The Senior Notes do not have the benefit of any sinking fund obligation.

     The cost of issuing the Senior Notes, including the costs of the Exchange Offering, totalled $5.4 million, and amortization for the three months ended December 31, 1996 and 1995 and for fiscal 1996, 1995, and 1994 was $316,000,
$244,000, $1.0 million, $976,000, and $977,000, respectively.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Parent Company's ability to meet its long-term obligations is contingent on the Bank's ability to pay dividends on its common stock. In December 1996, the Parent Company contributed all of the outstanding stock of its subsidiary, the Bank, to Holdings, and Holdings assumed the obligations of the Senior Notes. The Parent Company has no significant assets other than its equity in Holdings and the Parent Company's ability to pay dividends on its common stock and to meet its other cash obligations is dependent upon the receipt of dividends from Holdings. Holdings' ability to pay dividends to the Parent Company is dependent on the extent to which it receives common stock dividends from the Bank. As discussed in Note 15, the ability of the Bank to pay dividends on its preferred or common stock without prior Office of Thrift Supervision ("OTS") approval is subject to its continued profitability and the maintenance of certain capital ratios. Further, the payment of dividends by the Bank to the Parent Company on the Bank's common stock is subordinate to the payment of dividends on the Bank's preferred stock. See Note 16 for a discussion of the preferred stock of the Bank. Under the Senior Note indenture, aggregate dividends paid by the Parent Company on its common stock and by the Bank on its preferred stock, and certain other payments or investments, is limited to the sum of (i) 50% of cumulative consolidated net income (or, if negative 100% of such deficit) after March 31, 1993, subject to certain exclusions, (ii) the proceeds from any issuance of capital stock by the Parent Company after March 31, 1993, and (iii) $12 million. At January 1, 1997 and September 30, 1996, $74.5 million and $76.8 million were available for payment of future dividends by the Parent Company under this restriction. See Note 21 for a discussion of subsequent events.

12.  FINANCIAL INSTRUMENTS

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires the disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. Quoted market prices, when available, are used as the measure of fair value. In cases where quoted market prices are not available, fair values are based on present value estimates or other valuation techniques. Because assumptions used in these valuation techniques are inherently subjective in nature, the estimated fair values cannot always be substantiated by comparison to independent market quotes and, in many cases, the estimated fair values could not necessarily be realized in an immediate sale or settlement of the instrument.

     The fair value estimates presented herein are based on relevant information available to management as of December 31, 1996, September 30, 1996, and 1995. Management is not aware of any factors that would significantly affect these estimated fair value amounts. As these reporting requirements exclude certain financial instruments and all non-financial instruments, the aggregate fair value amounts presented herein do not represent management's estimate of the underlying value of the Company. Additionally, such amounts exclude intangible asset values such as the value of core deposit intangibles. The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value.

     SHORT-TERM INTEREST-EARNING ASSETS. The carrying amount approximates fair value.

     TRADING ACCOUNT ASSETS. The carrying values are market values, which are generally based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, market value is estimated using quoted market prices for instruments with similar credit, maturity, and interest characteristics.

     SECURITIES AND MORTGAGE-BACKED SECURITIES. The carrying amounts for certain securities and MBS approximate their fair values as they mature within 90 days and do not present significant credit concerns. The fair values of securities and MBS with longer maturities are estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

     LOANS. Fair values are estimated for portfolios of loans with similar characteristics and include the value of related servicing rights, if appropriate. Loans are segregated by type, by rate, and by performing and nonperforming categories. As adjustable-rate loans (excluding single family) reprice frequently, their carrying value

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

approximates their fair value. For fixed-rate loans and single family loans, excluding the single family warehouse, fair value is estimated using contractual cash flows discounted at secondary market rates, adjusted for prepayment estimates, or using current rates offered for similar loans. Fair value of the single family warehouse loans is estimated using outstanding commitment prices from investors or current investor yield requirements. The fair value of nonperforming loans is estimated using the carrying value less any related allowance for credit losses.

     FHLB STOCK. The carrying amount approximates fair value as it is redeemable at its par value.

     DEPOSITS. Under SFAS No. 107, the estimated fair value of deposits with no stated maturity, which includes demand deposits, money market, and other savings accounts, is equal to the amount payable on demand. Although market premiums paid for depository institutions reflect an additional value for these deposits, SFAS No. 107 prohibits adjusting fair value for any value expected to be derived from retaining those deposits for a future period of time or from the benefit that results from the ability to fund interest-earning assets with these deposit liabilities. The SFAS No. 107 fair value of fixed-maturity deposits is estimated using a discounted cash flow model with rates currently offered by the Company for deposits of similar remaining maturities.

     FHLB ADVANCES, REVERSE REPURCHASE AGREEMENTS, AND FEDERAL FUNDS PURCHASED. Fair values are estimated based on the discounted value of contractual cash flows using rates currently available to the Company for borrowings with similar terms and remaining maturities.

     SENIOR NOTES. The fair value of the Senior Notes is based on discounting future cash flows using the current rates at which similar debt would be issued by issuers with similar credit ratings and remaining maturities.

     OTHER ASSETS AND LIABILITIES. With the exception of that portion of the excess servicing receivable classified as other assets, the carrying amounts of financial instruments in these classifications are considered a reasonable estimate of fair value due to their short-term nature. At December 31, 1996, and September 30, 1996 and 1995, the fair value of the excess servicing receivable exceeded its carrying value of $15.5 million, $9.3 million and $7.1 million, respectively, by $6.0 million, $5.2 million, and $5.1 million, respectively. The fair value of the excess servicing receivable is equal to the present value of estimated net future cash flows discounted at a current market rate.

     FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK. The fair values of financial instruments with off-balance-sheet risk are based on current market prices.

     SERVICING PORTFOLIO. See Note 1 for a description of the method used to value the single family servicing portfolio.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                            SFAS NO. 107 FAIR VALUES

                                            AT DECEMBER 31,                          AT SEPTEMBER 30,
                                       -------------------------   -----------------------------------------------------
                                                 1996                        1996                        1995
                                       -------------------------   -------------------------   -------------------------
                                        CARRYING      SFAS NO.       CARRYING      SFAS NO.      CARRYING      SFAS NO.
                                         VALUE       107 VALUE         VALUE       107 VALUE       VALUE       107 VALUE
                                       ----------   ------------   -------------   ---------   -------------   ---------
                                                                        (IN THOUSANDS)
FINANCIAL ASSETS
    Short-term interest-earning
      assets.........................  $  715,052   $    715,052   $     793,772   $ 793,772   $     583,983   $ 583,983
    Trading account assets...........       1,174          1,174           1,149       1,149           1,081       1,081
    Securities.......................      64,277         64,278          64,544      64,545         116,013     116,811
    Mortgage-backed securities.......   1,592,184      1,575,112       1,657,908   1,637,085       2,398,263   2,378,171
    Loans............................   7,957,010      8,095,668       7,519,488   7,657,483       8,260,240   8,418,464
    FHLB stock.......................     198,241        198,241         179,643     179,643         225,952     225,952
    Other assets.....................     134,963        140,984         110,441     115,658         150,542     155,631
NON-FINANCIAL ASSETS.................     396,745            N/A         385,432         N/A         247,460         N/A
                                                    ============                   =========                   =========
                                       ----------                  -------------               -------------
        Total assets................. $11,059,646                  $  10,712,377               $  11,983,534
                                       ==========                  =============               =============
FINANCIAL LIABILITIES
    Deposits.........................  $4,999,286   $  5,024,797   $   5,147,945  $5,164,988   $   5,182,220  $5,215,438
    FHLB advances....................   3,860,461      3,861,640       3,490,386   3,493,086       4,383,895   4,395,965
    Reverse repurchase agreements and
      federal funds purchased........   1,038,086      1,038,066         832,286     832,328       1,172,533   1,171,884
    Senior Notes.....................     115,000        116,871         115,000     118,396         115,000     115,383
    Other liabilities................     129,067        129,067         170,870     170,870         162,073     162,073
NON-FINANCIAL LIABILITIES, MINORITY
  INTEREST, AND STOCKHOLDERS'
  EQUITY.............................     917,746            N/A         955,890         N/A         967,813         N/A
                                                    ============                   =========                   =========
                                       ----------                  -------------               -------------
        Total liabilities, minority
          interest, and stockholders'
          equity..................... $11,059,646                  $  10,712,377               $  11,983,534
                                       ==========                  =============               =============
OTHER FINANCIAL ASSETS
  (LIABILITIES) -- FAIR VALUE
      Interest rate swaps............               $        122                   $     (66)                  $  (1,517)
      Interest rate caps.............                        687                       1,057                       1,113
      Interest rate floors...........                      5,814                       2,515                       4,895
      Financial options..............                    --                           --                             103
      Financial futures contracts....                    --                           --                          (1,869)
      Forward delivery contracts.....                      1,691                        (176)                     (2,877)
      Commitments to extend credit...                        627                       2,238                         897
OTHER NON-FINANCIAL ASSETS --
  UNREALIZED GAINS
      Single family servicing
        portfolio, as adjusted (See
        Note 6)......................                     32,832                      45,579                      47,153

     The carrying values of other financial assets (liabilities) and other non-financial assets, if any, were included with the carrying values of the related assets and liabilities.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Company enters into certain financial instruments with off-balance-sheet risk in the ordinary course of business to reduce its exposure to changes in interest rates. The Company does not enter into instruments such as leveraged derivatives or structured notes. The financial instruments used for hedging interest rate risk include

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

interest rate swaps, caps, and floors, financial options, financial futures contracts, and forward delivery contracts. A hedge is an attempt to reduce risk by creating a relationship whereby any losses on the hedged asset or liability are expected to be offset in whole or part by gains on the hedging financial instrument. Thus, market risk resulting from a particular off-balance-sheet instrument is normally offset by other on or off-balance-sheet transactions. The Company seeks to manage credit risk by limiting the total amount of arrangements outstanding, both by counterparty and in the aggregate, by monitoring the size and maturity structure of the financial instruments, by assessing the creditworthiness of the counterparty, and by applying uniform credit standards for all activities with credit risk.

     Notional principal amounts indicated in the following table represent the extent of the Company's involvement in particular classes of financial instruments and generally exceed the expected future cash requirements relating to the instruments.

                                                             AT SEPTEMBER 30,
                                        AT DECEMBER 31,   ----------------------
                                             1996            1996        1995
                                        ---------------   ----------  ----------
                                                     (IN THOUSANDS)
Interest rate swaps..................      $ 161,000      $   50,000  $  615,000
Interest rate caps...................        959,000         659,000     565,000
Interest rate floors.................      1,258,500         688,500     310,000
Financial options....................        --               --          23,000
Financial futures contracts..........        --               --         529,000
Forward delivery contracts...........        256,658         321,923     509,463
Commitments to extend credit.........      1,072,036         988,120     999,792

     Financial instruments with off-balance-sheet risk at December 31, 1996 and September 30, 1996 were scheduled to mature as follows:

                                           MATURING IN THE YEAR ENDING DECEMBER 31,
                                       -------------------------------------------------
                                           1997         1998        1999      THEREAFTER      TOTAL
                                       ------------  ----------  ----------   ----------   ------------
                                                                (IN THOUSANDS)
Interest rate swaps..................  $     25,000  $  101,000  $   22,000   $   13,000   $    161,000
Interest rate caps...................       500,000      --          --          459,000        959,000
Interest rate floors.................       260,000      50,000      90,000      858,500      1,258,500
Forward delivery contracts...........       256,658      --          --           --            256,658
Commitments to extend credit.........       866,152      76,773      98,857       30,254      1,072,036
                                       ------------  ----------  ----------   ----------   ------------
          Total......................  $  1,907,810  $  227,773  $  210,857   $1,360,754   $  3,707,194
                                       ============  ==========  ==========   ==========   ============

                                          MATURING IN THE YEAR ENDING SEPTEMBER 30,
                                       ------------------------------------------------
                                           1997         1998       1999      THEREAFTER      TOTAL
                                       ------------  ----------  ---------   ----------   ------------
                                                               (IN THOUSANDS)
Interest rate swaps..................  $     50,000  $   --      $  --        $  --       $     50,000
Interest rate caps...................       237,000     121,000     58,000      243,000        659,000
Interest rate floors.................        60,000     250,000     --          378,500        688,500
Forward delivery contracts...........       321,923      --         --           --            321,923
Commitments to extend credit.........       844,112     100,459      9,728       33,821        988,120
                                       ------------  ----------  ---------   ----------   ------------
          Total......................  $  1,513,035  $  471,459  $  67,728    $ 655,321   $  2,707,543
                                       ============  ==========  =========   ==========   ============

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     INTEREST RATE SWAPS. Below is an itemization of swaps by type and items hedged. These swaps were entered into in an effort to more closely match the repricing of the Company's liabilities with the related assets. During the three months ended December 31, 1996 and fiscal 1996, $25.0 million and $565.0 million, respectively, of interest rate swap contracts expired.

                                        NOTIONAL     FIXED       FLOATING             HEDGED
                                         AMOUNT      RATE          RATE                ITEM
                                        --------    -------      --------       -------------------
                                                          (DOLLARS IN THOUSANDS)
AT DECEMBER 31, 1996
Receive Fixed/Pay Floating...........   $ 25,000      4.60%        5.63%(1)     Consumer deposits
Received Floating/Pay Fixed..........     75,000      6.06         5.53(1)      FHLB advances
                                          26,000      5.87         5.53(1)      FHLB advances
                                          22,000      6.00         5.53(1)      FHLB advances
                                          13,000      6.34         5.53(1)      FHLB advances
                                        --------
     Total...........................   $161,000
                                        ========
AT SEPTEMBER 30, 1996
Receive Fixed/Pay Floating...........   $ 25,000      6.00         5.50(2)      Consumer deposits
                                          25,000      4.60         5.69(1)      Consumer deposits
                                        --------
     Total...........................   $ 50,000
                                        ========
AT SEPTEMBER 30, 1995
Receive Floating/Pay Fixed...........   $ 75,000      6.10         5.81(2)      FHLB advances
                                         340,000      6.50         5.86(2)      Reverse repurchase
                                                                                agreements
                                         100,000      6.58         6.00(1)      Commercial deposits
Receive Fixed/Pay Floating...........     75,000      4.32         5.88(1)      Consumer deposits
                                          25,000      6.00         5.81(2)      Consumer deposits
                                        --------
     Total...........................   $615,000
                                        ========

--------------
(1) Based on the three month London InterBank Offered Rate ("LIBOR") as of the last reset prior to the date reported.

(2) Based on the one month LIBOR as of the last reset prior to the date reported.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     INTEREST RATE CAPS. During fiscal 1995, interest rate caps with original notional principal amounts totalling $565.0 million were entered into in an effort to hedge certain adjustable-rate loans. After considering expected prepayments and the amortization of the loans that were being hedged, the amortized notional principal amounts of these caps totalled $459.0 million at September 30, 1996 and December 31, 1996. Interest rate caps with notional principal amounts totalling $950.0 million were entered into during fiscal 1996 in an effort to hedge certain adjustable-rate MBS and FHLB advances. During fiscal 1996, $750.0 million of the caps entered into during fiscal 1996 were sold as the MBS being hedged were sold. The resulting gain on the sale of the caps of $1.9 million partially offset the loss on the sale of the MBS. During the three months ended December 31, 1996, $300.0 million in interest rate caps were entered into in an effort to hedge FHLB advances.

                                                NOTIONAL      INDEX       CONTRACTED
                                                 AMOUNT       RATE           RATE
                                                --------      -----       ----------
                                                       (DOLLARS IN THOUSANDS)
AT DECEMBER 31, 1996.................  buy      $459,000      5.93 %(1)      7.86%
                                                 200,000      5.55 (2)       6.19
                                                 300,000      5.50 (2)       6.25
                                       sell      459,000      5.93 (1)       8.57

AT SEPTEMBER 30, 1996................  buy       459,000      5.93 (1)       7.86
                                                 200,000      5.66 (2)       6.19
                                       sell      459,000      5.93 (1)       8.57

AT SEPTEMBER 30, 1995................  buy       565,000      5.91 (1)       7.86
                                       sell      565,000      5.91 (1)       8.57

-----------
(1) Based on the six month LIBOR as of the last reset prior to the date reported.

(2) Based on the three month LIBOR as of the last reset prior to the date reported.

     INTEREST RATE FLOORS. Floor contracts were entered into during the three months ended December 31, 1996 and during fiscal 1996 and 1995 in an effort to hedge the MSRs against declines in value as a result of prepayments.

                                                                 AVERAGE
                                        NOTIONAL     INDEX        FLOOR     HEDGED
                                         AMOUNT      RATE         RATE       ITEM
                                        ---------    -----       -------    ------
                                                  (DOLLARS IN THOUSANDS)
AT DECEMBER 31, 1996.................   $ 725,000    5.77 %(1)     6.31%     MSRs
                                          533,500    5.95 (2)      6.04      MSRs
                                        ---------
     Total...........................   $1,258,500
                                        =========

AT SEPTEMBER 30, 1996................   $ 498,500    6.67 (2)      5.99      MSRs
                                          190,000    6.88 (1)      6.25      MSRs
                                        ---------
     Total...........................   $ 688,500
                                        =========

AT SEPTEMBER 30, 1995................   $ 260,000    6.01 (2)      6.70      MSRs
                                           50,000    6.17 (1)      7.20      MSRs
                                        ---------
     Total...........................   $ 310,000
                                        =========

-------------
(1) Based on the ten year Constant Maturity Treasury ("CMT") as of the last reset prior to the date reported.

(2) Based on the five year CMT as of the last reset prior to the date reported.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     An interest rate floor agreement with a notional principal amount of $530.0 million hedging single family MSRs was sold prior to its original maturity during fiscal 1995, resulting in a gain of $6.4 million. The gain was deferred and is being accreted to operations offsetting the related MSR intangible amortization expense. At December 31, 1996 and September 30, 1996, the deferred gain remaining from the sale of the interest rate floor was approximately $4.7 million and $4.9 million, respectively. Interest received on interest rate floor agreements totalled $430,328, $2.1 million, and $817,000 during the three months ended December 31, 1996 and during fiscal 1996 and 1995, respectively. The interest received was deferred and is being amortized over the life of the MSRs.

     FINANCIAL OPTIONS. At September 30, 1995 there was a Treasury call option outstanding with a notional principal amount of $23.0 million. A Treasury call option with a notional principal amount of $22.5 million was purchased and expired during fiscal 1996. These options were entered into in an effort to hedge MSRs against declines in value as a result of an increase in prepayments caused by declining interest rates. The Treasury call option outstanding at September 30, 1995 was sold during fiscal 1996, for a gain of $319,000 as the MSRs being hedged were sold. This gain was included in the gain on the sale of MSRs.

     During fiscal 1996, a Eurodollar put option with notional principal amount of $2.0 billion was purchased in an effort to hedge certain MBS. The Eurodollar put option was sold during fiscal 1996 for a loss of $49,000 as the MBS being hedged were sold. The loss was included in the gain on the sale of the MBS.

     During fiscal 1996, Treasury put options with notional principal amounts totalling $26.6 million were entered into in an effort to hedge loans the Company originated for its own portfolio from the date that the interest rate is locked until the date the loans are sold or funded ("portfolio pipeline").
These options were sold during fiscal 1996.

     A Treasury call option with a notional principal amount of $50.0 million was purchased and expired during fiscal 1996. The option was entered into as trading activity.

     At December 31, 1996 and September 30, 1996 there were no options outstanding.

     FINANCIAL FUTURES CONTRACTS. Treasury futures were entered into during fiscal 1996 and 1995 in an effort to hedge loans in the portfolio pipeline. As of September 30, 1996, all such Treasury futures contracts were closed or had expired as the loans being hedged had been sold or were included in the held to maturity loan portfolio. A net gain of $214,000 and $222,000 on the sale of Treasury futures contracts as of December 31, 1996 and September 30, 1996, respectively, was deferred and is being amortized over the life of the loans. A loss of $6.0 million on the sale of Treasury futures contracts was deferred as of September 30, 1995 and recognized into income during fiscal 1996 as the loans being hedged were sold.

     The Eurodollar futures contracts outstanding at September 30, 1995 were entered into in an effort to hedge the interest costs for a fixed period on certain borrowings that reprice based on short-term rates. As of September 30, 1996, all of the Eurodollar futures contracts outstanding at September 30, 1995 were closed or had expired. At September 30, 1996, losses of $135,000 on closed Eurodollar futures contracts were deferred and were fully amortized at December 31, 1996.

     At December 31, 1996, there were no future contracts outstanding.

     FORWARD DELIVERY CONTRACTS. Forward delivery contracts are entered into to sell single family warehouse loans and to manage the risk that a change in interest rates will decrease the value of single family warehouse loans or commitments to originate mortgage loans ("mortgage pipeline").

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                           FORWARD DELIVERY CONTRACTS

                                                                  AT SEPTEMBER 30,
                                        AT DECEMBER 31,      ---------------------------
                                             1996                 1996           1995
                                        ---------------      --------------   ----------
                                                         (IN THOUSANDS)
COUNTERPARTY
     GNMA............................      $ 137,767            $197,389      $  205,250
     FNMA............................        103,500              89,203         264,797
     Other...........................         15,391              35,331          39,416
                                        ---------------      --------------   ----------
          Total......................      $ 256,658            $321,923      $  509,463
                                        ===============      ==============   ==========
TYPE
     Fixed...........................      $ 214,408            $252,587      $  428,013
     Variable........................         42,250              69,336          81,450
                                        ---------------      --------------   ----------
          Total......................      $ 256,658            $321,923      $  509,463
                                        ===============      ==============   ==========
LOANS AVAILABLE TO FILL COMMITMENTS
     Single family warehouse.........      $ 244,482            $260,745      $  411,287
     Mortgage pipeline (estimated)...        133,137             174,883         185,204
                                        ---------------      --------------   ----------
          Total......................      $ 377,619            $435,628      $  596,491
                                        ===============      ==============   ==========

     COMMITMENTS TO EXTEND CREDIT. The Company's exposure to credit loss for commitments to extend credit is represented by the contractual amount of those agreements. The Company uses the same credit policies in making funding commitments as it does for on-balance-sheet instruments. These commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee to the Company. Because commitments may expire without being drawn upon, the total contract amounts do not necessarily represent future cash requirements.

                          COMMITMENTS TO EXTEND CREDIT

                                                             AT SEPTEMBER 30,
                                        AT DECEMBER 31,   ----------------------
                                             1996            1996        1995
                                        ---------------   ----------  ----------
                                                              (IN THOUSANDS)
Single family........................      $ 197,240      $  253,453  $  329,364
Other................................        874,796         734,667     670,428
                                        ---------------   ----------  ----------
          Total......................      $1,072,036     $  988,120  $  999,792
                                        ===============   ==========  ==========
Fixed................................      $ 185,627      $  201,649  $  282,101
Variable.............................        886,409         786,471     717,691
                                        ---------------   ----------  ----------
          Total......................      $1,072,036     $  988,120  $  999,792
                                        ===============   ==========  ==========

     Included in the commitments to extend credit amounts above were letters of credit of $10.4 million, $8.8 million, and $5.4 million at December 31, 1996 and September 30, 1996 and 1995, respectively.

     RECOURSE OBLIGATIONS. The Company had servicing of approximately $17.6 million, $20.8 million, and $26.6 million at December 31, 1996 and September 30, 1996 and 1995, respectively, for which certain recourse obligations apply. Management believes that it has adequately provided reserves for its recourse obligations related to this servicing.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13.  EMPLOYEE BENEFITS

SAVINGS PLAN

     The Company has an employee tax deferred savings plan (plan 401(k) under the Code) available to all eligible employees. Through June 30, 1995, the Company contributed dollar for dollar up to three percent of the participant's earnings and employees could contribute up to twelve percent of their earnings on a tax deferred basis. The Company's 401(k) plan was amended effective July 1, 1995. The Company currently contributes fifty cents for every dollar contributed up to two percent of the participant's earnings, and dollar for dollar for contributions between two and four percent of the participant's earnings. The maximum contribution percentage is now fifteen percent of an employee's earnings on a tax deferred basis, subject to Internal Revenue Service maximum contributions limitations. This is a participant directed plan. Plan assets are held in trust and managed by Fidelity Institutional Retirement Services Company. Contributions to the plan are in such amounts and within certain limitations as the Company may authorize. The Company's contributions to the plan were approximately $306,000, $356,000, $1.5 million, $1.5 million, and $1.7 million, for the three months ended December 31, 1996 and 1995, and for fiscal 1996, 1995, and 1994, respectively.

1996 STOCK INCENTIVE PLAN

     In December 1996, the Company granted options to purchase 147,500 shares of its common stock to certain employees of the Bank under the Bank United 1996 Stock Incentive Plan. Compensation expense was not recognized for the stock options because the options had an exercise price approximating the fair value of the Company's common stock at the date of grant. These options will vest at the end of three years ("cliff vesting") and will expire if not exercised within ten years of the date of grant. The maximum number of shares of Class A common stock available for grant under this plan is 1,600,000 shares.

MANAGEMENT COMPENSATION PROGRAM

     In June 1996, the Company's Board of Directors approved a management compensation program for the Company's executive officers, other key officers and employees, and certain directors containing the following provisions: (i) a cash bonus of $4.0 million; (ii) the award of 318,342 shares of Company Class B common stock with restrictions on its transferability for a period of three years from its issuance ("Restricted Stock"); and (iii) the issuance of 1,154,520 options for purchase of an equivalent number of shares of Company common stock (such options vest ratably from the date of grant through June 26, 1999 and may not be exercised prior to the third anniversary of the date of grant). The options' exercise price of $20.125 per share was set at an amount not less than the fair market value at the date of the grant and the options will expire if not exercised within ten years of the date of the grant.

     Compensation expense totalling $7.8 million, $4.8 million net of tax, was recognized in the quarter ended June 30, 1996 for the cash bonus and the Restricted Stock award. Compensation expense was not recognized for the stock options, as the options had an exercise price approximating the fair value of the Company's common stock at the date of grant.

DIRECTOR STOCK COMPENSATION PLAN

     In June 1996, the Company's Board of Directors approved a director stock plan for each member of the Company's Board who is not an employee of the Company or any subsidiary of the Company ("Eligible Director"). Each Eligible Director will be granted stock options to purchase 1,000 shares of Class A common stock of the Company when first elected to the Company's Board of Directors and following each annual stockholders' meeting thereafter. The options exercise price is 115% of the fair value of the Company's common stock at the date of grant. The Company granted 10,000 options under the director stock plan during fiscal 1996. These options vest and become exercisable if and when the fair value of the Company's common stock equals or exceeds the exercise price of the option on any day during the 30-day period commencing on the first anniversary

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

of the date of the grant ("vesting window"). If these stock options do not vest during the vesting window, they will be cancelled and all vested options will expire if not exercised within ten years of the date of grant. The maximum number of shares of Class A common stock available for grant under this plan is 250,000 shares.

     A summary of the status of the Company's stock option plans as of December 31, 1996 and September 30, 1996 and changes during the three months ended December 31, 1996 and fiscal 1996 is presented below. The Company granted no options prior to fiscal 1996. No options were exercised, forfeited or expired during the three months ended December 31, 1996 or fiscal 1996. The weighted-average remaining contractual life of options outstanding at December 31, 1996 was 9.6 years. None of the options outstanding at December 31, 1996 were exercisable.

     The weighted-average grant date fair value for the options granted during the three months ended
December 31, 1996 was $9.50 per share. The fair value of each stock option was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in three months ended December 31, 1996: estimated volatility of 25.79%; risk-free interest rate of 6.22%; dividend yield of 2.10%; and an expected life of ten years. The weighted-average grant date fair value for the options granted during fiscal 1996 was $6.46 per share. The fair value of each stock option was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in fiscal 1996: estimated volatility of 27.00%; risk-free interest rate of 6.55%; dividend yield of 3.00%; and an expected life of ten years.

                                        NUMBER OF     WEIGHTED-AVERAGE          RANGE OF
                                          SHARES       EXERCISE PRICE        EXERCISE PRICES
                                        ----------    -----------------    -------------------
Granted during fiscal 1996...........   1,164,520          $ 20.15          $20.125 - $27.394
Granted during fiscal 1997...........     147,500            26.85          $25.250 - $26.875
                                       ----------
Outstanding at December 31, 1996.....   1,312,020            20.91          $20.125 - $27.394
                                       ==========

     The Company applies APB Opinion No. 25 in accounting for its stock compensation plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost been determined based on the fair value at the grant date for awards consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                                  FOR THE THREE           FOR THE YEAR
                                                                                  MONTHS ENDED               ENDED
                                                                                DECEMBER 31, 1996      SEPTEMBER 30, 1996
                                                                                -----------------      ------------------
                                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income                             As reported...........................        $17,263                $118,935
                                       Pro forma.............................         16,593                 118,316
Earnings per share                     As reported...........................           0.55                    3.87
                                       Pro forma.............................           0.53                    3.85

     The weighted-average grant date fair value for the 318,342 shares of Restricted Stock issued during fiscal 1996 was $11.65 per share. See
" -- Management Compensation Program."

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

14.  INCOME TAXES

                                          FOR THE THREE
                                           MONTHS ENDED
                                           DECEMBER 31,       FOR THE YEAR ENDED SEPTEMBER 30,
                                       --------------------  ----------------------------------
                                         1996       1995        1996        1995        1994
                                       ---------  ---------  -----------  ---------  ----------
                                                            (IN THOUSANDS)
CURRENT TAX EXPENSE (BENEFIT)
     Federal.........................  $    (173) $     871  $     3,012  $   3,459  $    1,145
     State...........................         25      1,050        3,097      2,080       1,841
     Payments due in lieu of taxes...       (572)     3,724       11,528     15,261      (3,449)
DEFERRED TAX EXPENSE (BENEFIT)
     Federal.........................     13,205      7,489        8,910     16,575      17,681
     State...........................      1,148     --            1,388         40      (1,279)
     Change in valuation
       allowance -- utilization of
       NOLs..........................     --         --         (101,700)    --         (47,838)
     Change in valuation
       allowance -- reduction of
       NOLs..........................     --         --           (2,000)    --          --
                                       ---------  ---------  -----------  ---------  ----------
          Total income tax (benefit)
            expense..................  $  13,633  $  13,134  $   (75,765) $  37,415  $  (31,899)
                                       =========  =========  ===========  =========  ==========

     In June 1996, the Parent Company's Certificate of Incorporation and By-Laws were restated with the intent to preserve certain beneficial tax attributes limiting the disposition of certain common stock and other interests in the Parent Company by certain of its stockholders. The preservation of certain tax attributes allowed the recognition of tax benefits of $85.2 million by the Bank in June 1996 for the expected utilization of $365 million of NOLs against future taxable income. These tax benefits were not recognized in prior periods due to limitations on the utilization of NOLs if an Ownership Change ("Ownership Change," as defined in Section 382 of the Code) had occurred. In June 1996, the Parent Company and the Bank entered into a tax sharing agreement. This agreement resulted in the recognition of a tax benefit of $16.5 million by the Parent Company for the expected utilization of $47 million of the Parent Company's NOLs by the Bank. The total tax benefit of $101.7 million was recognized as a reduction of income tax expense and an increase in the net deferred tax asset, in accordance with SFAS No. 109, "Accounting for Income Taxes".

     In fiscal 1995, no tax benefits were recorded by the Parent Company or the Bank. The Parent Company recognized no benefit for its stand alone NOLs as it did not generate taxable income to offset such losses and it was not party to a federal tax sharing agreement with the Bank at that time. The Bank recognized no tax benefits due to limitations on the utilization of its NOLs if an Ownership Change had occurred.

     In fiscal 1994, no tax benefits were recorded by the Parent Company due to circumstances similar to those described in the preceding paragraph. The Bank recognized a $58.2 million tax benefit in fiscal 1994 for the expected utilization of $249 million of its NOLs against future taxable income.

     Tax NOLs at December 31, 1996 and September 30, 1996 were as follows:

                                                       ALTERNATIVE    EXPIRATION
           YEAR GENERATED               REGULAR TAX    MINIMUM TAX       DATE
-------------------------------------   -----------    -----------    ----------
                                                     (IN MILLIONS)
December 30, 1988....................      $  33          $  53          2003
September 30, 1989...................        329            154          2004
September 30, 1990...................        296            141          2005
September 30, 1991...................        119             56          2006
September 30, 1992...................         33              7          2007
September 30, 1994...................          7          --             2009

     Utilization of the NOLs generated for the year ended December 30, 1988 is subject to federal income tax rules that limit the utilization to federal taxable income of the Bank and its subsidiaries only. The remaining

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOLs may be utilized against the federal taxable income of the other companies within the "affiliated group" of which the Parent Company, Holdings, and the Bank are members.

     The Parent Company, Holdings, and the Bank are subject to regular income tax and alternative minimum tax ("AMT"). For the three months ended December
31, 1996 and 1995, and fiscal 1996 and 1995, the current federal tax expense is the result of AMT. Even though the Parent Company and the Bank have AMT net operating loss carryforwards ("AMT NOLs"), the Code limits the amount of utilization of AMT NOLs by 90% of alternative minimum taxable income ("AMTI"). For fiscal 1994, the federal tax expense was the result of residential interests in real estate mortgage investment conduits ("REMIC"), which could not be offset by NOLs.

     Income tax and related payments differ from the amount computed by applying the federal income tax statutory rate on income as follows:

                                          FOR THE THREE
                                           MONTHS ENDED
                                           DECEMBER 31,       FOR THE YEAR ENDED SEPTEMBER 30,
                                       --------------------  ----------------------------------
                                         1996       1995        1996        1995        1994
                                       ---------  ---------  -----------  ---------  ----------
                                                            (IN THOUSANDS)
TAXES CALCULATED.....................  $  12,411  $  11,202  $    23,743  $  31,539  $   34,356
INCREASE (DECREASE) FROM
     Reduction in valuation allowance
       for the utilization of NOLs...     --         --         (101,700)    --         (47,838)
     Reduction in valuation allowance
       for reduction of NOLs.........     --         --           (2,000)    --          --
     Change in estimate of net
       deferred tax assets...........     --         --          --          --         (11,340)
     Nontaxable assistance...........     --         --          --          --          (8,100)
     Benefit for payments due in lieu
       of taxes......................     --         --          --          --          (3,449)
     State income tax................      1,173      1,050        3,097      2,080       1,841
     Other...........................         49        882        1,095      3,796       2,631
                                       ---------  ---------  -----------  ---------  ----------
          Total......................  $  13,633  $  13,134  $   (75,765) $  37,415  $  (31,899)
                                       =========  =========  ===========  =========  ==========

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                      DEFERRED TAX ASSETS AND LIABILITIES

                                             AT            AT SEPTEMBER 30,
                                        DECEMBER 31,   ------------------------
                                            1996          1996         1995
                                        ------------   -----------  -----------
                                                    (IN THOUSANDS)
DEFERRED TAX ASSETS
     Net operating losses............    $  196,331    $   196,326  $   211,637
     Purchase accounting.............         6,076          6,252       10,064
     Capital loss carryforwards......         1,449          1,449      --
     Tax mark to market..............         3,859          3,654      --
     Unrealized losses on securities
       available for sale............           581          1,340        3,990
     REMIC...........................         6,768          6,830        7,083
     Goodwill amortization...........         1,897          1,897          413
     State...........................           307          1,455        2,817
     AMT credit......................         4,065          4,065        2,985
     Depreciation -- premises and
       equipment.....................         3,149          2,975        3,084
     SAIF assessment(1)..............       --              11,780      --
     Other...........................         9,149          9,832        2,926
                                        ------------   -----------  -----------
          Total deferred tax
            assets...................       233,631        247,855      244,999
                                        ------------   -----------  -----------
DEFERRED TAX LIABILITIES
     Bad debt reserve................        15,182         18,199       11,577
     FHLB stock......................        12,196         12,196        8,673
     OMSR............................        23,968         19,958      --
     REO.............................       --             --             7,096
     Tax mark to market..............       --             --             2,816
     State...........................       --             --                16
     Other...........................         1,574          1,679        6,050
                                        ------------   -----------  -----------
          Total deferred tax
            liabilities..............        52,920         52,032       36,228
                                        ------------   -----------  -----------
     Net deferred tax asset before
       valuation allowance...........       180,711        195,823      208,771
     Valuation allowance.............       (27,500)       (27,500)    (131,200)
                                        ------------   -----------  -----------
          Net deferred tax assets....    $  153,211    $   168,323  $    77,571
                                        ============   ===========  ===========
------------
(1) Assessed in fiscal 1996, tax-deductible in fiscal 1997 when paid. See Note
    15.

     The Bank is permitted under the Code to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. This addition differs from the provision for credit losses for financial reporting purposes. Due to recently enacted legislation, the Bank's post-1987 tax bad debt reserve will be required to be recaptured into income beginning with fiscal 1997. The reserve will be recaptured over a six taxable year period with the opportunity to defer recapture by up to two years if certain residential loan requirements are met. The Bank will not have the opportunity to defer recapture of the bad debt reserve as the residential loan requirements will not be met. At September 30, 1996, the Bank has approximately $90 million of post-1987 tax bad debt reserves. There will be no financial statement impact from this recapture as a deferred tax liability has already been provided for on the Bank's post-1987 tax bad debt reserves. The current tax liability resulting from recapture of these reserves will be reduced by NOLs available to offset this income.

     No deferred taxes have been provided on approximately $52 million of pre-1988 tax bad debt reserves. This tax reserve for bad debts is included in taxable income in later years if certain circumstances occur, such as, a distribution in redemption of stock of the Bank (with certain exceptions for preferred stock); partial or complete liquidation of the Bank following a merger or liquidation; or a dividend distribution in excess of certain earnings

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

and profits. However, if a thrift with a pre-1988 reserve is merged, liquidated on a tax free basis, or acquired by another depository institution, the remaining institution will inherit the thrift's pre-1988 reserve and post-1951 earnings and profits. Because management believes the circumstances requiring recapture of the reserve are not likely to occur, deferred income taxes of approximately $18 million have not been provided.

PAYMENTS DUE IN LIEU OF TAXES

     Pursuant to the terms of the Assistance Agreement, the amount of financial assistance paid to the Bank by the FRF was reduced each year by an amount equal to one-third of any federal and state net tax benefits ("Net Tax Benefits")
(as defined by the Assistance Agreement). The Assistance Agreement further provided that in no event would the amount paid to the FRF related to Net Tax Benefits be less than a guaranteed minimum totalling $10 million payable over five years. Additional payments due in lieu of taxes above the guaranteed minimum payments are included in the Consolidated Statements of Operations as incurred as a component of tax expense. The final guaranteed payment was made in July 1994 for fiscal 1993. The Assistance Agreement was terminated in December 1993. As part of the Settlement Agreement, the Parent Company, the Bank, and certain of their direct and indirect parent entities entered into a tax benefit agreement (the "Tax Benefits Agreement"), pursuant to which the Bank will pay one-third of certain tax benefits that are utilized by the Bank through the taxable year ending nearest to September 30, 2003. The amounts reflected in the Consolidated Financial Statements are based on estimated tax benefits utilized by the Bank and may vary from amounts paid due to the actual utilization of tax benefits reported in the federal income tax return.

15.  REGULATORY MATTERS

     The Bank is subject to regulatory capital requirements as defined in the OTS capital regulations (as set forth in the table below). Any savings association that fails to meet its regulatory capital requirements is subject to enforcement actions by the OTS which could have a material effect on its financial statements. Under the capital adequacy requirements and prompt corrective action provisions, the Bank must meet specific capital requirements based on its capital, assets, and certain off-balance-sheet items as calculated under regulatory accounting practices.

     To meet the capital adequacy requirements, the Bank must maintain minimum amounts and ratios of tangible capital, core capital, and total risk-based capital (as set forth in the table below). As of December 31, 1996 and September 30, 1996 and 1995, the Bank met all capital adequacy requirements.

     As of December 31, 1996 and September 30, 1996 and 1995, the most recent notification from the OTS categorized the Bank as well-capitalized, the highest of five tiers, under the prompt corrective action provisions. To be categorized as well-capitalized, the Bank must maintain minimum amounts and ratios of core capital, tier 1 capital, and total risk-based capital (as set forth in the table below). As of December 31, 1996 and September 30, 1996, there are no conditions or events since the OTS notification that management believes would change the institution's category.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following tables show the Bank's compliance with the regulatory capital requirements:

                                                                               AT DECEMBER 31,
                                                       ----------------------------------------------------------------
                                                                               CAPITAL ADEQUACY      WELL-CAPITALIZED
                                                              ACTUAL             REQUIREMENTS          REQUIREMENTS
                                                       --------------------  --------------------  --------------------
                                                         RATIO     AMOUNT      RATIO     AMOUNT      RATIO     AMOUNT
                                                       ---------  ---------  ---------  ---------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
1996
Stockholders' equity of the Bank.....................             $ 823,216
  Add: Net unrealized losses.........................                   968
  Less: Intangible assets of the Bank................               (13,868)
      Non-qualifying deferred tax assets.............               (85,036)
      Non-qualifying MSRs............................                   (36)
                                                                  ---------
TANGIBLE CAPITAL.....................................       6.63%   725,244       1.50% $ 164,104
  Add: Core deposit intangibles......................                 7,576
                                                                  ---------
CORE CAPITAL.........................................       6.69% $ 732,820       3.00%   328,434       5.00% $ 547,391
                                                                  =========

TIER 1 CAPITAL.......................................      12.03% $ 732,820                             6.00%   365,618
  Add: Allowance for loan and MBS credit losses......                43,587
                                                                  ---------
TOTAL RISK-BASED CAPITAL.............................      12.74% $ 776,407       8.00%   487,490      10.00%   609,363
                                                                  =========

                                                                               AT SEPTEMBER 30,
                                                       ----------------------------------------------------------------
                                                                               CAPITAL ADEQUACY      WELL-CAPITALIZED
                                                              ACTUAL             REQUIREMENTS          REQUIREMENTS
                                                       --------------------  --------------------  --------------------
                                                         RATIO     AMOUNT      RATIO     AMOUNT      RATIO     AMOUNT
                                                       ---------  ---------  ---------  ---------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
1996
Stockholders' equity of the Bank.....................             $ 793,527
  Add: Net unrealized losses.........................                 2,233
  Less: Intangible assets of the Bank................               (14,867)
      Non-qualifying deferred tax assets.............               (85,036)
      Non-qualifying MSRs............................                   (36)
                                                                  ---------
TANGIBLE CAPITAL.....................................       6.57%   695,821       1.50% $ 158,943
  Add: Core deposit intangibles......................                 8,087
                                                                  ---------
CORE CAPITAL.........................................       6.64% $ 703,908       3.00%   318,129       5.00% $ 530,216
                                                                  =========

TIER 1 CAPITAL.......................................      12.40% $ 703,908                             6.00%   340,734
  Add: Allowance for loan and MBS credit losses......                39,715
                                                                  ---------
TOTAL RISK-BASED CAPITAL.............................      13.09% $ 743,623       8.00%   454,312      10.00%   567,890
                                                                  =========

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                               AT SEPTEMBER 30,
                                                       ----------------------------------------------------------------
                                                                               CAPITAL ADEQUACY      WELL-CAPITALIZED
                                                              ACTUAL             REQUIREMENTS          REQUIREMENTS
                                                       --------------------  --------------------  --------------------
                                                         RATIO     AMOUNT      RATIO     AMOUNT      RATIO     AMOUNT
                                                       ---------  ---------  ---------  ---------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
1995
Stockholders' equity of the Bank.....................             $ 794,678
  Add: Net unrealized losses.........................                 6,647
  Less: Intangible assets of the Bank................               (23,956)
      Non-qualifying deferred tax assets.............               (37,617)
      Non-qualifying MSRs............................                   (25)
                                                                  ---------
TANGIBLE CAPITAL.....................................       6.20%   739,727       1.50% $ 178,844
  Add: Core deposit intangibles......................                10,838
                                                                  ---------
CORE CAPITAL.........................................       6.29% $ 750,565       3.00%   358,013       5.00% $ 596,688
                                                                  =========

TIER 1 CAPITAL.......................................      12.82% $ 750,565                             6.00%   351,184
  Add: Allowance for loan and MBS credit losses......                36,855
                                                                  ---------
TOTAL RISK-BASED CAPITAL.............................      13.45% $ 787,420       8.00%   468,245      10.00%   585,307
                                                                  =========

     The Bank meets its fully phased-in capital requirements. OTS regulations generally allow dividends to be paid without prior OTS approval under certain conditions provided that the level of regulatory capital, following the payment of such dividends, meets the fully phased-in capital requirements. At December 31, 1996 and September 30, 1996, there was an aggregate of approximately $167.1 million and $152.7 million, respectively, available for the payment of dividends under these requirements.

     The Bank's net income and stockholders' equity figures as presented in the Consolidated Statements of Financial Condition and Operations in the Bank's quarterly report on Form 10-Q for the quarter ended December 31, 1996 and the Bank's Annual Report on Form 10-K agree with the information included in the Bank's Thrift Financial Report filed with the OTS as of December 31, 1996 and as of September 30, 1996.

FORBEARANCE

     Notwithstanding the above capital requirements, the Bank's capital requirements were established pursuant to the forbearance letter (a
"Forbearance Agreement") issued simultaneously with the Assistance Agreement. The OTS has taken the position, with which the Bank disagrees, that the capital forbearances are no longer available because of the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"). Despite the OTS position, management believes that all significant waivers, approvals, and forbearances related to the Bank's acquisition, including the capital forbearances, remain in full force and effect following the enactment of FIRREA. Pursuant to the Settlement Agreement, the Bank has retained all claims relating to the forbearances against the United States of America, and on July 25, 1995, the Bank, the Parent Company, and Hyperion Partners (collectively,
"Plaintiffs") filed suit against the United States in the Court of Federal Claims for alleged failures of the United States (i) to abide by a capital forbearance which would have allowed the Bank to operate for ten years under negotiated capital levels lower than the levels required by the then existing regulations or successor regulations, (ii) to abide by its commitment to allow the Bank to count $110 million of subordinated debt as regulatory capital for all purposes and (iii) to abide by an accounting forbearance, which would have allowed the Bank to count as capital for regulatory purposes, and to amortize over a period of twenty-five years, the $30.7 million difference between certain FSLIC payment obligations to the Bank and the discounted present value of those future FSLIC payments. The lawsuit is in a preliminary stage. The lawsuit was stayed pending the United States Supreme Court's review of UNITED STATES V. WINSTAR CORP., an action by three other thrifts raising similar issues (the "WINSTAR cases"). On July 1, 1996, the Supreme Court upheld lower court rulings that the United States had breached the contracts involved in the WINSTAR case and

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

remanded the case for further proceedings on the issue of damages. Since the Supreme Court ruling, the Chief Judge of the Court of Federal Claims convened a number of status conferences to establish a case management protocol for the more than 100 lawsuits on the Court of Federal Claims docket, that, like Plaintiffs case, involve issues similar to those raised in the WINSTAR case.

     Following a number of status conferences beginning on July 30, 1996, Chief Judge Loren Smith of the United States Court of Federal Claims has transferred all WINSTAR-related cases to his own docket and entered an Omnibus Case Management Order governing proceedings in such cases, including the Company's case. Under the Omnibus Case Management Order, Chief Judge Smith serves as the "Managing Judge" for all WINSTAR-related cases and may assign other judges of the United States Court of Federal Claims to resolve pre-trial discovery disputes and common legal issues and to conduct trials. The Government and Plaintiffs in WINSTAR-related cases were directed to exchange certain significant documents as early as October 2, 1996 pursuant to a court order, and the Company and the Bank have responded to the Government's first discovery request. Trials on damages in two of the three WINSTAR cases that were decided by the United States Supreme Court in July 1996 are scheduled for early 1997. Damages trials in the remaining cases subject to the Omnibus Case Management Plan are scheduled to begin four months after completion of the first two damages trials. The Company's case is one of thirteen cases that "shall be accorded priority in the scheduling" of the damages trials under the Omnibus Case Management Order. On January 3, 1997, the court issued a scheduling order scheduling the trial of the Company's case in the third month after the trials of the "priority" cases begin.

     In December 1996, Chief Judge Smith decided the motion IN LIMINE on damage theories of Glendale Federal, one of four WINSTAR plaintiffs, and allowed Glendale Federal to assert several other alternative damage theories against the Government. While the Company expects Plaintiffs' claims for damages to exceed $200 million, the Company is unable to predict the outcome of Plaintiffs' suit against the United States and the amount of judgment for damages, if any, that may be awarded. The Company, on November 27, 1996, moved for partial summary judgment on liability and is pursuing an early trial on damages. Uncertainties remain concerning the administration of the Omnibus Case Management Order and the future course of the Company's lawsuit pursuant to the Omnibus Case Management Order. Accordingly, the Company cannot predict the timing of any resolution of its claims. The Company expects the trial of its case to commence during the first quarter of fiscal 1998. The Company is unable to predict the outcome of its suit against the United States and the amount of judgment for damages, if any, that may be awarded. Consequently, no assurances can be given as to the results of this suit.

     The Company and the Bank have entered into an agreement with Hyperion Partners acknowledging the relative value, as among the parties, of their claims in the pending litigation. The agreement confirms that the Company and the Bank are entitled to receive 85% of the amount, if any, recovered as a result of any settlement of or a judgment on such claims, and that Hyperion Partners is entitled to receive 15% of such amount. The agreement was approved by the disinterested directors of the Company. Plaintiffs will continue to cooperate in good faith and will use their best efforts to maximize the total amount, if any, that they may recover.

SAIF ASSESSMENT

     The United States Congress passed legislation that was signed into law on September 30, 1996, which resulted in an assessment on all Savings Association Insurance Fund ("SAIF")-insured deposits in such amounts that fully capitalized the SAIF at a reserve ratio of 1.25% of SAIF-insured deposits. This one-time assessment was set at 65.7 basis points of SAIF-assessable deposits at March 31, 1995. The Company's assessment of $33.7 million, $20.7 million net of tax, was recorded in the fourth quarter of fiscal 1996 and paid in the first quarter of fiscal 1997.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

16.  MINORITY INTEREST AND STOCKHOLDERS' EQUITY

MINORITY INTEREST

     The Bank is authorized by its charter to issue a total of 10,000,000 shares of preferred stock. In fiscal 1995, the Bank publicly issued 4,000,000 shares, $25 liquidation preference per share, of 9.60% noncumulative preferred stock (par value $0.01) (the "Preferred Stock, Series B"). In fiscal 1993, the Bank publicly issued 3,420,000 shares, $25 liquidation preference per share, of 10.12% noncumulative preferred stock (par value $0.01) (the "Preferred Stock, Series A"). Costs incurred in connection with the stock issuances were recorded as reductions of paid-in capital. These shares are not owned by the Company.

     Shares of the Series A and Series B Preferred Stock are not subject to redemption prior to December 31, 1997 and September 30, 2000, respectively, except in the event of certain mergers and other transactions. The shares of Series A and Series B Preferred Stock are redeemable at the option of the Bank, in whole or in part, at any time on or after December 31, 1997 or September 30, 2000, at the redemption prices set forth in the table below:

       SERIES A                    SERIES B                                 DOLLAR EQUIVALENT
BEGINNING DECEMBER 31,     BEGINNING SEPTEMBER 30,     REDEMPTION PRICE         PER SHARE
-----------------------    ------------------------    ----------------     -----------------
         1997                        2000                     105%               $ 26.25
         1998                        2001                     104                  26.00
         1999                        2002                     103                  25.75
         2000                        2003                     102                  25.50
         2001                        2004                     101                  25.25
  2002 and thereafter        2005 and thereafter              100                  25.00

WARRANT

     In connection with the Acquisition, the Bank issued a warrant, which entitled the FDIC to purchase 158,823 shares of the Bank's common stock for an exercise price of $0.01 per share (the "Warrant"). In August 1996, the FDIC surrendered a portion of the Warrant for a cash payment of $6.1 million, and exercised the remainder of the Warrant. The FDIC immediately exchanged the shares of common stock of the Bank it received for 1,503,560 shares of common stock of the Company. The FDIC sold all of the 1,503,560 shares of common stock of the Company in the offering discussed below.

     As part of the Settlement Agreement discussed in Note 7, the Bank made payments to the FDIC in lieu of dividends on the common stock of the Bank from December 1993 through August 1996 when the Warrant was no longer outstanding.

CAPITAL STOCK

     On May 6, 1996, the Bank paid a $100 million dividend to the Company on the common stock of the Bank and on the same day, the Company paid a dividend on its common stock in the amount of $100 million.

     Prior to June 1996, the Company had 13,238 shares of Class A and 2,797 shares of Class C common stock outstanding. The June 1996 Merger and Restructuring discussed in Note 1 included a 1,800 to one stock conversion and the conversion of Class C and certain Class A shares to Class B shares. After conversion, the Class C shares were cancelled. Also in June 1996, 318,342 shares of Restricted Stock were awarded as part of the management compensation program discussed in Note 13.

     In August 1996, the Company filed a registration statement with the Securities and Exchange Commission ("SEC") and 12,075,000 shares of the Company Class A common stock were sold to the public (the "Offering"). The Company sold 910,694 shares and certain shareholders ("selling shareholders") sold 11,164,306 shares. The net proceeds to the Company, proceeds to the selling shareholders and the underwriting discount were $14.0 million, $210.4 million, and $13.9 million, respectively. The net proceeds to the Company

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) from the Offering was contributed to the capital of the Bank in the first quarter of fiscal 1997 for general corporate purposes.

     At September 30, 1996, after the 1,800 to one stock conversion, the Warrant conversion, the issuance of Restricted Stock, and the Offering, the Company had a total of 31,595,596 shares of common stock (par value $0.01) outstanding as follows: Class A (voting) -- 27,735,934 shares and Class B
(nonvoting) -- 3,859,662 shares. At December 31, 1996, following the conversion of 618,342 shares of Class B to Class A, the Company had 28,354,276 shares of Class A and 3,241,320 shares of Class B common stock outstanding. The authorized stock of the Company consists of the following: Class A common stock -- 40,000,000 shares, Class B common stock -- 40,000,000 shares, and preferred stock -- 10,000,000 shares. Class B common stock may be converted to Class A common stock subject to certain restrictions. See Note 21 for a discussion of subsequent events.

EARNINGS PER COMMON SHARE

     The table below presents information necessary for the computation of earnings per common share (in thousands, except per share data). The dilutive effect of the Bank Warrant has been considered in computing earnings per common share for periods prior to its redemption in August 1996. Average shares and per share results have been restated to reflect the 1,800 to one stock conversion in June 1996.

                                          FOR THE THREE
                                           MONTHS ENDED
                                           DECEMBER 31,      FOR THE YEAR ENDED SEPTEMBER 30,
                                       --------------------  ---------------------------------
                                         1996       1995        1996       1995        1994
                                       ---------  ---------  ----------  ---------  ----------
Net income...........................  $  17,263  $  14,084  $  118,935  $  41,719  $  108,970
Less: Bank's net income attributable
  to common stock equivalents on the
  Warrant............................     --           (940)     (5,608)    (2,895)     (6,451)
                                       ---------  ---------  ----------  ---------  ----------
Net income applicable to common
  shares.............................  $  17,263  $  13,144  $  113,327  $  38,824  $  102,519
                                       =========  =========  ==========  =========  ==========
Average number of common shares
  outstanding........................     31,596     28,863      29,260     28,863      28,863
                                       =========  =========  ==========  =========  ==========
EARNINGS PER COMMON SHARE............  $    0.55  $    0.46  $     3.87  $    1.35  $     3.55
                                       =========  =========  ==========  =========  ==========

17.  COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

     A petition for review has been filed in the United States District Court of Appeals for the Fifth Circuit seeking to modify, terminate, and set aside the order approving the Acquisition, which involved substantially all of the Bank's initial assets and liabilities. The same petitioner filed a Motion to Intervene and a Complaint in Intervention in an action pending in the U.S. District Court of Texas, also seeking to set aside the order approving the Acquisition. The petitioner contends, in both cases, that it submitted the most favorable bid to acquire the assets and liabilities of Old USAT and that it should have been selected as the winning bidder.

     The Parent Company is not a party to either of these proceedings. The Bank has intervened in the Fifth Circuit case and may file a Motion to Intervene in the District Court case at a later date. On December 10, 1996, the Fifth Circuit Court affirmed the order approving the Acquisition in all respects and an appeal to the Supreme Court of the United States was not filed within the applicable time limit.

     A substantial part of the Bank's business has involved the origination, purchase, and sale of mortgage loans. During the past several years, numerous individual claims and purported consumer class actions were commenced against a number of financial institutions, their subsidiaries, and other mortgage lending companies seeking civil statutory and actual damages and rescission under the federal Truth In Lending Act (the "TILA"),

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

as well as remedies for alleged violations of various state unfair trade practices laws and restitution or unjust enrichment in connection with certain mortgage loan transactions.

     The Bank has a substantial mortgage loan servicing portfolio and maintains escrow accounts in connection with this servicing. During the past several years, numerous individual claims and purported consumer class action claims were commenced against a number of financial institutions, their subsidiaries, and other mortgage lending institutions generally seeking declaratory relief that certain of the lenders' escrow account servicing practices violate the Real Estate Settlement Practices Act and breach the lenders' contracts with borrowers. Such claims also generally seek actual damages and attorney's fees.

     In addition to the foregoing, mortgage lending institutions have been subjected to an increasing number of other types of individual claims and purported consumer class action claims that relate to various aspects of the origination, pricing, closing, servicing, and collection of mortgage loans and that allege inadequate disclosure, breach of contract, or violation of state laws. Claims have involved, among other things, interest rates and fees charged in connection with loans, interest rate adjustments on adjustable-rate mortgage loans, timely release of liens upon loan payoffs, the disclosure and imposition of various fees and charges, and the placing of collateral protection insurance.

     While the Bank has had various claims similar to those discussed above asserted against it, management does not expect these claims to have a material adverse effect on the Bank's or the Company's financial condition, results of operations, or liquidity.

     The Bank is involved in legal proceedings occurring in the ordinary course of business that management believes, after consultation with legal counsel, are not, in the aggregate, material to the financial condition, results of operations, or liquidity of the Bank or the Company.

FACILITIES OPERATIONS

     Future minimum commitments on data processing agreements and significant operating leases in effect at September 30, 1996 were as follows (in thousands):

            YEARS ENDING
            SEPTEMBER 30,               AMOUNT
-------------------------------------  ---------
   1997..............................  $  19,707
   1998..............................     15,900
   1999..............................      9,279
   2000..............................      2,331
   2001..............................      1,906
   Thereafter........................     10,853
                                       ---------
                                       $  59,976
                                       =========

     Total data processing and rental expense for the three months ended December 31, 1996 and 1995, and for fiscal 1996, 1995, and 1994 under the same or similar agreements as in the preceding table, after consideration of certain credits and rental income, were $5.7 million, $5.7 million, $22.4 million, $22.9 million, and $22.4 million, respectively.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

18.  FINANCIAL HIGHLIGHTS BY PRINCIPAL BUSINESS OPERATION

     The Company operates as a broad based financial services provider to consumers and businesses in Texas and other selected regional markets throughout the United States. This business is conducted through the Community Banking, Financial Markets, and Commercial Banking Groups, which comprise the Banking Segment, and the Mortgage Banking Segment. Summarized financial information by business segment and for the Parent Company for the periods indicated, was as follows:

                                                           FOR THE THREE MONTHS ENDED DECEMBER 31,
                                          -------------------------------------------------------------------------
                                                           MORTGAGE        PARENT
                                             BANKING        BANKING       COMPANY
                                           OPERATIONS       SEGMENT     AND HOLDINGS   ELIMINATIONS     COMBINED
                                          -------------  -------------  ------------   ------------   -------------
                                                                       (IN THOUSANDS)
1996
Revenues................................  $      72,107  $      26,973    $  2,412      $   (6,041)   $      95,451
Earnings before income taxes and
  minority interest.....................         35,126          3,368       1,688          (4,723)          35,459
Depreciation and amortization of
  intangibles...........................          2,172          6,664         316          (1,319)           7,833
Capital expenditures....................          2,169             96      --             --                 2,265
Average identifiable assets.............     10,453,665        577,751      19,519        (277,013)      10,773,922
Loan transfers to (from)................        159,519       (159,519)     --             --              --
Interest income (expense) on single
  family warehouse outstanding loan
  balance...............................          3,847         (3,847)     --             --              --
Servicing (expense) income on Banking
  Segment's loans.......................         (3,287)         3,287      --             --              --

1995
Revenues................................  $      61,759  $      25,747    $  1,226      $   (4,766)   $      83,966
Earnings before income taxes and
  minority interest.....................         33,346          1,507         962          (3,810)          32,005
Depreciation and amortization of
  intangibles...........................          2,230          5,455         244            (956)           6,973
Capital expenditures....................          1,052            121      --             --                 1,173
Average identifiable assets.............     11,496,693        615,719       5,081        (401,113)      11,716,380
Loan transfers to (from)................        190,271       (190,271)     --             --              --
Interest (expense)/income on single
  family warehouse outstanding loan
  balance...............................          6,170         (6,170)     --             --              --
Servicing (expense)/income on banking
  operation's loans.....................         (3,492)         3,492      --             --              --

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                              FOR THE YEAR ENDED SEPTEMBER 30,
                                          -------------------------------------------------------------------------
                                                           MORTGAGE        PARENT
                                             BANKING        BANKING       COMPANY
                                             SEGMENT        SEGMENT     AND HOLDINGS   ELIMINATIONS     COMBINED
                                          -------------  -------------  ------------   ------------   -------------
                                                                       (IN THOUSANDS)
1996
Revenues................................  $     248,968  $     103,161    $ 98,714      $ (113,273)   $     337,570
Earnings before income taxes and
  minority interest.....................         82,449         (3,120)     97,518        (109,011)          67,836
Depreciation and amortization of
  intangibles...........................          9,214         23,155       1,000          (4,262)          29,107
Capital expenditures....................          8,951            443      --             --                 9,394
Average identifiable assets.............     10,947,844        640,780       9,972        (369,165)      11,229,431
Loan transfers to (from)................        818,563       (818,563)     --             --              --
Interest income (expense) on single
  family warehouse outstanding loan
  balance...............................         21,878        (21,878)     --             --              --
Servicing (expense) income on Banking
  Segment's loans.......................        (13,723)        13,723      --             --              --

1995
Revenues................................  $     203,115  $     119,601    $ (3,910)     $   (9,826)   $     308,980
Earnings before income taxes and
  minority interest.....................         82,163         19,357      (5,000)         (6,409)          90,111
Depreciation and amortization of
  intangibles...........................         12,305         20,965         976          (3,417)          30,829
Capital expenditures....................          5,859            273      --             --                 6,132
Average identifiable assets.............     10,258,857        482,965       8,061        (312,820)      10,437,063
Loan transfers to (from)................      1,012,771     (1,012,771)     --             --              --
Interest income (expense) on single
  family warehouse outstanding loan
  balance...............................         19,903        (19,903)     --             --              --
Servicing (expense) income on Banking
  Segment's loans.......................        (12,672)        12,672      --             --              --

1994
Revenues................................  $     189,378  $     115,544    $  1,279      $  (13,530)   $     292,671
Earnings before income taxes and
  minority interest.....................         73,757         24,404        (645)        (11,435)          86,081
Depreciation and amortization of
  intangibles...........................         16,560         10,696         977          (2,095)          26,138
Capital expenditures....................          5,456          4,962      --             --                10,418
Average identifiable assets.............      8,174,275        717,551       4,401        (612,600)       8,283,627
Loan transfers to (from)................      1,319,020     (1,319,020)     --             --              --
Interest income (expense) on single
  family warehouse outstanding loan
  balance...............................         33,173        (33,173)     --             --              --
Servicing (expense) income on Banking
  Segment's loans.......................        (10,223)        10,223      --             --              --

     Revenues for the Banking and Mortgage Banking segments are comprised of net interest income (before the provision for credit losses) and non-interest income. Revenues for the Parent Company and Holdings also include dividends received from the Bank. On May 6, 1996, the Bank paid a $100 million dividend to the Parent

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Company on the common stock of the Bank. Interest costs incurred by the Parent Company and Holdings are included in its revenues above since they relate to long-term debt and are not directly attributable to a specific segment. Earnings before income taxes and minority interest equal revenue, less the provision for credit losses and non-interest expenses. Non-interest expenses of the Bank are fully allocated to each segment of the Bank. Non-interest expenses incurred by support departments that are directly attributable to a segment are charged to that segment. General corporate overhead expenses not specifically identified to an individual segment, but necessary for the maintenance of the Bank as a going concern, are also allocated to the two segments. Parent Company and Holdings expenses are not allocated to the Bank's business segments. The elimination amounts reflect the following: (i) dividends received by the Parent Company and Holdings from the Bank, (ii) interest income and MSR amortization expense relating to loans held by the Banking Segment serviced by the Mortgage Banking Segment, and (iii) single family warehouse loans funded by the Banking Segment.

     For segment reporting purposes, the value of servicing related to loans purchased from third parties by the Banking Segment is segregated from the original loan basis and is allocated to the Mortgage Banking Segment. The amortization of this capitalized amount approximated $443,000 and $622,000 for the three months ended December 31, 1996 and 1995, respectively, $2.3 million for fiscal 1996, $2.4 million for fiscal 1995, and $1.8 million for fiscal 1994 and is reflected in the Mortgage Banking Segment figures above.

     For loans transferred from the Mortgage Banking Segment to the Banking Segment, the difference, if any, between the Banking Segment's "purchase price" and the actual Book Value of the loans is retained by the Mortgage Banking Segment at the time of transfer. The amount retained is amortized to operations of the Mortgage Banking Segment and approximated $875,000 and $333,000 for the three months ended December 31, 1996 and 1995, respectively, $1.9 million for fiscal 1996, $1.0 million for fiscal 1995, and $283,000 for fiscal 1994.

MORTGAGE BANKING CHARGES

     In June 1996, the Company recorded a restructuring charge of $10.7 million before tax, to recognize the costs of closing or consolidating production offices and several regional operations centers and recorded $1.8 million of other expenses related to the mortgage origination business. These closures and consolidations will result in personnel reductions of approximately 265 people, including both salaried and commissioned employees. The restructuring charge included estimated costs for severance and other benefits of $800,000, asset write-downs of $5.3 million, lease termination costs of $3.4 million and other costs of $1.2 million. The non-cash write-off of $5.3 million reflected $3.5 million of goodwill and $1.8 million of fixed assets and leasehold improvements written off in connection with the closed production offices. At December 31, 1996 and September 30, 1996, the unpaid liability relating to the restructuring charge was $3.4 million and $4.6 million and is expected to be paid in full by fiscal 1999. As of December 31, 1996 and September 30, 1996, 39 and 31 mortgage origination branches and 6 regional operation centers had been closed and the workforce was reduced by 243 and 208, respectively. See Note 21 for a discussion of subsequent events.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

19.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table represents summarized data for the first quarter of fiscal 1997 and each of the quarters in fiscal 1996 and 1995 (in thousands, except earnings per share).

                                         1997                        1996                                  1995
                                       ---------  ------------------------------------------  -------------------------------
                                         FIRST     FOURTH      THIRD     SECOND      FIRST     FOURTH      THIRD     SECOND
                                        QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Interest income......................  $ 199,103  $ 191,893  $ 199,198  $ 203,436  $ 217,785  $ 224,308  $ 194,865  $ 172,992
Interest expense.....................    133,318    136,752    138,737    148,548    160,741    166,580    146,220    129,915
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net interest income..............     65,785     55,141     60,461     54,888     57,044     57,728     48,645     43,077
Provision for credit losses..........      6,914      6,314      4,305      3,181      2,669      9,663     10,473      3,223
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income after provision
  for credit losses..................     58,871     48,827     56,156     51,707     54,375     48,065     38,172     39,854
Non-interest income..................     29,666     31,954     23,473     27,687     26,922     25,201     23,127     30,641
Non-interest expense.................     53,078     85,272     68,689     50,012     49,292     52,466     40,465     51,553
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes and
  minority interest..................     35,459     (4,491)    10,940     29,382     32,005     20,800     20,834     18,942
Income tax expense (benefit).........     13,633     (2,121)   (98,922)    12,144     13,134      8,169      9,060      8,062
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) before minority
  interest...........................     21,826     (2,370)   109,862     17,238     18,871     12,631     11,774     10,880
Less minority interest:
    Subsidiary preferred stock
      dividends......................      4,563      4,564      4,563      4,563      4,563      4,111      2,163      2,163
    Payments in lieu of dividends....     --         --          6,189     --            224     --             71     --
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    NET INCOME (loss)................  $  17,263  $  (6,934) $  99,110  $  12,675  $  14,084  $   8,520  $   9,540  $   8,717
                                       =========  =========  =========  =========  =========  =========  =========  =========
Net income (loss) applicable to
  common shares......................  $  17,263  $  (6,934) $  94,143  $  11,824  $  13,144  $   7,936  $   8,851  $   8,086
Earnings per common share............       0.55      (0.23)      3.26       0.41       0.46       0.28       0.31       0.28
Average common shares outstanding....     31,596     30,441     28,863     28,863     28,863     28,863     28,863     28,863

                                         FIRST
                                        QUARTER
                                       ---------
Interest income......................  $ 154,594
Interest expense.....................    110,045
                                       ---------
    Net interest income..............     44,549
Provision for credit losses..........        934
                                       ---------
Net interest income after provision
  for credit losses..................     43,615
Non-interest income..................     36,012
Non-interest expense.................     50,092
                                       ---------
Income (loss) before income taxes and
  minority interest..................     29,535
Income tax expense (benefit).........     12,124
                                       ---------
Net income (loss) before minority
  interest...........................     17,411
Less minority interest:
    Subsidiary preferred stock
      dividends......................      2,163
    Payments in lieu of dividends....        306
                                       ---------
    NET INCOME (loss)................  $  14,942
                                       =========
Net income (loss) applicable to
  common shares......................  $  13,951
Earnings per common share............       0.48
Average common shares outstanding....     28,863

     The 1995 figures have been restated to reflect the implementation of SFAS No. 122 effective October 1, 1994. See Note 1. Average shares and per share results have been restated to reflect the 1,800 to one stock conversion in June 1996. See Note 16.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

20.  CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

     The condensed financial statements of the Parent Company do not include all of the information and notes normally included with financial statements prepared in accordance with generally accepted accounting principles.

                                 PARENT COMPANY
                  CONDENSED STATEMENTS OF FINANCIAL CONDITION
                                 (IN THOUSANDS)

                                        DECEMBER 31,       SEPTEMBER 30,
                                        ------------   ----------------------
                                            1996          1996        1995
                                        ------------   ----------  ----------
ASSETS
Cash and cash equivalents............     $  1,780     $   18,790  $        1
Securities purchased under agreements
  to resell..........................       --             --           2,121
Investment in subsidiary.............      523,434        608,027     609,178
Intangible assets....................       --              2,055       2,563
Deferred tax asset...................       20,182         19,527      --
Other assets.........................          339          5,281       1,287
                                        ------------   ----------  ----------
TOTAL ASSETS.........................     $545,735     $  653,680  $  615,150
                                        ============   ==========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Senior Notes (Note 11)...............     $ --         $  115,000  $  115,000
Other liabilities....................          587          7,637       4,047
                                        ------------   ----------  ----------
          Total liabilities..........          587        122,637     119,047
                                        ------------   ----------  ----------
STOCKHOLDERS' EQUITY
Common stock.........................          316            316         289
Paid-in capital......................      129,286        129,286     117,722
Retained earnings....................      416,514        403,674     384,739
Unrealized losses on subsidiary's
  securities and mortgage-backed
  securities available for sale, net
  of tax.............................         (968)        (2,233)     (6,647)
                                        ------------   ----------  ----------
          Total stockholders'
            equity...................      545,148        531,043     496,103
                                        ------------   ----------  ----------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY.............................     $545,735     $  653,680  $  615,150
                                        ============   ==========  ==========

     These condensed financial statements should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                 PARENT COMPANY
                       CONDENSED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                       FOR THE THREE MONTHS
                                              ENDED
                                           DECEMBER 31,      FOR THE YEAR ENDED SEPTEMBER 30,
                                       --------------------  ---------------------------------
                                         1996       1995        1996       1995        1994
                                       ---------  ---------  ----------  ---------  ----------
INCOME
Dividends from subsidiary............  $   4,723  $   3,810  $  109,011  $   6,409  $   11,435
Short-term interest-earning assets...     --             20          56         88          21
                                       ---------  ---------  ----------  ---------  ----------
          Total income...............      4,723      3,830     109,067      6,497      11,456
                                       ---------  ---------  ----------  ---------  ----------
EXPENSE
Interest expense -- Senior Notes.....      1,913      2,604      10,353     10,407      10,177
Amortization of intangibles..........        262        244       1,000        976         977
Other................................        407         20         196        114         947
                                       ---------  ---------  ----------  ---------  ----------
          Total expense..............      2,582      2,868      11,549     11,497      12,101
                                       ---------  ---------  ----------  ---------  ----------
INCOME (LOSS) BEFORE UNDISTRIBUTED
  INCOME OF SUBSIDIARY AND INCOME
  TAXES..............................      2,141        962      97,518     (5,000)       (645)
Equity in undistributed income of
  subsidiary.........................     14,129     12,876         519     45,322     104,316
                                       ---------  ---------  ----------  ---------  ----------
INCOME BEFORE INCOME TAXES...........     16,270     13,838      98,037     40,322     103,671
Income tax benefit...................       (993)      (246)    (20,898)    (1,397)     (5,299)
                                       ---------  ---------  ----------  ---------  ----------
NET INCOME...........................  $  17,263  $  14,084  $  118,935  $  41,719  $  108,970
                                       =========  =========  ==========  =========  ==========

     These condensed financial statements should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                 PARENT COMPANY
                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                        FOR THE THREE MONTHS
                                               ENDED
                                            DECEMBER 31,        FOR THE YEAR ENDED SEPTEMBER 30,
                                       ----------------------  -----------------------------------
                                          1996        1995        1996        1995        1994
                                       ----------  ----------  ----------  ----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income...........................  $   17,263  $   14,084  $  118,935  $   41,719  $   108,970
Adjustments to reconcile net income
  to net cash
  (used) provided by operating
  activities:
     Equity in undistributed income
       of subsidiary.................     (14,129)    (12,876)       (519)    (45,322)    (104,316)
     Deferred tax benefit............        (655)     --         (19,527)     --          --
     Amortization of intangibles.....         262         244       1,000         976          977
     Change in other assets..........       4,937        (243)     (4,486)      4,111       (5,393)
     Change in other liabilities.....      (6,265)     (2,642)      3,590         (73)         159
     Management Restricted Stock
       award.........................      --          --           3,709      --          --
                                       ----------  ----------  ----------  ----------  -----------
          Net cash provided by
            operating activities.....       1,413      (1,433)    102,702       1,411          397
                                       ----------  ----------  ----------  ----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
     Net change in securities
       purchased under agreements to
       resell........................      --           1,433       2,121      (1,411)        (397)
     Capital contributions to
       subsidiary....................     (14,000)     --          --          --          --
                                       ----------  ----------  ----------  ----------  -----------
          Net cash provided (used) by
            investing activities.....     (14,000)      1,433       2,121      (1,411)        (397)
                                       ----------  ----------  ----------  ----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from issuance of common
       stock.........................      --          --          13,966      --          --
     Payment of common stock
       dividends.....................      (4,423)     --        (100,000)     --          --
                                       ----------  ----------  ----------  ----------  -----------
          Net cash used by financing
            activities...............      (4,423)     --         (86,034)     --          --
                                       ----------  ----------  ----------  ----------  -----------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS........................     (17,010)     --          18,789      --          --
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR..................      18,790           1           1           1            1
                                       ----------  ----------  ----------  ----------  -----------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR...............................  $    1,780  $        1  $   18,790  $        1  $         1
                                       ==========  ==========  ==========  ==========  ===========
SUPPLEMENTAL DISCLOSURES OF NONCASH
  INVESTING ACTIVITIES
  Net transfer of investment in Bank
     and Senior Notes to Holdings
     (Note 1)........................     525,751      --          --          --          --

     These condensed financial statements should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

                               BANK UNITED CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

21.  SUBSEQUENT EVENTS (UNAUDITED)

     In January 1997, the Company filed a registration statement with the SEC to register 10.2 million outstanding shares of its Class A common stock. These shares were subject to restrictions on sale and transfer due to agreements entered into in connection with the Company's August 1996 common stock public offering. Such restrictions expire as follows; 7.2 million shares on February 10, 1997 and 3.0 million shares on August 14, 1997. After these dates, the 10.2 million shares may be offered and sold from time to time by the holding shareholders. The Company will not receive any of the proceeds from the sale of these shares.

     In January 1997, the Company filed a registration statement with the SEC for the offering of $100 million fixed-rate subordinated notes due 2004 and $120 million fixed-rate subordinated notes due 2007. Net proceeds from this offering will be used to repurchase and retire the Company's $115 million, 8.05% Senior Notes due May 1998 and to pay related costs and expenses. The Company will use the remainder of the net proceeds of the offering to increase the equity capital of the Bank. The Bank will use the proceeds of such investment for general corporate purposes, which may include the acquisition of the stock or assets of financial institutions and the funding of internal growth. The completion of the subordinated debt offering is contingent upon market conditions and other factors.

     On January 17, 1997, the Company sold all of its 61 retail mortgage origination offices located outside of Texas, its El Paso retail origination office, four of its twelve wholesale lending offices, and related administrative and support functions to National City Mortgage Co. ("NCM"). The Company's sale of these businesses was consistent with its commitment to advance its strategic focus on traditional community and commercial banking products and services. The Company intends to continue its mortgage origination capability in Texas through its 70 branch locations in the state and will retain certain units of its mortgage business, including its mortgage servicing business. The Company does not expect the sale to have a material adverse effect on its financial condition or results of operation. The assets sold were transferred to NCM on February 1, 1997.

================================================================================

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SUBORDINATED NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSONS IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           -----
Prospectus Summary ........................................................    3
Risk Factors ..............................................................   13
The Company ...............................................................   19
Use of Proceeds ...........................................................   20
The Tender Offer ..........................................................   20
Capitalization ............................................................   21
Ratios of Earnings to Fixed Charges .......................................   22
Selected Consolidated Financial and Other Data ............................   23
Management's Discussion and Analysis of Financial Condition and Results of
  Operations ..............................................................   27
Business ..................................................................   55
Regulation ................................................................   77
Properties ................................................................   99
Legal Proceedings .........................................................   99
Management ................................................................  102
Security Ownership of Certain Beneficial Owners and Management ............  118
Description of Notes ......................................................  122
Underwriting ..............................................................  128
Legal Matters .............................................................  129
Experts ...................................................................  129
Available Information .....................................................  129
Index of Defined Terms ....................................................  130
Index to Consolidated Financial
  Statements ..............................................................  F-1


================================================================================
================================================================================

                                  $220,000,000

                                BANK UNITED CORP.

                        ___% SUBORDINATED NOTES DUE 2007

                                  ------------
                                   PROSPECTUS
                                           , 1997
                                  ------------

                                SMITH BARNEY INC.
                                 LEHMAN BROTHERS
                               MERRILL LYNCH & CO.

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission (the "Commission") registration fee and the National Association of Securities Dealers, Inc. ("NASD") filing fee.

                                         PAYABLE
                                          BY THE
                                        REGISTRANT
                                        ----------
SEC registration fee.................    $  66,668
NASD filing fee......................       22,500
Blue Sky fees and expenses...........       10,000
Accounting fees and expenses.........       35,000
Legal fees and expenses..............      130,000
Trustee's fees and expenses..........        9,000
Printing and engraving expenses......      175,000
Miscellaneous fees and expenses......       20,000
                                        ----------
     Total...........................    $ 468,168
                                        ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     The Restated Certificate of Incorporation of the Company (the "Certificate") provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have the Company pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the Certificate, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Company thereunder in respect of any occurrence or matter arising prior to any such repeal or modification. The Certificate also specifically authorizes the Company to maintain insurance and to grant similar indemnification rights to employees or agents of the Company.

     The DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     The Certificate provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL as amended from time to time, for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

     The Underwriting Agreement provides for indemnification by the Underwriters of the registrant, its Directors and officers, and by the registrant of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

     In addition, Lewis S. Ranieri, Salvatore A. Ranieri, and Scott A. Shay, who are directors of the Company, may be entitled to indemnification from Hyperion Partners L.P. and Hyperion Ventures L.P., the former upstream affiliates of the Company. Such former upstream affiliates, at their sole discretion, may elect to indemnify other persons who serve as directors or officers of the Company.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During June 1996, the following actions were taken in the order indicated:
(i) Hyperion Holdings exchanged shares of a newly created class of its non-voting common stock for certain shares of its voting common stock held by Hyperion Partners; (ii) Hyperion Partners then distributed the Hyperion Holdings common stock to its limited and general partners in accordance with the limited partnership agreement of Hyperion Partners (the "Distribution"); and (iii) following the Distribution, Hyperion Holdings was merged with and into the Company (the "Merger"), with the result that holders of Hyperion Holdings voting and non-voting common stock received shares of Class A Common Stock and Class B Common Stock and the holders of the Company's Class C common stock, par value $0.01 per share ("Class C Common Stock") received shares of Class B
Common Stock as set forth under "Selling Stockholders". As part of the Restructuring, the common stock of Hyperion Holdings and the Class C Common Stock were converted 1,800 to one. Subsequent to the Restructuring, there were no shares of Class C Common Stock outstanding. In addition, immediately prior to the August Offering, the FDIC-FRF surrendered to the Bank a portion of the Warrant to purchase 158,823 shares of Bank Common Stock for a cash payment of $6.1 million and exercised the remainder of the Warrant. Immediately thereafter, the FDIC-FRF exchanged the shares of Bank Common Stock for 1,503,560 shares of Class B Common Stock, all of which are being sold in the August Offering. See "Business -- The Assistance Agreement". In June 1996, the Company granted 318,342 shares of Class B Common Stock to certain executive officers of the Company pursuant to the executive management compensation program. See "Management -- Executive Management Compensation Program".

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits. The following exhibits are filed as part of this Registration Statement. Except as otherwise indicated, each exhibit is incorporated herein by reference to the exhibit of the same number in the Registrant's Registration Statement on Form S-1 (Registration No. 333-06229).

      EXHIBIT NO.                                                DESCRIPTION
------------------------  ------------------------------------------------------------------------------------------
          *1         --   Form of Underwriting Agreement by and among the Registrant and the Underwriters.
           2.1       --   Form of Letter Agreement, by and among the general and limited partners of Hyperion
                          Partners, L.P., dated as of June 17, 1996, relating to certain transactions consumated prior to the Offering.
           2.2       --   Merger Agreement, dated as of June 17, 1996, by and between the Company and Hyperion
                          Holdings related to the Merger.
           3.1       --   Form of Restated Certificate of Incorporation of the Registrant, as amended.
           3.2       --   Form of By-Laws of the Registrant.
           4.1       --   Indenture, dated as of May 15, 1993, between USAT Holdings Inc. and The Bank of New York, as Trustee, relating to the Company's 8.05% Senior Notes due May 15, 1998.
          *4.2       --   Indenture, dated as of               , between the Registrant and The Bank of New York, as
                          Trustee, relating to the Registrant's   % Subordinated Notes due            , 2007
           4.3       --   Form of   % Subordinated Notes due            , 2007 (included in the Indenture filed as
                          Exhibit 4.2 hereto)
           4.4       --   Form of 8.05% Senior Note due May 15, 1998 (included in Indenture filed as Exhibit 4.1 hereto).
           4.5       --   Exchange and Registration Rights relating to Registrant's 8.05% Senior Notes due May 15,
                          1998. (Incorporated by reference to Exhibit 4.3 in the Registrant's Registration Statement
                          on Form S-1, Registration No. 333-06229.)
           4.6       --   First Supplemental Indenture, dated as of January 23, 1995, between the Registrant and The
                          Bank of New York, as Trustee, relating to Registrant's 8.05% Senior Notes due May 15,
                          1998. (Incorporated by reference to Exhibit 4.4 in the Registrant's Registration Statement
                          on Form S-1, Registration No. 333-06229.)
          +4.7       --   Second Supplemental Indenture, dated as of December 3, 1996 among Registrant, BNKU
                          Holdings, Inc. and The Bank of New York, as Trustee, relating to Registrant's 8.05% Senior
                          Notes due May 15, 1998.
          +4.8       --   Third Supplemental Indenture, dated as of March 27, 1997 between the Registrant and The
                          Bank of New York, as Trustee, relating to the Registrant's 8.05% Senior Notes due May 15,
                          1998.
          *5         --   Form of Opinion of Bracewell & Patterson, L.L.P. as to the validity of the securities registered hereunder.
          10.1       --   Assistance Agreement, dated December 30, 1988, among the Bank, the Registrant, Hyperion
                          Holdings, Hyperion Partners, and the FSLIC.
          10.1a      --   Settlement and Termination Agreement, dated as of December 23, 1993, among the Bank, the
                          Registrant, Hyperion Holdings, Hyperion Partners and the FDIC.
          10.1b      --   Tax Benefits Agreement, dated December 28, 1993, among the Bank, the Registrant, Hyperion
                          Holdings, Hyperion Partners and the FDIC.
          10.2       --   Acquisition Agreement, dated December 30, 1988, between the Bank and the FSLIC.
          10.3       --   Warrant Agreement, dated December 30, 1988, between the Bank and the FSLIC.
          10.3a      --   Amended and Restated Warrant Agreement dated December 28, 1993, between the Bank and the
                          FDIC.
          10.4       --   Regulatory Capital Maintenance Agreement, dated December 30, 1988 among the Bank, the
                          Registrant, Hyperion Holdings, Hyperion Partners, and the FSLIC (terminated)
          10.5       --   Federal Stock Charter of the Bank and First Amendment to charter approved on August 26,
                          1992.
          10.6       --   Amended and Restated Federal Stock Charter of the Bank and Second Amendment approved on
                          October 30, 1992
          10.6a      --   Third Amendment to the Federal Stock Charter of the Bank approved on April 23, 1996
          10.6b      --   Amended and Restated Bylaws of the Bank

      EXHIBIT NO.                                                DESCRIPTION
------------------------  ------------------------------------------------------------------------------------------
          10.7       --   Specimen Preferred Stock, Series A, certificate, $25.00 per share stated value of the Bank
          10.7a      --   Certificate of Designation of Noncumulative Preferred Stock, Series A, of the Bank
          10.7b      --   Specimen Preferred Stock, Series B, certificate, $25.00 per share stated value, of the
                          Bank
          10.7c      --   Certificate of Designation of Noncumulative Preferred Stock, Series B, of the Bank
          10.8       --   Data Processing Agreement, dated January 1, 1992, between the Bank and Systematics
                          Financial Services, Inc., and First Amendment (dated October 28, 1992) and Second
                          Amendment (dated September 1, 1992)
          10.8a      --   Third Amendment, dated December 17, 1993, to the Data Processing Agreement, dated January
                          1, 1992, between the Bank and Systematics Financial Services, Inc.
          10.8b      --   Fourth Amendment, dated March 28, 1994, to the Data Processing Agreement, dated January 1,
                          1992, between the Bank and Systematics Financial Services, Inc.
          10.8c      --   Fifth Amendment, dated April 1, 1994 to the Data Processing Agreement, dated January 1,
                          1992, between the Bank and Systematics Financial Services, Inc.
          10.8d      --   Sixth Amendment, dated February 26, 1996 to the Data Processing Agreement, dated January
                          1, 1992, between the Bank and Systematics Financial Services, Inc.
          10.9       --   Management and Consulting Services Agreement, dated January 1, 1992, between the Bank and
                          Systematics Financial Services, Inc., and First Amendment (dated March 18, 1992) and
                          Second Amendment (dated September 1, 1992)
          10.10      --   Lease Agreement, dated April 1, 1989, between the Bank and Homart Development Co. (Leased premises at 3200 Southwest Freeway) and First Amendment thereto dated January 31, 1990
          10.10a     --   Second Amendment, dated November 14, 1994 to Lease Agreement dated April 1, 1989, between the Bank and Homart Development Co. (assigned to HD Delaware Properties, Inc.)
          10.10b     --   Third Amendment, dated January 8, 1996 to Lease Agreement dated April 1, 1989 between the
                          Bank and Homart Development Co. (predecessor in interest of HMS Office, L.P.)
          10.11      --   Lease Agreement, dated November 20, 1990, between the Bank and Greenway Plaza, LTD.
                          (Leased premises at 3800 Buffalo Speedway)
          10.12      --   Employment Agreement, dated March 18, 1991, between the Bank and Barry C. Burkholder
          10.12a     --   Amendment, dated April 10, 1996, to the Employment Agreement between the Bank and Barry C.
                          Burkholder
          10.13      --   Letter Agreement Related to Employment, dated April 4, 1990, between the Bank and Anthony
                          J. Nocella
          10.14      --   Letter Agreement Related to Employment, dated June 18, 1990 between the Bank and George R.
                          Bender
          10.15      --   Letter Agreement Related to Employment, dated April 6, 1990, between the Bank and Jonathon
                          K. Heffron
          10.16      --   Letter Agreement Related to Employment, dated May 10, 1991, between the Bank and Leslie H.
                          Green
          10.17      --   Management Incentive Plan, dated April 20, 1992
          10.18      --   Letter Agreement, dated January 5, 1990, between Hyperion Partners and certain shareholders of the Registrant with respect to the provision of managerial assistance to the Registrant
          10.22      --   Supplemental Executive Savings Plan of the Bank
          10.23      --   Directors Supplemental Savings Plan of the Bank
          10.24      --   Warrant Purchase and Exchange Agreement, dated July 23, 1996, by and among the Company, the Bank and the Federal Deposit Insurance Corporation
          10.25      --   Tax Sharing Agreement dated as of May 1, 1996, by and between the Company and the Bank.
          10.26      --   Form of The Company's 1996 Stock Incentive Plan
          10.27      --   Form of The Company's Director Stock Plan

      EXHIBIT NO.                                                DESCRIPTION
------------------------  ------------------------------------------------------------------------------------------
          10.28      --   Employment Agreement, dated August 1, 1996, between the Company and Barry C. Burkholder
          10.29      --   Employment Agreement, dated August 1, 1996, between the Company and Anthony J. Nocella
          10.30      --   Employment Agreement, dated August 1, 1996, between the Company and Jonathon K. Heffron
          10.31      --   Employment Agreement, dated August 1, 1996, between the Company and Ronald D. Coben
          10.32      --   Form of Nontransferable Stock Agreement
          10.33      --   Form of Stock Option Agreement
          10.34      --   Consulting Agreement
          10.35      --   Recovery Agreement
          10.36      --   Stock Purchase Agreement, dated January 15, 1993, between Hyperion Partners and Hyperion
                          Holdings
         *12         --   Statement of Computation of Ratios of Earnings to Fixed Charges.
          21         --   Subsidiaries of the Registrant
         *23.1       --   Consent of Deloitte & Touche, LLP, independent auditors
         *23.2       --   Consent of Bracewell & Patterson, L.L.P. (included in Exhibit 5)
         +24         --   Powers of Attorney
         *25         --   Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939

------------

 + Previously filed.

 * Filed herewith.

     (b)  Financial Statement Schedules.

     Schedules to the Consolidated Financial Statements are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON THE 24TH DAY OF APRIL, 1997.

                                          BANK UNITED CORP.
                                          By: /s/ BARRY C. BURKHOLDER
                                                  PRESIDENT AND
                                                  CHIEF EXECUTIVE OFFICER

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE DATES INDICATED BELOW.

           SIGNATURES                         TITLE                    DATE
-----------------------------------  --------------------------   --------------
(1) Principal Executive Officer:
    /s/ BARRY C. BURKHOLDER               President and           April 24, 1997
        BARRY C. BURKHOLDER           Chief Executive Officer

(2) Principal Financial and
    Accounting Officer:
    /s/ ANTHONY J. NOCELLA            Chief Financial Officer     April 24, 1997
        ANTHONY J. NOCELLA

(3) Directors:
              *                              Director             April 24, 1997
        LEWIS S. RANIERI
              *                              Director             April 24, 1997
        SCOTT A. SHAY
                                             Director             April 24, 1997
        BARRY C. BURKHOLDER
              *                              Director             April 24, 1997
        LAWRENCE CHIMERINE, PH.D.
              *                              Director             April 24, 1997
        DAVID M. GOLUSH
              *                              Director             April 24, 1997
        PAUL M. HORVITZ, PH.D.

           SIGNATURES                         TITLE                    DATE
-----------------------------------  --------------------------   --------------
              *                              Director             April 24, 1997
        ALAN E. MASTER
                                             Director             April 24, 1997
        ANTHONY J. NOCELLA
              *                              Director             April 24, 1997
        SALVATORE A. RANIERI
              *                              Director             April 24, 1997
        PATRICIA A. SLOAN
              *                              Director             April 24, 1997
        KENDRICK R. WILSON III
              *                              Director             April 24, 1997
        MICHAEL S. STEVENS

* By: /s/ JONATHON K. HEFFRON
          JONATHON K. HEFFRON
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

      EXHIBIT NO.                                                DESCRIPTION
------------------------  ------------------------------------------------------------------------------------------
          *1         --   Form of Underwriting Agreement by and among the Registrant and the Underwriters.
           2.1       --   Form of Letter Agreement, by and among the general and limited partners of Hyperion
                          Partners, L.P., dated as of June 17, 1996, relating to certain transactions consumated prior to the Offering.
           2.2       --   Merger Agreement, dated as of June 17, 1996, by and between the Company and Hyperion
                          Holdings related to the Merger.
           3.1       --   Form of Restated Certificate of Incorporation of the Registrant, as amended.
           3.2       --   Form of By-Laws of the Registrant.
           4.1       --   Indenture, dated as of May 15, 1993, between USAT Holdings Inc. and The Bank of New York, as Trustee, relating to the Company's 8.05% Senior Notes due May 15, 1998.
          *4.2       --   Indenture, dated as of               , between the Registrant and The Bank of New York, as
                          Trustee, relating to the Registrant's   % Subordinated Notes due            , 2007
           4.3       --   Form of   % Subordinated Notes due            , 2007 (included in the Indenture filed as
                          Exhibit 4.2 hereto)
           4.4       --   Form of 8.05% Senior Note due May 15, 1998 (included in Indenture filed as Exhibit 4.1 hereto).
           4.5       --   Exchange and Registration Rights relating to Registrant's 8.05% Senior Notes due May 15,
                          1998. (Incorporated by reference to Exhibit 4.3 in the Registrant's Registration Statement
                          on Form S-1, Registration No. 333-06229.)
           4.6       --   First Supplemental Indenture, dated as of January 23, 1995, between the Registrant and The
                          Bank of New York, as Trustee, relating to Registrant's 8.05% Senior Notes due May 15,
                          1998. (Incorporated by reference to Exhibit 4.4 in the Registrant's Registration Statement
                          on Form S-1, Registration No. 333-06229.)
          +4.7       --   Second Supplemental Indenture, dated as of December 3, 1996 among Registrant, BNKU
                          Holdings, Inc. and The Bank of New York, as Trustee, relating to Registrant's 8.05% Senior
                          Notes due May 15, 1998.
          +4.8       --   Third Supplemental Indenture, dated as of March 27, 1997 between the Registrant and The
                          Bank of New York, as Trustee, relating to the Registrant's 8.05% Senior Notes due May 15,
                          1998.
          *5         --   Form of Opinion of Bracewell & Patterson, L.L.P. as to the validity of the securities registered hereunder.
          10.1       --   Assistance Agreement, dated December 30, 1988, among the Bank, the Registrant, Hyperion
                          Holdings, Hyperion Partners, and the FSLIC.
          10.1a      --   Settlement and Termination Agreement, dated as of December 23, 1993, among the Bank, the
                          Registrant, Hyperion Holdings, Hyperion Partners and the FDIC.
          10.1b      --   Tax Benefits Agreement, dated December 28, 1993, among the Bank, the Registrant, Hyperion
                          Holdings, Hyperion Partners and the FDIC.
          10.2       --   Acquisition Agreement, dated December 30, 1988, between the Bank and the FSLIC.
          10.3       --   Warrant Agreement, dated December 30, 1988, between the Bank and the FSLIC.
          10.3a      --   Amended and Restated Warrant Agreement dated December 28, 1993, between the Bank and the
                          FDIC.
          10.4       --   Regulatory Capital Maintenance Agreement, dated December 30, 1988 among the Bank, the
                          Registrant, Hyperion Holdings, Hyperion Partners, and the FSLIC (terminated)
          10.5       --   Federal Stock Charter of the Bank and First Amendment to charter approved on August 26,
                          1992.
          10.6       --   Amended and Restated Federal Stock Charter of the Bank and Second Amendment approved on
                          October 30, 1992
          10.6a      --   Third Amendment to the Federal Stock Charter of the Bank approved on April 23, 1996
          10.6b      --   Amended and Restated Bylaws of the Bank
          10.7       --   Specimen Preferred Stock, Series A, certificate, $25.00 per share stated value of the Bank
          10.7a      --   Certificate of Designation of Noncumulative Preferred Stock, Series A, of the Bank
          10.7b      --   Specimen Preferred Stock, Series B, certificate, $25.00 per share stated value, of the
                          Bank
          10.7c      --   Certificate of Designation of Noncumulative Preferred Stock, Series B, of the Bank
          10.8       --   Data Processing Agreement, dated January 1, 1992, between the Bank and Systematics
                          Financial Services, Inc., and First Amendment (dated October 28, 1992) and Second
                          Amendment (dated September 1, 1992)
          10.8a      --   Third Amendment, dated December 17, 1993, to the Data Processing Agreement, dated January
                          1, 1992, between the Bank and Systematics Financial Services, Inc.
          10.8b      --   Fourth Amendment, dated March 28, 1994, to the Data Processing Agreement, dated January 1,
                          1992, between the Bank and Systematics Financial Services, Inc.
          10.8c      --   Fifth Amendment, dated April 1, 1994 to the Data Processing Agreement, dated January 1,
                          1992, between the Bank and Systematics Financial Services, Inc.

      EXHIBIT NO.                                                DESCRIPTION
------------------------  ------------------------------------------------------------------------------------------
          10.8d      --   Sixth Amendment, dated February 26, 1996 to the Data Processing Agreement, dated January
                          1, 1992, between the Bank and Systematics Financial Services, Inc.
          10.9       --   Management and Consulting Services Agreement, dated January 1, 1992, between the Bank and
                          Systematics Financial Services, Inc., and First Amendment (dated March 18, 1992) and
                          Second Amendment (dated September 1, 1992)
          10.10      --   Lease Agreement, dated April 1, 1989, between the Bank and Homart Development Co. (Leased premises at 3200 Southwest Freeway) and First Amendment thereto dated January 31, 1990
          10.10a     --   Second Amendment, dated November 14, 1994 to Lease Agreement dated April 1, 1989, between the Bank and Homart Development Co. (assigned to HD Delaware Properties, Inc.)
          10.10b     --   Third Amendment, dated January 8, 1996 to Lease Agreement dated April 1, 1989 between the
                          Bank and Homart Development Co. (predecessor in interest of HMS Office, L.P.)
          10.11      --   Lease Agreement, dated November 20, 1990, between the Bank and Greenway Plaza, LTD.
                          (Leased premises at 3800 Buffalo Speedway)
          10.12      --   Employment Agreement, dated March 18, 1991, between the Bank and Barry C. Burkholder
          10.12a     --   Amendment, dated April 10, 1996, to the Employment Agreement between the Bank and Barry C.
                          Burkholder
          10.13      --   Letter Agreement Related to Employment, dated April 4, 1990, between the Bank and Anthony
                          J. Nocella
          10.14      --   Letter Agreement Related to Employment, dated June 18, 1990 between the Bank and George R.
                          Bender
          10.15      --   Letter Agreement Related to Employment, dated April 6, 1990, between the Bank and Jonathon
                          K. Heffron
          10.16      --   Letter Agreement Related to Employment, dated May 10, 1991, between the Bank and Leslie H.
                          Green
          10.17      --   Management Incentive Plan, dated April 20, 1992
          10.18      --   Letter Agreement, dated January 5, 1990, between Hyperion Partners and certain shareholders of the Registrant with respect to the provision of managerial assistance to the Registrant
          10.22      --   Supplemental Executive Savings Plan of the Bank
          10.23      --   Directors Supplemental Savings Plan of the Bank
          10.24      --   Warrant Purchase and Exchange Agreement, dated July 23, 1996, by and among the Company, the Bank and the Federal Deposit Insurance Corporation
          10.25      --   Tax Sharing Agreement dated as of May 1, 1996, by and between the Company and the Bank.
          10.26      --   Form of The Company's 1996 Stock Incentive Plan
          10.27      --   Form of The Company's Director Stock Plan
          10.28      --   Employment Agreement, dated August 1, 1996, between the Company and Barry C. Burkholder
          10.29      --   Employment Agreement, dated August 1, 1996, between the Company and Anthony J. Nocella
          10.30      --   Employment Agreement, dated August 1, 1996, between the Company and Jonathon K. Heffron
          10.31      --   Employment Agreement, dated August 1, 1996, between the Company and Ronald D. Coben
          10.32      --   Form of Nontransferable Stock Agreement
          10.33      --   Form of Stock Option Agreement
          10.34      --   Consulting Agreement
          10.35      --   Recovery Agreement
          10.36      --   Stock Purchase Agreement, dated January 15, 1993, between Hyperion Partners and Hyperion
                          Holdings
         *12         --   Statement of Computation of Ratios of Earnings to Fixed Charges.
          21         --   Subsidiaries of the Registrant
         *23.1       --   Consent of Deloitte & Touche, LLP, independent auditors
         *23.2       --   Consent of Bracewell & Patterson, L.L.P. (included in Exhibit 5)
         +24         --   Powers of Attorney
         *25         --   Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939

------------

 + Previously filed.

 * Filed herewith.